As filed with the Securities and Exchange Commission on July 16, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CASTLE CREEK BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	83-1984773
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

405 Eagleview Boulevard

Exton, Pennsylvania 19341

Telephone: (484) 713-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew Gantz

Chief Executive Officer

Castle Creek Biosciences, Inc.

405 Eagleview Boulevard

Exton, Pennsylvania 19341

Telephone: (484) 713-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher D. Lueking, Esq. Latham & Watkins LLP 330 North Wabash Avenue, Suite 2800 Chicago, Illinois 60611 Telephone: (312) 876-7700	W. Bradford Middlekauff, Esq. Chief Legal Officer Castle Creek Biosciences, Inc. 405 Eagleview Boulevard Exton, Pennsylvania 19341 Telephone: (484) 713-6000	Edwin O’Connor, Esq. Seo Salimi, Esq. William A. Magioncalda, Esq. Goodwin Procter LLP 620 Eighth Avenue New York, New York 10018 Telephone: (212) 813-8800

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.00001 par value per share	$100,000,000	$10,910.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.
(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 16, 2021

            Shares

Common Stock

This is the initial public offering of common stock by Castle Creek Biosciences, Inc. We are selling                shares of our common stock.

Prior to this offering, there has been no public market for our common stock. We currently expect that the initial public offering price will be between $        and $        per share.

We have granted the underwriters an option to purchase up to an additional                shares of our common stock.

We have applied to list our common stock on the Nasdaq Global Market under the symbol “CCBS.”

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and in future reports after the closing of this offering.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	See “Underwriting” beginning on page 187 for additional information regarding underwriting compensation.

The underwriters expect to deliver the shares of common stock to purchasers on or about                , 2021.

Citigroup	Piper Sandler	Barclays

Canaccord Genuity

Prospectus dated                , 2021

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

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BASIS OF PRESENTATION

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Castle Creek,” “Castle Creek Biosciences” and similar references refer to Castle Creek Biosciences, Inc. together with its subsidiary.

Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. Our fiscal year ends on December 31 of each year. References to fiscal 2020 and 2020 are references to the year ended December 31, 2020. Our most recent fiscal year ended on December 31, 2020.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

TRADEMARKS AND TRADENAMES

Solely for convenience, trademarks, service marks and tradenames referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and tradenames. This prospectus may also contain trademarks, service marks, tradenames and copyrights of other companies, which are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a clinical-stage cell and gene therapy company focused on developing and commercializing disease-modifying therapies for patients suffering from rare diseases for which there is a lack of available treatment options. Our proprietary autologous fibroblast platform serves as the foundation for developing personalized, targeted and redosable cell-based gene therapy product candidates for both monogenic and chronic disorders. At present, our novel in-house manufacturing process entails collecting minimally invasive skin biopsies from patients, and transducing fibroblast cells with a third-generation self-inactivating lentiviral vector to express a targeted protein of interest. The genetically modified cells are then intradermally administered to the disease site with the goal of expressing the target protein in the desired region. As part of this process, we also create a personalized cell bank of genetically modified autologous fibroblasts that can be stored cryogenically, serving as a repository for the patient’s long term drug product needs. Our most advanced product candidate, dabocemagene autoficel, or D-Fi, is currently in a Phase 3 clinical trial for the treatment of recessive dystrophic epidermolysis bullosa, or RDEB, with topline data expected in the second half of 2022. We also plan to initiate a Phase 3 clinical trial of D-Fi for the treatment of dominant dystrophic epidermolysis bullosa, or DDEB, in the second half of 2021. In addition to D-Fi, we are developing a second product candidate, FCX-013, for the treatment of moderate to severe localized scleroderma, or LS, and are currently conducting a Phase 1/2 clinical trial and anticipate reporting preliminary data from this trial in the first half of 2022. We are initially prioritizing our clinical-stage product candidates for skin and connective tissue diseases, with the goal of expanding into other rare diseases and broader indications where patients have limited or no therapeutic options.

D-Fi is being developed as a disease-modifying autologous cell-based gene therapy to address the deficiency of functional type VII collagen protein, or COL7, in patients with autosomally recessive or dominant dystrophic epidermolysis bullosa, or DEB. DEB results from mutations in the type VII collagen gene, or COL7A1, which encodes COL7. COL7 is the main constituent of anchoring fibrils, which anchor the basement membrane zone of the epidermis to the dermis, providing structural integrity to the skin at the dermoepidermal junction. When functional COL7 is deficient, the anchoring fibrils cannot form properly. The clinical hallmarks of DEB are skin fragility, blistering and oral mucosal involvement, which lead to persistent non-healing and recurrent wounds, scarring, pain, itching and nail abnormalities. When scarring is extensive, the patients may develop contractures, including restricted movement at the joints or of the mouth and tongue, esophageal strictures and/or fusion of digits.

RDEB patient estimates are based on limited analyses of clinical databases or registries and vary widely. Utilizing a genetic modelling approach, the incidence of RDEB in the United States is estimated to be 95 per million live births. Applying simulation methods, it is estimated that the prevalence of RDEB in the United States is 3,850 patients. Using a more conservative assumption based on a worldwide prevalence of RDEB estimated to be approximately 8 per million persons, the prevalence of RDEB in the United States is extrapolated to be 2,640 patients, although national epidermolysis bullosa, or EB, advocacy groups suggest the number of patients may be even greater. While the prevalence of DDEB is estimated to be similar to that of RDEB, the treatable population is considered to be somewhat smaller as the clinical manifestations are generally milder in severity.

There are currently no U.S. Food and Drug Administration, or FDA, approved treatments for RDEB or DDEB and treatment is generally limited to supportive care. Patients with RDEB typically manifest signs and symptoms shortly after birth and are diagnosed as neonates due to the severity of the disease. Up to 88% of RDEB patients experience fusion of their digits as a result of repeated cycles of blistering and scarring, sometimes requiring surgical intervention. There is a continuous risk of sepsis in RDEB patients due to the failure of meaningful tissue repair. Patients with severe RDEB are at an extremely high risk of developing aggressive squamous cell carcinomas, which is the leading cause of death in this group. DDEB patients typically have higher levels of COL7A1 expression, resulting in milder signs and symptoms, with blistering often limited to the hands, feet, knees and elbows with mild scarring. However, untreated symptoms may lead to serious complications, which could be fatal. The complications from RDEB and DDEB have long-lasting effects on the quality of life of patients and their families.

In 2016, we commenced an open-label Phase 1/2 clinical trial of D-Fi for the treatment of RDEB. The Phase 1/2 clinical trial was not powered for statistical significance and was aimed to evaluate the safety and efficacy of D-Fi for the treatment of wounds associated with RDEB. We completed this trial in 2019 and reported safety and efficacy data on ten D-Fi treated wounds up to 34 cm2 in size across six RDEB patients, from 9 to 38 years of age. D-Fi was intradermally administered in the margins of and across the targeted wounds, as well as in separate intact skin sites. At 12 weeks after the initial administration of D-Fi, eight out of the ten treated wounds exhibited complete wound closure, as defined as greater than or equal to 90% wound closure based on a categorical assessment of percent healed at various post-administration visits. Of the eight wounds that had greater than or equal to 90% wound closure, six had 100% closure. D-Fi was generally well-tolerated up to 52 weeks post-administration in this clinical trial.

We are currently evaluating D-Fi in a Phase 3 multi-center, intra-patient randomized and controlled clinical trial for the treatment of persistent non-healing and recurrent RDEB wounds. The primary efficacy objective is to determine whether the administration of D-Fi in addition to the standard of care improves wound healing as compared to the standard of care alone in each patient’s control wounds. The primary efficacy endpoint is complete wound closure, defined as 100% closure, of the first wound pair at week 24, and key secondary endpoints include complete wound closure of the first wound pair at week 12 plus complete wound closure of all fully treated wound pairs at weeks 12 and 24. As of June 30, 2021, we have screened and initiated the autologous cell manufacturing processes for 14 patients and have dosed two patients. We aim to complete patient screening in the second half of 2021 and expect to report topline data in the second half of 2022.

In February 2021, the FDA permitted us to submit a clinical protocol to study DDEB under the same investigational new drug application, or IND, used to evaluate D-Fi for the treatment of RDEB. Because D-Fi’s safety and efficacy have been evaluated in our preclinical studies and clinical trials for the treatment of RDEB, and recognizing that both subtypes of DEB are caused by mutations of COL7A1, we believe that providing functional COL7A1 for patients suffering from DDEB may provide therapeutic efficacy. We plan to submit a Phase 3 clinical trial protocol to evaluate the safety and efficacy of D-Fi for the treatment of DDEB to the FDA and are targeting initiation of this clinical trial in the second half of 2021.

Our second most advanced candidate, FCX-013, is being developed as a disease-modifying autologous cell-based gene therapy that utilizes lentiviral vectors to deliver functional matrix metalloproteinase 1 genes, or MMP-1, to patients with moderate to severe LS. MMP-1 encodes the enzyme responsible for breaking down collagen. LS is a rare idiopathic inflammatory skin and connective tissue disease characterized by chronic inflammation and deposition of a collagen-rich extracellular matrix, resulting in thickening and hardening of the skin and its underlying connective tissue. Clinical manifestations of LS include sclerotic lesions (i.e., plaques or nodules) that result in pain and/or itching and often include hypopigmentation, hyperpigmentation, and alopecia secondary to the loss of hair follicles. The sclerotic lesions typically soften over time and may transition into hypopigmented or hyperpigmented atrophic lesions characterized by fine, cigarette paper-like skin or shallow depressions. Associated morbidities and complications include disorders of the musculoskeletal system, such as joint pain and swelling, muscle pain, limb contractures and limited range of motion, and ophthalmologic disorders or neurological symptoms in patients with lesions on the head or face.

There are approximately 160,000 patients with LS in the United States. The prevalence of LS in the United States in adults is similar to that of children and is estimated to be 50 per 100,000 persons. We estimate that there are approximately 20,000 patients with moderate to severe LS under the age of 18, and 30,000 moderate to severe adult LS patients in the United States.

There are no FDA-approved treatments for LS and treatment is generally limited to supportive care. Anti-inflammatory agents and/or therapies, such as systemic or topical corticosteroids, topical calcineurin inhibitors and calcipotriene, are used as off-label treatments for LS and may potentially inhibit the physiological functions of fibroblasts to help alleviate symptoms and prevent worsening of the disease. Ultraviolet light therapy may also be used, which may have anti-inflammatory effects and help with the breakdown of collagen. These current treatments are limited by their unfavorable safety profiles and inability to fully address the excessive collagen accumulation in the skin and connective tissue.

We are currently conducting a Phase 1/2 open-label clinical trial to evaluate FCX-013 for the treatment of moderate to severe LS and anticipate treating ten adult patients in this trial. The primary outcome measure is to evaluate the safety of FCX-013 in combination with veledimex in patients with moderate to severe LS. We expect to report preliminary safety and efficacy data from this trial in the first half of 2022. Leveraging our expertise in the fields of rare disease and cell and gene therapy development, we are evaluating new programs to expand our product candidate pipeline to target underserved patient populations with limited or no effective treatment options. Programs targeting collagen diseases of the skin and connective tissue would complement our existing product candidates. We are also exploring the potential of our gene therapy platform for treating diseases of other organ systems. In particular, we are currently in the early stages of developing gene therapies for the treatment of osteogenesis imperfecta, or OI, and certain types of Ehlers-Danlos syndrome, or EDS. Additionally, we are evaluating other viral and non-viral delivery technologies for future product candidates, including use of gene editing tools. We believe fibroblasts or other cells can be delivered in a variety of different vectors, and we will select the best vehicle depending on the genetic payload and delivery approach for each condition we aim to treat.

Our ability to manufacture the drug substance and drug product for our lead clinical candidates in-house is core to our strategy. We are currently producing the drug product for the clinical development of D-Fi and FCX-013 in our manufacturing facility located in Exton, Pennsylvania. To further optimize our manufacturing process, we are currently implementing improvements to the facility, and anticipate bringing vector manufacturing in-house for future clinical and commercial needs.

Our Management Team

We have assembled a highly experienced management team with successful track records in discovering, developing, manufacturing and commercializing innovative therapies in the biopharmaceutical industry, through previous experiences at leading institutions including Abbott Laboratories, Chiron Corporation, Novartis AG, Asklepios BioPharmaceutical, Inc., Merck & Co., Inc., Wyeth, LLC and Biogen Inc. Our President and Chief Executive Officer, Matthew Gantz, has over 28 years of experience in the life sciences industry, having held a number of leadership positions at various biopharmaceutical companies. Notably, he has built and led several successful businesses in the United States and Europe with a special emphasis on rare diseases, during which time he launched several critical therapies, including TOBI and VORAXAZE. Our Chief Medical Officer, Mary Spellman, M.D., is a board-certified dermatologist with over 30 years of clinical experience, including 20 years in the biopharmaceutical industry, with extensive knowledge in the therapeutic areas in which we are seeking to commercialize our product candidates. The chairman of our scientific advisory board, John Maslowski, previously served as our Chief Executive Officer and Chief Operating Officer. He also served as the Chief Executive Officer of Fibrocell Science, Inc., or Fibrocell, and has extensive experience in the field of cell and gene therapy, including advancing cell therapy and vaccine candidates through FDA approval and commercialization. Our founder and chairman, Jeffrey S. Aronin, is the founder and Chief Executive Officer of Paragon Biosciences, LLC, or Paragon, and has extensive experience investing in and building life sciences companies, assisting them from preclinical development to commercialization. We believe the combination of our management team and founder has created the foundation from which our company can achieve its vision of developing and commercializing disease-modifying therapies for patients suffering from rare diseases and broader indications for which there are high unmet medical needs.

Our Product Candidate Pipeline

Our current development programs are focused on providing disease modifying treatments for rare diseases affecting the skin and connective tissue for which there are high unmet needs and underserved populations. The following table summarizes our product candidate pipeline:

Our Strategy

Our goal is to transform the lives of patients suffering from rare diseases by utilizing our gene therapy platform. We are focused on treating diseases where there are currently no FDA-approved treatment options or those for which there are no disease-modifying treatments available. We are a patient-focused organization and are advocating on behalf of these individuals, their families and caretakers. Key elements of our strategy include:

•	Complete the development of, and obtain FDA approval for, D-Fi for the treatment of RDEB and DDEB.

•	Rapidly advance the clinical development of FCX-013 for the treatment of moderate to severe LS and other diseases.

•	Continue to enhance our in-house commercial manufacturing capabilities and infrastructure to streamline clinical development and enable commercial scale.

•	Establish a patient-centric global commercial infrastructure.

•

Continue to expand our pipeline and develop innovative, disease-modifying therapies targeting underserved patient populations by leveraging our rare disease expertise, gene therapy platform and manufacturing know-how.

•	Maximize the value of our pipeline and gene therapy platform by opportunistically collaborating with strategic partners.

Summary Risk Factors

Investing in our common stock involves substantial risk. Our ability to execute our strategy is also subject to certain risks. The risks described under the heading “Risk Factors” included elsewhere in this prospectus may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks include the following:

•	We have incurred significant net losses since inception and we expect to continue to incur significant net losses for the foreseeable future and may never achieve or maintain profitability.

•

Even if this offering is successful, we will require substantial additional capital to finance our operations. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our research and drug development programs or future commercialization efforts.

•	Our management has expressed substantial doubt about our ability to continue as a going concern.

•	Our Loan Agreement contains restrictive and financial covenants that may limit our operating flexibility.

•

The regulatory approval processes of the FDA, the European Medicines Agency, or the EMA, and other comparable foreign regulatory authorities are lengthy, time consuming and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our product candidates, we will be unable to generate product revenue and our business will be substantially harmed.

•	We may encounter substantial delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

•

The outcome of preclinical studies and early clinical trials may not be predictive of the success of later clinical trials, and the results of our clinical trials may not satisfy the requirements of the FDA, the EMA or other comparable foreign regulatory authorities.

•

Our current or future product candidates may cause adverse events, toxicities or other undesirable side effects when used alone or in combination with other approved products or investigational new drugs that may result in a safety profile that could inhibit regulatory approval, prevent market acceptance, limit their commercial potential or result in significant negative consequences.

•

Because gene therapy is novel and the regulatory landscape that governs any gene therapy product candidates we may develop is rigorous, complex, uncertain and subject to change, we cannot predict the time and cost of obtaining regulatory approval, if we receive it at all, for any product candidates we may develop. At the moment, only a small number of gene therapy products have been approved in the United States and the European Union.

•

We face significant competition, and if our competitors develop and market technologies or products more rapidly than we do or that are more effective, safer or less expensive than the product candidates we develop, our commercial opportunities will be negatively impacted.

•

We are substantially dependent on the success of our lead product candidates, D-Fi and FCX-013, and our other current and future product candidates. If we are unable to complete development of, obtain approval for and commercialize any of our current or future product candidates in a timely manner, our business will be harmed.

•

Our long-term prospects depend in part upon discovering, developing and commercializing additional product candidates, which may fail in development or suffer delays that adversely affect their commercial viability.

•

We have never commercialized an autologous cell-based gene therapy product candidate before and may lack the necessary expertise, personnel and resources to successfully commercialize any products on our own or together with suitable collaborators.

•	The COVID-19 pandemic could continue to adversely impact our business, including our ongoing and planned clinical trials, supply chain and business development activities.

•

We rely, and expect to continue to rely, on third parties, including independent clinical investigators and contract research organizations, or CROs, to conduct certain aspects of our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties, comply with applicable regulatory requirements or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be adversely harmed.

•	We are highly dependent on our Exton, Pennsylvania facility and any failure to maintain the use of this facility would have a material and adverse effect on our business.

•

We currently manufacture our product candidates for preclinical studies and clinical trials in-house, and expect to continue to do so for commercialization. The manufacture of drugs, especially our gene therapy product candidates, is complex and we may encounter difficulties in production. However, we may rely on third parties in the future and this may increase the risk that we will not have sufficient quantities of our product candidates or drugs or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts and our business could be adversely affected.

•	Our success depends on our ability to protect our in-licensed intellectual property and our proprietary technologies.

Corporate History and Information

Our operating subsidiary, Castle Creek Biosciences, LLC, (formerly known as Castle Creek Pharmaceuticals, LLC) was formed in August 2015. We were formed as a Delaware corporation in September 2018 as Castle Creek Pharmaceutical Holdings, Inc., and changed our name to Castle Creek Biosciences, Inc. in February 2020.

Our corporate headquarters are located at 405 Eagleview Boulevard, Exton, Pennsylvania 19341. Our telephone number is (484) 713-6000. Our principal website address is www.castlecreekbio.com. The information on or accessed through our website is not incorporated in this prospectus or the registration statement of which this prospectus forms a part.

Recent Developments

On June 28, 2021, we issued and sold to investors in a private placement our $25.0 million convertible promissory notes due December 15, 2024, or the 2024 Notes. The 2024 Notes bear interest at an initial interest rate of 0.13% per annum and are subject to the automatic conversion into shares of our common stock upon the consummation of this offering. The conversion price of the 2024 Notes is equal to 80% of the gross price paid by the public for a share of our common stock in this offering. The 2024 Notes are unsecured and subordinated in right of payment to the prior payment in full to all of our commercial finance lenders, insurance companies, lease financing institutions or other lending institutions approved by our board of directors and regularly engaged in the business of lending money.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or JOBS Act. As an “emerging growth company” we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•

the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•

not being required to comply with any requirements that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., disclosure of critical audit matters);

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if any of the following events occur prior to the end of such five-year period, (i) our annual gross revenue exceeds $1.07 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period, or (iii) we become a “large accelerated filer,” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act), we will cease to be an emerging growth company prior to the end of such five-year period. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months, and (c) have filed at least one annual report pursuant to the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests. In particular, we have elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company, or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

We are also a “smaller reporting company,” meaning that the market value of our shares held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our shares held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

The Offering

Common stock offered by us	shares

Option to purchase additional shares	We have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to additional shares of our common stock.

Common stock to be outstanding immediately after this offering	shares (or shares if the underwriters exercise their option to purchase additional shares in full)

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or approximately $ million if the underwriters exercise their option to purchase additional shares in full), based on an assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We anticipate that we will use the net proceeds of this offering to advance and expand our clinical and preclinical development programs, to enhance our manufacturing capabilities at our Exton, Pennsylvania manufacturing facility, and for working capital and other general corporate purposes. For a more complete description of our intended use of the proceeds from this offering, see “Use of Proceeds.”

Risk factors	You should read the section titled “Risk Factors” beginning on page 13 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Directed share program	At our request, Citigroup Global Markets Inc. and its affiliates, or the DSP Underwriter, has reserved for sale, at the initial public offering price, up to % of the shares of our common stock offered hereby for officers, directors, employees and certain related persons. Any directed shares not purchased will be offered by the DSP Underwriter to the general public on the same basis as all other shares offered by this prospectus. We have agreed to indemnify the DSP Underwriter against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares. See “Underwriting—Directed Share Program.”

Proposed Nasdaq Global Market symbol	“CCBS”

The number of shares of common stock to be outstanding after this offering is based on 8,500 shares of our common stock outstanding as of March 31, 2021, and includes (i) an additional 1,416,232 shares of our common stock issuable upon the conversion of all outstanding shares of our redeemable convertible preferred stock, or

Preferred Stock, on a one-for-one basis immediately prior to the closing of this offering and (ii) an additional                  shares of our common stock issuable upon the automatic conversion of the 2024 Notes upon the consummation of this offering, and excludes:

•

48,426 shares of common stock issuable upon exercise of outstanding stock options granted under the Amended and Restated Castle Creek Pharmaceutical Holdings, Inc. Management Incentive Plan, or the 2018 Plan, as of March 31, 2021, at a weighted average exercise price of $66.85 per share;

•

45,432 shares of common stock available for future issuance under the 2018 Plan as of March 31, 2021, which such shares will cease to be available for issuance at the time our 2021 Plan (as defined below) becomes effective;

•

                shares of common stock that will become available for future issuance under the 2021 Equity Incentive Plan, or the 2021 Plan, which will become effective in connection with the completion of this offering, and shares of common stock that become available pursuant to provisions in the 2021 Plan that automatically increase the share reserve under the 2021 Plan;

•

                shares of common stock that will become available for future issuance under our employee stock purchase plan, or ESPP, which will become effective in connection with this offering, and shares of our common stock that become available pursuant to provisions in the ESPP that automatically increase the share reserve under the ESPP;

•

                shares of common stock, based on an assumed public offering price of $        per share, which is the midpoint of the range set forth on the cover page of this prospectus, issuable upon the exercise of stock options in connection with this offering, or the IPO Grants, granted under the 2021 Plan, which will become effective in connection with the completion of this offering with an exercise price equal to the initial public offering price; and

•

an aggregate of 2,428 shares of common stock issuable upon the exercise of outstanding warrants held by Horizon Technology Finance Corporation, or Horizon, at a weighted average exercise price of $411.85 per share.

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus assumes or gives effect to:

•

the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, each of which will occur immediately prior to the closing of this offering;

•

the conversion of all outstanding shares of our Series A redeemable convertible preferred stock, or Series A Preferred Stock, Series B redeemable convertible preferred stock, or Series B Preferred Stock, and Series C redeemable convertible preferred stock, or Series C Preferred Stock, into                 shares of our common stock immediately prior to the closing of this offering;

•	the automatic conversion of the 2024 Notes into shares of common stock upon the consummation of this offering;

•	a for split of our common stock, effected on , 2021;

•	no exercise of the outstanding options or warrants described above after March 31, 2021; and

•	no exercise by the underwriters of their option to purchase up to additional shares of common stock in this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth our summary consolidated financial data for the periods indicated. We have derived the summary consolidated statements of operations data for the three months ended March 31, 2021 and 2020 and the summary consolidated balance sheet data as of March 31, 2021 from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. We have derived the consolidated statements of operations data for the years ended December 31, 2020 and 2019, and the consolidated balance sheet data as of December 31, 2020, from our audited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited interim condensed consolidated financial statements on a basis substantially consistent with our audited consolidated financial statements as of and for the year ended December 31, 2020, and the unaudited interim condensed consolidated financial statements include all normal recurring adjustments necessary for a fair statement of the financial information set forth in those unaudited interim condensed consolidated financial statements. Our historical results are not necessarily indicative of the results that should be expected for any future period. You should read the following summary consolidated financial data together with the more detailed information contained in “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of our future results, and our operating results for the three-month period ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or any other interim periods or any future year or period.

	Three Months Ended March 31,			Year Ended December 31,
	2021		2020	2020		2019
	(in thousands, except share and per share amounts)
Consolidated Statements of Operations Data:
Operating expenses:
Research and development		$5,597	$2,939		$15,130	$81,028
General and administrative		3,852	2,980		11,533	8,722

Total operating expenses		9,449	5,919		26,663	89,750

Loss from operations		(9,449)	(5,919)		(26,663)	(89,750)

Other income (expense):
Interest income		6	113		149	1,183
Interest expense		(629)	(236)		(2,123)	—
Other (expense) income		(78)	20		18	129

Total other (expense) income		(701)	(103)		(1,956)	1,312

Net loss before income taxes		$(10,150)	$(6,022)		$(28,619)	$(88,438)
Income tax expense		—	—		—	6

Net loss		$(10,150)	$(6,022)		$(28,619)	$(88,444)

Accretion to redemption value under redeemable convertible preferred stock		(161)	(158)		(637)	(457)
Net loss available to common stockholders		$(10,311)	$(6,180)		$(29,256)	$(88,901)

Loss per share:
Loss per share, basic and diluted(1)(2)		$(1,213)	$(727)		$(3,442)	$(34,391)
Weighted average number of common stock, basic and diluted		8,500	8,500		8,500	2,585
Pro Forma net loss per share, basic and diluted (unaudited)(1)(2)	$			$
Pro Forma weighted average shares of common stock outstanding, basic and diluted (unaudited)

(1)	See Note 2 to our unaudited interim condensed consolidated financial statements for the three months ended March 31, 2021 and 2020 appearing at the end of this prospectus for further details on the calculation of basic and diluted net loss per share attributable to common stockholders.
(2)	See Note 2 to our consolidated financial statements for the years ended December 31, 2020 and 2019 appearing at the end of this prospectus for further details on the calculation of basic and diluted net loss per share attributable to common stockholders.

	As of March 31, 2021
	Actual	Pro Forma(2)	Pro Forma As Adjusted(3)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$11,213	$	$
Working capital(1)	11,167
Total assets	19,482
Total liabilities	24,603
Accumulated deficit	(203,403)
Redeemable convertible preferred stock	197,272
Total stockholders’ equity (deficit)	(202,393)

(1)	We define working capital as current assets less current liabilities.
(2)	The pro forma balance sheet data give effect the conversion of all outstanding shares of our Preferred Stock on a one-for-one basis immediately prior to the closing of this offering into shares of common stock.
(3)	The pro forma as adjusted balance sheet data give further effect to our issuance and sale of shares of our common stock in this offering at an assumed initial public offering price of $ per share (which is the midpoint of the price range set forth on the cover page of this prospectus) after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed initial public offering price of $ per share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets and total stockholders’ equity by $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets and total stockholders’ equity by $ million, assuming no change in the assumed initial public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus, including our consolidated financial statements and related notes appearing elsewhere in this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our common stock. Our business, financial condition, results of operations or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our common stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Related to Our Financial Condition and Capital Requirements

We have incurred significant net losses since inception and we expect to continue to incur significant net losses for the foreseeable future and may never achieve or maintain profitability.

We have incurred net losses in each reporting period since our inception, have not generated any revenue from product sales to date and have financed our operations principally through private financings. We have incurred net losses of approximately $10.2 million and $6.0 million for the three months ended March 31, 2021 and 2020, respectively, and our net loss was $28.6 million and $88.4 million for the years ended December 31, 2020 and 2019, respectively. As of March 31, 2021, we had an accumulated deficit of approximately $203.4 million. Our losses have resulted principally from expenses incurred in research and development of our product candidates and from management and administrative costs and other expenses that we have incurred while building our business infrastructure. We are currently recruiting patients for a Phase 3 clinical trial of D-Fi for the treatment RDEB and we plan to initiate a Phase 3 clinical trial of D-Fi for the treatment of DDEB in the second half of 2021. Additionally, we are recruiting patients for a Phase 1/2 clinical trial of FCX-013 for the treatment of moderate to severe LS. As a result, we expect that it will be several years, if ever, before we have a commercialized product and generate revenue from product sales. Even if we succeed in receiving marketing approval for and commercializing one or more of our product candidates, we expect that we will continue to incur substantial research and development and other expenses as we discover, develop and market additional potential product candidates.

We expect to continue to incur significant losses for the foreseeable future, and we expect these losses to increase substantially if and as we:

•	advance the development of our lead product candidates, D-Fi and FCX-013, through clinical development, and, if approved by the FDA, commercialization;

•	advance our preclinical development programs into clinical development;

•	incur manufacturing costs for lentiviral vectors and our product candidates;

•	seek regulatory approvals for any of our product candidates that successfully complete clinical trials;

•	increase our research and development activities to identify and develop new product candidates;

•	hire additional personnel;

•	expand our operational, financial and management systems;

•	invest in measures to protect and expand our intellectual property;

•	establish a sales, marketing, medical affairs and distribution infrastructure to commercialize any product candidates for which we may obtain marketing approval and intend to commercialize;

•	expand our manufacturing and develop our commercialization efforts; and

•	operate as a public company.

The net losses we incur may fluctuate significantly from quarter to quarter such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our prior losses and expected future losses have had and will continue to have an adverse effect on our working capital and our ability to achieve and maintain profitability.

Even if this offering is successful, we will require substantial additional capital to finance our operations. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our research and drug development programs or future commercialization efforts.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive and uncertain process that takes years to complete. Our operations have consumed substantial amounts of cash since inception, and we expect our expenses to increase in connection with our ongoing activities, particularly as we initiate and conduct clinical trials of, and seek marketing approval for our current product candidates and any future product candidates. Even if one or more of the product candidates that we develop is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Our expenses could increase beyond expectations if we are required by the FDA, the EMA or other comparable regulatory authorities to perform clinical trials or preclinical studies in addition to those that we currently anticipate. Other unanticipated costs may also arise. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to drug sales, marketing, manufacturing and distribution. Because the design and outcome of our anticipated clinical trials are highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of any product candidate we develop. Following this offering, we also expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in order to maintain our continuing operations.

As of March 31, 2021, we had approximately $11.2 million in cash and cash equivalents and $20.0 million of debt outstanding under our Venture Loan and Security Agreement, or the Loan Agreement, with Horizon. Based on our current business plans, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will be sufficient to fund our operating expenses and capital expenditures requirements through                 . Our estimate as to how long we expect the net proceeds from this offering, together with our existing cash and cash equivalents, to be able to continue to fund our operating expenses and capital expenditures requirements is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Changing circumstances, some of which may be beyond our control, could cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned.

Our future funding requirements will depend on many factors, including, but not limited to:

•	the initiation, progress, timeline, cost and results of our clinical trials for our product candidates, D-Fi and FCX-013;

•	the initiation, progress, timeline, cost and results of additional research and preclinical studies related to pipeline development and other research programs we initiate in the future;

•

the cost and timing of manufacturing activities, including our planned manufacturing scale-up activities associated with our product candidates and other programs as we advance them through preclinical and clinical development through commercialization;

•	the potential expansion of our current development programs to seek new indications;

•	the continued negative impact of the COVID-19 pandemic on our business, including delays in clinical trials;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA and other comparable foreign regulatory authorities;

•	the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, in-licensed or otherwise;

•	the effect of competing technological and market developments;

•	the payment of licensing fees, potential royalty payments and potential milestone payments;

•	the cost of general operating expenses;

•	the cost of interest expense in conjunction with our debt facility and the 2024 Notes;

•

the cost of establishing sales, marketing, and distribution capabilities for any product candidates for which we may receive regulatory approval in regions where we choose to commercialize our products on our own; and

•	the cost of operating as a public company.

We plan to use the net proceeds from this offering to advance and expand our clinical and preclinical development programs, to enhance our manufacturing capabilities at our Exton, Pennsylvania manufacturing facility, and for working capital and other general corporate purposes. Advancing the development of our product candidates will require a significant amount of capital. The net proceeds from this offering and our existing cash and cash equivalents will not be sufficient to fund all of the activities that are necessary to complete the development of our product candidates.

We will be required to obtain further funding through public or private equity offerings, debt financings, collaborations and licensing arrangements or other sources, which may dilute our stockholders or restrict our operating activities. Other than our Loan Agreement, we do not have any committed external source of funds. Adequate additional financing may not be available to us on acceptable terms, or at all. Additionally, the impact of the COVID-19 pandemic on capital markets may affect the availability, amount and type of financing available to us in the future. Our failure to raise capital as and when needed or on acceptable terms would have a negative impact on our financial condition and our ability to pursue our business strategy, and we may have to delay, reduce the scope of, suspend or eliminate one or more of our research-stage programs, clinical trials or future commercialization efforts.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our product candidates on unfavorable terms to us.

We may seek additional capital through a variety of means, including through public or private equity, debt financings, including our Loan Agreement, or other sources, including up-front payments and milestone payments from strategic collaborations. To the extent that we raise additional capital through the sale of equity or convertible debt or equity securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Such financing may result in dilution to stockholders, imposition of debt covenants, increased fixed payment obligations or other restrictions that may affect our business. If we raise additional funds through up-front payments or milestone payments pursuant to strategic collaborations with third parties, we may have to relinquish valuable rights to our product candidates, or grant licenses on terms that are not favorable to us. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Our management has expressed substantial doubt about our ability to continue as a going concern.

The consolidated financial statements have been prepared as though we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have incurred operating losses and negative cash flows from operations since inception. As of March 31, 2021, we had an accumulated deficit of approximately $203.4 million. Management expects to continue to incur operating losses and negative cash flows from operations in 2021. In addition, we are subject to certain royalty obligations for D-Fi and FCX-013 under our agreement with Precigen, Inc. (formerly known as Intrexon Corporation), or Precigen. See “Business—Collaboration and Licensing Agreement.” We have financed our operations to date with proceeds from the sale of our common stock and preferred stock, by drawing down on our Loan Agreement with Horizon and the issuance of the 2024 Notes.

If we are unable to successfully complete this offering, we will need to create alternate financing or operational plans to continue as a going concern. There can be no assurance that such alternate financing, if available, can be obtained on acceptable terms. If we are unable to obtain such alternate financing, future operations would need to be scaled back or discontinued.

Accordingly, these factors raise substantial doubt about our ability to continue as a going concern within one year after the date the consolidated financial statements are issued. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Our Loan Agreement contains restrictive and financial covenants that may limit our operating flexibility.

Our Loan Agreement contains certain restrictive covenants that either limit our ability to, or require a mandatory prepayment in the event that we, engage in businesses other than businesses in which we are currently engaged, incur additional indebtedness or liens, make certain investments, make certain payments, pay dividends or make any other distributions (subject to certain exceptions), merge with other companies or consummate certain changes of control, acquire other companies, transfer or dispose of certain assets, enter into transactions with affiliates, create new subsidiaries, enter into various other specified transactions, and change our name, location, executive office or executive management without notice. We, therefore, may not be able to engage in any of the foregoing transactions unless we obtain the consent of Horizon or prepay the outstanding amount under the Loan Agreement. The Loan Agreement also contains certain affirmative covenants, including minimum cash on deposit in certain accounts (not less than $5.0 million) until the date which we have received Positive Phase III Data for D-Fi (as defined within the Loan Agreement). Our obligations under the Loan Agreement are collateralized by substantially all of our assets, excluding our intellectual property, certain equity interests, certain property interests and certain permits and licenses. We may not be able to produce the positive Phase 3 results as required under the Loan Agreement for D-Fi. Additionally, we may not be able to generate sufficient cash flow or sales to pay the principal and interest under the Loan Agreement. Furthermore, our future working capital, borrowings or equity financing could be unavailable to repay or refinance the amounts outstanding under the Loan Agreement. In the event of a liquidation, Horizon would be repaid all outstanding principal and interest prior to distribution of assets to unsecured creditors, and the holders of our common stock would receive a portion of any liquidation proceeds only if all of our creditors then existing, including Horizon, were first repaid in full.

We have a limited operating history and none of our current product candidates have been approved for commercial sale, which may make it difficult for you to evaluate our current business and predict our future success and viability.

Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. We are a clinical-stage cell and gene therapy company with a limited operating history upon which you can evaluate our business and prospects. None of our current product candidates are approved for commercial sale and we have not generated any revenue from such product candidates. To date, we have devoted substantially all of our resources and efforts to organizing and staffing our company, business planning, executing partnerships, raising capital, discovering, identifying and developing potential product candidates, securing related intellectual property rights and conducting and planning preclinical studies and clinical trials of our product candidates, including the ongoing Phase 3 clinical trial of D-Fi for the treatment of RDEB, anticipated Phase 3 clinical trial of D-Fi for the treatment of DDEB and ongoing Phase 1/2 clinical trial of FCX-013 for the treatment of moderate to severe LS. In relation to our current product candidates, we have not yet demonstrated our ability to successfully complete any Phase 3 clinical trials, obtain marketing approvals, manufacture a commercial-scale product or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. As a result, it may be more difficult for you to accurately predict our future success or viability than it could be if we had a longer operating history.

In addition, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors and risks frequently experienced by clinical-stage biopharmaceutical companies in rapidly evolving fields. We also may need to transition from a company with a research focus to a company capable of supporting commercial activities. If we do not adequately address these risks and difficulties or successfully make such a transition, our business will suffer.

Our ability to use our net operating losses and other tax attributes may be limited.

As of December 31, 2020, we had approximately $86.0 million of federal and $64.8 million of state net operating loss carryforwards, or NOLs, available to offset future taxable income. Certain of our federal NOLs and our state NOLs will begin to expire in 2036. Under Sections 382 and 383 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change,” generally defined as a greater than 50% change by value in its equity ownership over a three-year period is subject to limitations on its ability to utilize its pre-change NOLs and other tax attributes such as research tax credits to offset future taxable income. Our acquisition of Fibrocell resulted in an ownership change of that company. As part of the transaction, we acquired approximately $251.8 million of NOLs, of which approximately $42.6 million are not subject to limitations. We have not performed an analysis to determine whether our past issuances of stock and other changes in our stock ownership may have resulted other ownership changes. If it is determined that we have in the past experienced other ownership changes, or if we undergo one or more ownership changes as a result of this offering or future transactions in our stock, which may be outside our control, then our ability to utilize NOLs and other pre-change tax attributes could be further limited by Sections 382 and 383 of the Code, and certain of our NOLs and other pre-change tax attributes may expire unused. As a result, if or when we earn net taxable income, our ability to use our pre-change NOLs or other tax attributes to offset such taxable income or otherwise reduce any liability for income taxes may be subject to limitations, which could adversely affect our future cash flows.

Risks Related to Development, Regulatory Approval and Commercialization

The regulatory approval processes of the FDA, the EMA and other comparable foreign regulatory authorities are lengthy, time consuming and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our product candidates, we will be unable to generate product revenue and our business will be substantially harmed.

We are not permitted to commercialize, market, promote or sell any product candidate in the United States without obtaining marketing approval from the FDA. Foreign regulatory authorities impose similar requirements. The time required to obtain approval by the FDA, the EMA and other comparable foreign regulatory authorities is unpredictable, typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the type, complexity and novelty of the product candidates involved. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other data. Even if we eventually complete clinical testing and receive approval of any regulatory filing for our product candidates, the FDA, the EMA and other comparable foreign regulatory authorities may approve our product candidates for a more limited indication or a narrower patient population than we originally requested. We have not submitted for, or obtained, regulatory approval for any product candidate, and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval.

Further, development of our product candidates and/or regulatory approval may be delayed for reasons beyond our control. For example, a U.S. federal government shutdown or budget sequestration, such as ones that occurred during 2013, 2018 and 2019, may result in significant reductions to the FDA’s budget, employees and operations, which may lead to slower response times and longer review periods, potentially affecting our ability to progress development of our product candidates or obtain regulatory approval for our product candidates.

Applications for our product candidates could fail to receive regulatory approval for many reasons, including the following:

•	the FDA, the EMA or other comparable foreign regulatory authorities may disagree with the design, implementation or results of our clinical trials;

•

the FDA, the EMA or other comparable foreign regulatory authorities may determine that our product candidates are not safe and effective, only moderately effective or have undesirable or unintended side effects, toxicities or other characteristics that preclude our obtaining marketing approval or prevent or limit commercial use;

•	the population studied in the clinical trial may not be sufficiently broad or representative to assure efficacy and safety in the full population for which we seek approval;

•	the FDA, the EMA or other comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

•

the data collected from clinical trials of our product candidates may not be sufficient to support the submission of a Biologics Licensing Application, or BLA, or other submission or to obtain regulatory approval in the United States or elsewhere;

•	we may be unable to demonstrate to the FDA, the EMA or other comparable foreign regulatory authorities that a product candidate’s risk-benefit ratio for its proposed indication is acceptable;

•

the FDA, the EMA or other comparable foreign regulatory authorities may fail to approve our manufacturing processes, test procedures and specifications or facilities or those of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA, the EMA or other comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

This lengthy uncertain approval process, as well as the unpredictability of the results of clinical trials, may result in our failing to obtain regulatory approval to market any of our product candidates, which would significantly harm our business, results of operations and prospects. In addition, the FDA, the EMA or comparable foreign regulatory authorities may change their policies, adopt additional regulations or revise existing regulations or take other actions, which may prevent or delay approval of our future product candidates under development on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain approvals, increase the costs of compliance or restrict our ability to maintain any marketing authorizations we may have obtained.

Additionally, we expect that our FCX-013 product candidate will be regulated as a combination product that consists of both a biologic and a drug, where the small molecule veledimex serves as an activator (without independent potentially disease-modifying effect) for the gene therapy component of the candidate that is regulated as a biologic. Developing and obtaining regulatory approval for combination products can pose unique challenges because they involve components that are regulated under different types of regulatory requirements and potentially by different FDA centers. As a result, such products raise regulatory, policy and review management challenges. Differences in regulatory pathways for each component of a combination product can impact the regulatory processes for all aspects of product development and management, including clinical investigation, marketing applications, manufacturing and quality control, adverse event reporting, promotion and advertising, user fees and post-approval modifications. Although the FDA and similar foreign regulatory agencies have systems in place for the review and approval of combination products such as ours, we may experience delays in the development and commercialization of our product candidates due to regulatory timing constraints and uncertainties in the product development and approval process.

We may encounter substantial delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

Before obtaining marketing approval from the FDA, the EMA or other comparable foreign regulatory authorities for the sale of our product candidates, we must complete preclinical development and extensive clinical trials to demonstrate the safety and efficacy of our product candidates. Clinical testing is expensive, difficult to design and implement, can take many years to complete and its ultimate outcome is uncertain. A failure of one or more clinical trials can occur at any stage of the process. The outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later clinical trials.

We do not know whether our future clinical trials will begin on time or enroll patients on time, or whether our ongoing and/or future clinical trials will be completed on schedule or at all. Clinical trials can be delayed for a variety of reasons, including delays related to:

•	the FDA, the EMA or other comparable foreign regulatory authorities disagreeing as to the design or implementation of our clinical trials;

•	obtaining regulatory authorizations to commence a trial or reaching a consensus with regulatory authorities on trial design;

•

any failure or delay in reaching an agreement with CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	obtaining approval from one or more institutional review boards, or IRBs;

•	IRBs refusing to approve, suspending or terminating the trial at an investigational site, precluding enrollment of additional subjects, or withdrawing their approval of the trial;

•	delays in enrollment due to travel or quarantine policies, or other factors related to COVID-19, other pandemics or other events outside our control;

•	changes to clinical trial protocol;

•	clinical sites deviating from trial protocol or dropping out of a trial;

•	manufacturing sufficient quantities of product candidate or obtaining sufficient quantities of combination therapies for use in clinical trials;

•	subjects failing to enroll or remain in our trial at the rate we expect, or failing to return for post- treatment follow-up;

•	subjects choosing an alternative treatment for the indication for which we are developing our product candidates, or participating in competing clinical trials;

•	lack of adequate funding to continue the clinical trial;

•	subjects experiencing severe or unexpected drug-related adverse effects;

•	occurrence of serious adverse events in trials of the same class of agents conducted by other companies;

•	selection of clinical end points that require prolonged periods of clinical observation or analysis of the resulting data;

•

a facility manufacturing our product candidates or any of their components being ordered by the FDA, the EMA or comparable foreign regulatory authorities to temporarily or permanently shut down due to violations of current good manufacturing practice, or cGMP, regulations or other applicable requirements, or infections or cross-contaminations of product candidates in the manufacturing process;

•	any changes to our manufacturing process that may be necessary or desired;

•

third-party clinical investigators losing the licenses or permits necessary to perform our clinical trials, not performing our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, good clinical practices, or GCP, or other regulatory requirements;

•	third-party contractors not performing data collection or analysis in a timely or accurate manner; or

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third-party contractors becoming debarred or suspended or otherwise penalized by the FDA, the EMA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or all of the data produced by such contractors in support of our marketing applications.

For instance, the ongoing COVID-19 pandemic and the measures taken by the governmental authorities could disrupt the supply chain and the manufacture or shipment of drug substances and finished drug products for our product candidates for use in our research and clinical trials, delay, limit or prevent our employees and CROs from continuing research and development activities, impede the ability of patients to enroll or continue in clinical trials, or impede testing, monitoring, data collection and analysis or other related activities, any of which could delay our clinical trials and increase our development costs, and have a material adverse effect on our business, financial condition and results of operations.

Further, conducting clinical trials in foreign countries, as we may do for our product candidates, presents additional risks that may delay completion of our clinical trials. These risks include the failure of enrolled patients in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with foreign regulatory schemes, as well as political and economic risks relevant to such foreign countries.

Additionally, if the results of our clinical trials are inconclusive or if there are safety concerns or serious adverse events associated with our product candidates, we may:

•	be delayed in obtaining marketing approval, if at all;

•	obtain approval for indications or patient populations that are not as broad as intended or desired;

•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings

•	be required to perform additional clinical trials to support approval or be subject to additional post-marketing testing requirements;

•	have regulatory authorities withdraw, or suspend, their approval of the drug or impose restrictions on its distribution in the form of a modified risk evaluation and mitigation strategy, or REMS;

•	be subject to the addition of labeling statements, such as warnings or contraindications;

•	be sued; or

•	experience damage to our reputation.

Our development costs will also increase if we experience delays in testing or obtaining marketing approvals. We do not know whether any of our preclinical studies or clinical trials will begin as planned, need to be restructured or be completed on schedule, if at all. Any delay in, or termination of, our clinical trials will delay the submission of a BLA to the FDA or similar applications with comparable foreign regulatory authorities and, ultimately, our ability to commercialize our product candidates, if approved, and generate product revenue. Even if our clinical trials are completed as planned, we cannot be certain that their results will support our claims for differentiation or the effectiveness or safety of our product candidate. The FDA has substantial discretion in the review and approval process and may disagree that our data support the claims we propose.

In addition, we utilize bovine-sourced materials to manufacture our product candidates. It is possible that future regulations of the FDA, the EMA or other comparable foreign regulatory authorities may require us to change the source of the bovine-sourced materials we use in our product candidates or to cease using bovine-sourced materials. If we are required to use alternative materials in our product candidates, including alternative vectors, and in the event that such alternative materials are available to us, or if we choose to change the materials used in our product candidates in the future, we would need to validate the new manufacturing process and run comparability trials with any reformulated product candidate, which could delay future clinical trials and the submission for regulatory approval of our product candidates and negatively impact the development and potential commercialization of our product candidates.

Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA, the EMA or other comparable foreign regulatory authorities. The FDA, the EMA or other comparable foreign regulatory authorities may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA, the EMA or other comparable foreign regulatory authorities may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA, the EMA or other comparable foreign regulatory authorities, as the case may be, and may ultimately lead to the denial of marketing approval of one or more of our product candidates.

If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenues from any of these product candidates will be delayed. Moreover, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues.

In addition, many of the factors that cause, or lead to, termination or suspension of, or a delay in the commencement or completion of, clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate. Any delays to our clinical trials that occur as a result could shorten any period during which we may have the exclusive right to commercialize our product candidates and our competitors may be able to bring products to market before we do, and the commercial viability of our product candidates could be significantly reduced. Any of these occurrences may harm our business, financial condition and prospects significantly.

The outcome of preclinical studies or early clinical trials may not be predictive of the success of later clinical trials, and the results of our clinical trials may not satisfy the requirements of the FDA, the EMA or other comparable foreign regulatory authorities.

Although we have seen positive results in preclinical studies and clinical trials of D-Fi and preclinical studies of FCX-013, positive results from preclinical studies and early clinical trials does not mean that future clinical trials will be successful. Failure can occur at any time during the clinical trial process. We do not know whether any of our product candidates will perform in current or future clinical trials as they have performed in preclinical studies and early clinical trials. Product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the FDA, the EMA and other comparable foreign regulatory authorities despite having progressed through preclinical studies and early-stage clinical trials.

In some instances, there can be significant variability in safety and efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, differences in and adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. Patients treated with our product candidates may also be undergoing surgical, radiation and chemotherapy treatments and may be using other approved products or investigational new drugs, which can cause side effects or adverse events that are unrelated to our product candidate. As a result, assessments of efficacy can vary widely for a particular patient, and from patient to patient and site to site within a clinical trial. This subjectivity can increase the uncertainty of, and adversely impact, our clinical trial outcomes. We do not know whether any clinical trials we may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain marketing approval to market our product candidates. Most product candidates that begin clinical trials are never approved by regulatory authorities for commercialization.

Additionally, most of our past, planned and ongoing clinical trials utilize an “open-label” trial design. An “open-label” clinical trial is one where both the patient and investigator know whether the patient is receiving the investigational product candidate or either an existing approved pharmaceutical or placebo. Most typically, open-label clinical trials test only the investigational product candidate and sometimes may do so at different dose levels. Open-label clinical trials are subject to various limitations that may exaggerate any therapeutic effect as patients in open-label clinical trials are aware when they are receiving treatment. Open-label clinical trials may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. In addition, open-label clinical trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favorably given this knowledge. The results from an open-label trial may not be predictive of future clinical trial results with any of our product candidates for which we include an open-label clinical trial when studied in a controlled environment with a placebo or active control.

Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses and many companies that believed their product candidates performed satisfactorily in preclinical studies or clinical trials nonetheless failed to obtain FDA, EMA or comparable foreign regulatory authority approval. We cannot guarantee that the FDA, the EMA or comparable foreign regulatory authorities will interpret trial results as we do, and more trials could be required before we are able to submit applications seeking approval of our product candidates. This is particularly true for clinical trials in rare diseases, such as with D-Fi for the treatment of RDEB or DDEB and FCX-013 for the treatment of moderate to severe LS, where the very small patient population makes it difficult to conduct two traditional, adequate and well-controlled studies, and therefore the FDA, the EMA or comparable foreign regulatory authorities are often required to exercise flexibility in approving therapies for such diseases. To the extent that the results of the trials are not satisfactory to the FDA, the EMA or comparable foreign regulatory authorities for support of a marketing application, we may be required to expend significant resources, which may not be available to us, to conduct additional trials in support of potential approval of our product candidates. Even if regulatory approval is secured for any of our product candidates, the terms of such approval may limit the scope and use of our product candidate, which may also limit its commercial potential. Furthermore, the approval policies or regulations of the FDA, the EMA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval, which may lead to the FDA, the EMA or comparable foreign regulatory authorities delaying, limiting or denying approval of our product candidates.

Interim, “topline” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose interim, preliminary or topline data from our preclinical studies or clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim, topline or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Interim, preliminary, and topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim, topline and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary, topline or interim data and final data could significantly harm our business prospects. Further, disclosure of preliminary, topline or interim data by us or by our competitors could result in volatility in the price of our common stock after this offering.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure. If the interim, topline, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.

Our current or future product candidates may cause adverse events, toxicities or other undesirable side effects when used alone or in combination with other approved products or investigational new drugs that may result in a safety profile that could inhibit regulatory approval, prevent market acceptance, limit their commercial potential or result in significant negative consequences.

As is the case with pharmaceuticals generally, it is likely that there may be side effects and adverse events associated with our product candidates’ use. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA, the EMA or comparable foreign regulatory authorities. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

If our product candidates are associated with undesirable side effects or have unexpected characteristics in preclinical studies or clinical trials when used alone or in combination with other approved products or investigational new drugs we may need to interrupt, delay or abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Treatment-related side effects could also affect patient recruitment or the ability of enrolled subjects to complete the trial, or result in potential product liability claims. Any of these occurrences may prevent us from achieving or maintaining market acceptance of the affected product candidate and may harm our business, financial condition and prospects significantly.

Patients in our ongoing and planned clinical trials in the future may suffer significant adverse events or other side effects not observed in our preclinical studies or previous clinical trials. Some of our product candidates, may be used as chronic therapies or be used in pediatric populations, for which safety concerns may be particularly scrutinized by regulatory agencies. In addition, if our product candidates are used in combination with other therapies, our product candidates may exacerbate adverse events associated with the therapy. Patients treated with our product candidates may also be undergoing surgical, radiation or chemotherapy treatments, which can cause side effects or adverse events that are unrelated to our product candidate, but may still impact the success of our clinical trials. The inclusion of critically ill patients in our clinical trials may result in deaths or other adverse medical events due to other therapies or medications that such patients may be using or due to the gravity of such patients’ illnesses.

If significant adverse events or other side effects are observed in any of our current or future clinical trials, we may have difficulty recruiting patients to the clinical trials, patients may drop out of our trials, or we may be required to abandon the trials or our development efforts of that product candidate altogether. We, the FDA, the EMA, other comparable regulatory authorities or an IRB may suspend clinical trials of a product candidate at any time for various reasons, including a belief that subjects in such trials are being exposed to unacceptable health risks or adverse side effects.

Additionally, if any of our product candidates receives regulatory approval, and we or others later identify undesirable side effects caused by such product, a number of potentially significant negative consequences could result. For example, the FDA could require us to adopt a REMS to ensure that the benefits of treatment with such product candidate outweigh the risks for each potential patient, which may include, among other things, a communication plan to health care practitioners, patient education, extensive patient monitoring or distribution systems and processes that are highly controlled, restrictive and more costly than what is typical for the industry. We or our collaborators may also be required to adopt a REMS or engage in similar actions, such as patient education, certification of health care professionals or specific monitoring, if we or others later identify undesirable side effects caused by any product that we develop alone or with collaborators. Other potentially significant negative consequences include that:

•	we may be forced to suspend marketing of that product, or decide to remove the product form the marketplace;

•	regulatory authorities may withdraw or change their approvals of that product;

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regulatory authorities may require additional warnings on the label or limit access of that product to selective specialized centers with additional safety reporting and with requirements that patients be geographically close to these centers for all or part of their treatment;

•	we may be required to create a medication guide outlining the risks of the product for patients, or to conduct post-marketing studies;

•	we may be required to change the way the product is administered;

•	we could be subject to fines, injunctions, or the imposition of criminal or civil penalties, or to sued and held liable for harm caused to subjects or patients; and

•	the product may become less competitive, and our reputation may suffer.

Any of these events could diminish the usage or otherwise limit the commercial success of our product candidates and prevent us from achieving or maintaining market acceptance of the affected product candidate, if approved by applicable regulatory authorities.

In previous clinical trials conducted by third parties involving viral vectors for gene therapy, some patients experienced serious adverse events, including the development of leukemia due to vector-related insertional oncogenesis. If our vectors demonstrate a similar effect, we may be required to halt or delay further clinical development of our product candidates.

A significant risk in any gene therapy product based on viral vectors is that the vector will insert in or near cancer-causing oncogenes leading to uncontrolled clonal proliferation of mature cancer cells in the patient. For example, in 2003, trials using early versions of murine gamma-retroviral vectors, which integrate with, and thereby alter, the host cell’s DNA, have led to several well-publicized adverse events, including reported cases of leukemia. The cause of these adverse events was shown to be insertional oncogenesis, which is the process whereby the corrected gene inserts in or near a gene that is important in a critical cellular process like growth or division, and this insertion results in the development of a cancer, often leukemia. Using molecular diagnostic techniques, it was determined that clones from these patients showed retrovirus insertion in proximity to the promoter of the LMO2 proto-oncogene. Earlier generation retroviruses like the one used in these two trials have been shown to preferentially integrate in regulatory regions of genes that control cell growth.

These well-publicized adverse events led to the development of new viral vectors, such as lentiviral vectors, which are what we use for our current product candidates, with the goal of potentially improved safety profiles, as well as the requirement of enhanced safety monitoring in gene therapy clinical trials, including routine performance of vector copy number analysis on all production lots to monitor the number of insertion events per cell. Notwithstanding the potential safety improvements of lentiviral vectors, the risk of insertional oncogenesis remains a significant concern for gene therapy and we cannot be certain that it will not occur in any of our clinical trials. There is also the potential risk of delayed adverse events following exposure to gene therapy products due to persistent biological activity of the genetic material or other components of products used to carry the genetic material. The FDA has stated that lentiviral vectors possess characteristics that may pose risks of delayed adverse events. If any such adverse events occur, further advancement of our clinical trials could be halted or delayed, which would have a material adverse effect on our business and operations.

The disorders we seek to treat have low prevalence and it may be difficult to identify and enroll patients with these disorders. If we experience delays or difficulties in the enrollment and/or maintenance of patients in clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

Patient enrollment is a significant factor in the timing of clinical trials, and the timing of our clinical trials depends, in part, on the speed at which we can recruit patients to participate in our trials, as well as completion of required follow-up periods. We may not be able to initiate or continue clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials to such trial’s conclusion as required by the FDA, the EMA or other comparable foreign regulatory authorities. Additionally, clinical trials for our current product candidates are focused on treatment of rare diseases (i.e., diseases that affect less than 200,000 persons in the United States), which may further limit enrollment of eligible patients or may result in slower enrollment than we anticipate. The eligibility criteria of our clinical trials, once established, may further limit the pool of available trial participants.

Patient enrollment may also be affected if our competitors have ongoing clinical trials for product candidates that are under development for the same indications as our product candidates, and patients who would otherwise be eligible for our clinical trials instead enroll in clinical trials of our competitors’ product candidates. Patient enrollment for any of our clinical trials may be affected by other factors, including:

•	size and nature of the patient population;

•	severity of the disease under investigation;

•	availability and efficacy of approved drugs for the disease under investigation;

•	patient eligibility criteria for the trial in question as defined in the protocol;

•	perceived risks and benefits of the product candidate under study;

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clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new products that may be approved for the indications we are investigating;

•	efforts to facilitate timely enrollment in clinical trials;

•	patient referral practices of physicians;

•	the ability to monitor patients adequately during and after treatment;

•	proximity and availability of clinical trial sites for prospective patients;

•	continued enrollment of prospective patients by clinical trial sites;

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the risk that patients enrolled in clinical trials will drop out of the trials before completion or, because they may be late-stage cancer patients, will not survive the full terms of the clinical trials; and

•	delays or difficulties in enrollment and completion of studies due to the COVID-19 pandemic.

Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our product candidates and jeopardize our ability to obtain marketing approval for the sale of our product candidates. Furthermore, even if we are able to enroll a sufficient number of patients for our clinical trials, we may have difficulty maintaining enrollment of such patients in our clinical trials.

Even if approved, our product candidates may not achieve adequate market acceptance among physicians, patients, healthcare payors and others in the medical community necessary for commercial success.

Even if our product candidates receive regulatory approval, they may not gain adequate market acceptance among physicians, patients, healthcare payors and others in the medical community. The degree of market acceptance of any of our approved product candidates will depend on a number of factors, including:

•	the efficacy and safety profile as demonstrated in clinical trials compared to alternative treatments;

•	the timing of market introduction of the product candidate as well as competitive products;

•	the clinical indications for which the product candidate is approved;

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restrictions on the use of our product candidates, such as boxed warnings or contraindications in labeling, or a REMS, if any, which may not be required of alternative treatments and competitor products;

•	the potential and perceived advantages of product candidates over alternative treatments;

•	the cost of treatment in relation to alternative treatments;

•	the availability of coverage and adequate reimbursement, as well as pricing, by third-party payors, including government authorities;

•	relative convenience and ease of administration;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the effectiveness of sales and marketing efforts;

•	unfavorable publicity relating to our products or product candidates or similar approved products or product candidates in development by third parties; and

•	the approval of other new therapies for the same indications.

Our target patient populations are relatively small, and there are currently no FDA-approved treatments for these diseases. As a result, the pricing and reimbursement of our product candidates or any future product candidates we may develop, if approved, is uncertain, but must be adequate to support commercial infrastructure. If we are unable to obtain adequate levels of reimbursement, our ability to successfully market and sell our current product candidates or any future product candidates we may develop will be adversely affected.

If any of our product candidates is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors and patients, we may not generate or derive sufficient revenue from that product candidate and our financial results could be negatively impacted.

There is currently no FDA-approved treatment for dystrophic epidermolysis bullosa or for localized scleroderma, and our development of D-Fi and FCX-013 for these indications, respectively, may never lead to a marketable product.

We are developing D-Fi as an intradermal autologous cell-based gene therapy to treat RDEB and DDEB and FCX-013 as an intradermal autologous cell-based gene therapy to treat moderate to severe LS. There are currently no FDA-approved treatments for DEB or LS. We cannot be certain that our approach will lead to the development of an approvable or marketable product. We may not succeed in demonstrating safety and efficacy of these product candidates in our ongoing or anticipated clinical trials or either, in larger-scale clinical trials. Advancing these product candidates creates significant challenges for us, including:

•	obtaining marketing approval, as the FDA, the EMA or other regulatory authorities have yet to approve a treatment for DEB or moderate to severe LS;

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if either are approved, educating medical personnel regarding the potential efficacy and safety benefits, as well as the challenges, of incorporating either of these product candidates into existing supportive care regimens; and

•	establishing the sales and marketing capabilities upon obtaining any marketing approvals to gain market acceptance.

Our current gene therapies are for autologous use only. Therefore, if a drug product is administered to the wrong patient, the patient could suffer harm.

Our gene therapies are autologous, which means they must only be administered back to the patient from which the cellular material was collected. While we implement specific identifiers, lot numbers and labels with cross checks for our products and operations from collection of cellular material, through manufacture of drug product, transport of product to the clinical site up to warming and administration of the product, it is possible that a product may be administered into the wrong patient. If an autologous cell therapy were to be administered into the wrong patient, the patient could suffer harm, including experiencing a severe adverse immune reaction and this event, should it happen, could adversely affect our business, financial condition, results of operations and prospects.

Our refrigerated product candidates require specific storage, handling and administration at the clinical sites.

Our refrigerated drug product candidates must be stored at low temperatures in specialized refrigerated containers until immediately prior to use. For administration, the drug product container must be carefully removed from storage, warmed to room temperature and inverted to place cells into suspension prior to drawing the product into syringes. The handling, warming and administration of the gene therapy product must be performed according to specific instructions. Failure to correctly handle the product, follow the instructions for warming and administration and/or failure to administer the product within the specified period post-warming could negatively impact the efficacy and or safety of the product.

Because gene therapy is novel and the regulatory landscape that governs any gene therapy product candidates we may develop is rigorous, complex, uncertain and subject to change, we cannot predict the time and cost of obtaining regulatory approval, if we receive it at all, for any product candidates we may develop. At the moment, only a small number of gene therapy products have been approved in the United States and the European Union.

The regulatory requirements that will govern any novel gene therapy product candidates we develop are not entirely clear and are subject to change. Within the broader genetic medicine field, very few therapeutic products have received marketing authorization from the FDA or the EMA. Even with respect to more established products that fit into the categories of gene therapies or cell therapies, the regulatory landscape is still developing. Regulatory requirements governing gene therapy products and cell therapy products have changed frequently and will likely continue to change in the future. Moreover, there is substantial overlap in those responsible for regulation of existing gene therapy products and cell therapy products. For example, in the United States, the FDA has established the Office of Tissues and Advanced Therapies within its Center for Biologics Evaluation and Research, or CBER, to consolidate the review of gene therapy and related products, and the Cellular, Tissue and Gene Therapies Advisory Committee to advise CBER on its review. Although the FDA has approved other autologous cell-based gene therapies utilizing lentiviral vectors, there is no assurance that these previous approvals will affect the FDA’s review of our product candidates.

Our gene therapy product candidates will need to meet safety and efficacy standards applicable to any new biologic under the regulatory framework administered by the FDA. In addition to FDA oversight and oversight by institutional review boards, or IRBs, under guidelines promulgated by the National Institutes of Health, or NIH, gene therapy clinical trials are also subject to review and oversight by an institutional biosafety committee, or IBC, a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment. While the NIH guidelines are not mandatory unless the research in question is being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them. Although the FDA decides whether individual gene therapy protocols may proceed, the review process and determinations of other reviewing bodies can impede or delay the initiation of a clinical trial, even if the FDA has reviewed the trial and approved its initiation.

The same applies in the European Union. The EMA’s Committee for Advanced Therapies, or CAT, is responsible for assessing the quality, safety, and efficacy of advanced-therapy medicinal products. Advanced-therapy medicinal products include gene therapy medicines, somatic-cell therapy medicines and tissue-engineered medicines. The role of the CAT is to prepare a draft opinion on an application for marketing authorization for a gene therapy medicinal candidate that is submitted to the EMA. In the European Union, the development and evaluation of a gene therapy product must be considered in the context of the relevant EU guidelines. The EMA may issue new guidelines concerning the development and marketing authorization for gene therapy products and require that we comply with these new guidelines. As a result, the procedures and standards applied to gene therapy products and cell therapy products may be applied to any gene therapy product candidate we may develop, but that remains uncertain at this point.

Adverse developments in preclinical studies or clinical trials conducted by others in the field of gene therapy and gene regulation products may cause the FDA, the EMA, and other regulatory bodies to revise the requirements for approval of any product candidates we may develop or limit the use of products utilizing gene regulation technologies, either of which could harm our business. In addition, the clinical trial requirements of the FDA, the EMA, and other regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty, and intended use and market of the potential products. The regulatory approval process for product candidates such as ours can be more expensive and take longer than for other, better known, or more extensively studied pharmaceutical or other product candidates. Further, as we are developing novel potential treatments for diseases in which, in some cases, there is little clinical experience with potential new endpoints and methodologies, there is heightened risk that the FDA, the EMA or other regulatory bodies may not consider the clinical trial endpoints to provide clinically meaningful results, and the resulting clinical data and results may be more difficult to analyze. In addition, we may not be able to identify or develop appropriate animal disease models to enable or support planned clinical development. Any natural history studies that we may conduct or rely upon in our clinical development may not be accepted by the FDA, the EMA or other regulatory authorities. Regulatory agencies administering existing or future regulations or legislation may not allow production and marketing of products utilizing gene regulation technology in a timely manner or under technically or commercially feasible conditions. In addition, regulatory action or private litigation could result in expenses, delays, or other impediments to our research programs or the commercialization of resulting products. Further, approvals by one regulatory agency may not be indicative of what other regulatory agencies may require for approval.

The regulatory review committees and advisory groups described above and the new guidelines they promulgate may lengthen the regulatory review process, require us to perform additional preclinical studies or clinical trials, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of these treatment candidates, or lead to significant post-approval limitations or restrictions. As we advance our research programs and develop future product candidates, we will be required to consult with these regulatory and advisory groups and to comply with applicable guidelines. If we fail to do so, we may be required to delay or discontinue development of any product candidates we identify and develop. These additional processes may result in a review and approval process that is longer than we otherwise would have expected. Delays as a result of an increased or lengthier regulatory approval process or further restrictions on the development of our product candidates can be costly and could negatively impact our ability to complete clinical trials and commercialize our current and future product candidates in a timely manner, if at all.

We may be unable to obtain U.S. or foreign regulatory approvals and, as a result, may be unable to commercialize our product candidates.

Our product candidates are subject to extensive governmental regulations relating to, among other things, research, testing, development, manufacturing, safety, efficacy, approval, recordkeeping, reporting, labeling, storage, packaging, advertising and promotion, pricing, marketing and distribution of drugs. Rigorous preclinical studies and clinical trials and an extensive regulatory approval process must be successfully completed in the United States and in many foreign jurisdictions before a new drug can be marketed. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. We cannot provide any assurance that any product candidate we may develop will progress through required clinical testing and obtain the regulatory approvals necessary for us to begin selling them.

We have not conducted, managed or completed large-scale or pivotal clinical trials nor managed the regulatory approval process with the FDA, the EMA or any other regulatory authority with respect to our current product candidates. The time required to obtain approvals from the FDA and other regulatory authorities is unpredictable, and requires successful completion of extensive clinical trials which typically takes many years, depending upon the type, complexity and novelty of the product candidate. The standards that the FDA and its foreign counterparts use when evaluating clinical trial data can and often changes during drug development, which makes it difficult to predict with any certainty how they will be applied. We may also encounter unexpected delays or increased costs due to new government regulations, including future legislation or administrative action, or changes in FDA policy during the period of drug development, clinical trials and FDA regulatory review.

Any delay or failure in seeking or obtaining required approvals would have a material and adverse effect on our ability to generate revenue from the particular product candidate for which we developing and seeking approval. Furthermore, any regulatory approval to market a drug may be subject to significant limitations on the approved uses or indications for which we may market the drug or the labeling or other restrictions. In addition, the FDA has the authority to require a REMS as part of approving a new drug application, or NDA, or BLA, or after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug. These requirements or restrictions might include limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria and requiring treated patients to enroll in a registry. These limitations and restrictions may significantly limit the size of the market for the drug and affect reimbursement by third-party payors.

We are also subject to numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process varies among countries, and generally includes all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval.

We have received orphan drug designation from the FDA for D-Fi for the treatment of dystrophic epidermolysis bullosa and FCX-013 for the treatment of localized scleroderma. We may seek orphan drug designation for some of our future product candidates and we may be unsuccessful, or may be unable to maintain the benefits associated with orphan drug designation, including the potential for market exclusivity, for product candidates for which we have obtained, or will obtain, orphan drug designation.

Regulatory authorities in some jurisdictions, including the United States, may designate drugs or biologics intended to treat relatively small patient populations as orphan drug products. Under the Orphan Drug Act, the FDA may designate a drug or biologic as an orphan drug if it is intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States, or a patient population of 200,000 or more in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States.

In the United States, orphan drug designation entitles a party to financial incentives such as tax advantages and user fee waivers. Opportunities for grant funding toward clinical trial costs may also be available for clinical trials of drugs or biologics for rare diseases, regardless of whether the drugs or biologics are designated for the orphan use. In addition, if a drug or biologic with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a seven year period of marketing exclusivity, which precludes the FDA from approving another marketing application for the same drug for the same indication for that time period, except in limited circumstances. If our competitors are able to obtain orphan drug exclusivity prior to us, for products that constitute the “same drug” and treat the same indications as our product candidates, we may not be able to have competing products approved by the applicable regulatory authority for a significant period of time.

We have obtained orphan drug designation from the FDA for D-Fi for the treatment of DEB and FCX-013 for the treatment of LS. We may seek orphan designation for our future product candidates. However, we may be unsuccessful in obtaining orphan drug designation for these and may be unable to maintain the benefits associated with orphan drug designation. Even if we obtain orphan drug exclusivity for any of our product candidates, that exclusivity may not effectively protect those product candidates from competition because different drugs can be approved for the same condition, and orphan drug exclusivity does not prevent the FDA from approving the same or a different drug in another indication. Even after an orphan drug is granted orphan exclusivity and approved, the FDA can subsequently approve a later application for the same drug for the same condition before the expiration of the seven-year exclusivity period if the FDA concludes that the later drug is clinically superior in that it is shown to be safer in a substantial portion of the target populations, more effective or makes a major contribution to patient care. In addition, a designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. Moreover, orphan-drug-exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if we are unable to manufacture sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.

We have received rare pediatric disease designation from the FDA for D-Fi for the treatment of recessive dystrophic epidermolysis bullosa and FCX-013 for the treatment of moderate to severe localized scleroderma. However, a marketing application for D-Fi and FCX-013, if approved, may not meet the eligibility criteria for a priority review voucher or the rare pediatric disease designation program may sunset before the FDA is able consider us for a voucher.

We have received rare pediatric disease designation for D-Fi for the treatment of RDEB and FCX-013 for the treatment of moderate to severe LS. Under this program, a sponsor who receives an approval for a drug or biologic for a “rare pediatric disease” may qualify for a voucher that can be redeemed to receive a priority review of a subsequent marketing application for a different product. Designation of a biologic as a product for a rare pediatric disease does not guarantee that a BLA for such biologic will meet the eligibility criteria for a rare pediatric disease priority review voucher at the time the application is approved. Under the Federal Food, Drug, and Cosmetic Act, or FDCA, we will need to request a rare pediatric disease priority review voucher in our original BLA for D-Fi and FCX-013, and for any other candidates for which we submit a marketing application. The FDA may determine that a BLA for D-Fi and FCX-013, if approved, does not meet the eligibility criteria for a priority review voucher, including for the following reasons:

•	RDEB or moderate to severe LS no longer meet the definition of a rare pediatric disease;

•	the BLA contains an active ingredient (including any ester or salt of the active ingredient) that has been previously approved in a BLA;

•	the BLA is not deemed eligible for priority review;

•

the BLA does not rely on clinical data derived from studies examining a pediatric population and dosages of the drug intended for that population (that is, if the BLA does not contain sufficient clinical data to allow for adequate labeling for use by the full range of affected pediatric patients); or

•	the BLA is approved for a different adult indication than the rare pediatric disease for which D-Fi and FCX-013 are designated.

The authority for the FDA to award rare pediatric disease priority review vouchers for drugs that have received rare pediatric disease designation prior to September 30, 2024 currently expires on September 30, 2026. If the BLA for D-Fi or FCX-013 is not approved prior to September 30, 2026 for any reason, regardless of whether they meet the criteria for a rare pediatric disease priority review voucher, they will not be eligible for a priority review voucher. However, it is also possible the authority for FDA to award rare pediatric disease priority review vouchers will be further extended in the future.

We have received Fast Track designation by the FDA for D-Fi for the treatment of recessive dystrophic epidermolysis bullosa and FCX-013 for the treatment of moderate to severe localized scleroderma, and we may seek Fast Track designation for our future product candidates. Even if received, Fast Track designation may not actually lead to a faster review or approval process and does not increase the likelihood that our product candidates will receive marketing approval.

We have received Fast Track designation for D-Fi for the treatment of RDEB and FCX-013 for the treatment of moderate to severe LS, and we may seek Fast Track designation for our current and future product candidates. If a drug or biologic is intended for the treatment of a serious or life-threatening condition and the product demonstrates the potential to address unmet medical needs for this condition, the sponsor may apply for FDA Fast Track designation for a particular indication. There is no assurance that the FDA will grant this status to any of our other proposed product candidates. If granted, Fast Track designation makes a product eligible for more frequent interactions with FDA to discuss the development plan and clinical trial design, as well as rolling review of the application, which means that the company can submit completed sections of its marketing application for review prior to completion of the entire submission. Marketing applications of product candidates with Fast Track designation may qualify for priority review under the policies and procedures offered by the FDA, but the Fast Track designation does not assure any such qualification or ultimate marketing approval by the FDA. The FDA has broad discretion whether or not to grant Fast Track designation, so even if we believe a particular product candidate is eligible for this designation, there can be no assurance that the FDA would decide to grant it. Even if we do receive Fast Track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures, and receiving a Fast Track designation does not provide any assurance of ultimate FDA approval. In addition, the FDA may withdraw Fast Track designation at any time if it believes that the designation is no longer supported by data from our clinical development program.

The regenerative medicine advanced therapy, or RMAT, designation by the FDA for D-Fi, or an RMAT designation granted for any of our other current or future product candidates, may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that D-Fi or our other product candidates will receive marketing approval.

The FDA granted an RMAT designation for D-Fi in May 2019 and we plan to seek an RMAT designation for our other current and future product candidates if the clinical data support such a designation. An RMAT is defined as cell and gene therapies, therapeutic tissue engineering products, human cell and tissue products and combination products using any such therapies or products. Gene therapies, including genetically modified cells that lead to a durable modification of cells or tissues may meet the definition of a regenerative medicine therapy. The RMAT program is intended to facilitate efficient development and expedite review of RMATs, which are intended to treat, modify, reverse or cure a serious or life-threatening disease or condition and for which preliminary clinical evidence indicates that the drug has the potential to address unmet medical needs for such disease or condition. A BLA for a regenerative medicine therapy that has received RMAT designation may be eligible for priority review or accelerated approval. An RMAT may be eligible for priority review if it treats a serious condition, and, if approved would provide a significant improvement in the safety or effectiveness of the treatment of the condition. An RMAT may be eligible for accelerated approval through (1) surrogate or intermediate endpoints reasonably likely to predict long-term clinical benefit, or (2) reliance upon data obtained from a meaningful number of sites. Benefits of such designation also include early interactions with the FDA to discuss any potential surrogate or intermediate endpoint to be used to support accelerated approval. A regenerative medicine therapy with RMAT designation that is granted accelerated approval and is subject to post-approval requirements may fulfill such requirements through the submission of clinical evidence from clinical trials, patient registries, or other sources of real world evidence, such as electronic health records; the collection of larger confirmatory data sets; or post-approval monitoring of all patients treated with such therapy prior to its approval.

Designation as an RMAT is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for designation as a RMAT, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of RMAT designation for D-Fi or for other product candidates may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify for RMAT designation, the FDA may later decide that the biological products no longer meet the conditions for qualification.

We may develop our current and future product candidates in combination with other therapies, which exposes us to additional risks, and certain of our product candidates are regulated as combination products.

We may develop our current and future product candidates in combination with one or more other approved or unapproved therapies to treat skin and connective tissue diseases or other diseases. We may also develop certain product candidates as biologic/drug combination products. Additional time may be required to obtain regulatory approval for our product candidates because they are combination products. Our product candidates that are biologic/drug combination products require coordination within the FDA and similar foreign regulatory agencies for review of their biologic and drug components. Although the FDA and similar foreign regulatory agencies have systems in place for the review and approval of combination products such as ours, we may experience delays in the development and commercialization of our product candidates due to regulatory timing constraints and uncertainties in the product development and approval process.

In addition, even if any product candidate we develop were to receive marketing approval or be commercialized for use in combination with other existing therapies, we would continue to be subject to the risks that the FDA, the EMA or comparable foreign regulatory authorities outside of the United States could revoke approval of the therapy used in combination with our product or that safety, efficacy, manufacturing or supply issues could arise with any of those existing therapies. If the therapies we use in combination with our product candidates are replaced as the standard of care for the indications we choose for any of our product candidates, the FDA, the EMA or comparable foreign regulatory authorities may require us to conduct additional clinical trials. The occurrence of any of these risks could result in our own products, if approved, being removed from the market or being less successful commercially.

We also may choose to evaluate our current product candidates or any future product candidates in combination with one or more therapies that have not yet been approved for marketing by the FDA, the EMA or comparable foreign regulatory authorities. We will not be able to market and sell our product candidates we develop in combination with an unapproved therapy for a combination indication if that unapproved therapy does not ultimately obtain marketing approval either alone or in combination with our product. In addition, unapproved therapies face the same risks described with respect to our product candidates currently in development and clinical trials, including the potential for serious adverse effects, delay in their clinical trials and lack of FDA approval.

If the FDA, the EMA or comparable foreign regulatory authorities do not approve these other drugs or revoke their approval of, or if safety, efficacy, quality, manufacturing or supply issues arise with, the drugs we choose to evaluate in combination with our product candidate we develop, we may be unable to obtain approval of or market such combination therapy.

Any product candidates for which we intend to seek approval as biologic products may face competition sooner than anticipated.

In March 2010, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the ACA, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009, or BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of their product. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation and meaning are subject to uncertainty. While it is uncertain when such processes intended to implement BPCIA may be fully adopted by the FDA, any such processes could have an adverse effect on the future commercial prospects for our biological products.

There is a risk that any of our product candidates approved as a biological product under a BLA would not qualify for the 12-year period of exclusivity or that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider our product candidates to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing. If competitors are able to obtain marketing approval for biosimilars referencing our candidates, if approved, our products may become subject to competition from such biosimilars, with the attendant competitive pressure and potential adverse consequences.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus on research programs, therapeutic platforms and product candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other therapeutic platforms or product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs, therapeutic platforms and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights.

Risks Related to Our Business

We are substantially dependent on the success of our lead product candidates, D-Fi and FCX-013, and our other current and future product candidates. If we are unable to complete development of, obtain approval for and commercialize any of our current or future product candidates in a timely manner, our business will be harmed.

Our future success is dependent on our ability to timely advance and complete clinical trials, obtain marketing approval for and successfully commercialize D-Fi and FCX-013, our lead product candidates, and our other current and future product candidates. We are investing significant efforts and financial resources in the research and development of D-Fi and our other current product candidates. We are currently conducting a Phase 3 clinical trial of D-Fi in patients with RDEB, a Phase 1/2 clinical trial of FCX-013 in patients with moderate to severe LS and plan to initiate a Phase 3 clinical trial of D-Fi in patients with DDEB in the second half of 2021. D-Fi will require additional clinical development, evaluation of clinical manufacturing activities, marketing approval from government regulators, substantial investment and significant marketing efforts before we can generate any revenues from product sales. We are not permitted to market or promote D-Fi, FCX-013 or any other product candidate, before we receive marketing approval from the FDA, the EMA or comparable foreign regulatory authorities, and we may never receive such marketing approvals.

The success of D-Fi, FCX-013 and our other current product candidates will depend on several factors, including the following:

•	the successful and timely completion of our ongoing or planned clinical trials, including any delays arising out of the COVID-19 pandemic;

•	the initiation and successful patient enrollment and completion of additional clinical trials on a timely basis;

•	maintaining and establishing relationships with CROs and clinical sites for clinical development, both in the United States and internationally;

•	the frequency and severity of adverse events in the clinical trials;

•	the efficacy, safety and tolerability profiles that are satisfactory to the FDA, the EMA or any comparable foreign regulatory authority for marketing approval;

•	the timely receipt of marketing approvals from applicable regulatory authorities;

•	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

•	maintaining our manufacturing facility and certain regulatory requirements thereof;

•	the maintenance of existing or the establishment of new supply arrangements with third-party drug product suppliers and manufacturers for clinical development;

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the maintenance of existing, or the establishment of new, scaled production arrangements with third-party manufacturers to obtain finished products that are appropriate for commercial sale of our product candidates, if approved;

•	the protection of our rights in our intellectual property portfolio;

•	the successful launch of commercial sales following any marketing approval;

•	a continued acceptable safety profile following any marketing approval;

•	commercial acceptance by patients, the medical community and third-party payors; and

•	our ability to compete with other therapies.

We do not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, potential threats to our intellectual property rights and the manufacturing, marketing, distribution and sales efforts of any future collaborator. If we are not successful with respect to one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize D-Fi and FCX-013, or other current product candidates, which would materially harm our business. If we do not receive marketing approvals for D-Fi and FCX-013, or our other product candidates, we may not be able to continue our operations.

Our company has limited experience in designing clinical trials and may experience delays or unexpected difficulties in obtaining regulatory approval for our current and future product candidates.

We have limited experience in designing clinical trials and may be unable to design and execute a clinical trial to support marketing approval. We cannot be certain that our planned clinical trials or any future clinical trials will be successful. It is possible that the FDA may refuse to accept any or all of our planned BLAs for substantive review or may conclude after review of our data that our application is insufficient to obtain regulatory approval for any product candidates. If the FDA does not approve any of our planned BLAs, it may require that we conduct additional costly clinical trials, preclinical studies or manufacturing validation studies before it will reconsider our applications. Depending on the extent of these or any other FDA-required studies, approval of any BLA or other application that we submit may be significantly delayed, possibly for several years, or may require us to expend more resources than we have available. Any failure or delay in obtaining regulatory approvals would prevent us from commercializing our product candidates, generating revenues and achieving and sustaining profitability. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA to approve any BLA or other application that we submit. If any of these outcomes occur, we may be forced to abandon the development of our product candidates, which would materially adversely affect our business and could potentially cause us to cease operations. We face similar risks for our applications in foreign jurisdictions.

We intend to identify and develop novel gene therapy product candidates, which makes it difficult to predict the time, cost and potential success of product candidate development.

Our strategy is to identify, develop and commercialize gene therapy product candidates using our proprietary autologous fibroblast technology, which involves collecting small skin biopsies from patients, isolating cells and expanding them in culture, transducing the patient’s fibroblast cells with an integrative viral or non-viral vector to express a targeted protein, followed by continued expansion of the gene modified cells in culture. Our future success depends on the successful development of these novel therapeutic approaches. To date, very few products that utilize gene transfer have been approved in the United States or Europe and no gene therapy products that utilize an intradermal method of administration have been approved. In addition, there have been a limited number of clinical trials of gene transduction technologies as compared to other, more conventional forms of therapy.

Although viral and non-viral vectors in gene therapy have been tested in numerous clinical trials and are used in FDA-approved gene therapy products, we cannot be certain that our gene therapy product candidates that utilize viral or non-viral vectors will successfully complete preclinical studies or clinical trials, or that they will not cause significant adverse events or toxicities. We also cannot be certain that we will be able to avoid triggering toxicities in our future preclinical studies or clinical trials or that our intradermal method of administration will not cause unforeseen side effects or other challenges. Any such results could impact our ability to develop a product candidate, including our ability to enroll patients in our clinical trials. As a result of these factors, it is more difficult for us to predict the time and cost of product candidate development, and we cannot predict whether the application of our approach to gene therapy, or any similar or competitive programs, will result in the identification, development and regulatory approval of any product candidates, or that other gene therapy programs will not be considered better or more attractive. There can be no assurance that any development problems we experience in the future related to our current gene therapy product candidates or any of our research programs will not cause significant delays or unanticipated costs, or that such development problems can be solved. We may also experience delays and challenges in achieving sustainable, reproducible and scalable production. Any of these factors may prevent us from completing our preclinical studies or clinical trials or commercializing any product candidates we may develop on a timely or profitable basis, if at all.

Our long-term prospects depend in part upon discovering, developing and commercializing additional product candidates, which may fail in development or suffer delays that adversely affect their commercial viability.

Our future operating results are dependent on our ability to successfully discover, develop, obtain regulatory approval for and commercialize product candidates beyond those we currently have in clinical development. A product candidate can unexpectedly fail at any stage of preclinical or clinical development. The historical failure rate for product candidates is high due to risks relating to safety, efficacy, clinical execution, changing standards of medical care and other unpredictable variables. The results from preclinical studies or early clinical trials of a product candidate may not be predictive of the results that will be obtained in later stage clinical trials of the product candidate.

The success of other product candidates we may develop will depend on many factors, including the following:

•	generating sufficient data to support the initiation or continuation of clinical trials;

•	obtaining regulatory permission to initiate clinical trials;

•	contracting with the necessary parties to conduct clinical trials;

•	successful enrollment of patients in, and the completion of, clinical trials on a timely basis;

•	the timely manufacture of sufficient quantities of the product candidate and other key materials needed for use in clinical trials;

•	adverse events in the clinical trials; and

•	any potential interruptions or delays resulting from factors related to the COVID-19 pandemic.

Even if we successfully advance any other product candidates into clinical development, their success will be subject to all of the clinical, regulatory and commercial risks described elsewhere in this “Risk Factors”

section. Accordingly, we cannot assure you that we will ever be able to discover, develop, obtain regulatory approval of, commercialize or generate significant revenue from our product candidates.

We have never commercialized an autologous cell-based gene therapy product candidate before and may lack the necessary expertise, personnel and resources to successfully commercialize any products on our own or together with suitable collaborators.

We have never commercialized an autologous cell-based gene therapy product candidate, and we currently have no sales force, marketing or distribution capabilities. To achieve commercial success for our current product candidates, which we may license to others, we will rely on the assistance and guidance of those collaborators. For product candidates for which we retain commercialization rights, we will have to develop our own sales, marketing and supply organization or outsource these activities to a third party.

Factors that may affect our ability to commercialize our product candidates on our own include recruiting and retaining adequate numbers of effective sales and marketing personnel, obtaining access to or persuading adequate numbers of physicians to prescribe our product candidates and other unforeseen costs associated with creating an independent sales and marketing organization. Developing a sales and marketing organization will be expensive and time-consuming and could delay the launch of our product candidates. We may not be able to build an effective sales and marketing organization. If we are unable to build our own distribution and marketing capabilities or to find suitable partners for the commercialization of our product candidates, we may not generate revenues from them or be able to reach or sustain profitability.

We face significant competition, and if our competitors develop and market technologies or products more rapidly than we do or that are more effective, safer or less expensive than the product candidates we develop, our commercial opportunities will be negatively impacted.

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary and novel products and product candidates. Our competitors have developed, are developing or may develop products, product candidates and processes competitive with our product candidates. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. We believe that a significant number of products are currently under development, and may become commercially available in the future, for the treatment of conditions for which we may attempt to develop product candidates. In addition, our products may need to compete with off-label drugs used by physicians to treat the indications for which we seek approval. This may make it difficult for us to replace existing therapies with our products.

In particular, there is intense competition in the field of gene therapy we are pursuing. We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, emerging and start-up companies, universities and other research institutions. For example, our product candidate and programs for DEB will compete with product candidates and programs being advanced by Krystal Biotech Inc. and Abeona Therapeutics, Inc., among others, and our product candidate and program for LS will compete with product candidates or programs being advanced by Pfizer Inc. and Regeneron Pharmaceuticals, Inc., among others. We also compete with these organizations to recruit management, scientists and clinical development personnel, which could negatively affect our level of expertise and our ability to execute our business plan. We will also face competition in establishing clinical trial sites, enrolling subjects for clinical trials and in identifying and in-licensing new product candidates.

We have chosen to initially address well-validated biochemical targets, and therefore expect to face competition from existing products and products in development for each of our product candidates. There are a large number of companies developing or marketing gene therapies, including many major pharmaceutical and biotechnology companies. Many of these current and potential competitors have significantly greater financial, manufacturing, marketing, drug development, technical and human resources and commercial expertise than we do. Large pharmaceutical and biotechnology companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing biotechnology products. These companies also have significantly greater research and marketing capabilities than we do and may also have products that have been approved or are in late stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical and biotechnology companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies, as well as in acquiring technologies complementary to, or necessary for, our programs. As a result, our competitors may succeed in obtaining approval from the FDA, the EMA or other comparable foreign regulatory authorities or in discovering, developing and commercializing products in our field before we do.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe effects, are more convenient, have a broader label, are marketed more effectively, are reimbursed or are less expensive than any products that we may develop. Our competitors also may obtain marketing approval from the FDA, the EMA or other comparable foreign regulatory authorities for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Even if the product candidates we develop achieve marketing approval, they may be priced at a significant premium over competitive products if any have been approved by then, resulting in reduced competitiveness. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical. If we are unable to compete effectively, our opportunity to generate revenue from the sale of our products we may develop, if approved, could be adversely affected.

If the market opportunities for our current product candidates and any future product candidates we may develop are smaller than we believe they are, our revenue may be adversely affected and our business may suffer. Moreover, because the target patient populations we are seeking to treat are small, and the addressable patient population is even smaller, we must be able to successfully identify patients and capture a significant market share to achieve profitability and growth.

We focus our research and product development on treatments for rare diseases affecting the skin and connective tissue. The incidence and prevalence of RDEB is not clearly defined, and estimates based on limited analyses of clinical databases or registries vary widely. Utilizing a genetic modelling approach, the incidence of RDEB in the United States is estimated to be 95 per million live births. Applying simulation methods, it is estimated that the prevalence of RDEB in the United States is 3,850 patients. Using a more conservative assumption based on a worldwide prevalence of RDEB estimated to be approximately 8 per million persons, the prevalence of RDEB in the United States is extrapolated to be 2,640 patients, although national EB advocacy groups suggest the number of patients may be even greater. While the prevalence of DDEB is estimated to be similar to that of RDEB, the treatable population is considered to be somewhat smaller as the clinical manifestations are generally milder in severity. In addition, we estimate that there are approximately 160,000 patients with LS in the United States. The prevalence of LS in the United States in adults is similar to that of children and is estimated to be 50 per 100,000 persons. We estimate that there are approximately 20,000 patients with moderate to severe LS under the age of 18, and 30,000 moderate to severe adult LS patients in the United States. Given the small number of patients who have the diseases that we are targeting, it is critical to our ability to grow and become profitable that we continue to successfully identify patients with these rare diseases. Our projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our current product candidates and any future product candidates we may develop, are based on our beliefs and estimates. These estimates have been derived from a variety of sources, including the scientific literature, surveys of clinics, patient foundations or market research that we conducted, and may prove to be incorrect or contain errors. New studies may change the estimated incidence or prevalence of these diseases. The number of patients may turn out to be lower than expected. The effort to identify patients with diseases we seek to treat is in early stages, and we cannot accurately predict the number of patients for whom treatment might be possible. Additionally, the potentially addressable patient population for our current product candidates or any future product candidates we may develop may be limited or may not be amenable to treatment with our current product candidates or any future product candidates we may develop, and new patients may become increasingly difficult to identify or gain access to, which would adversely affect our results of operations and our business. Further, even if we obtain significant market share for our current product candidates or any future product candidates we may develop, because the potential target populations are very small, we may never achieve profitability despite obtaining such significant market share.

The COVID-19 pandemic could continue to adversely impact our business, including our ongoing and planned clinical trials, supply chain and business development activities.

In December 2019, SARS-CoV-2, a novel strain of coronavirus, causing a disease referred to as COVID-19, was first reported in Wuhan, China and has since become a global pandemic. The former President of the United States declared the COVID-19 pandemic a national emergency on March 13, 2020 and many states and municipalities in the United States have announced aggressive actions to reduce the spread of the disease, including limiting non-essential gatherings of people, ceasing all non-essential travel, ordering certain businesses and government agencies to cease non-essential operations at physical locations and issuing “shelter-in-place” orders which direct individuals to shelter at their places of residence (subject to limited exceptions). For example, the Governor of Pennsylvania declared a state of emergency related to the spread of COVID-19 and issued orders effective March 23, 2020 directing all individuals in seven counties, including where our headquarters is located, to “stay at home” except to perform certain essential activities. We may experience further limitations on employee resources in the future, including because of sickness of employees or their families. The effects of government actions and our own policies and those of third parties to reduce the spread of COVID-19 may negatively impact productivity and slow down or delay our ongoing and future clinical trials, preclinical studies and research and development activities, and may cause disruptions to our supply chain and impair our ability to execute our business development strategy. For example, we have experienced site initiation and recruitment delays in our clinical trials of D-Fi for the treatment of RDEB and FCX-013 for the treatment of moderate to severe LS due to the impact of the COVID-19 pandemic. In the event that government authorities were to enhance current restrictions, our employees who currently are not telecommuting may no longer be able to access our facilities, and our operations may be further limited or curtailed.

As COVID-19 continues to spread, we may experience ongoing disruptions that could severely impact our business, preclinical studies or clinical trials, including:

•	interruption or delays in our operations, which may impact our ability to conduct and produce preclinical results required for submission of a BLA or IND;

•	delays in receiving approval from local regulatory authorities to initiate our planned clinical trials;

•	delays or difficulties in enrolling patients in our clinical trials;

•	delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;

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delays in clinical sites receiving the supplies and materials needed to conduct our clinical trials, including interruption in global shipping that may affect the transport of clinical trial materials;

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changes in local regulations as part of a response to the COVID-19 outbreak which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs, or to discontinue the clinical trials altogether;

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diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

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interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others, or interruption of clinical trial subject visits and study procedures, the occurrence of which could affect the integrity of clinical trial data;

•	interruption or delays in the operations of the FDA, the EMA or other regulatory authorities, which may impact review and approval timelines;

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risk that participants enrolled in our clinical trials will acquire COVID-19 while the clinical trial is ongoing, which could impact the results of the clinical trial, including by increasing the number of observed adverse events; and

•	refusal of the FDA to accept data from clinical trials in affected geographies.

These and other disruptions in our operations and the global economy could negatively impact our business, operating results and financial condition.

Our current and future clinical trials may be affected by the COVID-19 pandemic. For example, some clinical trial sites have slowed down or stopped further enrollment of new patients in clinical trials, denied access to site monitors and otherwise curtailed certain operations. Similarly, our ability to recruit and retain principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19, may be adversely impacted. Our planned clinical trials may also be impacted by interruptions or delays in the operations of the FDA and comparable foreign regulatory agencies. We and our CROs will act in accordance with the guidance issued by the FDA in our future clinical trials to ensure the monitoring and safety of patients and minimize risks to trial integrity during the COVID-19 pandemic. This may have unforeseen effects on the enrollment, progress and completion of these trials and the findings. These events could delay our clinical trials, increase the cost of completing our clinical trials and negatively impact the integrity, reliability or robustness of the data from our clinical trials.

In addition, quarantines, shelter-in-place and similar government orders, or the perception that such orders, shutdowns or other restrictions on the conduct of business operations could occur, related to COVID-19 or other infectious diseases could impact personnel at third-party manufacturing facilities, such as those of Catalent Maryland, Inc., or Catalent, upon which we may rely in the future, or the availability or cost of materials, which could disrupt the supply chain for our product candidates. To the extent our future suppliers and service providers are unable to comply with their obligations under our future agreements with them or they are otherwise unable to deliver or are delayed in delivering goods and services to us due to the COVID-19 pandemic, our future ability to continue meeting clinical supply demand for our product candidates or otherwise advancing development of our product candidates may become impaired.

Additionally, three vaccines for COVID-19 were granted Emergency Use Authorization by the FDA in late 2020 and early 2021, and more are likely to be authorized in the coming months. The resultant demand for vaccines and potential for manufacturing facilities and materials to be commandeered under the Defense Production Act of 1950, or equivalent foreign legislation, may make it more difficult to obtain materials or manufacturing slots for the product candidates needed for our clinical trials, which could lead to further delays in these trials.

The spread of COVID-19 and actions taken to reduce its spread may also materially affect us economically. While the potential economic impact brought by, and the duration of, the COVID-19 pandemic may be difficult to assess or predict, there could be a significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity and financial position. In addition, the trading prices for other biopharmaceutical companies have been highly volatile as a result of the COVID-19 pandemic. As a result, we may face difficulties raising capital through sales of our common stock or such sales may be on unfavorable terms.

COVID-19 and actions taken to reduce its spread continue to rapidly evolve. The extent to which COVID-19 may impede the development of our product candidates, reduce the productivity of our employees, disrupt our supply chains, delay our clinical trials, reduce our access to capital or limit our business development activities, will depend on future developments, which are highly uncertain and cannot be predicted with confidence. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those relating to the timing and results of our clinical trials and our financing needs.

Negative public opinion and increased regulatory scrutiny of gene therapy may damage public perception of the safety of our product candidates and adversely affect our ability to conduct our business or obtain regulatory approvals for our product candidates.

Our gene therapy product candidates involve introducing genetic material into a patient’s cells via intradermal administration to the affected areas. Gene therapy remains a novel technology, with only a limited number of gene therapy products approved to date. Public perception may be influenced by claims that gene therapy is unsafe, and gene therapy may not gain the acceptance of the public or the medical community. In particular, our success will depend upon physicians who specialize in the treatment of genetic diseases targeted by our current or future gene therapy product candidates, prescribing treatments that involve the use of our current or future gene therapy product candidates in lieu of, or in addition to, existing treatments with which they are familiar and for which greater clinical data may be available. More restrictive government regulations or negative public opinion would have an adverse effect on our business, financial condition, results of operations and prospects and may delay or impair the development, commercialization or demand of our current and future gene therapy product candidates we develop. Potential serious adverse events in our clinical trials, or other clinical trials involving gene therapy products or our competitors’ products, even if not ultimately attributable to the relevant product candidates, and the resulting publicity, could result in increased government regulation, unfavorable public perception, potential regulatory delays in the testing or approval of our current and future gene therapy product candidates, stricter labeling requirements for those product candidates that are approved and a decrease in demand for any such product candidates.

Risks Relating to Our Dependence on Third Parties

We rely, and expect to continue to rely, on third parties, including independent clinical investigators and CROs, to conduct certain aspects of our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties, comply with applicable regulatory requirements or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be adversely harmed.

We have relied upon and plan to continue to rely upon third parties, including independent clinical investigators and third-party CROs, to conduct certain aspects of our preclinical studies and clinical trials and to monitor and manage data for our ongoing preclinical and clinical programs. We rely on these parties for execution of our preclinical studies and clinical trials, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies and trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on these third parties does not relieve us of our regulatory responsibilities. We, our third-party contractors and CROs are required to comply with GCP requirements, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for all of our product candidates in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of these third parties or our CROs fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, the EMA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations. In addition, our clinical trials must be conducted with products manufactured under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be adversely affected if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Further, there is no guarantee that any such CROs, investigators or other third parties on which we rely will devote adequate time and resources to our development activities or perform as contractually required. These risks are heightened as a result of the efforts of government agencies and the CROs themselves to limit the spread of COVID-19, including quarantines and shelter-in-place orders. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other product development activities, which could affect their performance on our behalf. If independent investigators or CROs fail to devote sufficient resources to the development of our product candidates, or if CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. Consequently, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed or halted entirely.

Our CROs have the right to terminate their agreements with us in the event of an uncured material breach. In addition, some of our CROs have an ability to terminate their respective agreements with us if it can be reasonably demonstrated that the safety of the subjects participating in our clinical trials warrants such termination, if we make a general assignment for the benefit of our creditors or if we are liquidated.

If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Additionally, CROs may lack the capacity to absorb higher workloads or take on additional capacity to support our needs. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

If we decide to establish additional collaborations, but are not able to establish those collaborations on commercially reasonable terms, we may have to alter our development and commercialization plans.

Our drug development programs and the potential commercialization of our product candidates will require substantial additional cash to fund expenses. We may continue to seek to selectively form collaborations to expand our capabilities, potentially accelerate research and development activities and provide for commercialization activities by third parties. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing stockholders, or disrupt our management and business.

We would face significant competition in seeking appropriate collaborators and the negotiation process is time-consuming and complex. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA, the EMA or comparable foreign regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing drugs, the existence of uncertainty with respect to our ownership of intellectual property and industry and market conditions generally. The potential collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such collaboration could be more attractive than the one with us for our product candidate. Further, we may not be successful in our efforts to establish a collaboration or other alternative arrangements for future product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view them as having the requisite potential to demonstrate safety and efficacy.

In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators. Even if we are successful in entering into a collaboration, the terms and conditions of that collaboration may restrict us from entering into future agreements on certain terms with potential collaborators.

If and when we seek to enter into collaborations, we may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

We have and in the future may enter into collaborations with third parties for the development and commercialization of product candidates. If those collaborations are not successful, we may not be able to capitalize on the market potential of these product candidates.

We have and may in the future seek third-party collaborators for the development and commercialization of one or more of our product candidates. Our likely collaborators for any future collaboration arrangements include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies and biotechnology companies.

We have and will likely have limited control over the amount and timing of resources that our collaborators dedicate to the development or commercialization of our product candidates. Our ability to generate revenues from these arrangements will depend on our collaborators’ abilities and efforts to successfully perform the functions assigned to them in these arrangements. Collaborations involving our product candidates could pose numerous risks to us, including the following:

•	collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations and may not perform their obligations as expected;

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collaborators may deemphasize or not pursue development and commercialization of our product candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus, including as a result of a sale or disposition of a business unit or development function, or available funding or external factors such as an acquisition that diverts resources or creates competing priorities;

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collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

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collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

•	a collaborator with marketing and distribution rights to multiple products may not commit sufficient resources to the marketing and distribution of our product relative to other products;

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collaborators may not properly obtain, maintain, defend or enforce our intellectual property rights or may use our proprietary information and intellectual property in such a way as to invite litigation or other intellectual property related proceedings that could jeopardize or invalidate our proprietary information and intellectual property or expose us to potential litigation or other intellectual property related proceedings;

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disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts management attention and resources;

•	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates;

•	collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all; and

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if a collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our drug development or commercialization program could be delayed, diminished or terminated.

Our employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have an adverse effect on our results of operations.

We are exposed to the risk that our employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers and vendors may engage in misconduct or other improper activities. Misconduct by these parties could include failures to comply with FDA regulations, provide accurate information to the FDA, comply with federal and state health care fraud and abuse laws and regulations, accurately report financial information or data or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by these parties could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct by these parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations.

Risks Related to Manufacturing

We are highly dependent on our Exton, Pennsylvania facility and any failure to maintain the use of this facility would have a material and adverse effect on our business.

We currently manufacture our product candidates at our manufacturing facility in Exton, Pennsylvania. We are entirely reliant on our manufacturing facility to manufacture our product candidates and any failure to maintain the use of this facility would have a material and adverse effect on our business. Our reliance on our manufacturing facility exposes us to a number of risks, including:

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any inability to maintain the facility and conduct its operations in compliance with regulatory requirements, including those specified by the FDA’s regulations regarding cGMP, would have a material and adverse effect on our business and operations;

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we may have no back up manufacturing options, at least in the near term, and even if there were manufacturing alternatives, the third-party contract manufacturing organization, or CMO, we may contract may not be able to manufacture our product candidates for us in a quantity, with the specifications, and otherwise in the manner we request or require and in a timely fashion;

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our ability to manufacture our product candidates could be adversely affected by circumstances beyond our control, including natural disasters or adverse weather, or legal or regulatory issues we may experience that are unrelated to our activities;

•	our ability to successfully renew the lease of our facility, which is set to expire in April 2023, on reasonable terms or at all; and

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our ability to establish and maintain certain licenses or permits necessary to continue our manufacturing activities for our clinical trials and, if any of our product candidates are approved, for commercialization.

We currently manufacture our product candidates for preclinical studies and clinical trials in-house, and expect to continue to do so for commercialization. The manufacture of drugs, especially our gene therapy product candidates, is complex and we may encounter difficulties in production.

Manufacturing drugs, especially in large quantities, is complex and may require the use of innovative technologies. Moreover, the manufacturing of our gene therapy product candidates is complex and novel and has not yet been validated for commercial production. Each lot of an approved drug product must undergo thorough testing for identity, strength, quality, purity and potency. Manufacturing drugs requires facilities specifically designed for and validated for this purpose, and sophisticated quality assurance and quality control procedures are necessary. Slight deviations anywhere in the manufacturing process, including filling, labeling, packaging, storage and shipping and quality control and testing, may result in lot failures, product recalls or spoilage. When changes are made to the manufacturing process, we may be required to provide preclinical and clinical data showing the comparable identity, strength, quality, purity or potency of the products before and after such changes. If microbial, viral or other contaminations are discovered at our facilities or the facilities of a potential future manufacturer, such facilities may need to be closed for an extended period of time to investigate and remedy the contamination, which could delay clinical trials and adversely harm our business. The use of biologically derived ingredients can also lead to allegations of harm, including infections or allergic reactions, or closure of product facilities due to possible contamination. If we or our potential future manufacturers are unable to produce sufficient quantities for clinical trials or for commercialization as a result of these challenges, or otherwise, our development and commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects.

We rely on third parties for certain portions of the manufacturing process, and may in the future rely in third party manufacturers for our product candidates, and this increases the risk related to the timely and sufficient production of our product candidates.

We do not have complete control over all aspects of the manufacturing process of, and are dependent on, our contract manufacturing partners for compliance with cGMP regulations for manufacturing the lentiviral vectors for our final gene therapy product candidates. Third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside of the United States. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA, the EMA or others, they will not be able to secure and/or maintain marketing approval for their manufacturing facilities. In addition, we do not have control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA, the EMA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain marketing approval for or market our product candidates, if approved. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates or drugs and harm our business and results of operations. Furthermore, the raw materials for our product candidates may be sourced, in some cases, from a single-source supplier. If we were to experience an unexpected loss of supply of any of our product candidates or any of our future product candidates for any reason, whether as a result of manufacturing, supply or storage issues or otherwise, we could experience delays, disruptions, suspensions or terminations of, or be required to restart or repeat, any pending or ongoing clinical trials.

We currently have the infrastructure and internal capability to manufacture our product candidates at our manufacturing facility in Exton, Pennsylvania. In the future, we may rely on third-party manufacturers for the production of our product candidates for use in development and commercialization under the guidance of members of our organization. In the event that we or our any of our potential future third-party manufacturers fail to comply with such requirements or to perform with certain requirements in relation to quality, timing or otherwise, or if our supply of components or other materials becomes limited or interrupted for other reasons, including due to the impact of the COVID-19 pandemic, we may be forced to enter into an agreement with another third-party, which we may not be able to do on commercially reasonable terms, if at all. In particular, any replacement of our facility or future third-party manufacturers could require significant effort and expertise because there may be a limited number of qualified replacements. In some cases, the technical skills or technology required to manufacture our product candidates may be unique or proprietary to us or the third-party manufacturer and we may have difficulty transferring such skills or technology to another third-party and a feasible alternative may not exist. In addition, certain of our product candidates and our own proprietary methods have never been produced or implemented outside of our company, and we may therefore experience delays to our development programs if we attempt to establish new third-party manufacturing arrangements for these product candidates or methods. These factors would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to have another third-party manufacture our product candidates. If we are required to or voluntarily stop manufacturing our product candidates for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines and that the product produced is equivalent to that produced in our facility. The delays associated with the verification of a new manufacturer and equivalent product could negatively affect our ability to develop product candidates in a timely manner or within budget.

Our or a third-party’s failure to execute on our manufacturing requirements, do so on commercially reasonable terms and timelines and comply with cGMP requirements could adversely affect our business in a number of ways, including:

•	inability to meet our product specifications and quality requirements consistently;

•	inability to initiate or continue clinical trials of our product candidates under development;

•	delays in submitting regulatory applications, or receiving marketing approvals, for our product candidates, if at all;

•	inability to commercialize any product candidates that receive marketing approval on a timely basis;

•	loss of the cooperation of future collaborators;

•	subjecting third-party manufacturing facilities or our manufacturing facilities to additional inspections by regulatory authorities;

•	requirements to cease development or to recall batches of our product candidates;

•	in the event of approval to market and commercialize our product candidates, an inability to meet commercial demands for our product candidates or any future product candidates;

•	our future profit margins; and

•	any potential interruptions or delays resulting from factors related to the COVID-19 pandemic.

We have limited experience as a company managing a complex supply chain or satisfying manufacturing-related regulatory requirements. Managing autologous ex vivo gene therapy supply chains is highly complex. We must identify, engage and coordinate with treatment centers where each patient’s cellular material must be collected, prepared, stored and transported to the manufacturing facility and the refrigerated drug product must be returned to the treatment center for administration into the patient using controlled temperature shipping containers.

The FDA, the EMA and other comparable foreign regulatory authorities may require us to submit samples of any lot of any approved product together with the protocols showing the results of applicable tests at any time. Under some circumstances, the FDA, the EMA or other foreign regulatory authorities may require that we not distribute a product lot until the relevant agency authorizes its release. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in a viral vector or a gene therapy product that could result in lot failures or product recalls. Lot failures or product recalls could cause us to delay product launches or clinical trials, which could be costly to us and otherwise harm our business, financial condition, results of operations and prospects. Problems in our manufacturing processes could restrict our ability to meet market demand for our products.

For example, our current gene therapy product candidates require collecting small skin biopsies from patients and isolating their fibroblast cells. Once these cells are collected from the patient, the cellular material must be prepared and stored according to specified procedures. While we intend to standardize the processes at treatment centers, if there is a deviation from the processes, the cellular material from a patient could be adversely affected and potentially result in manufacturing failures. Each patient’s cellular material must be transported to the manufacturing facility using a shipping container that maintains the material at a cool temperature and must typically be delivered and processed the day after collection. While we intend to use reputable couriers and agents for the transport of such materials, if the shipping container is opened or damaged such that the cool temperature is not maintained, the cellular material may be adversely impacted and it may not be feasible to manufacture a drug product for the patient. Similarly, if a shipment is delayed due to adverse weather or natural disasters, misrouting, being held up at a customs point, COVID-19 impacts or other events, the cellular material may not be delivered within a time window that will allow for its use for the successful manufacture of a drug product.

Similarly, each patient’s autologous drug product must be returned to the clinical site for administration into the patient using a specialized shipping container that maintains the material at a very low temperature, typically for a period of up to two days. While we intend to use reputable couriers and agents for the transport of our drug products, if the shipping container is opened or damaged such that the very low temperature is not maintained, the drug product may be adversely impacted and it may not be feasible to administer it to the patient or, if administered, it could cause harm to the patient. Similarly, if a shipment is delayed due to adverse weather, misrouting, being held up at a customs point, COVID-19 impacts or other events, and is not delivered to the clinical site within the time period that the very low temperature is maintained, the drug product may be adversely affected and be unable to be administered or, if administered, could cause harm to the patient.

We may be delayed or unable to identify, engage, successfully coordinate or qualify with treatment centers in the regions we are targeting as part of our commercial launch strategy, which could delay or prevent patients from receiving gene therapy treatments, if approved. For example, due to COVID-19-related travel restrictions, some in-person visits to qualify certain potential treatment centers were postponed or required to take place remotely. If our treatment centers fail to perform satisfactorily, we may suffer reputational, operational, and business harm.

Any of the above events, should they happen, could adversely affect our development timelines and our business, financial condition, results of operations and prospects.

The development of our gene therapy product candidates are subject to uncertainty because autologous cell therapy is inherently variable.

The manufacture of autologous cell therapies is inherently variable because the number and composition of the cell population varies from patient to patient. Such variability in the number and composition of these cells could adversely affect our ability to manufacture autologous cell therapies in a cost-effective or profitable manner and meet acceptable product release specifications for use in a clinical trial or, if approved, for commercial sale. As a consequence, the development and regulatory approval process for autologous cell therapy products could be delayed or may never be completed. Our product development costs will also increase if manufacturing processes and controls require unexpected investments, which could harm our business and results of operations.

Interruptions in the supply of viral vectors and/or drug products or inventory loss may harm our operating results and financial condition.

Our viral vectors and drug products are manufactured using technically complex processes in specialized facilities, sometimes using specialized equipment with highly specific raw materials and other production constraints. The complexity of these processes, as well as strict government standards for the manufacture and storage of our gene therapies, subjects us to manufacturing risks. While viral vectors and drug product released for use in clinical trials or for commercialization undergo sample testing, some defects may only be identified following their release. In addition, process deviations or unanticipated effects of approved process changes may result in viral vector and/or drug product not complying with stability requirements or specifications. Our viral vectors and drug product must be stored and transported at temperatures within a certain range. If these environmental conditions deviate, our viral vectors and drug products’ remaining shelf-lives could be impaired or their efficacy and safety could be negatively impacted, making them no longer suitable for use. For example, patients’ cellular material must be received by the manufacturing facility typically the day after collection, and our gene therapy must be received by the clinical site typically within two days after shipping from the manufacturing facility. The occurrence, or suspected occurrence, of manufacturing and distribution difficulties can lead to lost inventories and, in some cases, product recalls, with consequential reputational damage and the risk of product liability. The investigation and remediation of any identified problems can cause production delays, substantial expense, lost sales and delays of new product launches. Any interruption in the supply of finished products, due to transportation or other delays, including delays or disruptions resulting from the impact of the COVID-19 pandemic, or the loss thereof could hinder our ability to timely distribute our products and satisfy customer demand. Any unforeseen failure in the storage of the viral vectors or drug products or loss in supply could delay our clinical trials and result in a loss of our market share for our commercial product or our product candidates, if approved, and negatively affect our business, financial condition, results of operations and prospects.

The manufacture of lentiviral vectors is complex and variable, and there are a limited number of manufacturers able to supply us with lentiviral vectors.

Our D-Fi and FCX-013 gene therapy product candidates utilize a lentiviral delivery vector and some or all of our future gene therapy product candidates may require a lentiviral delivery vector, a key drug substance that delivers the encoded gene to the target cell. We currently rely on third-party manufacturers for the production of our lentiviral vectors; however, we plan to bring the lentiviral vector manufacturing process in-house in the future. The manufacturing process for lentiviral vectors is variable and still evolving. It is not uncommon for manufacturing runs to fail, whether due to contamination, supplier error, or equipment failure, or to be delayed. To the extent our product candidates use a lentiviral delivery vector, a lack of vector supply will cause us to be unable to manufacture our gene therapy product candidates as well as a delay in patient enrollment, which may have a negative impact on our ability to successfully develop our product candidates.

Further, there are a limited number of manufacturers capable of producing lentiviral vectors. It can be challenging to secure a relationship with any of these manufacturers, and the manufacturing and release process can take a significant amount of time. We believe we have secured a supply of lentiviral vectors from Catalent sufficient to meet our needs for our ongoing clinical trials as we transition from our former supplier, City of Hope National Medical Center. There is no assurance that we will be able to secure an adequate and timely supply of lentiviral vectors in the future. Moreover, we cannot be certain that our gene therapy product candidates produced with lentiviral vectors from different manufacturers will be comparable or that results of clinical trials will be consistent if conducted with lentiviral vectors from different manufacturers, including those we may manufacture ourselves. This may require us to perform bridging studies or additional clinical trials to establish the comparability and/or efficacy of our product candidates produced using lentiviral vectors from alternative manufacturers.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates proceed through preclinical studies to late-stage clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and product characteristics. Such alterations can also occur due to changes in manufacturers. Such changes carry the risk that they will not achieve our intended objectives. Any such changes could cause our product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, FDA notification or FDA approval. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials beyond those we currently anticipate, increase clinical trial costs, delay approval of our product candidates and jeopardize our ability to commence sales and generate revenue. In addition, we may be required to make significant changes to our upstream and downstream processes across our pipeline, which could delay the development of our future product candidates.

Any contamination or interruption in our manufacturing process, shortages of raw materials or failure of our suppliers of plasmids and viruses to deliver necessary components could result in delays in our clinical development or marketing schedules.

Given the nature of gene therapy manufacturing, there is a risk of contamination. Any contamination could adversely affect our ability to produce product candidates on schedule and could, therefore, harm our results of operations and cause reputational damage. Additionally, although our gene therapies are tested for contamination prior to release, if a contaminated product was administered to a patient, it could result in harm to the patient. Some of the raw materials required in our manufacturing process are derived from biologic sources. Such raw materials are difficult to procure and may be subject to contamination or recall. A material shortage, contamination, recall or restriction on the use of biologically derived substances in the manufacture of our product candidates could adversely impact or disrupt the commercial manufacturing or the production of clinical material, which could adversely affect our development timelines and our business, financial condition, results of operations and prospects.

Risks Related to Legal and Regulatory Compliance Matters

Our relationships with healthcare professionals, clinical investigators, CROs and third party payors in connection with our current and future business activities may be subject to federal and state healthcare fraud and abuse laws, false claims laws, transparency laws, and government price reporting, and health information privacy and security laws, which could expose us to, among other things, criminal sanctions, civil penalties, contractual damages, exclusion from governmental healthcare programs, reputational harm, administrative burdens and diminished profits and future earnings.

Healthcare providers and third-party payors play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our current and future arrangements with healthcare professionals, clinical investigators, CROs, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations include the following:

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the federal Anti-Kickback Statute prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. On December 2, 2020, the Office of Inspector General, or OIG, published further modifications to the federal Anti-Kickback Statute. Under the final rules, OIG added safe harbor protections under the Anti-Kickback Statute for certain coordinated care and value-based arrangements among clinicians, providers, and others. This rule (with exceptions) became effective January 19, 2021. Implementation of this change and new safe harbors for point-of-sale reductions in price for prescription pharmaceutical products and pharmacy benefit manager service fees are currently under review by the Biden administration and may be amended or repealed. We continue to evaluate what effect, if any, the rule will have on our business;

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the federal false claims laws, including the civil False Claims Act, which can be enforced by private citizens through civil whistleblower or qui tam actions, and civil monetary penalties laws, prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items or services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, prohibits, among other things, executing or attempting to execute a scheme to defraud any healthcare benefit program or to obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious, or fraudulent statements or representations in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or the HITECH, and their implementing regulations, also imposes obligations, including mandatory contractual terms, on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates, independent contractors or agents of covered entities, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. The

HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, there may be additional federal, state and non-U.S. laws which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts;

•	federal government price reporting laws, which require us to calculate and report complex pricing metrics in an accurate and timely manner to government programs;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

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the federal Physician Payments Sunshine Act requires applicable manufacturers of covered drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to annually report to CMS information regarding payments and other transfers of value to physicians (as defined by statute), certain other healthcare providers starting 2022 and teaching hospitals, as well as information regarding ownership and investment interests held by physicians and their immediate family members. The information reported is publicly available on a searchable website, with disclosure required annually;

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers. Many U.S. states have adopted laws similar to the federal Anti-Kickback Statute and False Claims Act, and may apply to our business practices, including, but not limited to, research, distribution, sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental payors, including private insurers; and

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some state laws require biotechnology companies to comply with the biotechnology industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and some state laws require biotechnology companies to report information on the pricing of certain drug products. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state and require the registration of pharmaceutical sales representatives.

State and foreign laws also govern the privacy and security of health-related and other personal information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. For instance, the collection and use of health data in the European Economic Area, or the EEA, is governed by the General Data Protection Regulation, or the GDPR, which imposes strict requirements for processing personal data of individuals within the EEA. The GDPR provides that EU and EEA Member States may make their own further laws and regulations, which may impose more limitations, including in relation to the processing of genetic, biometric or health data, which may result in differences between Member State laws, limit our ability to use and share personal data, cause our costs to increase, and/or harm our business and/or financial condition. Failure to comply with the GDPR may result in substantial fines and other administrative penalties. The GDPR may increase our responsibility and liability in relation to personal data that we process and we may be required to put in place additional mechanisms ensuring compliance with the GDPR This may be onerous and if our efforts to comply with GDPR or other applicable European Union laws and regulations are not successful, it could adversely affect our business in the European Union. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the EU and the United States remains uncertain. For example, in 2016, the EU and United States agreed to a transfer framework for data transferred from the EU to the United States, called the Privacy Shield, but the Privacy Shield was invalidated in July 2020 by the Court of Justice of the European Union. Further, from January 1, 2021, companies have to comply with the GDPR and also the United Kingdom GDPR, or the UK GDPR, which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR, i.e., fines up to the greater of €20 million (£17.5 million) or 4% of global turnover. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, and it is unclear how United Kingdom data protection laws and regulations will develop in the medium to longer term, and how data transfers to and from the United Kingdom will be regulated in the long term. Currently there is a four to six-month grace period agreed in the EU and United Kingdom Trade and Cooperation Agreement, ending June 30, 2021 at the latest, whilst the parties discuss an adequacy decision. However, it is not clear whether (and when) an adequacy decision may be granted by the European Commission enabling data transfers from EU member states to the United Kingdom long term without additional measures. These changes may lead to additional costs and increase our overall risk exposure.

In addition, on June 28, 2018, the State of California enacted the California Consumer Privacy Act, or CCPA, which went into effect on January 1, 2020. The CCPA creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability, and similar laws have been proposed at the federal level and in other states. Additionally, the California Privacy Rights Act, or CPRA, recently passed in California. The CPRA will impose additional data protection obligations on companies doing business in California, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. Compliance with U.S. and foreign privacy and security laws, rules and regulations could require us to take on more onerous obligations in our contracts, require us to engage in costly compliance exercises, restrict our ability to collect, use and disclose data, or in some cases, impact our or our partners’ or suppliers’ ability to operate in certain jurisdictions.

Efforts to ensure that our current and future business arrangements with third parties will comply with applicable healthcare laws and regulations will involve on-going substantial costs. It is possible that governmental authorities will conclude that our business practices, including our arrangements with physicians, some of whom have been granted stock options, may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. Further, if any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Our business entails a significant risk of product liability and if we are unable to obtain sufficient insurance coverage such inability could have an adverse effect on our business and financial condition.

Our business exposes us to significant product liability risks inherent in the development, testing, manufacturing and marketing of therapeutic treatments. Product liability claims could delay or prevent completion of our development programs. If we succeed in marketing products, such claims could result in an FDA, EMA or other regulatory authority investigation of the safety and effectiveness of our products, our manufacturing processes and facilities or our marketing programs. FDA, EMA or other regulatory authority investigations could potentially lead to a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources and substantial monetary awards to trial participants or patients. We currently have product liability insurance that we believe is appropriate for our stage of development and may need to obtain higher levels prior to marketing any of our product candidates, if approved. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have an adverse effect on our business and financial condition.

Any product candidates we develop may become subject to unfavorable third-party coverage and reimbursement practices, as well as pricing regulations.

The availability and extent of coverage and adequate reimbursement by third-party payors, including government health administration authorities, private health coverage insurers, managed care organizations and other third-party payors is essential for most patients to be able to afford expensive treatments. Sales of any of our product candidates that receive marketing approval will depend substantially, both in the United States and internationally, on the extent to which the costs of our product candidates will be covered and reimbursed by third-party payors. If reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize an adequate return on our investment. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not successfully commercialize any product candidate for which we obtain marketing approval. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs.

There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors and coverage and reimbursement levels for products can differ significantly from payor to payor. The Medicare and Medicaid programs increasingly are used as models for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs and biologics. However, one third-party payor’s determination to provide coverage for a product candidate does not assure that other payors will also provide coverage for the product candidate. As a result, the coverage determination process is often time-consuming and costly. This process will require us to provide scientific and clinical support for the use of our products to each third-party payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Factors payors consider in determining reimbursement are based on whether the product is: (i) a covered benefit under its health plan; (ii) safe, effective and medically necessary; (iii) appropriate for the specific patient; (iv) cost-effective; and (v) neither experimental nor investigational.

Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Further, such payors are increasingly challenging the price, examining the medical necessity and reviewing the cost effectiveness of medical product candidates. There may be especially significant delays in obtaining coverage and reimbursement for newly approved drugs. Third-party payors may limit coverage to specific product candidates on an approved list, known as a formulary, which might not include all FDA-approved drugs for a particular indication. We may need to conduct expensive pharmacoeconomic studies to demonstrate the medical necessity and cost effectiveness of our products. Nonetheless, our product candidates may not be considered medically necessary or cost effective. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics such as our product candidates. In many countries, particularly the countries of the European Union, medical product prices are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after a product receives marketing approval. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. In general, product prices under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for products, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

If we are unable to establish or sustain coverage and adequate reimbursement for any future product candidates from third-party payors, the adoption of those products and sales revenue will be adversely affected, which, in turn, could adversely affect the ability to market or sell those product candidates, if approved. Coverage policies and third-party payor reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

We face potential liability related to the privacy of health information we obtain from clinical trials sponsored by us.

Most healthcare providers, including research institutions from which we obtain patient health information, are subject to privacy and security regulations promulgated under HIPAA, as amended by the HITECH. We are not currently classified as a covered entity or business associate under HIPAA and thus are not directly subject to its requirements or penalties. However, any person may be prosecuted under HIPAA’s criminal provisions either directly or under aiding-and-abetting or conspiracy principles. Consequently, depending on the facts and circumstances, we could face substantial criminal penalties if we knowingly receive individually identifiable health information from a HIPAA-covered healthcare provider or research institution that has not satisfied HIPAA’s requirements for disclosure of individually identifiable health information. In addition, we may maintain sensitive personally identifiable information, including health information, that we receive throughout the clinical trial process, in the course of our research collaborations, and directly from individuals (or their healthcare providers) who enroll in our patient assistance programs. As such, we may be subject to state laws requiring notification of affected individuals and state regulators in the event of a breach of personal information, which is a broader class of information than the health information protected by HIPAA.

Furthermore, certain health privacy laws, data breach notification laws, consumer protection laws and genetic testing laws may apply directly to our operations and/or those of our collaborators and may impose restrictions on our collection, use and dissemination of individuals’ health information. Patients about whom we or our collaborators obtain health information, as well as the providers who share this information with us, may have statutory or contractual rights that limit our ability to use and disclose the information. We may be required to expend significant capital and other resources to ensure ongoing compliance with applicable privacy and data security laws. Claims that we have violated individuals’ privacy rights or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend and could result in adverse publicity that could harm our business.

If we or third-party CMOs, CROs or other contractors or consultants fail to comply with applicable federal, state or local regulatory requirements, we could be subject to a range of regulatory actions that could affect our or our contractors’ ability to develop and commercialize our product candidates and could harm or prevent sales of any affected products that we are able to commercialize, or could substantially increase the costs and expenses of developing, commercializing and marketing our products. Any threatened or actual government enforcement action could also generate adverse publicity and require that we devote substantial resources that could otherwise be used in other aspects of our business. Increasing use of social media could give rise to liability, breaches of data security or reputational damage.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of hazardous and flammable materials, including chemicals and biological materials.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or commercialization efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

The FDA, the EMA and other comparable foreign regulatory authorities may not accept data from trials conducted in locations outside of their jurisdiction.

We may choose to conduct international clinical trials in the future. The acceptance of study data by the FDA, the EMA or other comparable foreign regulatory authority from clinical trials conducted outside of their respective jurisdictions may be subject to certain conditions. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless (1) the data are applicable to the United States population and United States medical practice; (2) the trials are performed by clinical investigators of recognized competence and pursuant to current GCP requirements; and (3) the FDA is able to validate the data through an on-site inspection or other appropriate mean. Additionally, the FDA’s clinical trial requirements, including the adequacy of the patient population studied and statistical powering, must be met. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA, the EMA or any applicable foreign regulatory authority will accept data from trials conducted outside of its applicable jurisdiction. If the FDA, the EMA or any applicable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and which may result in our product candidates not receiving approval for commercialization in the applicable jurisdiction.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction. For example, even if the FDA or the EMA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion and reimbursement of the product candidate in those countries. However, a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

Obtaining foreign regulatory approvals and establishing and maintaining compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we or any future collaborator fail to comply with the regulatory requirements in international markets or fail to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

Even if our product candidates receive regulatory approval, they will be subject to significant post-marketing regulatory requirements and oversight.

Any regulatory approvals that we may receive for our product candidates will require the submission of reports to regulatory authorities and surveillance to monitor the safety and efficacy of the product candidate, may contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements. For example, the FDA may require a REMS in order to approve our product candidates, which could entail requirements for a medication guide, physician training and communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA, the EMA or foreign regulatory authorities approve our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for our product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as on-going compliance with cGMPs and GCP for any clinical trials that we conduct post-approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA and other regulatory authorities for compliance with cGMP regulations and standards. If we or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facilities where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. In addition, failure to comply with FDA, the EMA or other comparable foreign regulatory requirements may subject our company to administrative or judicially imposed sanctions, including:

•	delays in or the rejection of product approvals;

•	restrictions on our ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned trials;

•	restrictions on the products, manufacturers or manufacturing process;

•	warning or untitled letters;

•	civil and criminal penalties;

•	injunctions;

•	suspension or withdrawal of regulatory approvals;

•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	total or partial suspension of production; and

•	imposition of restrictions on operations, including costly new manufacturing requirements.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue and could require us to expend significant time and resources in response and could generate negative publicity.

The FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, and we may not achieve or sustain profitability.

We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. For example, certain policies of the current U.S. administration may impact our business and industry. Namely, the previous U.S. administration took several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine regulatory and oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict whether or how these executive actions, including the Executive Orders, will be implemented, or whether they will be rescinded or replaced under the new U.S. administration. If these executive actions impose constraints on FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

If any of our product candidates are approved and we are found to have improperly promoted off-label uses of those products, we may become subject to significant liability. The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, such as our product candidates, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA, the EMA or such other regulatory agencies as reflected in the product’s approved labeling. If we receive marketing approval for a product candidate, physicians may nevertheless prescribe it to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to significant liability. The U.S. federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The government has also required companies to enter into consent decrees or imposed permanent injunctions under which specified promotional conduct is changed or curtailed. If we cannot successfully manage the promotion of our product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

Disruptions at the FDA, the SEC and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the Securities and Exchange Commission, or the SEC, and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, in recent years, including in 2018 and 2019, the U.S. government shut down several times and certain regulatory agencies, such as the FDA and the SEC, had to furlough critical employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, upon completion of this offering and in our operations as a public company, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

Separately, in response to the global COVID-19 pandemic, on March 10, 2020 the FDA announced its intention to postpone most foreign inspections of manufacturing facilities and products, and on March 18, 2020, the FDA announced its intention to temporarily postpone routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020 the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Should the FDA determine that an inspection is necessary for approval of a marketing application and an inspection cannot be completed during the review cycle due to restrictions on travel, the FDA has stated that it generally intends to issue a complete response letter, or CRL. Further, if there is inadequate information to make a determination on the acceptability of a facility, the FDA may defer action on the application until an inspection can be completed. In 2020, several companies announced receipt of CRLs due to the FDA’s inability to complete required inspections for their applications. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA, the EMA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA, the EMA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

We may face difficulties from changes to current regulations and future legislation.

Existing regulatory policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

For example, the ACA was passed, which substantially changed the way healthcare is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry. The ACA, among other things, subjected biologic products to potential competition by lower-cost biosimilars; increased the minimum level of Medicaid rebates payable by manufacturers of brand name drugs from 15.1% to 23.1% of the average manufacturer price; required collection of rebates for drugs paid by Medicaid managed care organizations; imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell certain “branded prescription drugs” to specified federal government programs; implemented a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected; expanded eligibility criteria for Medicaid programs; created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and established a Center for Medicare & Medicaid Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. By way of example, the Tax Cuts and Jobs Act, or the Tax Act, was signed into law, which included a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. On December 14, 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Act. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit ruled that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. On March 2, 2020, the U.S. Supreme Court granted the petitions for writs of certiorari to review this case, and held oral arguments on November 10, 2020. It is also unclear how other efforts to challenge, repeal or replace the ACA will impact the ACA or our business.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers of 2% per fiscal year, effective April 1, 2013, which, due to subsequent legislative amendments, will stay in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through March 31, 2021, unless additional congressional action is taken. Proposed legislation, if passed, would extend this suspension until the end of the pandemic. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers for our drugs, if approved, and accordingly, our financial operations.

Moreover, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. The likelihood of success of these and other measures initiated by the former Trump administration is uncertain. The U.S. Department of Health and Human Services, or the HHS, has already started the process of soliciting feedback on certain measures initiated by the former Trump administration and, at the same time, is immediately implementing others under its existing authority. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020. However, it is unclear whether the Biden administration will challenge, reverse, revoke or otherwise modify these executive and administrative actions after January 20, 2021.

In addition, there have been several changes and challenges to the 340B drug pricing program, which imposes ceilings on prices that drug manufacturers can charge for medications sold to certain health care facilities. It is unclear how these developments could affect covered hospitals who might purchase our future products and affect the rates we may charge such facilities for our approved products in the future, if any.

In 2020, President Trump announced several executive orders related to prescription drug pricing that seek to implement several of the administration’s proposals. In response, the FDA released a final rule on September 24, 2020, which went into effect on November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. Further, on November 20, 2020 CMS issued an Interim Final Rule implementing the Most Favored Nation, or MFN, Model under which Medicare Part B reimbursement rates will be calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development countries with a similar gross domestic product per capita. The MFN Model regulations mandate participation by identified Part B providers and would have applied to all U.S. states and territories for a seven-year period beginning January 1, 2021, and ending December 31, 2027. However, in response to a lawsuit filed by several industry groups, on December 28, the U.S. District Court for the Northern District of California issued a nationwide preliminary injunction enjoining government defendants from implementing the MFN Rule pending completion of notice-and-comment procedures under the Administrative Procedure Act. On January 13, 2021, in a separate lawsuit brought by industry groups in the U.S. District of Maryland, the government defendants entered a joint motion to stay litigation on the condition that the government would not appeal the preliminary injunction granted in the U.S. District Court for the Northern District of California and that performance for any final regulation stemming from the MFN Interim Final Rule shall not commence earlier than 60 days after publication of that regulation in the Federal Register. Further, authorities in Canada have passed rules designed to safeguard the Canadian drug supply from shortages. If implemented, importation of drugs from Canada and the MFN Model may materially and adversely affect the price we receive for any of our product candidates. Additionally, on December 2, 2020, the HHS published a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. Pursuant to an order entered by the U.S. District Court for the District of Columbia, the portion of the rule eliminating safe harbor protection for certain rebates related to the sale or purchase of a pharmaceutical product from a manufacturer to a plan sponsor under Medicare Part D has been delayed to January 1, 2023. Further, implementation of this change and new safe harbors for point-of-sale reductions in price for prescription pharmaceutical products and pharmacy benefit manager service fees are currently under review by the Biden administration and may be amended or repealed.

Further, on May 30, 2018, the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Beilina Right to Try Act of 2017, or the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new product candidates that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a drug manufacturer to make its products available to eligible patients as a result of the Right to Try Act.

We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our product candidates. Further, it is possible that additional governmental action is taken in response to the COVID-19 pandemic.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for biotechnology products. We cannot be sure whether additional legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

Risks Related to Our Intellectual Property

Our success depends on our ability to protect our in-licensed intellectual property and our proprietary technologies.

Our commercial success depends in part on our ability to obtain and maintain patent protection and trade secret protection for our product candidates, proprietary technologies and their uses as well as our and our licensors’ ability to operate without infringing the proprietary rights of others. If we or our licensors are unable to protect our intellectual property rights or if our intellectual property rights are inadequate for our technology or our product candidates, our competitive position could be harmed. We and our licensors generally seek to protect our proprietary position by filing patent applications in the United States and abroad related to our product candidates, proprietary technologies and their uses that are important to our business. Our in-licensed patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless, and until, patents issue from such applications, and then only to the extent the issued claims cover the technology. There can be no assurance that our in-licensed patent applications will result in patents being issued or that issued patents will afford sufficient protection against competitors with similar technology, nor can there be any assurance that the patents if issued will not be infringed, designed around, invalidated or rendered unenforceable by third parties. Even issued patents may later be found invalid or unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. The degree of future protection for our and our licensors’ proprietary rights is uncertain. Only limited protection may be available and may not adequately protect our or our licensors’ rights or permit us or our licensors to gain or keep any competitive advantage. These uncertainties and/or limitations in our and our licensors’ ability to properly protect the intellectual property rights relating to our product candidates could have a material adverse effect on our financial condition and results of operations. See “Business—Collaboration and Licensing Agreement.”

Although we in-license issued patents in the United States and foreign countries, we cannot be certain that the claims in our other in-licensed U.S. pending patent applications, corresponding international patent applications and patent applications in certain foreign countries will be considered patentable by the United States Patent and Trademark Office, or USPTO, courts in the United States or by the patent offices and courts in foreign countries, nor can we be certain that the claims in our in-licensed issued patents will not be found invalid or unenforceable if challenged.

The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that we or our licensors or any of our potential future collaborators will be successful in protecting our product candidates by obtaining and defending patents. These risks and uncertainties include the following:

•

the USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process, the noncompliance with which can result in abandonment or lapse of a patent or patent application, and partial or complete loss of patent rights in the relevant jurisdiction;

•	patent applications may not result in any patents being issued;

•	patents may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise may not provide any competitive advantage;

•	the degree and range of protection any issued patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents;

•	whether others will apply for or obtain patents claiming aspects similar to those covered by our patents and patent applications;

•

whether the patent applications that we own, or in-license will result in issued patents with claims that cover our product candidates or uses thereof in the United States or in other foreign countries;

•

our competitors, many of whom have substantially greater resources than we or our licensors do and many of whom have made significant investments in competing technologies, may seek or may have already obtained patents that will limit, interfere with or block our ability to make, use and sell our product candidates;

•

there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns; and

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countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing products.

The patent prosecution process is also expensive and time-consuming, and we or our licensors may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner or in all jurisdictions where protection may be commercially advantageous. It is also possible that we or our licensors may not identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, in some circumstances, we do not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, directed to technology that we license, including those from our licensors and from third parties. We also may require the cooperation of our licensors in order to enforce the licensed patent rights, and such cooperation may not be provided. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. We cannot be certain that patent prosecution and maintenance activities by our licensors have been or will be conducted in compliance with applicable laws and regulations, which may affect the validity and enforceability of such patents or any patents that may issue from such applications. If they fail to do so, this could cause us to lose rights in any applicable intellectual property that we in-license, and as a result our ability to develop and commercialize products or product candidates may be adversely affected and we may be unable to prevent competitors from making, using and selling competing products.

Composition of matter patents for biological and pharmaceutical products such as gene therapy and cell therapy product candidates often provide a strong form of intellectual property protection for those types of products, as such patents provide protection without regard to any method of use. We cannot be certain, however, that the claims in our pending patent applications covering the composition of matter of our product candidates will be considered patentable by the USPTO, or by patent offices in foreign countries, or that the claims in any of our issued patents will be considered valid and enforceable by courts in the United States or foreign countries. Method of use patents protect the use of a product for the specified method. This type of patent does not prevent a competitor from making and marketing a product that is identical to our product for an indication that is outside the scope of the patented method. Moreover, even if competitors do not actively promote their product for our targeted indications, physicians may prescribe these products “off-label” for those uses that are covered by our method of use patents. Although off-label prescriptions may infringe or contribute to the infringement of method of use patents, the practice is common and such infringement is difficult to prevent or prosecute.

In addition, although we enter into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of our research and development output, such as our employees, outside scientific collaborators, CROs, third-party manufacturers, consultants, advisors, licensors, and other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

If we fail to comply with our obligations in the agreements under which we license intellectual property rights from our licensors and third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.

We are party to a number of license agreements under which we are granted rights to intellectual property that are important to our business and we may enter into additional license agreements in the future. For example, on October 5, 2012, Fibrocell and Precigen entered into an Exclusive Channel Collaboration Agreement, or the ECC, to obtain an exclusive license to certain intellectual property rights to develop and commercialize D-Fi and FCX-013. We acquired Fibrocell’s rights under the ECC following our acquisition of Fibrocell in December 2019. On February 19, 2020, we and Precigen reached an agreement with respect to the termination of the ECC, the conversion of the ECC into a product license with regard to the retained products, D-Fi and FCX-013, and related amendments and modifications of the ECC. On March 20, 2020, we and Precigen completed a Termination and Modification Agreement, or the Modification Agreement, to terminate and convert the ECC into a product license. If we fail to comply with certain payment, diligence and other provisions of the Modification Agreement, Precigen may seek to bring legal action against us and/or seek to enjoin the manufacturing and marketing of D-Fi and FCX-013. Any inability to continue to use the intellectual property rights to develop and commercialize D-Fi and FCX-013 would have a material adverse effect on our business and operations. For further information, see “Business—Collaboration and Licensing Agreement.”

Our other existing license agreements impose on us, and we expect that any future license agreements where we in-license intellectual property will impose on us, various development, regulatory and/or commercial diligence obligations, payment of milestones and/or royalties and other obligations. If we fail to comply with our obligations under these agreements, or we are subject to bankruptcy-related proceedings, the licensors may have the right to terminate the licenses, in which event we would not be able to market products covered by the licenses.

In addition, the agreements under which we license intellectual property or technology to or from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates. Our business also would suffer if any current or future licensors fail to abide by the terms of the license, if the licensors fail to enforce licensed patents against infringing third parties, if the licensed patents or other rights are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms. Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing or otherwise violating the licensor’s rights.

We may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates, and we cannot provide any assurances that third-party patents do not exist that might be enforced against our product candidates in the absence of such a license. We may fail to obtain any of these licenses on commercially reasonable terms, if at all. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to do so, we may be unable to develop or commercialize the affected product candidates, which could materially harm our business and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation. Licensing of intellectual property is of critical importance to our business and involves complex legal, business and scientific issues. Disputes may arise between us and our licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which our technology and processes infringe intellectual property of the licensor that is not subject to the licensing agreement;

•	our right to sublicense patents and other rights to third parties;

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our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product candidates, and what activities satisfy those diligence obligations;

•	the priority of invention of patented technology;

•	the amount and timing of payments owed under license agreements;

•	our right to transfer or assign the license; and

•

the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and its affiliates and sublicensees and by us and our partners and sublicensees.

If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may not be able to successfully develop and commercialize the affected product candidates, which would have a material adverse effect on our business.

If the scope of any patent protection our licensors obtain is not sufficiently broad, or if our licensors lose any of the patent protection we license, our ability to prevent our competitors from commercializing similar or identical product candidates would be adversely affected.

The patent position of biopharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the existence, issuance, scope, validity, enforceability and commercial value of our in-licensed patent rights are highly uncertain. Our pending and future in-licensed patent applications may not result in patents being issued that protect our product candidates or that effectively prevent others from commercializing competitive product candidates.

Moreover, the scope of claims in a patent application can be significantly reduced before any claims in a patent is issue, and claim scope can be reinterpreted after issuance. Even if patent applications we license currently or in the future issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Any patents that we license may be challenged or circumvented by third parties or may be narrowed or invalidated as a result of challenges by third parties. Consequently, we do not know whether our product candidates will be protectable or remain protected by valid and enforceable patents. Our competitors or other third parties may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner, which could materially adversely affect our business, financial condition, results of operations and prospects.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our licensed-in patents may not cover our product candidates or may be challenged in the courts or patent offices in the United States and abroad. We may be subject to a third party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, revocation, reexamination, post-grant review, or PGR, and inter partes review, or IPR, or other similar proceedings in the USPTO or foreign patent offices challenging our patent rights. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to validity of our in-licensed patents, for example, we cannot be certain that there is no invalidating prior art, of which we or our licensors and the patent examiner were unaware during prosecution. There is no assurance that all potentially relevant prior art relating to our in-licensed patents and patent applications or those of our licensors has been found. There is also no assurance that there is not prior art of which we or licensors are aware, but which we do not believe affects the validity or enforceability of a claim in our patents and patent applications or those of our licensors, which may, nonetheless, ultimately be found to affect the validity or enforceability of a claim. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, our in-licensed patent rights, allow third parties to commercialize our product candidates and compete directly with us, without payment to us. Such loss of in-licensed patent rights, loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our product candidates. Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

The patent protection and patent prosecution for some of our product candidates may be dependent on our licensors and third parties.

We or our licensors may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, we may miss potential opportunities to strengthen our patent position. It is possible that defects of form in the preparation or filing of our in-licensed patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope, or requests for patent term adjustments. If we or our licensors, whether current or future, fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our licensors are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation, prosecution, or enforcement of our in-licensed patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

As a licensee of third parties, we rely on third parties to file and prosecute patent applications and maintain patents and otherwise protect the licensed intellectual property under some of our license agreements. We have not had and do not have primary control over these activities for certain of our patents or patent applications and other intellectual property rights. If our licensors or any future licensees having rights to file, prosecute, maintain, and defend our patent rights fail to conduct these activities for patents or patent applications covering any of our product candidates, including due to the impact of the COVID-19 pandemic on our licensors’ business operations, our ability to develop and commercialize those product candidates may be adversely affected and we may not be able to prevent competitors from making, using, or selling competing products. We cannot be certain that such activities by third parties have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents or other intellectual property rights. Pursuant to the terms of the license agreements with some of our licensors, the licensors may have the right to control enforcement of our licensed patents or defense of any claims asserting the invalidity of these patents and even if we are permitted to pursue such enforcement or defense, we will require the cooperation of our licensors. We cannot be certain that our licensors will allocate sufficient resources or prioritize their or our enforcement of such patents or defense of such claims to protect our interests in the licensed patents. Even if we are not a party to these legal actions, an adverse outcome could harm our business because it might prevent us from continuing to license intellectual property that we may need to operate our business.

In addition, even where we have the right to control patent prosecution of licensed patents and patent applications, enforcement of licensed patents, or defense of claims asserting the invalidity of those patents, we may still be adversely affected or prejudiced by actions or inactions of our licensors and their counsel that took place prior to or after our assuming control over patent prosecution. In the event we breach any of our obligations related to such prosecution, we may incur significant liability to our licensing partners.

Our technology acquired or licensed from various third parties, including our licensors, may be subject to retained rights. Our licensors often retain certain rights under their agreements with us, including the right to use the underlying technology for use in fields other than the fields licensed to us or for use in noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our licensors limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.

If we are limited in our ability to utilize acquired or licensed technologies, or if we lose our rights to critical in-licensed technology, we may be unable to successfully develop, out-license, market and sell our products, which could prevent or delay new product introductions. Our business strategy depends on the successful development of licensed and acquired technologies into commercial products. Therefore, any limitations on our ability to utilize these technologies may impair our ability to develop, out-license or market and sell our product candidate.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market our product candidates.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of our product candidates in any jurisdiction. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our products. We may incorrectly determine that our products are not covered by a third-party patent or may incorrectly predict whether a third-party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our product candidates. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our product candidates.

One aspect of the determination of patentability of our inventions depends on the scope and content of the “prior art,” information that was or is deemed available to a person of skill in the relevant art prior to the priority date of the claimed invention. There may be prior art of which we are not aware that may affect the patentability of our patent claims or, if issued, affect the validity or enforceability of a patent claim. Further, we may not be aware of all third-party intellectual property rights potentially relating to our product candidates or their intended uses, and as a result the impact of such third-party intellectual property rights upon the patentability of our own patents and patent applications, as well as the impact of such third-party intellectual property upon our freedom to operate, is highly uncertain. Because patent applications in the United States and most other countries are confidential for typically a period of 18 months after filing, or may not be published at all, we cannot be certain that we were the first to file any patent application related to our product candidates. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Furthermore, for U.S. applications in which all claims are entitled to a priority date before March 16, 2013, an interference proceeding can be provoked by a third party or instituted by the USPTO to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. For U.S. applications containing a claim not entitled to priority before March 16, 2013, there is a greater level of uncertainty in the patent law in view of the passage of the America Invents Act, which brought into effect significant changes to the U.S. patent laws, including new procedures for challenging pending patent applications and issued patents.

Our patents or pending patent applications may be challenged in the courts or patent offices in the United States and abroad. For example, we may be subject to a third-party pre-issuance submission of prior art to the USPTO or become involved in post-grant review procedures, oppositions, derivations, reexaminations, or inter partes review proceedings, in the United States or elsewhere, challenging our patent rights or the patent rights of others. An adverse determination in any such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated, or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. In addition, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. Any failure to obtain or maintain patent protection with respect to our product candidates could have a material adverse effect on our business, financial condition, results of operations and prospects.

In the future, some of our intellectual property may be discovered through government-funded programs and thus may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit our exclusive rights and limit our ability to contract with non-U.S. manufacturers.

Some of the intellectual property rights we may acquire or license in the future may be generated through the use of U.S. government funding and may therefore be subject to certain federal regulations. These U.S. government rights may include retained rights in the intellectual property, including a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government may have the right, under certain limited circumstances, to require us to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if it determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; or (iii) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). The U.S. government may also have the right to take title to these inventions if the grant recipient fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources. In addition, the U.S. government requires that any products embodying any of these inventions or produced through the use of any of these inventions be manufactured substantially in the United States. This preference for U.S. industry may be waived by the federal agency that provided the funding if the owner or assignee of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. industry may limit our ability to contract with non-U.S. product manufacturers for products covered by such intellectual property. To the extent any of our future intellectual property is also generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•	others may be able to develop products that are similar to our product candidates but that are not covered by the claims of the patents that we own or license;

•	we or our licensors or future collaborators might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own or license;

•	we or our licensors or future collaborators might not have been the first to file patent applications covering certain of our inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•	it is possible that our licensors’ pending patent applications will not lead to issued patents;

•	issued patents that we own or license may be held invalid or unenforceable, as a result of legal challenges by our competitors;

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our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable;

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we cannot predict the scope of protection of any patent issuing based on our patent applications, including whether the patent applications that we own or in-license will result in issued patents with claims that cover our product candidates or uses thereof in the United States or in other foreign countries;

•	the claims of any patent issuing based on our patent applications may not provide protection against competitors or any competitive advantages, or may be challenged by third parties;

•	if enforced, a court may not hold that our patents are valid, enforceable and infringed;

•	we may need to initiate litigation or administrative proceedings to enforce and/or defend our patent rights which will be costly whether we win or lose;

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we may choose not to file a patent application in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent application and obtain an issued patent covering such intellectual property;

•	we may fail to adequately protect and police our trademarks and trade secrets; and

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the patents of others may have an adverse effect on our business, including if others obtain patents claiming subject matter similar to or improving that covered by our patents and patent applications.

Should any of these events occur, they could significantly harm our business, results of operations and prospects.

Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Claims by third parties that we infringe their proprietary rights may result in liability for damages or prevent or delay our developmental and commercialization efforts.

Our commercial success depends in part on avoiding infringement of the patents and proprietary rights of third parties. However, our research, development and commercialization activities may be subject to claims that we infringe or otherwise violate patents or other intellectual property rights owned or controlled by third parties. Other entities may have or obtain patents or proprietary rights that could limit our ability to make, use, sell, offer for sale or import our product candidates and products that may be approved in the future, or impair our competitive position. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biopharmaceutical industry, including patent infringement lawsuits, oppositions, reexaminations, IPR proceedings and PGR proceedings before the USPTO and/or foreign patent offices. Numerous third-party U.S. and foreign issued patents and pending patent applications exist in the fields in which we are developing product candidates. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates.

As the biopharmaceutical industry expands and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties. We cannot provide any assurances that third-party patents do not exist which might be enforced against our current product candidates or future products, resulting in either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties. Because patent applications are maintained as confidential for a certain period of time, until the relevant application is published we may be unaware of third-party patents that may be infringed by commercialization of any of our product candidates, and we cannot be certain that we were the first to file a patent application related to a product candidate or technology. Moreover, because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that our product candidates may infringe. In addition, identification of third-party patent rights that may be relevant to our technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. It is also possible that patents owned by third parties of which we are aware, but which we do not believe are relevant to our product candidates and other proprietary technologies we may develop, could be found to be infringed by our product candidate. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Any claims of patent infringement asserted by third parties would be time consuming and could:

•	result in costly litigation that may cause negative publicity;

•	divert the time and attention of our technical personnel and management;

•	cause development delays;

•	prevent us from commercializing any of our product candidates until the asserted patent expires or is held finally invalid or unenforceable or not infringed in a court of law;

•	require us to develop non-infringing technology, which may not be possible on a cost-effective basis;

•	subject us to significant liability to third parties; or

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require us to enter into royalty or licensing agreements, which may not be available on commercially reasonable terms, or at all, or which might be non-exclusive, which could result in our competitors gaining access to the same technology.

Although, to our knowledge, no third party has asserted a claim of patent infringement against us as of the date of this prospectus, others may hold proprietary rights that could prevent our product candidates from being marketed. Any patent-related legal action against us claiming damages and seeking to enjoin activities relating to our product candidates or processes could subject us to potential liability for damages, including treble damages if we were determined to willfully infringe, and require us to obtain a license to manufacture or develop our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and employee resources from our business. We cannot predict whether we would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. Moreover, even if we or our future strategic partners were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. In addition, we cannot be certain that we could redesign our product candidates or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing and commercializing our product candidates, which could harm our business, financial condition and operating results.

Parties making claims against us may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources or more mature and developed intellectual property portfolios, or both. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise additional funds or otherwise have a material adverse effect on our business, our ability to compete in the marketplace, results of operations, financial condition and prospects.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful. Further, our in-licensed issued patents could be found invalid or unenforceable if challenged in court.

Competitors may infringe our patents or other intellectual property rights or the intellectual property rights of our licensors. To cease such infringement or unauthorized use, we and/or our licensors may be required to file infringement claims, which can be expensive and time-consuming. Further, our licensors may need to file infringement claims, and our licensors may elect not to file such claims. Our pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. In addition, in a patent infringement proceeding, a court may decide that a patent we own or license is not valid, is unenforceable and/or is not infringed. If we or any of our licensors or potential future collaborators were to initiate legal proceedings against a third party to enforce a patent directed at one of our product candidates, the defendant could counterclaim that our patent is invalid and/or unenforceable in whole or in part. In patent litigation, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge include an alleged failure to meet any of several statutory requirements, including lack of novelty or written description, obviousness, written description, or non-enablement. Grounds for an unenforceability assertion could include an allegation that someone connected with prosecution of the patent intentionally withheld material information from the USPTO or made a misleading statement during prosecution.

If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on such product candidate. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our patent claims do not cover the invention, or decide that the other party’s use of our patented technology falls under the safe harbor to patent infringement under 35 U.S.C. §271(e)(1). In addition, if the breadth or strength of protection provided by our patents and patent applications or those of our licensors is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates. Such a loss of patent protection would have a material adverse impact on our business. Similarly, if we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

Even if resolved in our favor, litigation or other legal proceedings relating to our intellectual property rights may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace.

Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other legal proceedings relating to our intellectual property rights, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation or other proceedings.

Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common shares to decline.

During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing products, programs or intellectual property could be diminished. Accordingly, the market price of shares of our common stock may decline. Such announcements could also harm our reputation or the market for our future products, which could have a material adverse effect on our business.

Derivation or interference proceedings may be necessary to determine priority of inventions, and an unfavorable outcome may require us to cease using the related technology or to attempt to license rights from the prevailing party.

Derivation or interference proceedings provoked by third parties or brought by us or our licensors, or declared by the USPTO or similar proceedings in foreign patent offices may be necessary to determine the priority of inventions with respect to, or correct the inventorship of, our or our licensors’ patents or patent applications. An unfavorable outcome could result in a loss of our current patent rights and require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our or our licensors’ defense of such proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with such proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties or enter into development or manufacturing partnerships that would help us bring our product candidates to market.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

In September 2011, the Leahy-Smith America Invents Act, or Leahy-Smith Act, was signed into law. The Leahy-Smith Act could increase uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art, and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. In particular, under the Leahy-Smith Act, the United States transitioned in March 2013 to a “first inventor to file” system in which, assuming that other requirements of patentability are met, the first inventor to file a patent application will be entitled to the patent regardless of whether a third party was first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013 but before we file an application covering the same invention, could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application. Furthermore, our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our technology and the prior art allow our technology to be patentable over the prior art. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to either (1) file any patent application related to our product candidates and other proprietary technologies we may develop or (2) invent any of the inventions claimed in our or our licensors’ patents or patent applications. Even where we have a valid and enforceable patent, we may not be able to exclude others from practicing the claimed invention where the other party can show that they used the invention in commerce before our filing date or the other party benefits from a compulsory license.

The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including PGR, IPR, and derivation proceedings. An adverse determination in any such submission or proceeding could reduce the scope or enforceability of, or invalidate, our patent rights, which could adversely affect our competitive position.

Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Thus, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our or licensors’ patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Changes in U.S. patent law, or laws in other countries, could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve a high degree of technological and legal complexity. Therefore, obtaining and enforcing biopharmaceutical patents is costly, time-consuming and inherently uncertain. Changes in either the patent laws or in the interpretations of patent laws in the United States and other countries may diminish our ability to protect our inventions, obtain, maintain, and enforce our intellectual property rights, and, more generally, could affect the value of our intellectual property and may increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. We cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. In addition, Congress or other foreign legislative bodies may pass patent reform legislation that is unfavorable to us or narrows the scope of our owned and licensed patents.

For example, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our or our licensors’ ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the U.S. federal courts, the USPTO, or similar authorities in foreign jurisdictions, the laws and regulations governing patents could change in unpredictable ways that would weaken our or our licensors’ ability to obtain new patents or to enforce our existing patents and patents we might obtain in the future. For example, in the 2013 case Assoc. for Molecular Pathology v. Myriad Genetics, Inc., the U.S. Supreme Court held that certain claims to naturally-occurring substances are not patentable. Although we do not believe that any of the patents owned or licensed by us will be found invalid based on this decision, we cannot predict how future decisions by Congress, the federal courts or the USPTO may impact the value of our patents.

We or our licensors may be subject to claims challenging the inventorship or ownership of our or our in-licensed patents and other intellectual property.

We may also be subject to claims that former employees, collaborators, or other third parties have an ownership interest in our in-licensed patents or other intellectual property as an inventor or co-inventor. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our product candidates or as a result of questions regarding co-ownership of potential joint inventions. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our product candidates. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership or a right to use. Such an outcome could have a material adverse effect on our business. Even if we or our licensors are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years after its first effective filing date. Various extensions may be available, but the term of a patent, and the protection it affords, is limited. Even if patents directed to our product candidates are obtained, once the patent term has expired, we may be open to competition from competitive products. Given the amount of time required for the development, testing and regulatory review of product candidates, patents directed to our product candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. In addition, although upon issuance in the United States a patent’s life can be increased based on certain delays caused by the USPTO, this increase can be reduced or eliminated based on certain delays caused by the patent applicant during patent prosecution.

If we or our licensors do not obtain patent term extension for our product candidates, our business may be materially harmed.

Depending upon the timing, duration and specifics of FDA marketing approval of our product candidates, one or more of our U.S. patents may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Amendments. The Hatch- Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. A maximum of one patent may be extended per FDA-approved product as compensation for the patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. Patent term extension may also be available in certain foreign countries upon regulatory approval of our product candidates. However, we or our licensors may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we or our licensors are unable to obtain patent term extension or restoration or the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially. Further, if this occurs, our competitors may take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case. If we do not have sufficient patent life to protect our products, our business and results of operations will be adversely affected.

We may not be able to protect our intellectual property rights throughout the world.

Although we have in-licensed pending patent applications in the United States and certain other countries, filing, prosecuting and defending patents in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries, particularly certain developing countries, do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our in-licensed inventions in all countries outside the United States or from selling or importing products made using our in-licensed inventions in and into the United States or other jurisdictions. Competitors may use our in-licensed technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we or our licensors have patent protection but enforcement is not as strong as that in the United States. These products may compete with our product candidates, and our or our licensors patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of many foreign countries do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult in those jurisdictions for us to stop the infringement or misappropriation of our or our licensors’ patents or other intellectual property rights, or marketing of competing products in violation of our proprietary rights. Proceedings to enforce our or our licensors’ patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our or our licensors’ patents at risk of being invalidated, held unenforceable, or interpreted narrowly and our or our licensors’ patent applications at risk of not issuing and could provoke third parties to assert claims against us. We or our licensors may not prevail in any lawsuits that we or our licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Similarly, if our trade secrets are disclosed in a foreign jurisdiction, competitors worldwide could have access to our proprietary information and we may be without satisfactory recourse. Such disclosure could have a material adverse effect on our business. Accordingly, our or our licensors’ efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

In addition, certain countries, including China and India, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, we and our licensors may have limited remedies if patents are infringed or if we or our licensors are compelled to grant a license to a third-party, which could materially diminish the value of those patents. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected.

Because of the expense and uncertainty of litigation in certain foreign jurisdictions, we may conclude that even if a third-party is infringing our issued patents, any patents that may be issued as a result of our pending or future patent applications or other intellectual property rights, the risk-adjusted cost of bringing and enforcing such a claim or action, which typically last for years before they are concluded, may be too high or not in the best interest of our company or our stockholders, or it may be otherwise impractical or undesirable to enforce our intellectual property against some third parties. Our competitors or other third parties may be able to sustain the costs of complex patent litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. In such cases, we may decide that the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive as a result of the proceedings and that the more prudent course of action is to simply monitor the situation or initiate or seek some other non-litigious action or solution. In addition, the uncertainties associated with litigation could compromise our ability to raise the funds necessary to continue our clinical trials, continue our internal research programs, in-license needed technology or other product candidates, or enter into development partnerships that would help us bring our product candidates to market.

Obtaining and maintaining our patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by regulations and governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to the USPTO and various foreign patent offices at various points over the lifetime of our patents and/or applications. We have systems in place to remind us to pay these fees, and we rely on third parties to pay these fees when due. Additionally, the USPTO and various foreign patent offices require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with rules applicable to the particular jurisdiction. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If such an event were to occur, it could have a material adverse effect on our business.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to the protection afforded by other types of intellectual property, we rely on the protection of our trade secrets, including unpatented know-how, technology and other proprietary information to maintain our competitive position. Although we have taken steps to protect our trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties (including, but not limited to, contractors, collaborators, and outside scientific advisors), and confidential information and inventions agreements with employees, consultants, licensors and advisors, we cannot provide any assurances that all such agreements have been duly executed, and any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. We require our employees to enter into written confidentiality agreements that assign to us any inventions, developments, creative works and useful ideas of any description that are conceived of, reduced to practice or developed in the course of their employment. In addition, we require our third party contractors to enter into a written non-disclosure agreement that requires the third party to not disclose certain of our confidential information in any manner or for any purpose other than as necessary and/or appropriate in connection with their obligations for a defined period of time, subject to certain exclusions. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. We may need to share our proprietary information, including trade secrets, with our current and future business partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors, and those affiliated with or controlled by state actors.

Moreover, third parties may still obtain this information or may come upon this or similar information independently, and we would have no right to prevent them from using that technology or information to compete with us. If any of these events occurs or if we otherwise lose protection for our trade secrets, the value of this information may be greatly reduced and our competitive position would be harmed. If we or our licensors do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our proprietary technology and other confidential information, then our ability to obtain patent protection or to protect our trade secret information may be jeopardized.

We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

We may be subject to claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties.

As is common in the biopharmaceutical industry, in addition to our employees, we engage the services of consultants to assist us in the development of our product candidates. Many of these consultants, and many of our employees, were previously employed at, or may have previously provided or may be currently providing consulting services to, other biopharmaceutical companies including our competitors or potential competitors. We may become subject to claims that we, our employees, independent contractors, or consultants inadvertently or otherwise used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely affect our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to our management team and other employees.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our current or future trademarks or trade names may be challenged, infringed, circumvented or declared generic or descriptive or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. During trademark registration proceedings, we may receive rejections of our applications by the USPTO or in other foreign jurisdictions. Although we would be given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected. We may license our trademarks and trade names to third parties, such as distributors. Though these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and tradenames by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names.

Moreover, any name we have proposed to use with product candidates in the United States may need FDA approval, regardless of whether we have registered it, or applied to register it, as a trademark. Similar requirements exist in Europe. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA (or an equivalent administrative body in a foreign jurisdiction) objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. If we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

Risks Related to Employee Matters and Managing our Growth

If we are unable to establish sales or marketing capabilities or enter into agreements with third parties to sell or market our product candidates, we may not be able to successfully sell or market our product candidates that obtain regulatory approval.

We currently do not have and have never had a marketing or sales team. In order to commercialize any product candidates, if approved, we must build marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services for each of the territories in which we may have approval to sell or market our product candidates. We may not be successful in accomplishing these required tasks.

Establishing an internal sales or marketing team with technical expertise and supporting distribution capabilities to commercialize our product candidates will be expensive and time-consuming, and will require significant attention of our executive officers to manage. Any failure or delay in the development of our internal sales, marketing and distribution capabilities could adversely impact the commercialization of any of our product candidates that we obtain approval to market, if we do not have arrangements in place with third parties to provide such services on our behalf. Alternatively, if we choose to collaborate, either globally or on a territory-by-territory basis, with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems, we will be required to negotiate and enter into arrangements with such third parties relating to the proposed collaboration. If we are unable to enter into such arrangements when needed, on acceptable terms, or at all, we may not be able to successfully commercialize any of our product candidates that receive regulatory approval or any such commercialization may experience delays or limitations. If we are unable to successfully commercialize our approved product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we may incur significant additional losses.

Our success is highly dependent on our ability to attract and retain highly skilled executive officers and employees.

To succeed, we must recruit, retain, manage and motivate qualified clinical, scientific, technical and management personnel, and we face significant competition for experienced personnel. We are highly dependent on the principal members of our management and scientific and medical staff. If we do not succeed in attracting and retaining qualified personnel, particularly at the management level, it could adversely affect our ability to execute our business plan and harm our operating results. In particular, the loss of one or more of our executive officers could be detrimental to us if we cannot recruit suitable replacements in a timely manner. The competition for qualified personnel in the biotechnology field is intense and as a result, we may be unable to continue to attract and retain qualified personnel necessary for the future success of our business. We could in the future have difficulty attracting experienced personnel to our company and may be required to expend significant financial resources in our employee recruitment and retention efforts.

Many of the other biotechnology companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better prospects for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can discover, develop and commercialize our product candidates will be limited and the potential for successfully growing our business will be harmed.

In order to successfully implement our plans and strategies, we will need to grow the size of our organization, and we may experience difficulties in managing this growth.

As of June 30, 2021, we had 53 full-time employees, including 41 employees engaged in research and development. In order to successfully implement our development and commercialization plans and strategies, and as we transition into operating as a public company, we expect to need additional managerial, operational, sales, marketing, financial and other personnel. Future growth would impose significant added responsibilities on members of management, including:

•	identifying, recruiting, integrating, maintaining and motivating additional employees;

•

managing our internal development efforts effectively, including the clinical, FDA, EMA and other comparable foreign regulatory agencies’ review process of our product candidates and any other product candidate we develop, while complying with any contractual obligations to contractors and other third parties we may have; and

•	improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to successfully develop and, if approved, commercialize any of our current product candidates and any other product candidate we may develop will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including key aspects of clinical development and manufacturing. We cannot assure you that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by third party service providers is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain marketing approval of any current or future product candidates or otherwise advance our business. We cannot assure you that we will be able to manage our existing third party service providers or find other competent outside contractors and consultants on economically reasonable terms, or at all.

If we are not able to effectively expand our organization by hiring new employees and/or engaging additional third party service providers, we may not be able to successfully implement the tasks necessary to further develop and commercialize our product candidates and any future product candidates and, accordingly, may not achieve our research, development and commercialization goals.

Risks Related to This Offering and Ownership of Our Common Stock

There has been no prior public market for our common stock. We do not know whether an active, liquid and orderly trading market will develop for our common stock or what the market price of our common stock will be and as a result it may be difficult for you to sell your shares of our common stock.

Prior to this offering, no public market for shares of our common stock existed and an active trading market for our common stock may never develop or be sustained following this offering. We will determine the initial public offering price for our common stock through negotiations with the underwriters, and the negotiated price may not be indicative of the market price of our common stock after this offering. The market value of our common stock may decrease from the initial public offering price. As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the initial public offering price. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. Furthermore, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic collaborations or acquire companies, technologies or other assets by using our shares of common stock as consideration.

The price of our stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock following this offering is likely to be highly volatile and subject to wide fluctuations in response to various factors, some of which we cannot control. The stock market in general, and pharmaceutical and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. The trading prices for common stock of other pharmaceutical and biotechnology companies have also been highly volatile as a result of the COVID-19 pandemic.

Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

•	the success of competitive products or announcements by potential competitors of their product development efforts;

•	regulatory actions with respect to our products or our competitors’ products;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	regulatory or legal developments in the United States and other countries;

•	developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	the recruitment or departure of key personnel;

•	announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures, collaborations or capital commitments;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	market conditions in the pharmaceutical and biotechnology sector;

•	changes in the structure of healthcare payment systems;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	announcement or expectation of additional financing efforts;

•	sales of our common stock by us, our insiders or our other stockholders;

•	expiration of market stand-off or lock-up agreements;

•	the ongoing and future impact of the COVID-19 pandemic and actions taken to slow its spread; and

•	general economic, industry and market conditions.

The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and adverse impact on the market price of our common stock.

Our management team has broad discretion to use the net proceeds from this offering and its investment of these proceeds may not yield a favorable return. They may invest the net proceeds from this offering in ways with which investors disagree.

We intend to use a portion of the net proceeds from this offering to advance and expand our clinical and preclinical development programs, including pre-commercial activities of D-Fi, enhance our manufacturing capabilities at our Exton, Pennsylvania facility, and for working capital and other general corporate purposes, including the hiring of additional staff as we expand our operations. See “Use of Proceeds.” However, within the scope of our plan, and in light of the various risks to our business, including those discussed in this “Risk Factors” section and elsewhere in this prospectus, our management will have broad discretion over the use of net proceeds from this offering, and could spend the net proceeds in ways our stockholders may not agree with or that do not yield a favorable return, if at all. If we do not invest or apply the net proceeds from this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

If securities or industry analysts do not publish research or reports, or if they publish adverse or misleading research or reports, regarding us, our business or our market, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that securities or industry analysts publish about us, our business or our market. We do not currently have and may never obtain research coverage by securities or industry analysts. If no or few securities or industry analysts commence coverage of us, the stock price would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue adverse or misleading research or reports regarding us, our business model, our intellectual property, our stock performance or our market, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Prior to this offering, our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates beneficially owned approximately     % of our voting stock and, upon the closing of this offering, that same group will beneficially own approximately     % of our outstanding voting stock (based on the assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and assuming no exercise of the underwriters’ option to purchase additional shares), in each case giving effect to the Corporate Conversion. Therefore, even after this offering these stockholders will be able to influence us through this ownership position. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.

If you purchase shares of our common stock in our initial public offering, you will experience substantial and immediate dilution.

The initial public offering price of $         per share is substantially higher than the net tangible book value per share of our outstanding common stock immediately following the completion of this offering. If you purchase shares of common stock in this offering, you will experience substantial and immediate dilution in the pro forma net tangible book value per share of $         per share as of March 31, 2021. That is because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our capital stock. You will experience additional dilution when those holding stock options or warrants exercise their right to purchase common stock under our Management Incentive Plan or when we otherwise issue additional shares of common stock. See “Dilution.”

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

Our common stock price could decline as a result of sales of a large number of shares of common stock after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, might also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

Upon the completion of this offering,                  shares of common stock will be outstanding (                 shares if the underwriters exercise their option to purchase additional shares from us in full), based on the number of shares outstanding as of March 31, 2021.

All shares of common stock expected to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless held by our “affiliates” as defined in Rule 144 under the Securities Act. The resale of the remaining                  shares, or     % of our outstanding shares of common stock following this offering, is currently prohibited or otherwise restricted as a result of securities law provisions, market standoff agreements entered into by certain of our stockholders with us or lock-up agreements entered into by our stockholders with the underwriters in connection with this offering. However, subject to applicable securities law restrictions, these shares will be able to be sold in the public market beginning 181 days after the date of this prospectus. Shares issued upon the exercise of stock options and warrants outstanding under our Management Incentive Plan or pursuant to future awards granted under those plans will become available for sale in the public market to the extent permitted by the provisions of applicable vesting schedules, market stand-off agreements and/or lock-up agreements, as well as Rules 144 and 701 under the Securities Act. For more information, see “Shares Eligible for Future Sale.”

Upon the completion of this offering, the holders of approximately                  shares, or      % of our outstanding shares following this offering, of our common stock will have rights, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or our other stockholders. We also intend to register the offer and sale of all shares of common stock that we may issue under our equity compensation plans. Once we register the offer and sale of shares for the holders of registration rights and shares that may be issued under our Management Incentive Plan, these shares will be able to be sold in the public market upon issuance, subject to the lock-up agreements described under “Underwriting.”

In addition, in the future, we may issue additional shares of common stock, or other equity or debt securities convertible into common stock, in connection with a financing, acquisition, employee arrangement or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause the price of our common stock to decline.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation of the value of our common stock.

We have never declared or paid any cash dividends on our equity securities. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to any appreciation in the value of our common stock, which is not certain. Furthermore, we are party to a Loan Agreement with Horizon that contains negative covenants that limit our ability to pay dividends. For more information, see the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Provisions in our certificate of incorporation and bylaws and Delaware law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the market price of our common stock.

Our certificate of incorporation and bylaws, as we expect they will be in effect upon closing of the offering, will contain provisions that could depress the market price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions, among other things:

•	establish a classified board of directors so that not all members of our board are elected at one time;

•	permit only the board of directors to establish the number of directors and fill vacancies on the board;

•	provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

•	authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan (also known as a “poison pill”);

•	eliminate the ability of our stockholders to call special meetings of stockholders;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	prohibit cumulative voting;

•	authorize our board of directors to amend the bylaws;

•	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings; and

•	require a super-majority vote of stockholders to amend some provisions described above.

In addition, Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Any provision of our certificate of incorporation, bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for our common stock.

Our amended and restated certificate of incorporation and amended and restated bylaws will provide for an exclusive forum in the Court of Chancery of the State of Delaware for certain disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Our amended and restated certificate of incorporation and amended and restated bylaws will also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action against any defendant arising under the Securities Act. Such provision is intended to benefit and may be enforced by us, our officers and directors, employees and agents, including the underwriters and any other professional or entity who has prepared or certified any part of this prospectus. Nothing in our amended and restated certificate of incorporation or amended and restated bylaws preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive-forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the choice of forum provision that will be contained in our amended and restated certificate of incorporation and amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

General Risks

Our internal computer systems, or those of any of our CROs, manufacturers, other contractors, consultants, collaborators or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data, or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations.

Despite the implementation of security measures, our internal computer systems and those of our current and any future CROs and other contractors, consultants, collaborators and third-party service providers, are vulnerable to damage from computer viruses, cybersecurity threats, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failure. As a result of the COVID-19 pandemic, we may face increased risks of a security breach or disruption due to our reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period. If such an event were to occur and cause interruptions in our operations or result in the unauthorized acquisition of or access to personally identifiable information or individually identifiable health information (violating certain privacy laws such as HIPAA and GDPR), it could result in a material disruption of our drug discovery and development programs and our business operations, whether due to a loss of our trade secrets or other similar disruptions. Some of the federal, state and foreign government requirements include obligations of companies to notify individuals of security breaches involving particular personally identifiable information, which could result from breaches experienced by us or by our vendors, contractors, or organizations with which we have formed strategic relationships. Notifications and follow-up actions related to a security breach could impact our reputation, cause us to incur significant costs, including legal expenses and remediation costs. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the lost data. We also rely on third parties to manufacture our product candidates, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data, or inappropriate disclosure of confidential or proprietary information, we could be exposed to litigation and governmental investigations, the further development and commercialization of our product candidates could be delayed, and we could be subject to significant fines or penalties for any noncompliance with certain state, federal and/or international privacy and security laws.

Our insurance policies may not be adequate to compensate us for the potential losses arising from any such disruption, failure or security breach. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and could have high deductibles in any event, and defending a suit, regardless of its merit, could be costly and divert management attention.

Our operations are vulnerable to interruption by fire, severe weather conditions, power loss, telecommunications failure, terrorist activity and other events beyond our control, which could harm our business.

Our facility is located in a region which experiences severe weather from time to time. We have not undertaken a systematic analysis of the potential consequences to our business and financial results from a major tornado, flood, fire, earthquake, power loss, terrorist activity or other disasters and do not have a recovery plan for such disasters. In addition, we do not carry sufficient insurance to compensate us for actual losses from interruption of our business that may occur, and any losses or damages incurred by us could harm our business. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we intend to take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including:

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being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or disclosure of critical audit matters;

•	reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements; and

•	exemptions from the requirements of holding nonbinding advisory stockholder votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to take advantage of the extended transition period for adopting new or revised accounting standards under the JOBS Act as an emerging growth company. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

The requirements of being a public company may strain our resources, result in more litigation and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Complying with these rules and regulations has increased and will increase our legal and financial compliance costs, make some activities more difficult, time consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are required to disclose changes made in our internal control and procedures on a quarterly basis. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may also need to hire additional employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

These new rules and regulations may make it more expensive for us to obtain director and officer liability insurance and, in the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

By disclosing information in this prospectus and in future filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If those claims are successful, our business could be seriously harmed. Even if the claims do not result in litigation or are resolved in our favor, the time and resources needed to resolve them could divert our management’s resources and seriously harm our business.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We will be required to disclose changes made in our internal controls and procedures on a quarterly basis and our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an emerging growth company, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. We could be an emerging growth company for up to five years. An independent assessment of the effectiveness of our internal controls over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls over financial reporting could lead to restatements of our financial statements and require us to incur the expense of remediation.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that can involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” ,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

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the timing, progress and results of preclinical studies and clinical trials for our current and future product candidates, including statements regarding the timing of initiation and completion of studies or trials and related preparatory work, the period during which the results of the trials will become available and our research and development programs;

•	the timing, scope or likelihood of regulatory submissions, filings, and approvals, including final regulatory approval of our product candidates;

•	our ability to develop and advance product candidates into, and successfully complete, clinical trials;

•	our expectations regarding the size of the patient populations for our product candidates, if approved for commercial use;

•	the implementation of our business model and our strategic plans for our business, product candidates and technology;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	the pricing and reimbursement of our product candidates, if approved;

•

the scalability and commercial viability of our manufacturing methods and processes, including our plans to maintain our in-house manufacturing facility, even after commercialization of any of our product candidates, and begin in-house vector manufacturing once we complete the scale-up of our facility;

•	the rate and degree of market acceptance and clinical utility of our product candidates, in particular, and gene therapy, in general;

•	our ability to establish or maintain collaborations or strategic relationships or obtain additional funding;

•	our competitive position;

•	the scope of protection we and/or our licensors are able to establish and maintain for intellectual property rights covering our product candidates;

•	developments and projections relating to our competitors and our industry;

•	our expectations related to the use of proceeds from this offering;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements;

•	the impact of laws and regulations;

•	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act; and

•	the impact of the COVID-19 pandemic.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

INDUSTRY AND OTHER DATA

This prospectus contains industry, market and competitive position data from our own internal estimates and research as well as industry and general publications and research surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believe to be reliable, although they do not guarantee the accuracy or completeness of such information. Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor definitions have been verified by an independent source.

USE OF PROCEEDS

We estimate that the net proceeds to us from in this offering will be approximately $         million, assuming an initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares from us is exercised in full, we estimate that our net proceeds will be approximately $         million.

Each $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) the net proceeds to us from this offering by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, by $         million, assuming the assumed initial public offering price stays the same.

We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, as follows:

•	approximately $ million to advance the clinical development of D-Fi, including to complete our ongoing Phase 3 clinical trial of D-Fi in patients with RDEB;

•	approximately $ million to advance the clinical development of D-Fi, including to complete our anticipated Phase 3 clinical trial of D-Fi in patients with DDEB;

•	approximately $ million to fund pre-launch commercial activities for D-Fi;

•	approximately $ million to advance the clinical development of FCX-013, including to complete our ongoing Phase 1/2 clinical trial in patients with moderate to severe LS;

•

approximately $         million to advance and expand our clinical, preclinical and discovery development programs, which may include CCB-001, CCB-003 and CCB-005, and design and develop new product candidates leveraging our gene therapy platform;

•	approximately $ million to enhance the manufacturing capabilities at our Exton, Pennsylvania manufacturing facility; and

•	the remainder for working capital and other general corporate purposes, including the hiring of additional staff as we expand our operations.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. We may also use a portion of the net proceeds to in-license, acquire or invest in additional businesses, technologies, products or assets, although currently we have no specific agreements, commitments or understandings in this regard. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering or the amounts that we will actually spend on the uses set forth above. Predicting the cost necessary to develop product candidates can be difficult and we anticipate that we will need additional funds to complete the development of any product candidates we identify. The amounts and timing of our actual expenditures and the extent of clinical development may vary significantly depending on numerous factors, including the progress of our development efforts, the status of and results from preclinical studies and any ongoing clinical trials or clinical trials we may commence in the future, as well as any collaborations that we may enter into with third parties for our product candidates and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements through                 . We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect. We may satisfy our future cash needs through the sale of equity securities, debt financings, working capital lines of credit, corporate collaborations or license agreements, grant funding, interest income earned on invested cash balances or a combination of one or more of these sources.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to fund the development, commercialization and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends on any class of our common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. Any such determination will also depend upon our business prospects, results of operations, financial condition, cash requirements and availability and other factors that our board of directors may deem relevant. Our Loan Agreement with Horizon prohibits us from declaring and paying cash dividends.

Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation of the value of our common stock.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2021, as follows:

•	on an actual basis;

•

on a pro forma basis to give effect to (i) the conversion of all outstanding shares of our Preferred Stock into shares of our common stock, (ii) the issuance of                  shares of common stock upon the automatic conversion of the 2024 Notes, and (iii) the effectiveness of our amended and restated certificate of incorporation, in each case immediately prior to the closing of this offering; and

•

on a pro forma as adjusted basis to give further effect to our issuance and sale of                 shares of our common stock in this offering at an assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as adjusted information below is illustrative only, and our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this information in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and other financial information contained in this prospectus.

	As of March 31, 2021
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands, except share and per share amounts)
Cash and cash equivalents	$11,213	$	$

Long-term debt, net	19,484
2024 Notes	—
Redeemable convertible preferred stock, $0.00001 par value per share: 1,466,227 shares authorized, 1,416,232 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	197,272
Stockholders’ (deficit) equity
Common stock, $0.00001 par value per share: 1,581,151 shares authorized, 8,500 shares issued and outstanding, actual; shares authorized, pro forma and pro forma as adjusted; shares issued and shares outstanding, pro forma; shares issued and outstanding, pro forma as adjusted	—
Preferred stock, $0.00001 par value per share: no shares authorized, issued and outstanding, actual; shares authorized, pro forma and pro forma as adjusted; no shares issued and outstanding, pro forma and pro forma as adjusted	—
Additional paid-in capital	1,010
Accumulated deficit	(203,403)

Total stockholders’ equity (deficit)	(202,393)

Total capitalization	$14,363	$	$

(1)

Each $1.00 increase (decrease) in the assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro

forma as adjusted amount of each of cash and cash equivalents, total equity and total capitalization by $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us at the assumed initial public offering price per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, total equity and total capitalization by approximately $         million.

The number of shares of our common stock on a pro forma and pro forma as adjusted basis set forth in the table above is based on 8,500 shares of our common stock outstanding as of March 31, 2021, and excludes:

•

                additional shares of our common stock reserved for future issuance under the 2021 Plan, which will become effective in connection with this offering, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under the 2021 Plan;

•

                shares of common stock that will become available for future issuance under our ESPP, which will become effective in connection with this offering, and shares of our common stock that become available pursuant to provisions in the ESPP that automatically increase the share reserve under the ESPP;

•	48,426 shares of common stock issuable upon exercise outstanding stock options granted under the 2018 Plan as of March 31, 2021, at a weighted average exercise price of $66.85 per share;

•

45,432 shares of common stock available for future issuance under the 2018 Plan as of March 31, 2021, which such shares will cease to be available for issuance at the time our 2021 Plan becomes effective;

•

                shares of common stock issuable upon the exercise of stock options in connection with the IPO Grants granted under the 2021 Plan, which will become effective in connection with the completion of this offering with an exercise price equal to the initial public offering price; and

•	an aggregate of 2,428 shares of common stock issuable upon the exercise of outstanding warrants held by Horizon at a weighted average exercise price of $411.85 per share.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book value (deficit) as of March 31, 2021 was approximately $(203.0) million, or $         per share of our common stock. Our historical net tangible book value (deficit) is the amount of our total tangible assets less our total liabilities and Preferred Stock, which is not included within stockholders’ equity (deficit). Historical net tangible book value (deficit) per share represents historical net tangible book value (deficit) divided by the 8,500 shares of our common stock outstanding as of March 31, 2021.

Our pro forma net tangible book value (deficit) as of March 31, 2021 was $         million, or $        per share. Pro forma net tangible book value per share is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding, after giving effect to (i) the conversion of all outstanding shares of our Preferred Stock on a one-for-one basis immediately prior to the closing of this offering into 1,416,232 shares of common stock and (ii)                  shares of our common stock issuable upon the automatic conversion of the 2024 Notes upon the consummation of this offering.

After giving further effect to our issuance and sale of                  shares of our common stock in this offering at an assumed initial public offering price of $         per share (which is the midpoint of the price range set forth on the cover page of this prospectus) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of                 , would have been $          million, or $         per share of common stock. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $         per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $         per share to new investors purchasing shares of common stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock. The following table illustrates this dilution:

Assumed initial public offering price per share of common stock		$
Historical net tangible book value (deficit) per share as of March 31, 2021	$
Increase per share attributable to the conversion of outstanding redeemable convertible preferred stock
Pro forma net tangible book value per share as of March 31, 2021 before this offering	$
Increase in pro forma as adjusted net tangible book value per share attributable to investors in this offering

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new common stock investors in this offering		$

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share (which is the midpoint of the price range listed on the cover page of this prospectus) would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by approximately $        , and dilution in pro forma as adjusted net tangible book value per share to new investors by approximately $        , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option to purchase additional shares of our common stock in full, the pro forma as adjusted net tangible book value after the offering would be $         per share, the increase in pro forma

as adjusted net tangible book value per share to existing stockholders would be $         per share and the dilution in pro forma as adjusted net tangible book value to new investors would be $         per share, in each case assuming an initial public offering price of $         per share, which is the midpoint of the price range listed on the cover page of this prospectus.

The following table summarizes, as of March 31, 2021, after giving effect to this offering, the number of shares of our common stock purchased from us, the total consideration paid, or to be paid, to us and the average price per share paid, or to be paid, by existing stockholders and by the new investors. The calculation below is based on an assumed initial public offering price of $         per share, which is the midpoint of the price range listed on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration
	Number	Percent		Amount	Percent		Average Price Per Share
Existing stockholders(1)			%	$		%	$

New investors

Total		100%		$	100%		$

(1)	The presentation in this table regarding ownership by existing stockholders does not give effect to any purchases that existing stockholders may make through our directed share program or otherwise purchase in this offering.

Each $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) the total consideration paid by new investors and the total consideration paid by all stockholders by $          million, assuming the number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions but before estimated offering expenses.

Except as otherwise indicated, the discussion and the tables above assume no exercise of the underwriters’ option to purchase additional shares of our common stock and excludes:

•

                additional shares of our common stock reserved for future issuance under the 2021 Plan, which will become effective in connection with this offering, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under the 2021 Plan;

•

                shares of common stock that will become available for future issuance under our ESPP, which will become effective in connection with this offering, and shares of our common stock that become available pursuant to provisions in the ESPP that automatically increase the share reserve under the ESPP;

•	48,426 shares of common stock issuable upon exercise of outstanding stock options granted under the 2018 Plan as of March 31, 2021, at a weighted average exercise price of $66.85 per share;

•

45,432 shares of common stock available for future issuance under the 2018 Plan as of March 31, 2021, which such shares will cease to be available for issuance at the time our 2021 Plan becomes effective;

•

                 shares of common stock issuable upon the exercise of stock options in connection with the IPO Grants granted under the 2021 Plan, which will become effective in connection with the completion of this offering with an exercise price equal to the initial public offering price; and

•	an aggregate of 2,428 shares of common stock issuable upon the exercise of outstanding warrants held by Horizon, at a weighted average exercise price of $411.85 per share.

To the extent any of these outstanding options or warrants are exercised, there will be further dilution to new investors. To the extent all of such outstanding options had been exercised as of March 31, 2021, the pro forma as adjusted net tangible book value per share after this offering would be $        , and total dilution per share to new investors would be $        .

If the underwriters exercise their option to purchase additional shares of our common stock in full:

•	the percentage of shares of our common stock held by the existing stockholders will decrease to approximately % of the total number of shares of our common stock outstanding after this offering; and

•	the number of shares held by new investors will increase to , or approximately % of the total number of shares of our common stock outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected financial data for the periods indicated. We have derived the summary consolidated statements of operations data for the three months ended March 31, 2021 and 2020 and the summary consolidated balance sheet data as of March 31, 2021 from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. We have derived the consolidated statements of operations data for the years ended December 31, 2020 and 2019, and the consolidated balance sheet data as of December 31, 2020 and 2019, from our audited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited interim condensed consolidated financial statements on a basis substantially consistent with our audited consolidated financial statements as of and for the year ended December 31, 2020, and the unaudited interim condensed consolidated financial statements include all normal recurring adjustments necessary for a fair statement of the financial information set forth in those unaudited interim condensed consolidated financial statements. Our historical results are not necessarily indicative of the results that should be expected for any future period. You should read the following selected consolidated financial data together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. Our historical results for any prior period are not necessarily indicative of our future results, and our operating results for the three-month period ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or any other interim periods or any future year or period.

	Three Months Ended March 31,				Year Ended December 31,
	2021		2020		2020		2019
	(in thousands, except share and per share amounts)
Consolidated Statements of Operations Data:
Operating expenses:
Research and development		$5,597		$2,939		$15,130		$81,028
General and administrative		3,852		2,980		11,533		8,722

Total operating expenses		9,449		5,919		26,663		89,750

Loss from operations		(9,449)		(5,919)		(26,663)		(89,750)

Other income (expense):
Interest income		6		113		149		1,183
Interest expense		(629)		(236)		(2,123)		—
Other (expense) income		(78)		20		18		129

Total other (expense) income		(701)		(103)		(1,956)		1,312

Net loss before income taxes		$(10,150)		$(6,022)		$(28,619)		$(88,438)
Income tax expense		—		—		—		6

Net loss		$(10,150)		$(6,022)		$(28,619)		$(88,444)

Accretion to redemption value under redeemable convertible preferred stock		(161)		(158)		(637)		(457)
Net loss available to common stockholders		$(10,311)		$(6,180)		$(29,256)		$(88,901)

Loss per share:
Loss per share, basic and diluted(1)(2)		$(1,213)		$(727)		$(3,442)		$(34,391)
Weighted average number of common stock, basic and diluted		8,500		8,500		8,500		2,585
Pro Forma net loss per share, basic and diluted (unaudited)(1)(2)	$		$		$		$
Pro Forma weighted average shares of common stock outstanding, basic and diluted (unaudited)

(1)	See Note 2 to our unaudited interim condensed consolidated financial statements for the three months ended March 31, 2021 and 2020 appearing at the end of this prospectus for further details on the calculation of basic and diluted net loss per share attributable to common stockholders.
(2)	See Note 2 to our consolidated financial statements for the years ended December 31, 2020 and 2019 appearing at the end of this prospectus for further details on the calculation of basic and diluted net loss per share attributable to common stockholders.

	As of March 31,	As of December 31,
	2021	2020	2019
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$11,213	$20,565	$57,188
Working capital(1)	11,167	20,359	29,893
Total assets	19,482	27,926	61,796
Total liabilities	24,603	23,024	29,274
Accumulated deficit	(203,403)	(193,092)	(163,836)
Redeemable convertible preferred stock	197,272	197,111	195,689
Total stockholders’ equity (deficit)	(202,393)	(192,209)	(163,167)

(1)	We define working capital as current assets less current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the section titled “Selected Consolidated Financial Data” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties, such as our plans, objectives, expectations, intentions, and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors.”

Overview

We are a clinical-stage cell and gene therapy company focused on developing and commercializing disease-modifying therapies for patients suffering from rare diseases for which there is a lack of available treatment options. Our proprietary autologous fibroblast platform serves as the foundation for developing personalized, targeted and redosable cell-based gene therapy product candidates for both monogenic and chronic disorders. At present, our novel in-house manufacturing process entails collecting minimally invasive skin biopsies from patients, and transducing fibroblast cells with a third-generation self-inactivating lentiviral vector to express a targeted protein of interest. The genetically modified cells are then intradermally administered to the disease site with the goal of expressing the target protein in the desired region. As part of this process, we also create a personalized cell bank of genetically modified autologous fibroblasts that can be stored cryogenically, serving as a repository for the patient’s long term drug product needs. Our most advanced product candidate, dabocemagene autoficel, or D-Fi, is currently in a Phase 3 clinical trial for the treatment of recessive dystrophic epidermolysis bullosa, or RDEB, with topline data expected in the second half of 2022. We also plan to initiate a Phase 3 clinical trial of D-Fi for the treatment of dominant dystrophic epidermolysis bullosa, or DDEB, in the second half of 2021. In addition to D-Fi, we are developing a second product candidate, FCX-013, for the treatment of moderate to severe localized scleroderma, or LS, and are currently conducting a Phase 1/2 clinical trial and anticipate reporting preliminary data from this trial in the first half of 2022. We are initially prioritizing our clinical-stage product candidates for skin and connective tissue diseases, with the goal of expanding into other rare diseases and broader indications where patients have limited or no therapeutic options.

Since our inception in 2015, our operations have included business planning, hiring personnel, raising capital, building our intellectual property portfolio, licensing, acquisitions and performing research and development on our product candidates and our autologous fibroblast technology, leveraging the clinical benefits of fibroblasts as the basis of our personalized cell and gene therapy platform.

We have incurred net losses since inception and expect to incur losses in the future as we continue our research and development activities. To date, we have funded our operations primarily through sales of our preferred stock and $20.0 million drawn under our Venture Loan and Security Agreement, or the Loan Agreement, with Horizon Technology Finance Corporation, or Horizon, and the issuance of $25.0 million of our convertible promissory notes due December 15, 2024, or the 2024 Notes.

As of March 31, 2021, we had cash and cash equivalents of approximately $11.2 million. Since our inception, we have incurred significant operating losses. We incurred net losses of approximately $10.2 million and $6.0 million for the three months ended March 31, 2021 and 2020, respectively. As of March 31, 2021 and December 31, 2020, we had an accumulated deficit of approximately $203.4 million and $193.1 million, respectively. We expect to continue to incur significant expenses and operating losses for the next several years. See “—Funding Requirements” below.

We expect our expenses to increase as we continue to:

•	advance the development of our lead product candidates, D-Fi and FCX-013, through clinical development, and, if approved by the U.S. Food and Drug Administration, or the FDA, commercialization;

•	advance our preclinical development programs into clinical development;

•	incur manufacturing costs for lentiviral vectors and our product candidates;

•	seek regulatory approvals for any of our product candidates that successfully complete clinical trials;

•	increase our research and development activities to identify and develop new product candidates;

•	hire additional personnel;

•	expand our operational, financial and management systems;

•	invest in measures to protect and expand our intellectual property;

•	establish a sales, marketing, medical affairs and distribution infrastructure to commercialize any product candidates for which we may obtain marketing approval and intend to commercialize;

•	develop our manufacturing and commercialization efforts; and

•	operate as a public company.

Due to the numerous risks and uncertainties associated with biopharmaceutical product development and the economic and developmental uncertainty arising from the COVID-19 pandemic, we may be unable to accurately predict the timing or magnitude of all expenses. Our ability to ultimately generate revenue to achieve profitability will depend heavily on the development, approval, and subsequent commercialization of our product candidates. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

In addition, we will be subject to royalty payments to Precigen, Inc. (formerly known as Intrexon Corporation), or Precigen, should we receive FDA approval for our product candidates D-Fi or FCX-013 and commercialize either product candidate. See “Business—Collaboration and Licensing Agreement—Precigen Exclusive Channel Collaboration Agreement.”

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. We may not be able to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we would have to significantly delay, reduce or eliminate the development and commercialization of one or more of our product candidates or delay our pursuit of potential in-licenses or acquisitions.

Factors Affecting Comparability

Our historical financial condition and results of operations for the periods presented may not be comparable, either between periods or going forward due to the factors described below.

TWI Biotechnology, Inc. License Agreement

On December 16, 2015, we entered into a license agreement with TWI Biotechnology, Inc., or TWIB, to develop, manufacture and sell the compound known as diacerein, or CCP-020, including its enantiomers, racemates, isomers and any pharmaceutically acceptable salt or complex thereof, including any prodrugs and active metabolites. The license covers the entire world, excluding all areas in Asia, with the exception of Australia and New Zealand. In 2015, we paid TWIB a one-time license fee of $0.5 million which was recorded as research and development expense. TWIB is entitled to receive milestone payments up to an aggregate of $6.5 million based on achievement of specified development and regulatory milestones.

On June 13, 2017, the license agreement was amended to restructure timing of the $6.5 million milestone payments. A milestone payment of approximately $0.8 million was made in connection with the amended terms. This payment reduced the remaining potential milestone payments to approximately $5.8 million.

In the fourth quarter of 2019, following the acquisition of Fibrocell Science, Inc., or Fibrocell, described below, we reduced spending on the CCP-020 development program substantially as we evaluated our clinical development goals and priorities. Spending on the CCP-020 development program for the years ended December 31, 2020 and 2019 was approximately $0.4 million and $2.9 million, respectively.

On June 23, 2021, we terminated the TWIB license agreement and have discontinued further development of CCP-020. We are not required to make any future payments under the terminated TWIB license agreement.

Fibrocell Transaction

On April 12, 2019, we entered into a Co-Development and License Agreement with Fibrocell for the development and commercialization of D-Fi for the treatment of RDEB in the United States and its territories. In connection with this agreement, we paid Fibrocell a one-time license fee of $7.5 million which was recorded as in-process research and development expense. In addition, we paid Fibrocell approximately $1.3 million in co-development costs which was recorded as research and development expense.

In September 2019, we entered into an agreement and plan of merger, or the Merger Agreement, by and among us, Castle Creek Merger Corp., or Merger Sub, and Fibrocell. On December 13, 2019, we and Merger Sub acquired Fibrocell pursuant to the Merger Agreement. As a result, Merger Sub was merged into Fibrocell and thereafter ceased to exist, the Co-Development and License Agreement was terminated and Fibrocell became our wholly owned subsidiary. The Fibrocell acquisition was accounted for as an asset acquisition because all the fair value of the gross assets acquired were deemed to be substantially concentrated in a group of similar identifiable assets related to Fibrocell’s lead product candidate, D-Fi.

Pursuant to the Merger Agreement, we acquired 100% of the outstanding common and preferred shares of Fibrocell, as well as all outstanding warrants, convertible notes and employee stock options. Additionally, we issued promissory notes to each holder of preferred stock in exchange for each preferred stockholder’s agreement to terminate their preferred stock agreements. All of these instruments were settled during the period from December 2019 to February 2020. The cash purchase price on the date we acquired Fibrocell was approximately $67.9 million, including approximately $2.3 million of transaction costs.

COVID-19 Pandemic

In March 2020, the World Health Organization declared COVID-19 a pandemic, which continues to spread throughout the United States and worldwide. We could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak or other public health crisis, such as the COVID-19 pandemic. Among other things, we have experienced site initiation and recruitment delays in our clinical trials of D-Fi for the treatment of RDEB and FCX-013 for the treatment of moderate to severe LS due to the impact of the COVID-19 pandemic, extending the timelines and increasing the overall costs to finish the clinical trials, as our fixed costs are not substantially reduced while the clinical trials are delayed.

The ultimate extent of the impact of the COVID-19 pandemic on our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the COVID-19 pandemic and actions taken to contain or prevent the further spread, among others. Accordingly, we cannot predict the extent to which our business, financial condition or results of operations will be affected. We remain focused on maintaining liquidity and financial flexibility and continue to monitor developments as we deal with the disruptions and uncertainties from a business and financial perspective relating to the COVID-19 pandemic.

Basis of Presentation and Consolidation

Prior to September 2018, we consisted of a single entity, Castle Creek Pharmaceuticals, LLC. In September 2018, we formed a new entity, Castle Creek Pharmaceutical Holdings, Inc., and in October 2018, completed a restructuring transaction, which resulted in Castle Creek Pharmaceuticals, LLC becoming a wholly owned subsidiary of Castle Creek Pharmaceutical Holdings, Inc. This transaction was considered as a recapitalization and was accounted for as a change in capital structure. In connection with the restructuring, members of Castle Creek Pharmaceuticals, LLC contributed their equity to Castle Creek Pharmaceutical Holdings, Inc. in exchange for equity in Castle Creek Pharmaceutical Holdings, Inc.

In September 2019, we entered into a Merger Agreement with Fibrocell, a former publicly traded Delaware corporation. The merger was completed on December 13, 2019 at which time Fibrocell became a wholly owned subsidiary of Castle Creek Pharmaceutical Holdings, Inc.

In February 2020, we changed the names of Castle Creek Pharmaceutical Holdings, Inc. and Castle Creek Pharmaceuticals, LLC to Castle Creek Biosciences, Inc. and Castle Creek Biosciences, LLC, respectively.

In December 2020, we consolidated our legal entity structure whereby Fibrocell merged into and with Castle Creek Biosciences, LLC.

Components of Results of Operations

Revenue

To date, we have not generated any revenue from product sales and do not expect to generate any revenue from the sale of products in the foreseeable future. If our development efforts for any of our product candidates are successful and result in regulatory approval, we may generate revenue in the future from product sales. We cannot predict if, when or to what extent we will generate revenue from the commercialization and sale of any of our product candidates. We may never succeed in obtaining regulatory approval for any of our product candidates.

Research and Development Expenses

Our research and development expenses consist of expenses incurred in connection with the development of our product candidates and include:

•	employee-related expenses, which include salaries, benefits and stock-based compensation for our research and development personnel;

•	direct third-party costs such as expenses incurred under agreements with contract research organizations, or CROs, and contract manufacturing organizations, or CMOs;

•	consultants that conduct research and development activities on our behalf;

•	costs associated with conducting preclinical studies and clinical trials;

•	amortization expense for assets used in research and development activities;

•	costs associated with technology and intellectual property licenses; and

•	facilities and other allocated expenses, which include expenses for rent and other facility related costs and other supplies.

We expense research and development costs as incurred. Nonrefundable advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed. Costs incurred in obtaining technology licenses are charged immediately to research and development expense if the technology licensed has not reached technological feasibility and has no alternative future use. Our direct research and development costs are tracked on a program-by-program basis and consist primarily of external costs, such as fees paid to consultants, contractors, CMOs and CROs in connection with our preclinical and clinical development activities. We do not allocate employee costs and costs associated with our discovery efforts, laboratory supplies and facilities, and, as such, are not separately classified.

The following table summarizes our research and development expenses by program incurred for the three months ended March 31, 2021 and 2020.

	Three Months Ended March 31,		Change Amount
	2021	2020
	(dollars in thousands)
Research and development expenses:
D-Fi	$2,199	$685	$1,514
FCX-013	181	64	117
CCP-020	—	(1)	1
Indirect research and development	3,217	2,191	1,026

Total	$5,597	$2,939	$2,658

We expect our research and development expenses to increase substantially for the foreseeable future as we continue to invest in research and development activities related to developing our product candidates D-Fi and FCX-013 as they advance into later stages of clinical development and our other product candidates in preclinical development as they advance into clinical development. We do not expect to incur additional research and development expenses related to CCP-020. The process of conducting the necessary clinical research to obtain regulatory approval is costly and time-consuming, and the successful development of our product candidates is highly uncertain. As a result, we are unable to determine the duration and completion costs of our research and development projects or when and to what extent we will generate revenue from the commercialization and sale of any of our product candidates. This is due to the numerous risks and uncertainties associated with developing product candidates, including uncertainty related to:

•	the duration, costs and timing of clinical trials of our current development programs and any further clinical trials related to new product candidates;

•	the sufficiency of our financial and other resources to complete the necessary preclinical studies and clinical trials

•	the impact of COVID-19 pandemic on the ability to initiate new clinical trials and/or maintain the continuity of ongoing clinical trials;

•	the acceptance of investigational new drug, or IND, applications for future clinical trials;

•	the successful and timely enrollment and completion of clinical trials;

•	the successful completion of preclinical studies and clinical trials;

•	successful data from our clinical program that supports an acceptable risk-benefit profile of our product candidates in the intended populations;

•	the receipt and maintenance of regulatory and marketing approvals from applicable regulatory authorities;

•	establishing agreements with third-party manufacturers for clinical supply for our clinical trials and commercial manufacturing, if any of our product candidates are approved;

•	the entry into collaborations to further the development of our product candidates;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for our product candidates; and

•	successfully launching our product candidates and achieving commercial sales, if and when approved.

A change in the outcome of any of these variables with respect to the development of any of our programs or any product candidate we develop would significantly change the costs, timing and viability associated with the development and/or regulatory approval of such programs or product candidates.

General and Administrative Expenses

Our general and administrative expenses consist primarily of personnel costs, allocated facilities costs, and other expenses for outside professional services, including legal, marketing, investor relations, human resources services, and accounting services. Personnel costs consist of salaries, benefits, and stock-based compensation for our general and administrative personnel. We expect to incur additional expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the Securities and Exchange Commission, the Nasdaq Global Market, additional insurance expenses, investor relations activities and other administrative and professional services. We also expect to increase the size of our administrative function to support the growth of our business. In addition, if we obtain regulatory approval for any of our product candidates, we expect to incur significant expenses related to building a sales and marketing team to support product sales, marketing and distribution activities.

Paragon Agreements

We are party to a Management Services Agreement with Paragon Biosciences, LLC, or Paragon, entered into on October 9, 2018, or the Effective Date, pursuant to which Paragon provides to us certain professional services. In exchange for services provided to us under the Management Services Agreement, we pay to Paragon a management fee of approximately $0.3 million per each calendar month. This fee is reduced to approximately $0.2 million per each calendar month starting in October 2021. We intend to terminate the Management Services Agreement upon the consummation of this offering. Upon termination, we will owe Paragon a termination fee of $         million. See “Certain Relationships and Related Party Transactions—Related Party Agreements in Effect Prior to this Offering—Management and Other Agreements” for further information.

We are also party to a right of use agreement with Paragon whereby we have access to and the right to use certain office space leased by Paragon in Chicago, Illinois. Since entering into the right of use agreement in November 2019 through March 31, 2021, we paid fees of approximately $1.0 million pursuant to this agreement.

In addition, we are party to a letter agreement for advisory services provided by Paragon Health Capital, LLC, or Paragon Health, a broker-dealer and wholly owned subsidiary of Paragon. We incurred debt placement fees of approximately $0.6 million for the year ended December 31, 2020 associated with the Loan Agreement. We incurred equity placement fees of approximately $0.7 million for the year ended December 31, 2019 associated with the offering of our Series C Preferred Stock.

Interest Expense

Our interest expense consists primarily of cash interest expense on our debt facility and accretion of debt discount and issuance costs.

Interest Income

Our interest income consists primarily of interest income earned on cash and cash equivalents and money market funds.

Other (Expense) Income

Our other (expense) income consists primarily of the change in fair value of the liability associated with warrants issued in connection with our debt facility.

Consolidated Statements of Operations

As described above in “—COVID-19 Pandemic,” the ultimate extent of the impact of the COVID-19 pandemic on our results of operations will depend on future developments, which are highly uncertain, including new information that may emerge concerning the severity of the COVID-19 pandemic or other public health crises and actions taken to contain or prevent the further spread, among others. Accordingly, we cannot fully predict the extent to which our business and results of operations will be affected. Many clinical trial sites have been impacted by the COVID-19 pandemic, forcing them to delay enrollment in research trials, including ours. This has affected the speed of enrollment in our current trials, slowing, but not stopping, the progress of our programs.

Results of Operations

Comparison of the Three Months Ended March 31, 2021 and 2020

The following table sets forth our results of operations for the three months ended March 31, 2021 and 2020.

	Three Months Ended March 31,		Change Amount
	2021	2020
	(dollars in thousands)
Operating expenses:
Research and development	$5,597	$2,939	$2,658
General and administrative	3,852	2,980	872

Total operating expenses	9,449	5,919	3,530
Loss from operations	(9,449)	(5,919)	(3,530)
Interest income (expense), net	(623)	(123)	(500)
Other income (expense)	(78)	20	(98)

Loss before provision for income taxes	(10,150)	(6,022)	4,128
Provision for income taxes	—	—	—

Net loss	$(10,150)	$(6,022)	$(4,128)

Research and Development Expenses

Research and development increased $2.7 million to $5.6 million for the three months March 31, 2021, compared to $2.9 million for the three months ended March 31, 2020. The increase in research and development expenses was due to increases in our D-Fi program of $1.5 million and our FCX-013 program of $0.1 million, along with an increase in indirect research and development expenses of $1.0 million. The increase in indirect research and development expenses was primarily due to increases in compensation and stock-based compensation expense of $0.8 million, facilities expenses of $0.1 million, and other research and manufacturing expenses of $0.1 million. These increases were due to an expansion of development of D-Fi and FCX-013, combined with a decrease in development expenses for CCP-020 during the three months ended March 31, 2021, compared to the three months ended March 31, 2020.

General and Administrative Expenses

General and administrative expenses increased $0.9 million to $3.9 million for the three months ended March 31, 2021, compared to $3.0 million for the three months ended March 31, 2020. The increase in general and administrative expenses was mostly due to an increase in personnel costs of $1.0 million. The increase in personnel costs was mostly due to an increase in the fair value of the VAR liability of $0.9 million for the three months ended March 31, 2021 from the appreciation of the fair value of our stock from $52.61 as of December 31, 2020 to $182.77 as of March 31, 2021.

Interest Income (Expense), Net

Interest income (expense), net increased $0.5 million to $0.6 million for the three months ended March 31, 2021, compared to $0.1 million for the three months ended March 31, 2020. The increase is due to three months of interest on the debt facility with Horizon during the three months ended March 31, 2021, compared to one month of interest during the three months ended March 31, 2020. Interest income (expense), net for the three months ended March 31, 2021 includes cash interest payments of approximately $0.5 million and accretion of debt discount and issuance costs of approximately $0.2 million.

Other (Expense) Income

Other (expense) income consists primarily of the change in fair value of warrants issued to Horizon in 2020.

Income Taxes

For interim periods, we estimate the annual effective income tax rate and apply the estimated rate to the year-to-date income or loss before income taxes. The effective income tax rate was 0.0% for all periods. Currently, we have recorded a full valuation allowance against our net deferred tax assets, primarily related to federal and state net operating losses.

Comparison of the Years Ended December 31, 2020 and 2019

The following table sets forth our results of operations for the years ended December 31, 2020 and 2019.

	Year Ended December 31,		Change Amount
	2020	2019
	(dollars in thousands)
Operating expenses:
Research and development	$15,130	$81,028	$(65,898)
General and administrative	11,533	8,722	2,811

Total operating expenses	26,663	89,750	(63,087)
Loss from operations	(26,663)	(89,750)	63,087
Interest income (expense), net	(1,974)	1,183	(3,157)
Other income (expense)	18	129	(111)

Loss before provision for income taxes	(28,619)	(88,438)	59,819
Provision for income taxes	—	6	(6)

Net loss	$(28,619)	$(88,444)	$59,825

Research and Development Expenses

Research and development expenses for the year ended December 31, 2019 were approximately $81.0 million, of which approximately $72.7 million represented non-recurring in-process research and development related to the Fibrocell acquisition and the Fibrocell Co-Development and License Agreement. Excluding these non-recurring costs, research and development expenses increased by approximately $6.8 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase was primarily due to increased compensation, development, and facilities costs. Compensation costs and stock-based compensation costs increased by approximately $2.6 million as a result of increased headcount due to the assumption of employees from the Fibrocell acquisition. Development costs increased by approximately $2.4 million due to a full year of development expenses for D-Fi and FCX-013 combined with a decrease in development expenses for CCP-020. Rent, facilities costs, and other overhead costs increased by approximately $1.8 million due to a full year of rent and other facility costs in our Exton, Pennsylvania facility as compared to less than one month in 2019.

General and Administrative Expenses

General and administrative expenses increased by approximately $2.8 million to $11.5 million for the year ended December 31, 2020, compared to approximately $8.7 million for the year ended December 31, 2019. The increase was primarily due to increased compensation, depreciation and amortization, professional services, and facilities costs. Compensation costs and stock-based compensation costs increased by approximately $1.7 million as a result of increased headcount due to the assumption of employees from the Fibrocell acquisition. Depreciation and amortization costs increased by approximately $0.7 million due to the assumption of Fibrocell’s fixed assets and the addition of intangible assets from the Fibrocell acquisition. Professional and consulting costs increased by approximately $0.2 million, primarily as a result of increased accounting and consulting fees. Facilities costs increased by approximately $0.2 million, primarily as a result of a full year of rent and other facility costs in our Exton, Pennsylvania facility as compared to less than one month in 2019.

Interest Income (Expense)

Interest income decreased by approximately $1.0 million to $0.1 million for the year ended December 31, 2020, compared to $1.2 million for the year ended December 31, 2019. This decrease is due to a combination of a decreasing cash balance upon which interest is earned as well as a substantial decrease in the interest rate on our cash deposits. The decrease in our cash balance is a result of cash utilized to fund operations while the decrease in interest rates is due to the effects of the COVID-19 pandemic on the United States financial markets.

Interest expense increased by approximately $2.1 million for the year ended December 31, 2020, as a result of our debt facility with Horizon. No interest expense was incurred during the year ended December 31, 2019. Interest expense for the year ended December 31, 2020 includes cash interest payments of approximately $1.6 million and accretion of debt discount and issuance costs of approximately $0.5 million.

Other Income (Expense)

Other income (expense) consists primarily of the change in fair value of warrants issued to Horizon in 2020.

Income Taxes

Our provision for income taxes was immaterial in 2020 and 2019 due to our operating loss position against which we have recorded a full valuation allowance. As of December 31, 2020, we had federal and state net operating losses of approximately $86.0 million and $64.8 million, respectively, available to reduce future taxable income, if any. The net operating losses will begin to expire in 2036.

Liquidity and Capital Resources

Overview

To date, we have financed our operations primarily with proceeds from sales of our preferred stock and borrowings under our Loan Agreement, and the issuance of the 2024 Notes. From our inception through March 31, 2021, we have received aggregate proceeds of approximately $178.1 million from sales of our preferred stock. As of March 31, 2021, we had cash and cash equivalents of approximately $11.2 million and an accumulated deficit of approximately $203.4 million. As of March 31, 2021, we had outstanding debt, net of issuance costs, of approximately $19.5 million.

On February 26, 2020, we entered into the Loan Agreement. Borrowings under the Loan Agreement are collateralized by substantially all of our assets, excluding our intellectual property, certain equity interests, certain property interests and certain permits and licenses. The Loan Agreement matures in March 2024, with interest-only monthly payments until April 2022. A final payment fee of $1.0 million is due at maturity. The loan bears interest at a floating rate equal to 7.5% plus the greater of: (i) 1.80% per annum and, or (ii) the one-month LIBOR Rate (rounded to the nearest one hundredth percent), as reported in the Wall Street Journal, with a minimum interest rate of 9.3%. In the event LIBOR is no longer widely used as a benchmark market rate for new facilities of this type, we will work with Horizon to determine a comparable successor benchmark rate. The Loan Agreement requires compliance with certain financial covenants, including maintaining not less than $5.0 million in cash on deposit until we receive certain positive Phase 3 D-Fi data for RDEB and financial reporting requirements. We have been in compliance with the financial covenants under Loan Agreement since it was entered into on February 26, 2020. The Loan Agreement also contains certain negative restrictive covenants that either limit our ability to, or require a mandatory prepayment in the event we, engage in businesses other than businesses in which we are currently engaged, incur additional indebtedness or liens, make certain investments, make certain payments, pay dividends or make any other distributions (subject to certain exceptions), merge with other companies or consummate certain changes of control, acquire other companies, transfer or dispose of certain assets, enter into transactions with affiliates, create new subsidiaries, enter into various other specified transactions, and change our name, location, executive office or executive management without notice.

In connection with the issued loans, we granted warrants to Horizon that entitle them to purchase 2,428 shares of Series C Preferred Stock at a price of $411.85 per share. The warrants are exercisable any time from the grant date through the expiration date of February 26, 2027 and are classified as a liability on our balance sheet. Warrants classified as liabilities are required to be marked to market from the issuance date until the exercise date.

On June 28, 2021, we issued and sold $25.0 million of the 2024 Notes to investors in a private placement. The 2024 Notes are unsecured and subordinated in right of payment to the prior payment in full to all of our commercial finance lenders, insurance companies, lease financing institutions or other lending institutions approved by our board of directors and regularly engaged in the business of lending money. Upon at least two business days’ prior written notice to the holders of the 2024 Notes, we may, with the prior written consent of the majority of the holders of the 2024 Notes (including a majority of the entities affiliated with FMR LLC (Fidelity) in the 2024 Notes) and without penalty or premium, prepay all or any portion of the outstanding principal amount plus accrued and unpaid interest on the Notes through the date of such prepayment.

The 2024 Notes will automatically convert into preferred stock or common stock, respectively, upon a qualified financing of at least $60.0 million of preferred stock or upon the consummation of this offering. The 2024 Notes also provide a voluntary conversion option upon a non-qualified financing. The conversion price is equal to 80% of the per share price paid by investors for a share of qualified or non-qualified preferred stock and 80% of the gross price paid by the public for a share of common stock issued and sold in this offering. Interest accrues at a rate of 0.13% per annum from June 28, 2021 through December 28, 2021. After December 28, 2021, interest will accrue at a rate of 1.02% per annum. Unless converted or repaid on or before August 28, 2022, in accordance with the terms of the 2024 Notes, an aggregate amount equal to two times the outstanding principal of the 2024 Notes shall be due and payable on demand by holders of a majority of the outstanding principal amount of the 2024 Notes at any time upon the earlier to occur of (a) December 15, 2024, (b) an event of default as defined within the 2024 Notes, or (c) the six-month anniversary of the earlier to occur of (i) the final maturity date set forth in the Loan Agreement, or (ii) the full repayment of all of our outstanding payment obligations under the Loan Agreement.

Cash Flows

The following table sets forth a summary of our cash flows for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019.

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020	Year Ended December 31, 2020	Year Ended December 31, 2019
	(dollars in thousands)
Net cash (used in) operating activities	$(8,957)	$(9,294)	$(31,627)	$(17,836)
Net cash (used in) investing activities	(395)	(23,814)	(25,213)	(49,647)
Net cash provided by financing activities	—	20,142	20,142	53,480

Net (decrease) in cash, cash equivalents and restricted cash	$(9,352)	$(12,966)	$(36,698)	$(14,003)

Operating Activities

Net cash used in operating activities was $9.0 million and $9.3 million for the three months ended March 31, 2021 and 2020, respectively.

Cash used in operating activities in the three months ended March 31, 2021 primarily related to our net loss for the period of $10.2 million driven by funding of our product development activities and a net change of $0.2 million in our net operating asset and liabilities, partially offset by non-cash charges of $1.4 million. The changes in our net operating assets and liabilities were primarily due to an increase in prepaid expenses and other current, partially offset by increases in non-current assets, accounts payable and accrued expenses and other current liabilities. The non-cash charges consisted mainly of depreciation expense, debt issuance cost amortization, and stock-based compensation expense. Stock-based compensation expense was driven by an increase in the fair value of the VAR liability of $0.9 million for the three months ended March 31, 2020 from the appreciation of the fair value of our stock from $52.61 as of December 31, 2020 to $182.77 as of March 31, 2021.

Cash used in operating activities in the three months ended March 31, 2020 primarily related to our net loss for the period of $6.0 million driven by funding of our product development activities and a net change of $3.5 million in our net operating asset and liabilities, partially offset by non-cash charges of $0.2 million. The changes in our net operating assets and liabilities were primarily due to an increase in prepaid expenses and non-current assets, as well as decreases in accounts payable and accrued expenses and other current liabilities. The non-cash charges consisted mainly of depreciation expense and debt issuance cost amortization.

Net cash used in operating activities was approximately $31.6 million for the year ended December 31, 2020 and approximately $17.8 million for the year ended December 31, 2019.

Cash used in operating activities in the year ended December 31, 2020 primarily related to our net loss for the period of approximately $28.6 million driven by funding of our product development activities and a net change of approximately $4.4 million in our net operating asset and liabilities, partially offset by non-cash charges of approximately $1.4 million. The non-cash charges consisted mainly of depreciation expense, debt issuance cost amortization, and stock-based compensation expense. The changes in our net operating assets and liabilities were primarily due to an increase in prepaid expenses and other current and non-current assets as well as increases in accounts payable and accrued expenses.

Cash used in operating activities in the year ended December 31, 2019 primarily related to our net loss for the period of approximately $88.4 million driven by funding of our product development activities adjusted by non-cash charges of approximately $73.2 million. The non-cash charges consisted mainly of approximately $72.7 million of acquired in-process research and development.

Investing Activities

Net cash used in investing activities was approximately $0.4 million and $23.8 million for the three months ended March 31, 2021 and 2020, respectively. This change was primarily due to a payment of $23.5 million in connection with our acquisition of Fibrocell.

Net cash used in investing activities was approximately $25.2 million for the year ended December 31, 2020 and $49.6 million for the year ended December 31, 2019.

Cash used in investing activities in the year ended December 31, 2020 primarily related to our 2019 acquisition of Fibrocell of approximately $23.5 million and purchases of capital equipment for our lab facilities of approximately $1.7 million.

Cash used in investing activities in the year ended December 31, 2019 primarily related to our acquisition of Fibrocell of approximately $42.1 million and acquisition of license rights of $7.5 million in connection with the Fibrocell license agreement.

Financing Activities

Net cash provided by financing activities was approximately $20.1 million for the three months ended March 31, 2020 primarily related to $20.0 million of borrowings under the Loan Agreement and $1.0 million in proceeds from the issuance of our Series C Preferred Stock, partially offset by $0.9 million in issuance costs associated with this long-term debt and Series C Preferred Stock. There were no financing activities for the three months ended March 31, 2021.

Net cash provided by financing activities was approximately $20.1 million for the year ended December 31, 2020 primarily related to borrowings under the Loan Agreement and approximately $53.5 million for the year ended December 31, 2019 primarily related to proceeds from the issuance of our Series C Preferred Stock.

Funding Requirements

We do not have any products approved for sale, and we have never generated any revenue from contracts with customers. We do not expect to generate any meaningful revenue unless and until we obtain regulatory approval of and commercialize any of our current or future product candidates and we do not know when, or if, that will occur. We expect to continue to incur significant losses for the foreseeable future, and we expect the losses to increase as we continue the development of, and seek regulatory approvals for, our current and future product candidates, and begin to commercialize any approved products. We are subject to all the risks typically related to the development of new product candidates, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. Moreover, following the completion of this offering, we expect to incur additional costs associated with operating as a public company.

The consolidated financial statements have been prepared as though we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have incurred operating losses and negative cash flows from operations since inception. As of March 31, 2021, we have an accumulated deficit of approximately $203.4 million. Management expects to continue to incur operating losses and negative cash flows. In addition, we will be subject to royalty payments to Precigen following the commercialization of our product candidates D-Fi or FCX-013. We have financed our operations to date with proceeds primarily from sales of our preferred stock and borrowings under our credit facility, and the issuance of the 2024 Notes.

We may need to raise additional capital in order to continue to fund operations, including royalty payment obligations to Precigen following the commercialization of our product candidates D-Fi or FCX-013. We believe we will be able to obtain additional capital through equity financings or other arrangements to fund operations;

however, there can be no assurance that such additional financing, if available, can be obtained on acceptable terms. If we are unable to obtain such additional financing, future operations would need to be scaled back or discontinued.

Accordingly, these factors raise substantial doubt about our ability to continue as a going concern within one year after the date the audited condensed consolidated financial statements are issued. The unaudited condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Based on the expected net proceeds from this offering, our research and development plans and our timing expectations related to the development of our product candidates into early and later-stages of clinical development, we believe that the anticipated net proceeds from this offering will enable us to fund our operating expenses, clinical development, interest expense and capital expenditure requirements through at least             . However, we have based this estimate on assumptions that may prove to be incorrect, and we could use our capital resources sooner than we expect. If this offering is not successful, there is no guarantee that we will have sufficient capital to fund operations.

Our future funding requirements will depend on many factors, including, but not limited to:

•	the initiation, progress, timeline, cost and results of our clinical trials for our product candidates, D-Fi and FCX-013;

•	the initiation, progress, timeline, cost and results of additional research and preclinical studies related to pipeline development and other research programs we initiate in the future;

•

the cost and timing of manufacturing activities, including our planned manufacturing scale-up activities associated with our product candidates and other programs as we advance them through preclinical and clinical development through commercialization;

•	the potential expansion of our current development programs to seek new indications;

•	the continued negative impact of the COVID-19 pandemic on our business, including delays in clinical trials;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA and other comparable foreign regulatory authorities;

•	the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, in-licensed or otherwise;

•	the effect of competing technological and market developments;

•	the payment of licensing fees, potential royalty payments and potential milestone payments;

•	the cost of general operating expenses;

•	the cost of interest expense in conjunction with our debt facility and the 2024 Notes;

•

the cost of establishing sales, marketing, and distribution capabilities for any product candidates for which we may receive regulatory approval in regions where we choose to commercialize our products on our own; and

•	the cost of operating as a public company.

Further, our operating plan may change, and we may need additional funds to meet operational needs and capital requirements for clinical trials and other research and development expenditures.

If we need to raise additional capital to fund our operations, funding may not be available to us on acceptable terms, or at all. If we are unable to obtain adequate financing when needed, we may have to delay, reduce the scope of or suspend one or more of our preclinical studies, clinical trials, research and development programs or commercialization efforts. We may seek to raise any necessary additional capital through a combination of public or private equity offerings, debt financings, collaborations and other licensing arrangements. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish certain valuable rights to our product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to us.

Contractual Obligations and Commitments

As of March 31, 2021, our commitments consisted of the Loan Agreement and an operating lease for our corporate headquarters in Exton, Pennsylvania, for approximately 86,500 square feet. The following table summarizes our contractual obligations as of March 31, 2021.

	Payments Due by Period
	Total	Less Than One Year	1–3 Years	3–5 Years	More Than 5 Years
	(dollars in thousands)
Loan Agreement obligations	$24,696	$2,719	$21,977	—	—
Operating lease obligations	2,941	1,471	1,470	—	—

Total	$27,637	$4,190	$23,447	—	—

Off-Balance Sheet Arrangements

During the periods presented, we did not have, nor do we currently have, any off-balance sheet arrangements or holdings in any variable interest entities.

Critical Accounting Polices and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the dates of the balance sheets and the reported amounts of expenses during the reporting periods. In accordance with U.S. GAAP, we evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We define our critical accounting policies as those under U.S. GAAP that require us to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations, as well as the specific manner in which we apply those principles. While our accounting policies are more fully described in Note 2 to our consolidated financial statements included elsewhere in this prospectus, we believe the following are the critical accounting policies used in the preparation of our consolidated financial statements that require significant estimates and judgments.

Accrued Research and Development Expenses

Research and development costs are expensed as incurred. Research and development costs consist of salaries, benefits, and other personnel related costs, including equity-based compensation expense, laboratory supplies, preclinical studies, clinical trials and related clinical manufacturing costs, costs related to manufacturing preparations, fees paid to other entities to conduct certain research and development activities on our behalf, and allocated facility and other related costs. Non-refundable advance payments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized as prepaid expenses until the related goods are delivered or services are performed.

We record accrued expenses for estimated costs of our research and development activities conducted by third-party service providers, which include the conduct of clinical studies and preclinical studies. We record the estimated costs of research and development activities based upon the estimated cost of services provided but not yet invoiced and include these costs in accrued liabilities in the balance sheets and within research and development expense in the statements of operations and comprehensive (loss) income. These costs are a significant component of our research and development expenses. We record accrued expenses for these costs based on factors such as estimates of the work completed and in accordance with agreements established with these third-party service providers. Any payments made in advance of services provided are recorded as prepaid assets, which are expensed as the contracted services are performed.

We estimate the amount of work completed through discussions with internal personnel and external service providers as to the progress or stage of completion of the services and the agreed-upon fee to be paid for such services. We make significant judgments and estimates in determining the accrued balance in each reporting period. As actual costs become known, we adjust our accrued estimates. Our accrued expenses are dependent, in part, upon the receipt of timely and accurate reporting from clinical research organizations and other third-party service providers. If we under-estimate or over-estimate the level of services performed or the costs of these services, our accrued expenses could differ from our estimates. For the periods presented, we have experienced no material differences between our accrued expenses and actual expenses.

Equity-Based Compensation

We recognize compensation costs related to stock awards and stock options granted to employees, nonemployees and directors based on the estimated fair value of the awards on the date of grant. We estimate the grant date fair value and the resulting stock-based compensation expense, using the Black-Scholes option-pricing model. The grant date fair value of the stock-based awards is recognized on a straight-line basis over the requisite service periods, which are generally the vesting period of the respective awards. Forfeitures are accounted for as they occur.

Determination of the Fair Value of Common Stock

As there is no public market for our common stock as we are a private company, our board of directors has determined the fair value of our common stock by considering a number of objective and subjective factors, including having contemporaneous and retrospective valuations of our equity performed by a third-party valuation specialist, valuations of comparable peer public companies, sales of our preferred stock, operating and financial performance, the stage of our clinical development activities, the lack of liquidity of our stock, general and industry-specific economic outlook, and the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or a sale of our company in light of prevailing market conditions.

The fair value of our common stock will be determined by our board of directors until such time as our common stock are listed on an established stock exchange. Equity-based compensation is measured at the grant date for all equity-based awards made to employees and non-employees based on the fair value of the awards and is recognized as an expense on a straight-line basis over the requisite service period, which is generally the vesting period. Our value appreciation rights are indexed to the value of our common stock and are considered liability-classified awards and are remeasured at their fair-value-based amount in each reporting period until settlement. We have elected to recognize the actual forfeitures by reducing the equity-based compensation in the same period as the forfeitures occur.

The fair value of each share option is estimated on the date of grant using the Black-Scholes option pricing model. We historically have been a private company and lack company-specific historical and implied volatility information for our shares. Therefore, we estimate our expected share price volatility based on the historical volatility of publicly traded peer companies and expect to continue to do so until such time as we have adequate historical data regarding the volatility of our own traded share price. The expected term of our share options has been determined utilizing the “simplified method” for awards that qualify as “plain-vanilla” options. Prior to the adoption of ASU 2018-07, the expected term of share options granted to non-employees was the contractual term. After adoption of ASU 2018-07, the expected term of share options granted to non-employees is determined in the same manner as share options granted to employees. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that we have never paid cash dividends on our ordinary shares and do not expect to pay any cash dividends in the foreseeable future.

The third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our ordinary share valuations were prepared using either an option pricing model backsolve method, or OPBM, or an income-based Discounted Cash Flows approach, or DCF. The OPBM used market approaches to estimate our enterprise value. The OPBM treats ordinary shares and convertible preferred shares as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the ordinary shares have value only if the funds available for distribution to shareholders exceeded the value of the preferred share liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The DCF method is based upon the theory that the value of a business is equal to the present value of its projected future cash flows. Under both methods, a discount for lack of marketability of the ordinary shares is then applied to arrive at an indication of value for the ordinary share. Since January 1, 2020, two third-party valuations were performed which resulted in a valuation of our ordinary shares of $52.61 per share as of June 30, 2020 and $182.77 per share as of March 31, 2021. The increase in the valuation of our ordinary shares from June 30, 2020 to March 31, 2021 was mostly due to the introduction of an IPO scenario after management and the Board of Directors determined to pursue this option during the three months ended March 31, 2021.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our share-based compensation expense could be materially different.

Once a public trading market for our ordinary shares has been established in connection with the closing of this offering, it will no longer be necessary for our board of directors to estimate the fair value of our ordinary shares in connection with our accounting for granted share options and other such awards we may grant, as the fair value of our ordinary shares will be determined based on the quoted market price of our ordinary shares.

Options Granted

The following table sets forth, by grant date, the number of shares of common stock subject to options granted on October 1, 2020, January 13, 2021, and February 1, 2021, the per share exercise price of the options, the fair value per share on each grant date, and the per share estimated fair value of the options on each grant date.

Grant Date	Number of Shares Subject to Options Granted	Per Share Exercise Price of Options	Fair Value per Share on Grant Date	Per Share Estimated Fair Value of Options on Grant Date
October 1, 2020	32,476	$52.61	$49.43	$1,605,289
January 13, 2021	4,500	$52.61	$49.46	$222,570
February 1, 2021	100	$52.61	$49.45	$4,945

Value Appreciation Rights Granted

The following table sets forth, by grant date, the number of shares of common stock subject to value appreciation rights, or VARs, granted from August 1, 2016 through September 29, 2017, the per share base price of the VARs, the fair value per share of common stock on each grant date, and the per share estimated fair value of the VARs on each grant date.

Grant Date	Number of Shares Subject to VARs Granted	Per Share Base Price of VARs	Fair Value per Share on Grant Date	Per Share Estimated Fair Value of VARs on Grant Date
August 1, 2016	6,666	$0.57	$81.26	$541,679
October 3, 2016	1,750	$144.88	$51.16	$89,530
April 21, 2017	1,500	$144.88	$51.16	$76,740
July 27, 2017	667	$161.72	$48.88	$32,603
August 14, 2017	50	$161.72	$48.88	$2,444
September 26, 2017	1,000	$161.72	$48.88	$48,880
September 27, 2017	353	$161.72	$48.88	$17,255
September 29, 2017	833	$161.72	$48.88	$40,717

Recent Accounting Pronouncements

See Note 2 to our audited consolidated financial statements and Note 2 to our unaudited interim condensed consolidated financial statements appearing elsewhere in this prospectus for a description of recent accounting pronouncements applicable to our consolidated financial statements.

The JOBS Act

We are an “emerging growth company”, or EGC, as defined in the Jumpstart Our Business Startups Act, or JOBS Act, of 2012. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an EGC or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

We will remain an EGC until the earliest of (i) the last day of our fiscal year (a) following the fifth anniversary of the completing of this offering, (b) in which we have total annual gross revenues of at least $1.07 billion, or (ii) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates equals or exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter, and (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities over a three-year period.

Quantitative and Qualitative Disclosures About Market Risk

The primary objectives of our investment activities are to ensure liquidity and to preserve capital. We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate sensitivities. We had cash and cash equivalents of approximately $11.2 million and $20.6 million as of March 31, 2021 and December 31, 2020, respectively, which consisted of bank deposits and highly liquid money market funds. Historical fluctuations in interest rates have not been significant for us. Due to the short-term maturities of our cash equivalents, an immediate 100 basis point change in interest rates would not have a material effect on the fair market value of our cash equivalents. We do not believe that inflation, interest rate changes, or foreign currency exchange rate fluctuations had a significant impact on our results of operations for any periods presented herein.

As of March 31, 2021, we had $20.0 million in variable rate debt outstanding. Issuance costs of approximately $1.0 million are being amortized over the four-year loan term. Unamortized debt issuance costs as of March 31, 2021 and December 31, 2020 are approximately $0.7 million and $0.8 million, respectively and are presented in the consolidated balance sheets as a direct deduction from the carrying value of the debt.

The Loan Agreement matures in March 2024, with interest-only monthly payments until April 2022. A final payment fee of $1.0 million is due at maturity. The loan bears interest at a floating rate equal to 7.5% plus the greater of (i) 1.80% per annum, or (ii) the one-month LIBOR Rate (rounded to the nearest one hundredth percent), as reported in the Wall Street Journal, with a minimum interest rate of 9.3%. In the event LIBOR is no longer widely used as a benchmark market rate for new facilities of this type, we will work with Horizon to determine a comparable successor benchmark rate.

BUSINESS

Overview

We are a clinical-stage cell and gene therapy company focused on developing and commercializing disease-modifying therapies for patients suffering from rare diseases for which there is a lack of available treatment options. Our proprietary autologous fibroblast platform serves as the foundation for developing personalized, targeted and redosable cell-based gene therapy product candidates for both monogenic and chronic disorders. At present, our novel in-house manufacturing process entails collecting minimally invasive skin biopsies from patients, and transducing fibroblast cells with a third-generation self-inactivating lentiviral vector to express a targeted protein of interest. The genetically modified cells are then intradermally administered to the disease site with the goal of expressing the target protein in the desired region. As part of this process, we also create a personalized cell bank of genetically modified autologous fibroblasts that can be stored cryogenically, serving as a repository for the patient’s long term drug product needs. Our most advanced product candidate, dabocemagene autoficel, or D-Fi, is currently in a Phase 3 clinical trial for the treatment of recessive dystrophic epidermolysis bullosa, or RDEB, with topline data expected in the second half of 2022. We also plan to initiate a Phase 3 clinical trial of D-Fi for the treatment of dominant dystrophic epidermolysis bullosa, or DDEB, in the second half of 2021. In addition to D-Fi, we are developing a second product candidate, FCX-013, for the treatment of moderate to severe localized scleroderma, or LS, and are currently conducting a Phase 1/2 clinical trial and anticipate reporting preliminary data from this trial in the first half of 2022. We are initially prioritizing our clinical-stage product candidates for skin and connective tissue diseases, with the goal of expanding into other rare diseases and broader indications where patients have limited or no therapeutic options.

D-Fi is being developed as a disease-modifying autologous cell-based gene therapy to address the deficiency of functional type VII collagen protein, or COL7, in patients with autosomally recessive or dominant dystrophic epidermolysis bullosa, or DEB. DEB results from mutations in the type VII collagen gene, or COL7A1, which encodes COL7. COL7 is the main constituent of anchoring fibrils, which anchor the basement membrane zone of the epidermis to the dermis, providing structural integrity to the skin at the dermoepidermal junction. When functional COL7 is deficient, the anchoring fibrils cannot form properly. The clinical hallmarks of DEB are skin fragility, blistering and oral mucosal involvement, which lead to persistent non-healing and recurrent wounds, scarring, pain, itching and nail abnormalities. When scarring is extensive, the patients may develop contractures, including restricted movement at the joints or of the mouth and tongue, esophageal strictures and/or fusion of digits.

RDEB patient estimates are based on limited analyses of clinical databases or registries and vary widely. Utilizing a genetic modelling approach, the incidence of RDEB in the United States is estimated to be 95 per million live births. Applying simulation methods, it is estimated that the prevalence of RDEB in the United States is 3,850 patients. Using a more conservative assumption based on a worldwide prevalence of RDEB estimated to be approximately 8 per million persons, the prevalence of RDEB in the United States is extrapolated to be 2,640 patients, although national epidermolysis bullosa, or EB, advocacy groups suggest the number of patients may be even greater. While the prevalence of DDEB is estimated to be similar to that of RDEB, the treatable population is considered to be somewhat smaller as the clinical manifestations are generally milder in severity.

There are currently no U.S. Food and Drug Administration, or FDA, approved treatments for RDEB or DDEB and treatment is generally limited to supportive care. Patients with RDEB typically manifest signs and symptoms shortly after birth and are diagnosed as neonates due to the severity of the disease. Up to 88% of RDEB patients experience fusion of their digits as a result of repeated cycles of blistering and scarring, sometimes requiring surgical intervention. There is a continuous risk of sepsis in RDEB patients due to the failure of meaningful tissue repair. Patients with severe RDEB are at an extremely high risk of developing aggressive squamous cell carcinomas, which is the leading cause of death in this group. DDEB patients typically have higher levels of COL7A1 expression, resulting in milder signs and symptoms, with blistering often limited to the hands, feet, knees and elbows with mild scarring. However, untreated symptoms may lead to serious complications, which could be fatal. The complications from RDEB and DDEB have long-lasting effects on the quality of life of patients and their families.

In 2016, we commenced an open-label Phase 1/2 clinical trial of D-Fi for the treatment of RDEB. The Phase 1/2 clinical trial was not powered for statistical significance and was aimed to evaluate the safety and efficacy of D-Fi for the treatment of wounds associated with RDEB. We completed this trial in 2019 and reported safety and efficacy data on ten D-Fi treated wounds up to 34 cm2 in size across six RDEB patients, from 9 to 38 years of age. D-Fi was intradermally administered in the margins of and across the targeted wounds, as well as in separate intact skin sites. At 12 weeks after the initial administration of D-Fi, eight out of the ten treated wounds exhibited complete wound closure, as defined as greater than or equal to 90% wound closure based on a categorical assessment of percent healed at various post-administration visits. Of the eight wounds that had greater than or equal to 90% wound closure, six had 100% closure. D-Fi was generally well-tolerated up to 52 weeks post-administration in this clinical trial.

We are currently evaluating D-Fi in a Phase 3 multi-center, intra-patient randomized and controlled clinical trial for the treatment of persistent non-healing and recurrent RDEB wounds. The primary efficacy objective is to determine whether the administration of D-Fi in addition to the standard of care improves wound healing as compared to the standard of care alone in each patient’s control wounds. The primary efficacy endpoint is complete wound closure, defined as 100% closure, of the first wound pair at week 24, and key secondary endpoints include complete wound closure of the first wound pair at week 12 plus complete wound closure of all fully treated wound pairs at weeks 12 and 24. We aim to complete patient screening in the second half of 2021 and expect to report topline data in the second half of 2022.

In February 2021, the FDA permitted us to submit a clinical protocol to study DDEB under the same investigational new drug application, or IND, used to evaluate D-Fi for the treatment of RDEB. Because D-Fi’s safety and efficacy have been evaluated in our preclinical studies and clinical trials for the treatment of RDEB, and recognizing that both subtypes of DEB are caused by mutations of COL7A1, we believe that providing functional COL7A1 for patients suffering from DDEB may provide therapeutic efficacy. We plan to submit a Phase 3 clinical trial protocol to evaluate the safety and efficacy of D-Fi for the treatment of DDEB to the FDA and are targeting initiation of this clinical trial in the second half of 2021.

Our second most advanced candidate, FCX-013, is being developed as a disease-modifying autologous cell-based gene therapy that utilizes lentiviral vectors to deliver functional matrix metalloproteinase 1 genes, or MMP-1, to patients with moderate to severe LS. MMP-1 encodes the enzyme responsible for breaking down collagen. LS is a rare idiopathic inflammatory skin and connective tissue disease characterized by chronic inflammation and deposition of a collagen-rich extracellular matrix, resulting in thickening and hardening of the skin and its underlying connective tissue. Clinical manifestations of LS include sclerotic lesions (i.e., plaques or nodules) that result in pain and/or itching and often include hypopigmentation, hyperpigmentation, and alopecia secondary to the loss of hair follicles. The sclerotic lesions typically soften over time and may transition into hypopigmented or hyperpigmented atrophic lesions characterized by fine, cigarette paper-like skin or shallow depressions. Associated morbidities and complications include disorders of the musculoskeletal system, such as joint pain and swelling, muscle pain, limb contractures and limited range of motion, and ophthalmologic disorders or neurological symptoms in patients with lesions on the head or face.

There are approximately 160,000 patients with LS in the United States. The prevalence of LS in the United States in adults is similar to that of children and is estimated to be 50 per 100,000 persons. We estimate that there are approximately 20,000 patients with moderate to severe LS under the age of 18, and 30,000 moderate to severe adult LS patients in the United States.

There are no FDA-approved treatments for LS and treatment is generally limited to supportive care. Anti-inflammatory agents and/or therapies, such as systemic or topical corticosteroids, topical calcineurin inhibitors and calcipotriene, are used as off-label treatments for LS and may potentially inhibit the physiological functions of fibroblasts to help alleviate symptoms and prevent worsening of the disease. Ultraviolet light therapy may also be used, which may have anti-inflammatory effects and help with the breakdown of collagen. These current treatments are limited by their unfavorable safety profiles and inability to fully address the excessive collagen accumulation in the skin and connective tissue.

We are currently conducting a Phase 1/2 open-label clinical trial to evaluate FCX-013 for the treatment of moderate to severe LS and anticipate treating ten adult patients in this trial. The primary outcome measure is to evaluate the safety of FCX-013 in combination with veledimex in patients with moderate to severe LS. We expect to report preliminary safety and efficacy data from this trial in the first half of 2022. Leveraging our expertise in the fields of rare disease and cell and gene therapy development, we are evaluating new programs to expand our product candidate pipeline to target underserved patient populations with limited or no effective treatment options. Programs targeting collagen diseases of the skin and connective tissue would complement our existing product candidates. We are also exploring the potential of our gene therapy platform for treating diseases of other organ systems. In particular, we are currently in the early stages of developing gene therapies for the treatment of osteogenesis imperfecta, or OI, and certain types of Ehlers-Danlos syndrome, or EDS. Additionally, we are evaluating other viral and non-viral delivery technologies for future product candidates, including use of gene editing tools. We believe fibroblasts or other cells can be delivered in a variety of different vectors, and we will select the best vehicle depending on the genetic payload and delivery approach for each condition we aim to treat.

Our ability to manufacture the drug substance and drug product for our lead clinical candidates in-house is core to our strategy. We are currently producing the drug product for the clinical development of D-Fi and FCX-013 in our manufacturing facility located in Exton, Pennsylvania. To further optimize our manufacturing process, we are currently implementing improvements to the facility, and anticipate bringing vector manufacturing in-house for future clinical and commercial needs.

Our Management Team

We have assembled a highly experienced management team with successful track records in discovering, developing, manufacturing and commercializing innovative therapies in the biopharmaceutical industry, through previous experiences at leading institutions including Abbott Laboratories, Chiron Corporation, Novartis AG, Asklepios BioPharmaceutical, Inc., Merck & Co., Inc., Wyeth, LLC and Biogen Inc. Our President and Chief Executive Officer, Matthew Gantz, has over 28 years of experience in the life sciences industry, having held a number of leadership positions at various biopharmaceutical companies. Notably, he has built and led several successful businesses in the United States and Europe with a special emphasis on rare diseases, during which time he launched several critical therapies including TOBI and VORAXAZE. Our Chief Medical Officer, Mary Spellman, M.D., is a board-certified dermatologist with over 30 years of clinical experience, including 20 years in the biopharmaceutical industry, with extensive knowledge in the therapeutic areas in which we are seeking to commercialize our product candidates. The chairman of our scientific advisory board, John Maslowski, previously served as our Chief Executive Officer and Chief Operating Officer. He also served as the Chief Executive Officer of Fibrocell Science, Inc., or Fibrocell, and has extensive experience in the field of cell and gene therapy, including advancing cell therapy and vaccine candidates through FDA approval and commercialization. Our founder and chairman, Jeffrey S. Aronin, is the founder and Chief Executive Officer of Paragon Biosciences, LLC, or Paragon, and has extensive experience investing in and building life sciences companies, assisting them from preclinical development to commercialization. We believe the combination of our management team and founder has created the foundation from which our company can achieve its vision of developing and commercializing disease-modifying therapies for patients suffering from rare diseases and broader indications for which there are high unmet medical needs.

Our Product Candidate Pipeline

Our current development programs are focused on providing disease-modifying treatments for rare diseases affecting the skin and connective tissue for which there are high unmet needs and underserved populations. The following table summarizes our product candidate pipeline:

Strategy

Our goal is to transform the lives of patients suffering from rare diseases by utilizing our gene therapy platform. We are focused on treating diseases where there are currently no FDA-approved treatment options or those for which there are no disease-modifying treatments available. We are a patient-focused organization and are advocating on behalf of these individuals, their families and caretakers. Key elements of our strategy include:

•

Complete the development of, and obtain FDA approval for, D-Fi for the treatment of RDEB and DDEB.    We are currently evaluating D-Fi in a Phase 3 clinical trial for the treatment of RDEB. We expect to complete patient screening by the second half of 2021 and report topline data in the second half of 2022. We intend to submit a Phase 3 clinical trial protocol for the treatment of DDEB and anticipate initiating this study in the second half of 2021.

•

Rapidly advance the clinical development of FCX-013 for the treatment of moderate to severe LS and other diseases.    We are currently evaluating our second most advanced autologous fibroblast cell-based gene therapy candidate, FCX-013, in a Phase 1/2 clinical trial for the treatment of moderate to severe LS. We plan to utilize FCX-013’s Fast Track designation to expedite its review by the FDA. We expect to report preliminary data in the first half of 2022. We believe that FCX-013’s potential ability to break down excess collagen may be effective in reducing fibrosis in other disorders.

•

Continue to enhance our in-house commercial manufacturing capabilities and infrastructure to streamline clinical development and enable commercial scale.    We are currently producing the drug product for the clinical development of D-Fi and FCX-013 in their lead indications in our 86,500 square foot facility, which includes approximately 13,000 square foot of current good manufacturing practice, or cGMP, space. If D-Fi is approved, the facility, including its planned scale-up, has enough existing capacity to supply the anticipated commercial supply for RDEB. We are currently in the design phase for the scale-up and we are investing in several initiatives to improve the efficiency of our manufacturing processes, including bringing vector manufacturing in-house. Some of these initiatives include adopting more rapid assay methodologies, automation of critical cell culture process and improving transduction efficiencies. We believe that these initiatives will ultimately position us to deliver our gene therapy product candidates more efficiently and at a scale commensurate with patient demand as our product offerings grow, if any of our product candidates are approved.

•

Establish a patient-centric global commercial infrastructure.    We have development and commercial rights in the United States for all of our product candidates and plan to commercialize our product candidates in the United States and may potentially pursue commercialization in other key geographies. Due to the rare incidence and prevalence of RDEB, DDEB and LS, the markets for these indications are driven by key opinion leaders, or KOLs, and concentrated around specialist centers focused on the diagnosis and treatment of these diseases. We have built and are continuing to enhance our strong relationships with these KOLs, clinicians and patient advocacy groups to position us well for future commercial success. The coordinated deployment of our medical liaisons, market access, sales and marketing teams are designed to implement a comprehensive educational, relational and white glove patient and caregiver experience. Once in place, we can easily leverage our commercial infrastructure for other rare skin and connective tissue diseases in ways that potentially minimize the need for significant incremental investments. We believe the value proposition of a high touch experience in these serious, chronic diseases for patients, caregivers, specialist physicians and payors is significant given the disease-modifying benefits anticipated from our product candidates.

•

Continue to expand our pipeline and develop innovative, disease-modifying therapies targeting underserved patient populations by leveraging our rare disease expertise, gene therapy platform and manufacturing know-how.    We believe that the clinical data generated to date for our initial product candidate, D-Fi, validates our differentiated gene and cell therapy approach and provides rationale for expanding into other disease areas outside of DEB. We are evaluating various other collagen diseases of the skin and connective tissue that would complement our existing product candidates. In particular, we are currently in the early stages of developing gene therapies for the treatment of OI and certain types of EDS. These programs may use autologous fibroblasts, or other cells, as carriers for genes of interest or may be direct gene therapies using viral or non-viral vector delivery methods.

•

Maximize the value of our pipeline and gene therapy platform by opportunistically collaborating with strategic partners.    We may seek collaborations with pharmaceutical or biotechnology companies or leading academic institutions where we believe their expertise and resources could maximize the potential value of our gene therapy platform and current and future product candidates. We may seek partnerships in certain geographies outside of the United States where we believe a regional partner could maximize the reach of our product candidates, if approved, to the greatest number of patients in need.

Background on Cell and Gene Therapy

Cell and gene therapies are rapidly advancing therapeutic modalities that aim to treat, prevent or potentially cure diseases, and both approaches have the potential to alleviate the underlying cause of the genetic or acquired disease. Cell therapy aims to treat diseases by restoring or altering certain sets of cells or by using cells to carry a therapy through the body. With cell therapy, cells are cultivated inside the body (i.e., in vivo) or modified outside the body (i.e., ex vivo) before being injected into the patient. The cells may originate from the patient (i.e., autologous) or a donor (i.e., allogenic). The type of cells used depends on the type of treatment, which can include fibroblasts, lymphocytes, dendritic cells and stem cells. On the other hand, gene therapy aims to treat diseases by replacing, inactivating or introducing genes into cells. Gene therapy may be performed in vivo, in which the therapeutic gene is directly delivered to the cells inside the patient’s body, or ex vivo, in which the therapeutic gene is inserted into cells outside the body before being introduced into the body. In patients who have inherited a pathogenic gene variant or variants, the introduction of an exogenous gene or genes into one or more autologous or allogenic cell types can provide a patient with a normally functioning gene. In many cases, the level of expression does not need to be fully restored to normal and, in some cases, a very low-level of expression is sufficient to greatly alleviate a disease. Some therapies utilize both cell and gene therapy, whereby cells are isolated from a patient or a donor, genetically modified in order to express a new gene and then re-inserted into the body.

Our Differentiated Cell and Gene Therapy Approach

Our management team has significant expertise in the development, manufacture and commercialization of cell and gene therapies and we are leveraging our experience to bring potentially transformative disease-modifying therapies to the broadest number of patients in need. Our proprietary autologous fibroblast technology serves as the foundation for creating personalized and targeted therapeutic candidates. This technology uses our novel manufacturing process, which involves collecting minimally invasive skin biopsies from patients, isolating cells and expanding them in culture, transducing the cells with an integrative vector to express a targeted protein, followed by continued expansion of the gene modified cells in culture. The cells are then locally administered to the disease site with the goal of expressing the target protein in the desired region in order to restore its functionality.

Our differentiated cell and gene therapy approach is comprised of three core components:

•

Autologous Fibroblast Cell Process.    We have developed a proprietary autologous fibroblast cell process, which is designed to act as a vehicle to shuttle genes of interest to the site of the disease. This process is designed to reduce the likelihood of immunogenicity and contribute to cell persistence in vivo, potentially increasing the durability of protein expression.

•

Vector Delivery.    We currently use a third-generation, self-inactivating lentiviral vector designed to deliver functional genes of interest to the patient’s fibroblast cells. We chose this vector due to its packaging and integrating capacity for large gene constructs.

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Personalized Gene-Modified Cell Bank.    The resulting personalized cell bank of genetically modified autologous fibroblasts can be stored cryogenically and therefore has the potential to serve as a repository for the patient’s drug product for up to several decades without the need for additional skin biopsies. We believe this approach therefore provides us with the ability to redose the patient’s cells for this duration.

We believe our gene therapy platform may be applicable across broad cell types and a variety of genetically driven rare diseases that lack efficacious treatments. We are initially focused on employing our ex vivo lentiviral-based gene therapy approach to rare skin and connective tissue diseases with known biological causalities that lack disease modifying treatments. One of our lead product candidates, D-Fi, is designed to treat subtypes of DEB. DEB results from mutations of COL7A1 which encodes COL7, which is responsible for forming anchoring fibrils that holds skin layers together. While DEB is a well understood disease, there are currently no FDA-approved therapies available to address the underlying disease and current treatment options are generally limited to supportive care. We are also applying our gene therapy platform to potentially treat moderate to severe LS. LS is a rare, autoimmune disease resulting in deep thickening of the skin that may cause permanent functional disability and disfigurement. Similar to DEB, the current standard of care for LS does not address the underlying cause of the disease, which we believe results in a significant unmet need for patients. Though our initial focus is on rare diseases of the skin and connective tissue, we are applying our unique development capabilities to other potential indications where there are significant unmet needs.

Overview and History of Autologous Fibroblasts

Fibroblasts are the basis of our personalized cell-based gene therapy platform because they are the most common cell found in the skin and connective tissue, and are primarily responsible for synthesizing extracellular matrix proteins, including collagen, and growth factors, that provide structure and support to the skin. Fibroblasts are ubiquitous and readily sourced by a biopsy. Because fibroblasts naturally reside in the localized environment of the skin and connective tissue, they represent an ideal delivery vehicle for proteins targeted to these areas. Our proprietary autologous fibroblast process uses a patient’s own fibroblast cells to create localized gene therapy candidates that we believe have the potential to lower the risk of immunogenicity and address the underlying cause of disease.

Members of our management team have significant clinical, regulatory, manufacturing and commercial expertise with autologous fibroblasts. For example, certain members of our management team were involved in obtaining FDA approval for the first and only personalized aesthetic cell therapy using genetically non-modified autologous fibroblasts for the improvement of the appearance of moderate to severe nasolabial fold wrinkles in adults. This product was administered clinically and commercially in the United States and the United Kingdom. Building on this approval and safety record, we have since shifted our focus to rare skin and connective tissue diseases, further optimized our manufacturing process and developed new methods to introduce genes of interest into cells.

Overview of Delivery Capabilities

Lentiviral Vector for Genetic Modification

Our current pipeline utilizes third-generation lentiviral vectors to transduce the patient’s fibroblast cells and introduce functional genes of interest. Potential advantages of our lentiviral-based approach include:

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Payload Capacity to Accommodate Larger Genes.    One of the main advantages of the lentiviral vector is its packaging capacity for large gene constructs, such as COL7A1, allowing us to pursue treatments for a broader range of indications.

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Durability of Protein Expression.    Integration of the gene of interest into the host cell genome has the potential to facilitate long-term protein expression, which we believe is especially important in chronic disorders such as DEB or other relevant skin and connective tissue disorders. Lentiviral vectors also transduce both dividing and non-dividing cells.

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Well Understood Vector Safety Data.    We use third-generation lentiviral vectors, which are considered to be replication-incompetent and self-inactivating due to the number of essential genes that have been deleted from the vector’s packaging system, which we believe makes the vectors potentially more attractive from a safety design aspect. We are not aware of any unwanted viral activation events observed in any known lentiviral development program, including ours, and we test every genetically modified cell bank for its vector copy number and recombinant competent lentivirus.

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Existing FDA Regulatory Precedent.    There are currently three FDA-approved autologous cell-based gene therapies utilizing lentiviral vectors, KYMRIAH (tisagenlecleucel), BREYANZI (lisocabtagene maraleucel) and ABECMA (idecabtagene vicleucel). KYMRIAH and BREYANZI are CD19-directed, genetically modified autologous T-cell immunotherapies and ABECMA is a B-cell maturation antigen-

directed, genetically modified autologous T-cell immunotherapy. Each product involves ex vivo gene modification and is indicated for certain lymphoproliferative cancers. KYMRIAH received FDA approval in 2017 and created existing regulatory precedent for future approval of autologous cell-based gene therapies utilizing lentiviral vectors.

Other Potential Vectors

We are evaluating other viral and non-viral delivery technologies for future product candidates, including implementation of gene editing tools. We believe fibroblasts or other cells can be delivered in a variety of different vectors, and we will select the best cellular vehicle depending on the genetic payload and delivery approach for each condition we aim to treat.

Personalized Gene Modified Cell Bank

We create a personalized cell bank for each patient following a single skin biopsy session. The bank is comprised of a high-quality cell line customized for each patient’s use for up to several decades, with the goal of preventing the need for additional biopsies. During the collection process, the patient’s fibroblast cells are derived from a minimally invasive skin biopsy and then shipped to our manufacturing facility for processing. Once the cells reach our facility, the autologous fibroblasts are then extracted from other skin components and cultured using standard techniques to increase the cell population. Once expanded, the gene vector is introduced to the cell culture, the targeted genes are integrated into the cells and the genetically modified cells are further expanded. The newly modified fibroblast cells are tested for key safety and quality attributes, including integrity and potency and the drug substance is cryopreserved.

Our manufacturing process is summarized in the following diagram:

Our In-House Commercial Scale Manufacturing Capabilities

Our ability to manufacture the drug substance and drug product for our lead clinical candidates in-house is core to our strategy. Maintaining ownership of the process from collection of the skin biopsy through the delivery of gene-modified fibroblast cells permits us to manage process logistics real-time, avoid potential delays by third parties and provides direct oversight over cryogenically stored and outgoing refrigerated product.

We are currently producing the drug product for the clinical development of D-Fi and FCX-013 in our own manufacturing facility, which is located in Exton, Pennsylvania. The building is an 86,500 square foot facility, which includes approximately 13,000 square foot of constructed cGMP space for manufacturing of our product candidates. The cGMP area consists of a cleanroom manufacturing laboratory, quality control testing laboratory, cryogenic storage, warehouse and logistics space. If D-Fi is approved, the facility will have enough capacity to supply the anticipated commercial supply for RDEB.

While we benefit from the experience and capabilities of various quality, inventory and autologous tracking systems implemented several years ago to manufacture an FDA-approved cell therapy product at this same manufacturing facility, we have made significant infrastructure and system improvements that better suit our current product candidates.

Enhancements to our Personalized Gene Modified Cell Bank Manufacturing Process

We are focused on making continuous improvements to our cell and gene therapy approach. Towards that end, we are currently developing a number of process improvements in an effort to increase overall efficiency by shortening cycle time and reducing costs. Some of our enhancements designed to further optimize this process are as follows:

•	adopting more rapid assay methodologies;

•	automating the critical cell culture portions of the process; and

•	improving transduction efficiencies.

We believe that through these enhancements we can shorten the overall cycle time of the process from the skin biopsy to the delivery of the first drug product by several weeks and shorten the delivery of each subsequent drug product from three weeks down to one week.

Enhancements to our Manufacturing Facility and Capabilities

We are currently in the design phase for a scale-up of our existing manufacturing facility to include in-house upstream, downstream and final fill/finish viral vector product cleanrooms, quality control polymerase chain reaction, or PCR, laboratory space, expanded process development laboratory space and new manufacturing space for enhancing our automation capabilities. In total, we are targeting the buildout of an additional 11,000 square feet, bringing our total manufacturing space to approximately 24,000 square feet. As we increase the number of our pipeline candidates and prepare for potential commercialization, we will continue to evaluate expanding our capacity further.

Our lentiviral vectors are currently produced by Catalent Maryland, Inc., or Catalent, and Cincinnati Children’s Hospital Medical Center, or CCHMC. Catalent produces our lentiviral vectors for the ongoing Phase 3 clinical trial of D-Fi for the treatment of RDEB and our anticipated Phase 3 clinical trial of D-Fi for the treatment of DDEB and CCHMC produces our lentiviral vectors for the ongoing Phase 1/2 clinical trial of FCX-013 for the treatment of moderate to severe LS. As noted above, we are implementing plans to bring vector manufacturing in-house for future clinical and commercial needs.

D-Fi, our Cell-Based Gene Therapy for the Treatment of Dystrophic Epidermolysis Bullosa

Our most advanced product candidate, D-Fi, is being developed as a disease-modifying cell-based gene therapy to address the deficiency of functional COL7 in patients with either subtype of DEB. D-Fi is comprised of autologously derived dermal fibroblasts genetically modified with a lentiviral vector containing COL7A1 to produce functional COL7. D-Fi is currently in a Phase 3 clinical trial for the treatment of RDEB and we anticipate initiating a Phase 3 clinical trial for the treatment of DDEB in the                .

Disease Overview—Epidermolysis Bullosa

EB is a group of rare genetic skin and connective tissue diseases characterized by structural disruption in the basal layer of the epidermis, at the dermoepidermal junction or in the superficial dermis, resulting in increased cutaneous vulnerability to friction or minor trauma. Children who inherit this disease are often called “butterfly children” because their skin can be as fragile as a butterfly’s wings. There are four major types of EB: epidermolysis bullosa simplex, DEB, junctional epidermolysis bullosa and Kindler syndrome, which are distinguished based on the site of skin cleavage and as dictated by genetic mutations. These specific genetic mutations interfere with structural proteins, resulting in complications that range from mild to severe, including blistering, erosion, scarring, pain, itching, fusion of digits, contractures of the joints, malnutrition, dental cavities, infections and sepsis due to open wounds, skin cancer and can ultimately be fatal. Blisters and sores can occur when clothing simply rubs on the skin or when a patient bumps into a hard object. Mild types of EB usually manifest with painful blisters in the areas of the hands, elbows, knees and feet, while more severe cases have widespread blistering on any part of the body and may have areas of missing skin at birth.

The incidence and prevalence of each type of EB are not clearly defined for the United States or global populations. In general, the published epidemiological data acknowledge that the estimates likely underrepresent the true incidence and prevalence of EB. Estimates vary by region or country due to the limitations of recruitment to EB registries, sources of referral (patient, provider, other) and ascertainment methods within the population, as well as under-diagnosed or misclassified cases. Available data supports a worldwide prevalence of EB of approximately 500,000 patients, or 20,000 to 25,000 persons in the United States. While the diagnosis of EB can be based on signs and symptoms, a biopsy or genetic test may confirm the diagnosis.

Dystrophic Epidermolysis Bullosa

DEB is one of the four major types of EB and can be inherited in an autosomal recessive (i.e., RDEB) or dominant (i.e., DDEB) form, and accounts for nearly 30% of all EB patients. DEB is characterized by blistering of the skin and mucosal membranes, including the upper esophagus, resulting in recurrent or persistent non-healing wounds or wounds that heal with scarring. DEB is caused by mutations of COL7A1, which encodes for COL7. COL7 is the main constituent of anchoring fibrils, which anchors the basement membrane zone of the epidermis to the dermis, providing structural integrity to the skin at the dermoepidermal junction. When functional COL7 is deficient, the anchoring fibrils cannot form properly. A shortage of these fibrils impairs the connection of the epidermis to the dermis and as a result of friction or other minor trauma can cause the two skin layers to separate. This separation leads to the formation of blisters and wounds.

The clinical hallmarks of DEB are skin fragility, blistering and oral mucosal involvement, which leads to wounds, scarring and nail abnormalities. When scarring is extensive, the patients may develop contractures, including restricted movement at the joints or of the mouth and tongue, esophageal strictures and/or fusion of digits. Other skin and systemic complications are not uncommon. While both forms of DEB require medical attention and may be life-threatening, RDEB is more severe than DDEB, but substantial overlap of complications exists amongst both sets of patients.

Recessive Dystrophic Epidermolysis Bullosa

The incidence and prevalence of RDEB, like the data for EB of all types, are not clearly defined, and estimates based on limited analyses of clinical databases or registries vary widely. Utilizing a genetic modelling approach, the incidence of RDEB in the United States is estimated to be 95 per million live births. Applying simulation methods, it is estimated that the prevalence of RDEB in the United States is 3,850 patients. Using a more conservative assumption based on a worldwide prevalence of RDEB estimated to be approximately 8 per million persons, the prevalence of RDEB in the United States is extrapolated to be 2,640 patients, although national EB advocacy groups suggest the number of patients may be even greater.

In RDEB, different types of mutations of COL7A1 can lead to the defective formation of anchoring fibrils. Moreover, premature termination codon mutations of COL7A1 result in a null allele, causing a complete absence of anchoring fibril formation. Patients with RDEB typically manifest signs and symptoms shortly after birth and are diagnosed as neonates due to the severity of the disease.

Complications

RDEB typically results in severe complications and poor clinical outcomes. In RDEB, a complete absence of anchoring fibrils is associated with extreme skin fragility, extensive scarring, joint contractures and deformity, severe mucosal involvement, malnutrition and delayed growth. Up to 88% of RDEB patients experience fusion of their digits as a result of repeated cycles of blistering and scarring, sometimes requiring surgical intervention. There is a continuous risk of sepsis in RDEB patients due to the failure of meaningful tissue repair. Patients with severe RDEB are at an extremely high risk of developing aggressive squamous cell carcinomas, which is the leading cause of death in this group. The cumulative risk of developing at least one squamous cell carcinoma for patients suffering from severe RDEB increases with age, and is 67.8% by age 35 and increases to 90.1% by age 55. In addition, the cumulative risk of death in patients with severe RDEB who develop at least one carcinoma is 57.2% by age 35, as compared to 87.3% by age 45.

In a previous study, nearly all RDEB patients reported complications related to the disease, ranging from nail abnormalities to dental problems to sepsis. All of these patients reported esophageal strictures, oral cavity problems and nail abnormalities. Over 80% of patients also reported certain other complications including anemia, dental problems, and hand and foot contractures, and nearly 70% reported nutritional problems. This same study indicated that 31.6% of patients reported depression, requiring intervention. The patients indicated their main therapeutic desires included reducing the risk of skin cancer, reducing the burden of wounds (number and severity), reducing pain, accelerating wound healing and reducing infection.

Quality of Life

The complications of RDEB may have long-lasting effects on the quality of life of patients and their families. Studies have observed that quality of life decreased as patient-perceived disease severity increased. Patients suffering from RDEB are impacted in the following ways:

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Acute and Chronic Pain.    Patients often cope with chronic and neuropathic pain and typically experience acute pain from daily activities. Physicians often prescribe these patients with opioids, anxiolytics, amitriptyline, gabapentin or other potentially addictive medications in order to manage pain levels. These medications can have negative side effects and have the potential for abuse, misuse and diversion, which could further have a detrimental effect on a patient’s quality of life.

•

Dependence on Others.    Patients are typically dependent on others for daily living activities, such as walking, toileting, feeding, bathing, dressing and grooming. Patients’ care teams may also involve social workers, psychologists, and physical therapists to address their needs.

•	Social Isolation. Patients often report a feeling of isolation as they are generally unable to participate in common activities, such as attending school or engaging in sports or group activities.

•	Economic Burden. Costs for RDEB patients that require specialized, non-adherent bandages and other necessary supplies can have a retail cost in excess of $80,000 per month.

Dominant Dystrophic Epidermolysis Bullosa

In DDEB, different types of mutations of COL7A1 can lead to the defective formation of anchoring fibrils. As compared to RDEB patients, DDEB patients typically have higher levels of COL7A1 expression, resulting in milder signs and symptoms, with blistering often limited to the hands, feet, knees and elbows with mild scarring. DDEB is sometimes diagnosed in later-stages of life than RDEB. However, untreated symptoms may lead to serious complications, which could be fatal. For example, blisters that are left untreated may become infected, which can then lead to sepsis. Overall, patients experience similar, yet less severe, complications and quality of life issues as those with RDEB. While the prevalence of DDEB is estimated to be similar to that of RDEB, the treatable population is considered to be somewhat smaller as the clinical manifestations are generally milder in severity. Additionally, the diagnosis rate within this patient population is estimated to be approximately 58% of total affected patients due to a milder clinical presentation or misdiagnoses.

Limitations of Current Treatments for DEB

There are currently no FDA-approved treatments for any form of DEB. Treatment is largely supportive and includes wound care, control of infection, nutritional support and prevention and treatment of complications, including surgical intervention. Care for patients with DEB typically involves a multidisciplinary team, which often include dermatologists, gastroenterologists and primary care providers.

Patients with RDEB are typically seen at three to six month intervals for clinical and functional assessments, standard lab testing, including blood and chemistry panels, and minor procedural intervention that often requires brief inpatient hospitalization.

Our Solution: D-Fi for the Treatment of RDEB and DDEB

Our most advanced product candidate, D-Fi, is being developed as an autologous fibroblast cell-based gene therapy that utilizes lentiviral vectors to deliver functional COL7A1 to potentially treat the underlying cause of DEB. D-Fi is designed to be intradermally administered to the site of the disease thereby potentially avoiding the risk of systemic uptake, which we believe provides significantly lower risk than systemically administered gene therapies. We believe that the autologous nature of the cells, localized intradermal delivery, use of an integrative vector and the low turnover rate of COL7 have the potential to contribute to long-term persistence of D-Fi’s intended therapeutic outcome.

D-Fi received Orphan Drug designation for the treatment of DEB and Rare Pediatric Disease, Fast Track and Regenerative Medicines Advanced Therapy designations for the treatment of RDEB from the FDA.

Rationale of D-Fi for the Treatment of RDEB and DDEB

We believe D-Fi has the potential to provide the following distinct benefits for these patients:

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Disease Modifying.    Currently, there are no FDA approved treatments for RDEB and DDEB, and current treatment options are generally limited to supportive care. We have designed D-Fi to target the underlying cause of these diseases.

•

Lower Risk.    A localized approach precisely delivers functional COL7 directly to the appropriate layer of the skin via an intradermal injection, which we believe carries a significantly lower risk than systemically delivered gene therapies.

•

Reduced Immunogenicity.    D-Fi’s autologous approach is designed to mitigate the risk of the patient’s immune system rejecting the therapy. D-Fi’s ex vivo genetically modified cells are designed to allow for redosing, which is critical given the chronic nature of these diseases.

•

Durability.    We believe integration of the gene of interest into the host cell genome using lentivirus has the potential to provide better persistence and long term protein expression compared to transient vectors that only provide temporary expression of protein.

•

Reduced Patient Treatment Burden.    In our Phase 3 clinical trial for RDEB patients, D-Fi is administered in two dosing sessions, twelve weeks apart. This regimen aligns with the frequency of patients’ typical visit schedule to EB centers for routine care. D-Fi is designed to be administered with local anesthetic or conscious sedation without the use of general anesthesia.

•

Product Availability.    Our personalized cell banks provide a repository for our patients’ drug product for up to several decades, potentially alleviating the need for additional skin biopsies during that period.

Overview of D-Fi Development Plan

We have successfully completed preclinical studies, including toxicology and biodistribution studies, and a Phase 1/2 clinical trial of D-Fi for the treatment of RDEB. In the Phase 1/2 clinical trial, we observed that D-Fi was generally well-tolerated and may potentially improve wound closure in RDEB patients. We are currently evaluating D-Fi in an ongoing Phase 3 clinical trial for the treatment of RDEB. In addition, we plan to initiate a Phase 3 clinical trial of D-Fi for the treatment of DDEB in the                .

Phase 1/2 Clinical Trial of D-Fi for the Treatment of RDEB

In 2016, we commenced an open-label Phase 1/2 clinical trial of D-Fi for the treatment of RDEB. The Phase 1/2 clinical trial was not powered for statistical significance and was aimed to evaluate the safety and efficacy of D-Fi for the treatment of wounds associated with RDEB. In addition, the trial assessed (i) the pharmacology of D-Fi through the presence of vector DNA or COL7 mRNA, (ii) COL7 expression with and without the presence of anchoring fibrils, and (iii) the efficacy of D-Fi through intra-patient paired analysis of target wound areas by comparing D-Fi treated wounds to untreated wounds through digital photography of the targeted wounds.

We completed the treatment of RDEB patients in our Phase 1/2 clinical trial in 2019 and reported safety and efficacy data on 10 D-Fi treated wounds up to 34 cm2 in size across six RDEB patients, from 9 to 38 years of age. Five of the six treated patients were adults. D-Fi was intradermally administered in the margins of and across the targeted wounds, as well as in separate intact skin sites. Four patients received a second administration of D-Fi. The first of these patients received the second administration at week 52 and the other three patients received the second administration at weeks 25, 12, and 4, respectively. We conducted safety evaluations following each of the second injection sessions.

The following table demonstrates the proportion of chronic non-healing wounds by percentages of closure at 12 weeks after the initial administration of D-Fi. Complete wound closure was defined as greater than or equal to 90% wound closure based on the investigator’s categorical assessment of percentage of wound healing at the 12-week post-administration visit compared to the baseline wound size.

Wound Closure Percentage (Number of Wounds)
	>50%	≥75%	Complete (≥ 90%)
D-Fi Treated Wounds	90% (9/10)	80% (8/10)	80% (8/10)
Control Group	44% (4/9)	11% (1/9)	0% (0/9)

Of the eight wounds that had greater than or equal to 90% wound closure, six wounds had 100% closure. The table below demonstrates the proportion of chronic non-healing wounds by percentage of complete closure as assessed by the investigator at various post-administration visits.

Complete Closure (≥90% wound closure) by Study Visit (Number of Wounds)
	4 Weeks	12 Weeks	25 Weeks	52 Weeks
D-Fi Treated Wounds	40% (4/10)	80% (8/10)	75% (3/4)	50% (3/6)
Control Group	0% (0/10)	0% (0/9)	0% (0/4)	16% (1/6)

Furthermore, the vector construct was detected in skin biopsy samples using PCR out to 25 weeks post-administration, suggesting the genetically modified cells persisted for up to at least 25 weeks. Various COL7 expression signals were detected throughout the data set from biopsy samples using either immunofluorescence microscopy, or IF, or immunoelectron microscopy, or IEM, up to 52 weeks post-administration. Anchoring fibril formation was also observed using IEM.

Immunofluorescence evidence of the deposition of both the NC1 and NC2 domains of COL7 at the basement membrane zone persisted through at least 25 weeks after the initial administration of D-Fi, which demonstrated persistent expression of functional COL7. This persistent expression is critical to the development of functional anchoring fibrils.

Safety Data

D-Fi was generally well-tolerated up to 52 weeks post-administration in this clinical trial. Treatment-emergent adverse events were uncommon, and included blue discoloration and erythema at the injection site related to the administration but unrelated to D-Fi, each in a different patient, while an unrelated event of blisters on the back, unassociated with the treatment site, was reported in one patient. Treatment-emergent serious adverse events included unrelated events of progression of squamous cell carcinoma of the skin and (new) squamous cell carcinoma of skin, each in a different patient, and one patient was hospitalized for an unrelated flu with symptoms of nausea, vomiting and gastritis. Notably, none of the reported adverse events were related to D-Fi.

Phase 3 Clinical Trial of D-Fi for the Treatment of RDEB

Based on the results of our Phase 1/2 clinical trial, we commenced our Phase 3 clinical trial, which is a multi-center, intra-patient randomized and controlled clinical trial of D-Fi for the treatment of persistent non-healing and recurrent RDEB wounds. The primary efficacy objective is to determine whether the administration of D-Fi in addition to the standard of care improves wound healing as compared to the standard of care alone in each patient’s control wounds. The primary efficacy endpoint is complete wound closure (i.e., 100% closure) of the first wound pair at week 24, and key secondary endpoints include complete wound closure of the first wound pair at week 12 plus complete wound closure of all fully treated wound pairs at weeks 12 and 24. Exploratory efficacy endpoints include assessments of durability of wound closure following treatment with D-Fi, change from baseline in surface area of each wound at each time point and change from baseline in wound pain using the Wong-Baker FACES Pain Rating Scale, a validated pain scale, at each time point. We determined that a sample size of at least 24 wound pairs would provide greater than 85% power for this study, enabling a detection difference of 50% between treated and untreated wounds when there are 70% discordant pairs.

Eligible wounds are each to be 10 to 50 cm2 in overall surface area, a range which encompasses approximately two-thirds of all wounds on an average adult patient with RDEB. An eligible patient’s target wounds will be paired and then randomized to either initially receive D-Fi or remain untreated. Up to three target wound pairs will be identified for each patient. However, all wounds may still receive supportive care.

D-Fi will be administered intradermally in each specified wound in two or more treatment sessions. The first treatment session occurs at day 1, or the baseline, and the second at week 12. Additional treatment sessions may occur at weeks 24 and 36 if wounds are still open, including treatment of those initially in the control group.

Safety and efficacy assessments will occur at scheduled intervals through week 48, when the treatment period is completed, and a long-term safety follow-up period, through 15 years.

We initiated dosing in the fourth quarter of 2020 and are actively recruiting patients at four clinical research sites. As of June 30, 2021, we have screened and initiated the autologous cell manufacturing processes for 14 patients and have dosed two patients. We aim to complete patient screening in the second half of 2021 and expect to report topline data in the second half of 2022.

In March 2019, following an end of Phase 2 meeting, we received acknowledgement from the FDA that the proposed single Phase 3 clinical trial of D-Fi for the treatment of RDEB would be sufficient. Based on this guidance, we do not currently plan to conduct a second Phase 3 clinical trial of D-Fi for the treatment of RDEB.

D-Fi for the Treatment of DDEB

In February 2021, the FDA acknowledged that it was acceptable to submit a clinical protocol to study DDEB under the same IND used to evaluate D-Fi the treatment of RDEB. Because D-Fi’s safety and efficacy have been evaluated in our preclinical studies and clinical trials for the treatment of RDEB, and recognizing that both forms of DEB are caused by mutations of the same gene, COL7A1, we believe that providing functional COL7A1 for patients suffering from DDEB may provide therapeutic efficacy. We plan to submit a Phase 3 clinical trial protocol to evaluate the safety and efficacy of D-Fi for the treatment of DDEB to the FDA and are targeting initiation of this clinical trial in the second half of 2021.

Additional Development Programs for D-Fi

Because a COL7A1 mutation potentially impacts skin and connective tissue throughout the entire body, we believe that D-Fi may have a broad therapeutic impact beyond chronic or non-surgically induced wounds in patients with DEB. We are considering additional studies of D-Fi in DEB to evaluate potential development programs that utilize introducing functional COL7 in (i) areas that have been surgically wounded to improve healing, (ii) post-resection of fused digits to prevent recurrence, or (iii) post-release of esophageal strictures to prevent recurrence.

FCX-013, our Cell-Based Gene Therapy for the Treatment of Localized Scleroderma

Our second most advanced product candidate, FCX-013, is being developed as a cell-based gene therapy to address the excess accumulation of collagen in patients with moderate to severe LS. FCX-013 is comprised of autologously derived dermal fibroblasts genetically modified with a lentiviral vector containing functional MMP-1 and is administered in combination with veledimex to express and provide enzymes that break down excess collagen. FCX-013 is currently in a Phase 1/2 clinical trial for the treatment of moderate to severe LS.

Disease Overview—Localized Scleroderma

LS is a rare idiopathic inflammatory skin and connective tissue disease characterized by chronic inflammation and deposition of a collagen-rich extracellular matrix. The excessive collagen accumulation caused by LS results in the thickening and hardening of the skin and its underlying connective tissue. LS is divided into several subtypes, all of which transition through an early inflammatory stage followed by sclerosis and, in some cases, subsequent atrophy. The subtypes are classified by the depth of dermal involvement and the pattern of the lesions.

The pathogenesis of LS is poorly understood, but a variety of factors have been proposed as contributors to the expression of the disease, including autoimmunity, genetics, vascular dysfunction, or infection, skin trauma or other environmental factors. Clinical manifestations of LS include sclerotic lesions (i.e., plaques or nodules) that result in pain and/or itching and often include hypopigmentation, hyperpigmentation, alopecia secondary to the loss of hair follicles, and a shiny cutaneous surface of the skin. After a period of months to years, the sclerotic lesions typically soften and may transition into hypopigmented or hyperpigmented atrophic lesions characterized by fine, cigarette paper-like skin or shallow depressions. Associated morbidities and complications include disorders of the musculoskeletal system, such as joint pain and swelling, muscle pain, limb contractures and limited range of motion, and ophthalmologic disorders or neurological symptoms in those with lesions on the head or face. LS is distinct from systemic scleroderma, a multisystem disease characterized by widespread vascular dysfunction and progressive fibrosis of the skin and internal organs.

In the early stages of LS, active lesions are characterized by a violaceous inflammatory border or “lilac ring”, which may appear to be a bruise. Often, the early stages of LS are overlooked, but once the lesion has hardened and is painful, patients seek medical attention. The diagnosis of LS is often based upon clinical findings alone, although it may be confirmed through histologic studies when the lesions progress. Moderate to severe LS may restrict activities of daily living and is associated with discomfort and/or pain.

There are approximately 160,000 patients with LS in the United States. The prevalence of LS in the United States in adults is similar to that of children and is estimated to be 50 per 100,000 persons. We estimate that there are approximately 20,000 patients with moderate to severe LS under the age of 18, and 30,000 moderate to severe adult LS patients in the United States.

Limitations of Current Treatments for Localized Scleroderma

There are currently no FDA-approved treatments for LS. Anti-inflammatory agents and/or therapies, such as systemic or topical corticosteroids, topical calcineurin inhibitors and calcipotriene, are used as off-label treatments for LS and may potentially inhibit the physiological functions of fibroblasts to help alleviate symptoms and prevent worsening of the disease. Ultraviolet light therapy may also be used, which may have anti-inflammatory effects and help with the breakdown of collagen. Systemic immunosuppressive agents are typically reserved for patients with extensive and rapidly progressing LS or significant complications. Some of these treatments are limited by their unfavorable safety profiles and inability to fully address the excessive collagen accumulation in the skin and connective tissue. For example, chronic oral corticosteroid use can lead to increased risk of infections, diabetes, hypertension, Cushing’s disease, osteoporosis and other complications, and phototherapy may cause burning or increased skin pigmentation.

Our Solution: FCX-013 for the Treatment of Moderate to Severe LS

FCX-013 is being developed as an autologous fibroblast cell-based gene therapy that utilizes lentiviral vectors to deliver functional MMP-1, which encodes the enzyme responsible for breaking down collagen. FCX-013 is designed to be intradermally administered in combination with an orally administered compound, veledimex, to express and provide functional MMP-1 to the site of the disease to help break down excess collagen accumulation in patients with moderate to severe LS. Precigen Inc., or Precigen, developed veledimex using their proprietary RheoSwitch Therapeutic System, which is designed to provide quantitative dose-proportionate regulation of the amount and timing of target protein expression in response to veledimex. Veledimex is orally administered following administration of FCX-013 in an effort to control transcription of MMP-1 within our genetically-modified product candidate, FCX-013. Once the fibrosis is resolved, the patient will stop taking veledimex which is expected to halt further MMP-1 expression.

FCX-013 received Orphan Drug designation for the treatment of LS and Rare Pediatric Disease and Fast Track designations for the treatment of moderate to severe LS from the FDA.

Overview of FCX-013 Development Plan

In January 2018, we submitted an IND for FCX-013 to the FDA. We have completed preclinical studies, including toxicology and biodistribution studies, and are currently evaluating FCX-013 in a Phase 1/2 clinical trial for the treatment of moderate to severe LS.

Preclinical Studies of FCX-013

We evaluated the safety, MMP-1 expression, and the vector biodistribution and persistence of intradermally administered FCX-013 in combination with veledimex in a bleomycin-induced fibrosis model using non-obese diabetic and severe combined immunodeficient, or NOD/SCID, mice. In this study, 470 NOD/SCID mice were assigned to seven dose groups and received intradermal injections of either bleomycin or saline in two separate areas on the back every other day from day 1 to day 27. Intradermal administration of bleomycin was associated with the development of dermal fibrosis, as intended. On day 29, FCX-013 was administered in doses up to 1.2 x 107 cells/mouse as two equally divided intradermal injections in the sclerotic or normal skin followed by daily oral administration of 900 µg of veledimex by gavage through day 32, 39 or 59 as per assigned dose group. Tissue samples were collected at the discontinuation of each respective groups dosing period, or at day 74 for the group of NOD/SCID mice treated through day 59 to allow for a recovery period.

FCX-013 in combination with daily oral administration of veledimex was associated with a lower incidence and severity of dermal fibrosis when compared to the positive control group receiving bleomycin alone at days 32, 39 and 59. The decrease in dermal fibrosis persisted through the recovery period.

MMP-1 was measurable in the serum of all NOD/SCID mice treated with the FCX-013 at day 33 (four days post-FCX-013 injection) and was also measurable in some treated NOD/SCID mice at day 53 (24 days post-FCX-013 injection). At days 32, 39 and 59, quantifiable levels of vector DNA were detected in the skin samples of the majority of the NOD/SCID mice who received FCX-013 and in all the evaluated skin samples at day 74. At day 32, quantifiable low levels of vector DNA were also observed in isolated lung and brain tissue but were not detectable in any tissues other than skin by day 39, suggesting that there was no persistent distribution of the FCX-013 cells outside of the injection site.

There was no drug-related mortality associated with FCX-013 or veledimex during the study. There were no test article-related clinical observations, body weight changes, changes in clinical pathology parameters, gross observations or organ weight changes. The highest dose of FCX-013 at 1.2 x 107 cells/mouse was determined to be the no observable adverse effect level.

We also previously completed a proof-of-concept study for FCX-013 with a primary objective to determine whether FCX-013 had the potential to reduce dermal thickness in fibrotic tissue. In this study, FCX-013 was evaluated in a bleomycin-induced scleroderma model utilizing SCID mice. The study demonstrated that FCX-013 reduced the dermal thickness of fibrotic tissue to levels similar to that of the non-bleomycin treated control SCID mice and further reduced the thickness of the subdermal muscle layer (as depicted below).

Phase 1/2 Clinical Trial of FCX-013 for the Treatment of Moderate to Severe LS

In September 2020, we initiated dosing in an open-label Phase 1/2 clinical trial of FCX-013 for the treatment of moderate to severe LS. The Phase 1/2 clinical trial was initiated in 2018, but was amended prior to dosing primarily to clarify the planned clinical assessments and post-administration visit intervals. We anticipate treating ten adult patients in this trial and do not plan to conduct separate Phase 1 and Phase 2 clinical trials. The primary outcome measure is to evaluate the safety of FCX-013 in combination with veledimex in patients with moderate to severe LS. The study design stipulates staggered dosing for the first three patients with safety evaluations reviewed by the Data Safety Monitoring Board, or DSMB, prior to continued enrollment. We will assess the antifibrotic effects of FCX-013 through durometry and categorize the severity of LS with the Localized Scleroderma Cutaneous Assessment Tool, or the LoSCAT, which is a reliable and easy-to-use assessment tool, at 2, 4, 12 and 26 weeks after administration of FCX-013. We will also assess the patient’s quality of life using the SkinDex 29+3 questionnaire, a skin-specific quality of life questionnaire that assesses the following subscales: emotions, symptoms, functioning and a fourth subscale to characterize LS-specific concerns, including activity limitation as a result of disease, concern for involvement of internal organs and feelings of isolation.

We expect to report initial safety and efficacy data through the primary endpoint (week 12) in the Phase 1/2 clinical trial in the first half of 2022. Following the release of our interim data, the DSMB will review the safety and activity data from the adult patients, and pending the outcome of these reviews, we may discuss with the FDA a proposal to amend and expand the trial design to evaluate pediatric patients. As of June 30, 2021, we have screened and initiated the autologous cell manufacturing processes for six patients and have dosed one patient.

Additional Development Programs for FCX-013

Due to FCX-013’s potential to break down excess collagen, we believe it could reduce fibrosis in other disorders in which fibrosis is a prominent characteristic. We are currently evaluating the potential for further development of FCX-013 in additional indications in which fibrosis is a prominent characteristic, including the treatment of cutaneous lesions associated with systemic scleroderma. Other disorders, including organ fibrosis or keloids, may also be considered for further pipeline expansion.

Our Early-Stage and Future Gene Therapy Programs

Leveraging our expertise in the fields of rare disease and gene therapy development, we are evaluating new programs to expand our product candidate pipeline where underserved patient populations have limited or no effective treatment options. Programs targeting collagen diseases of the skin and connective tissue would complement our existing product candidates. We are also exploring the potential of our gene therapy platform for treating diseases of other organ systems. In particular, we are currently in the early stages of developing gene therapies for the treatment of OI and certain types of EDS. These programs may use autologous fibroblasts, or other cells, as carriers for genes of interest or may be direct gene therapies using viral or non-viral vector delivery methods.

CCB-001 is being developed as a disease-modifying gene therapy to deliver functional type I collagen gene, or COL1A1, in patients with OI. CCB-003 is being developed as a disease-modifying gene therapy to deliver functional type III collagen gene, or COL3A1, in patients with vascular EDS, or vEDS. CCB-005 is being developed as a disease-modifying gene therapy to deliver functional type V collagen gene, or COL5A1, in patients with classical EDS, or cEDS.

Osteogenesis Imperfecta

OI is a group of rare genetic disorders of the bone and connective tissue with various clinical presentations and is often referred to as “brittle bone disease.” OI can be diagnosed at almost any age and, in some circumstances, may be recognized at birth. When OI is diagnosed in children, the diagnosis frequently occurs once the child begins to scoot or walk. While severely affected patients suffer multiple and repeated fractures with minimal or no trauma, milder forms of OI may manifest with only premature osteoporosis or severe postmenopausal bone mineral loss. Major characteristics of OI are fragile bones, scoliosis, short stature, blue sclerae, dental disorders and laxity of the ligaments and skin. Most patients with OI have mutations in COL1A1, which encodes for type I collagen protein, or COL1. COL1 is an important structural protein in the formation of bones, tendons, ligaments, skin, sclerae and other connective tissues. The prevalence of OI in the United States is approximately one in 6,600 persons. There are currently no FDA-approved treatments for OI. Our goal is to develop CCB-001 as a disease-modifying treatment to address the significant unmet medical needs of patients with OI.

Ehlers-Danlos Syndrome

EDS is a group of relatively rare genetic skin and connective tissue diseases characterized by inherited alterations in genes affecting the synthesis and processing of different forms of collagen, resulting in hyperextensibility, joint hypermobility, tissue fragility and other clinical manifestations. Some types of EDS are characterized by disorders of the extracellular matrix, including certain of its components, and defects in intracellular processing. The prevalence of EDS in the United States is approximately one in 5,000 persons. The genetic basis for most types of EDS has been defined.

Vascular EDS

Vascular EDS is the most severe type of EDS and patients may suffer from life-threatening, spontaneous arterial dissections and ruptures, as well as intestinal and gravid uterine ruptures as a result of mutations in COL3A1, which encodes for type III collagen protein, or COL3. COL3 is a major component of the extracellular matrix in a variety of connective tissues, including the blood vessels, uterus and bowel. vEDS is inherited in an autosomal dominant manner. A major vascular event or visceral rupture occurs in 80% of patients suffering from vEDS by 40 years of age and the median age of death in the United States is 48 years old. The prevalence of vEDS in the United States is approximately one in 100,000 persons. There are currently no FDA-approved treatments for vEDS. The current treatment options for vEDS patients aims to relieve signs and symptoms and prevent serious complications through lifestyle management, continuous blood pressure monitoring, treatment of hypertension, prevention and management of vascular or visceral ruptures, and management of skin fragility and wounds. Our goal is to develop CCB-003 as a disease-modifying treatment to address the significant unmet medical needs of patients with vEDS.

Classical EDS

Classical EDS is associated with skin hyperextensibility and fragility, hypotonia, joint instability, chronic pain and fragile blood vessels. Scars are very thin, discolored and stretch with time as a result of mutations in COL5A1, which encodes for type V collagen protein, or COL5. COL5 is essential in the formation of COL1 and COL3 fibrils and contributes to the optimal formation of certain connective tissues. Vascular complications of cEDS are rare but have been reported, and pulmonary complications, including a spontaneous pneumothorax, have been reported. cEDS is inherited in an autosomal dominant manner. The prevalence of cEDS in the United States is approximately one in 20,000 persons. However, some patients with milder forms of cEDS may go unrecognized and the prevalence is likely higher. There are currently no FDA-approved treatments for cEDS. Current treatment options for cEDS patients includes preventive care for musculoskeletal injuries, physical therapy, monitoring for valvular and vascular disease, and management of skin fragility and wounds. Our goal is to develop CCB-005 as a disease-modifying treatment to address the significant unmet medical needs of patients with cEDS.

Commercialization Strategy for our Lead Programs

Our management team has considerable experience in successfully commercializing pharmaceutical products, including cell-based gene therapies and complex specialty drugs, in niche, rare disease markets both in the United States and internationally. We plan to build our own commercial infrastructure for our lead product candidates in the United States. In addition, our future plans to scale-up our manufacturing facility will be designed to ensure adequate product supply and patient access. We may potentially develop and commercialize our lead product candidates in other key geographies outside of the United States.

Our goal is to focus on educating and communicating to optimize the clinician and patient experience and ensure timely supply of our drug product. We work closely with advocacy groups and have conducted extensive third-party research with clinicians and payors to understand the needs of all relevant stakeholders. We have created a proprietary portal to link, communicate and support all relevant activity from initiation of care, education, payor support, logistics, treatment scheduling and administration of D-Fi. We believe the potential advantages of our cell-based gene therapy product candidates, in tandem with our comprehensive approach to support education and logistics, will enable us to establish a strong market position.

We have generated data maps that display the level of patient volume aligned to a concentrated number of treatment centers. This enables the creation, prioritization and tactical deployment of our medical liaisons, market access and sales and marketing teams designed to implement a comprehensive educational, relational and white glove patient and caregiver experience. Our commercialization infrastructure for D-Fi can be leveraged to seamlessly accommodate our future LS commercialization plan and other pipeline opportunities to potentially minimize the need for significant incremental investments.

We also engaged 20 payors and provided them certain information, including DEB disease overview, our Phase 1/2 clinical trial results of D-Fi, our manufacturing process and patient service model, to determine their acceptability of D-Fi. Current treatments for DEB patients only consist of supportive care. Payor feedback indicated that D-Fi’s top advantage was that it could potentially address an unmet need for these patients. In addition, payors indicated that the top drivers for value were the potential for disease modification and wound healing, and the well-observed safety results to date. Of the 20 payors we engaged, 18 payors indicated that D-Fi, if approved, would likely be added to their formularies given the lack of limited therapeutic options for patients.

Competition

The biotechnology and pharmaceutical industries are highly competitive and subject to rapid and significant advancement as research provides a deeper understanding of skin and connective tissue diseases and new therapies are developed. We face competition from multiple sources, including larger and better-funded pharmaceutical, biotechnology and specialty pharmaceutical companies. For example, there are several companies currently competing to develop new therapies for the treatment of skin and connective tissue diseases in our areas of focus. In addition, our experience in clinical trials, obtaining FDA and other regulatory approvals, manufacturing and commercialization of products may be more limited. The key factors that contribute to competition include, but are not limited to, product safety, efficacy, convenience of dosing, availability, price, brand recognition and availability of reimbursement and coverage by third party payors.

Dystrophic Epidermolysis Bullosa

There are currently no FDA-approved treatment options for DEB. We expect that our product candidate and programs for DEB will compete with product candidates and programs being advanced by Krystal Biotech Inc., Abeona Therapeutics, Inc., Aegle Therapeutics Corp., Wings Therapeutics, Inc. and Phoenix Tissue Repair, Inc., each of which have treatments for DEB in early or late stage clinical trials.

Localized Scleroderma

There are currently no FDA-approved treatment options for LS. We expect that our product candidate and program for LS will compete with product candidates and programs being advanced by Pfizer Inc., the University of Cologne and Regeneron Pharmaceuticals, Inc., each of which have treatments for LS in early stage clinical trials.

Intellectual Property

Intellectual property, including patents, trade secrets, trademarks, copyrights and other proprietary rights, is important to our business. We also rely on know-how and product development technologies to develop, maintain and expand our competitive position. Our success depends in part on our ability to obtain and maintain proprietary intellectual property protection for our current and future product candidates and novel discoveries, product development technologies and know-how. Our success also depends in part on our ability to operate without infringing on the proprietary rights of others and to prevent others from infringing on our proprietary rights. Our policy is to develop and maintain protection of our proprietary position by, among other methods, licensing or filing U.S. and foreign patents and applications relating to our technology, inventions and improvements that are important to the development and implementation of our business.

Patents

As of June 30, 2021, we own or have in-licensed eight issued U.S. patents and five pending U.S. patent applications. In addition, we own five granted foreign patents and two pending foreign patent applications. Our issued patents and patent applications primarily cover methods using autologous fibroblasts for the repair of skin and soft tissue defects and the use of autologous fibroblasts for tissue regeneration. In particular, we own patents issued in the United States, Australia, Canada, Europe, South Korea and Japan and have pending patent applications in China, India and the United States, which are directed to dosage unit formulations for injections containing particular amounts of autologous human fibroblasts and uses thereof, which naturally expire in 2030 and 2031, without taking into consideration any possible patent term extensions. We also own issued U.S. patents related to topical formulations of autologous dermal fibroblasts and uses thereof, the earliest of which will naturally expire in 2027, without taking into consideration any possible patent term extension.

With regard to D-Fi, we have in-licensed from Precigen patent applications pending in the United States, which are directed to compositions and methods for treating COL7 deficiencies which, if issued, would naturally expire in 2037, without taking into consideration any possible patent term extension. In addition, Precigen has filed patent applications, which are not licensed to us, in Europe, Australia, Canada, China, Israel, Japan, Singapore, South Korea, Hong Kong and South Africa, which are directed to compositions and methods for treating COL7 deficiencies which, if issued, would naturally expire in 2037, without taking into consideration any possible patent term extension.

With regard to FCX-013, we have in-licensed from Precigen patent applications pending in the United States, which are directed to the delivery of autologous cells comprising MMP-1 for treating scleroderma which, if issued, would naturally expire in 2038, without taking into consideration any possible patent term extension. In addition, Precigen has filed patent applications, which are not licensed to us, in Europe, Australia, Canada, China, Israel, Japan, Singapore, South Korea, Hong Kong and South Africa, which are directed to the delivery of autologous cells comprising MMP-1 for treating scleroderma which, if issued, would naturally expire in 2038, without taking into consideration any possible patent term extension.

Trademarks

As of June 30, 2021, we own two U.S. pending trademark applications to register the trademark “CASTLE CREEK BIOSCIENCES” with the U.S. Patent and Trademark Office. The pending trademark applications cover the use of the “CASTLE CREEK BIOSCIENCES” mark in connection with our scientific research and development services and also cover our intention to use the CASTLE CREEK BIOSCIENCES mark in connection with pharmaceutical, medical or therapeutic preparations for skin diseases, connective tissue diseases, arthritic conditions and autoimmune diseases, and therapeutic preparations for skin care, cosmetic procedures, cell therapies and gene therapies. In addition, we own two pending U.S. trademark applications for our corporate logo design which consists of two crescents surrounding a dot, and these pending applications should soon mature to registration. In addition, in connection with the ECC (as defined below), Precigen granted us a non-exclusive, royalty-free license to use and display certain Precigen-owned trademarks, or the Precigen Trademarks, solely in connection with any activities directed to marketing, promoting, distributing, importing for sale, offering to sell and/or selling our product candidates, D-Fi and FCX-013, which includes our promotional materials, packaging and labeling of these product candidates, subject to certain requirements.

Collaboration and Licensing Agreement

Precigen Exclusive Channel Collaboration Agreement

On October 5, 2012, Fibrocell and Precigen entered into an Exclusive Channel Collaboration Agreement, or the ECC. We acquired Fibrocell’s rights under the ECC following our acquisition of Fibrocell in December 2019.

Pursuant to the ECC, Precigen granted us a license, subject to certain sublicense limitations, to use its proprietary technologies and other intellectual property to research, develop, use, make, have made, sell and offer for sale of products in certain Fields (as defined in the ECC) in the United States. Such license is exclusive with respect to any clinical development, selling, offering for sale or other commercialization of such products. In addition, Precigen granted us a non-exclusive, royalty-free license to use and display the Precigen Trademarks, solely in connection with any activities directed to marketing, promoting, distributing, importing for sale, offering to sell and/or selling our product candidates, D-Fi and FCX-013, which includes our promotional materials, packaging and labeling of these product candidates, subject to certain requirements. We are responsible for all costs incurred in connection with the research, development and commercialization of products under the ECC and own all clinical data, regulatory filings and regulatory approvals relating to such products.

On each of June 28, 2013 and January 10, 2014, Fibrocell and Precigen amended the ECC to broaden the scope of the rights granted to Fibrocell under the ECC in order to research, develop and commercialize products for use in certain additional Fields. On February 19, 2020, we and Precigen reached an agreement with respect to the termination of the ECC, the conversion of the ECC into a product license with regard to the retained products, D-Fi and FCX-013, and related amendments and modifications of the ECC. On March 20, 2020, we and Precigen completed a Termination and Modification Agreement, or the Modification Agreement, to terminate and convert the ECC into a product license. The Modification Agreement has an indefinite term, and the product license under the Modification Agreement is contingent upon our compliance with the payment provisions pursuant to Article 5 of the ECC and our continued obligation to use Diligent Efforts, as defined in the ECC, to develop and commercialize D-Fi and FCX-013. Licensing, subleasing, territory and revenue sharing definitions survived and remained unchanged from the ECC. In addition, the Fields were amended to only include autologous human fibroblasts genetically modified with COL7A1 or MMP-1 for the treatment of EB and scleroderma, respectively, which explicitly allows us to continue the development of D-Fi and FCX-013. Precigen agreed to provide technical and project management support for our existing programs and transfer remaining responsibilities, including a technology transfer, which allows us to manufacture veledimex for use in combination with FCX-013. No milestone payments are owed to Precigen for the remainder of either development program and no further payments are owed under the ECC, other than the royalty and sublicense revenue sharing obligations from the ECC that have survived under the Modification Agreement, as described below.

Pursuant to the Modification Agreement, we are required to pay Precigen quarterly cash royalties on all products developed under the Modification Agreement in an amount equal to 7% of the quarterly net sales up to $25 million, plus 14% on the quarterly net sales greater than $25 million. We are also required to pay Precigen half of any sublicensing revenues we receive from third parties in consideration for sublicenses granted by us with respect to the products developed pursuant to the Modification Agreement, but only to the extent such sublicensing revenues are not included in the net sales, subject to royalties. Subject to our compliance with the payment, diligence and other provisions of the Modification Agreement, the Modification Agreement is not terminable and we retain the rights to continue the clinical development and, if approved, the commercialization of each of D-Fi and FCX-013, as applicable.

Government Regulation and Product Approval

The FDA and comparable regulatory authorities in state and local jurisdictions and in other countries impose substantial and burdensome requirements upon companies involved in the clinical development, manufacture, marketing and distribution of products such as those we are developing. These entities regulate, among other things, the research and development, testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion, distribution, post-approval monitoring and reporting, sampling and export and import of our product candidates. Any product candidates that we develop must be approved by the FDA before they may be legally marketed in the United States and by the appropriate foreign regulatory agency before they may be legally marketed in those foreign countries. Generally, our activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the United States, although there can be important differences.

U.S. Product Development Process

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the FDCA, and biologics under the FDCA and the Public Health Service Act and their implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Additionally, certain of our product candidates are subject to regulation in the United States as a combination product. If marketed individually, each component would be subject to different regulatory pathways and would require approval of independent marketing applications by the FDA. A combination product, however, is assigned to a Center within the FDA that will have primary jurisdiction over its regulation based on a determination of the combination product’s primary mode of action, which is the single mode of action that provides the most important therapeutic action. In the case of our FCX-013 product candidate, we believe that the primary mode of action is attributable to the biologic component of the product. We expect to seek approval of this combination product candidate through a Biologics License Applications, or BLA, and we do not expect that the FDA will require a separate marketing authorization for each of the drug and biologic constituents of the product.

The process required by the FDA before a new product may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies in accordance with the FDA’s good laboratory practice, or GLP, requirements and other applicable regulations;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	approval by an independent institutional review board, or IRB, or ethics committee at each clinical site before each trial may be initiated;

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performance of adequate and well-controlled human clinical trials in accordance with good clinical practice, or GCP, requirements to establish the safety and efficacy of the proposed drug for its intended use, or with respect to biologics, the safety, purity and potency of the product candidate for each proposed indication;

•	submission to the FDA of a New Drug Application, or NDA, or BLA after completion of all pivotal trials;

•	a determination by the FDA within 60 days of its receipt of an NDA or BLA to file the application for review;

•	satisfactory completion of an FDA advisory committee review, if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity, and of selected clinical investigation sites to assess compliance with GCPs;

•	a potential FDA audit of the preclinical and/or clinical trial sites that generated the data in support of the NDA or BLA; and

•	the FDA’s review and approval of the NDA or BLA to permit commercial marketing of the product for particular indications for use in the United States.

Preclinical studies include laboratory evaluation of product chemistry, toxicity and formulation, as well as in vitro and animal studies to assess potential safety and efficacy. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations for safety/toxicology studies.

Prior to beginning the first clinical trial with a product candidate in the United States, we must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. Some preclinical studies may continue even after the IND is submitted. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

In addition to the submission of an IND to the FDA before initiation of a clinical trial in the United States, certain human clinical trials involving recombinant or synthetic nucleic acid molecules are subject to oversight at the local level as set forth in the National Institutes of Health, or NIH, Guidelines for Research Involving Recombinant or Synthetic Nucleic Acid Molecules, or NIH Guidelines. Specifically, under the NIH Guidelines, supervision of human gene transfer trials includes evaluation and assessment by an Institutional Biosafety Committee, or IBC, a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment, and such review may result in some delay before initiation of a clinical trial. While the NIH Guidelines are not mandatory unless the research in question is being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include the requirement that all research subjects, or their legal representative, provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the inclusion and exclusion criteria, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site and must monitor the study until completed. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board or committee, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may recommend that the clinical trial be halted if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1:    The product candidate is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

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Phase 2:    The product candidate is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages, dose tolerance and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3:    The product candidate is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for physician labelling. Generally, two adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of an NDA or BLA.

Post-marketing studies, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, such as with accelerated approval drugs, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2 clinical trials or before an NDA or BLA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the meetings at the end of a Phase 2 clinical trial to discuss the clinical trial’s results and present plans for a pivotal Phase 3 clinical trial that they believe will support approval of their new drug.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final product. In addition, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

While the IND is active and before product approval, progress reports summarizing the results of the clinical trials and nonclinical studies performed since the last progress report must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information.

U.S. Review and Approval Process

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, preclinical and other nonclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA or BLA requesting approval to market the product. Data may come from company-sponsored clinical trials intended to test the safety and effectiveness of the use of a product, or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational drug product to the satisfaction of the FDA. The submission of an NDA or BLA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances. Additionally, no user fees are assessed on NDAs or BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA reviews an NDA or BLA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product’s identity, strength, quality and purity. Under the Prescription Drug User Fee Act, or PDUFA, guidelines that are currently in effect, the FDA has a goal of ten months from the date of “filing” of a standard NDA for a new molecular entity or BLA to review and act on the submission. This review typically takes twelve months from the date the NDA or BLA is submitted to the FDA because the FDA has approximately two months to make a “filing” decision after it the application is submitted. The FDA conducts a preliminary review of all NDAs or BLAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA or BLA for filing. In this event, the NDA or BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.

The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA or BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA or BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCPs. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates an NDA or BLA, it may issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A Complete Response Letter usually describes the specific deficiencies in the NDA or BLA identified by the FDA and may require additional clinical data, such as an additional pivotal Phase 3 clinical trial or other significant and time-consuming requirements related to clinical trials, nonclinical studies or manufacturing. If a Complete Response Letter is issued, the sponsor must resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the NDA or BLA does not satisfy the criteria for approval.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may contain limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the NDA or BLA with a Risk Evaluation and Mitigation Strategy, or REMS, to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a medicine and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries, and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may also require one or more post-marketing studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies. In addition, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could impact the timeline for regulatory approval or otherwise impact ongoing development programs.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug intended to treat a rare disease or condition, which is a disease or condition that affects fewer than 200,000 individuals in the United States or, if it affects more than 200,000 individuals in the United States, there is no reasonable expectation that the cost of developing and making a drug product available in the United States for this type of disease or condition will be recovered from sales of the product. Orphan designation must be requested before submitting an NDA or BLA. After the FDA grants orphan designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. Orphan designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug or biological product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity. Competitors, however, may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity. Orphan exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval of the same drug as defined by the FDA or if our product candidate is determined to be contained within the competitor’s product for the same indication or disease. If an orphan designated product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan exclusivity. In addition, exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Expedited Development and Review Programs

The FDA has a number of programs intended to expedite the development or review of products that meet certain criteria. For example, new drugs are eligible for Fast Track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a fast track product has opportunities for more frequent interactions with the review team during product development, and the FDA may consider for review sections of the NDA or BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA or BLA, the FDA agrees to accept sections of the NDA or BLA and determines that the schedule is acceptable, and the sponsor pays any required user fee upon submission of the first section of the NDA or BLA.

A product, including a product with a Fast Track designation, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A product is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug designated for priority review in an effort to facilitate the review. The FDA endeavors to review applications with priority review designations within six months of the filing date as compared to ten months for review of standard NDAs or BLAs under its current PDUFA review goals.

In addition, a product may be eligible for accelerated approval. Products intended to treat serious or life-threatening diseases or conditions may be eligible for accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. In addition, the FDA currently requires pre-approval of promotional materials as a condition for accelerated approval, which could adversely impact the timing of the commercial launch of the product.

A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product candidate, including involvement of senior managers.

In addition, the FDA may designate a product as a regenerative medicine advanced therapy, or RMAT. The RMAT designation is intended to facilitate an efficient development program for, and expedited review of, any product candidate that meets the following criteria: (i) the product candidate qualifies as a RMAT, which is defined as a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, with limited exceptions; (ii) the product candidate is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and (iii) preliminary clinical evidence indicates that the product candidate has the potential to address unmet medical needs for such a disease or condition. RMAT designation provides potential benefits that include more frequent meetings with the FDA to discuss the development plan for the product candidate, and eligibility for rolling review and priority review of BLAs. Cell therapy candidates granted RMAT designation may also be eligible for accelerated approval on the basis of a surrogate or intermediate endpoint reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of sites, including through expansion to additional sites, as appropriate. RMAT-designated cell therapy candidates that receive accelerated approval may, as appropriate, fulfill their post-approval requirements through the completion of clinical studies, patient registries, or through submission of other sources of real world evidence, such as electronic health records, through the collection of larger confirmatory data sets, or via post-approval monitoring of all patients treated with such therapy prior to approval of the therapy.

Fast track designation, breakthrough therapy designation, priority review, RMAT designation and accelerated approval do not change the standards for approval, but may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Post-Approval Requirements

Any products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing user fee requirements, under which the FDA assesses an annual program fee for each product identified in an approved NDA or BLA. Drug and biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMPs, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMPs and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMPs and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters, or untitled letters;

•	clinical holds on clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA also may require post-marketing testing, known as Phase 4 testing, and surveillance to monitor the effects of an approved product. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures.

The FDA closely regulates the marketing, labeling, advertising and promotion of drug products. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe, in their independent professional medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion. The FDA and other regulatory agencies have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA-approved labeling.

In addition, the distribution of prescription biopharmaceutical products is subject to the Prescription Drug Marketing Act, or PDMA, which regulates the distribution of drugs and drug samples at the federal level, and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution.

Rare Pediatric Disease Priority Review Voucher Program

Under the Rare Pediatric Disease Priority Review Voucher Program, the FDA is authorized to award priority review vouchers to sponsors of certain rare pediatric disease product applications designed to encourage development of new drug and biological products for prevention and treatment of certain rare pediatric diseases. Specifically, under this program, a sponsor who receives an approval for a drug or biologic for a “rare pediatric disease” may qualify for a voucher that can be redeemed to receive a priority review of a subsequent marketing application for a different product. The sponsor of a rare pediatric disease product receiving a priority review voucher may transfer, including by sale, the voucher to another sponsor. The voucher may be further transferred any number of times before the voucher is used, as long as the sponsor making the transfer has not yet submitted the application. The FDA may also revoke any priority review voucher if the rare pediatric disease drug for which the voucher was awarded is not marketed in the U.S. within one year following the date of approval.

For the purposes of this program, a “rare pediatric disease” is a (a) serious or life-threatening disease in which the serious or life-threatening manifestations primarily affect individuals aged from birth to 18 years, including age groups often called neonates, infants, children, and adolescents; and (b) rare disease or conditions within the meaning of the Orphan Drug Act. A sponsor may choose to request Rare Pediatric Disease Designation, but the designation process is entirely voluntary; requesting designation is not a prerequisite to requesting or receiving a priority review voucher. In addition, sponsors who choose not to submit a Rare Pediatric Disease Designation request may nonetheless receive a priority review voucher if they request such a voucher in their original marketing application and meet all of the eligibility criteria. Congress included a sunset provision in the statute authorizing the rare pediatric disease priority review voucher program. Specifically, the FDA may not award the voucher to sponsors of marketing applications unless either (1) the drug or biologic has received rare pediatric disease designation as of September 30, 2024 and is then approved by the FDA no later than September 30, 2026; or (2) Congress reauthorizes the program and extends the dates by which the designation may be received and the approval must be granted.

Biosimilars and Reference Product Exclusivity

The Biologics Price Competition and Innovation Act of 2009, or BPCIA, created an abbreviated approval pathway for biological products that are highly similar, or “biosimilar,” to or interchangeable with an FDA-approved reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars. Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, is generally shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. A product shown to be biosimilar or interchangeable with an FDA-approved reference biological product may rely in part on the FDA’s previous determination of safety and effectiveness for the reference product for approval, which can potentially reduce the cost and time required to obtain approval to market the product.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

Data Privacy and Security

Other federal legislation may affect our ability to obtain certain health information in conjunction with our research activities. We may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. The Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 and its implementing regulations, collectively referred to as HIPAA, imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. HIPAA also prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statements or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services. We may obtain health information from third parties, such as research institutions, that are subject to privacy and security requirements under HIPAA. Although we are not directly subject to HIPAA, other than with respect to providing certain employee benefits, we could potentially be subject to criminal penalties if we, our affiliates, or our agents knowingly obtain or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.

In addition, numerous federal and state laws and regulations that address privacy and data security, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), govern the collection, use, disclosure and protection of health-related and other personal information. Failure to comply with data protection laws and regulations could result in government enforcement actions and create liability for us, which could include civil and/or criminal penalties, private litigation and/or adverse publicity that could negatively affect our business.

Failure to achieve and sustain compliance with applicable federal and state privacy, security and fraud laws could result in government enforcement actions and create liability for us, which could include civil and/or criminal penalties, private litigation and/or adverse publicity that could negatively affect our operating results and business.

Other U.S. Regulatory Requirements

Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business that may constrain the financial arrangements and relationships through which we research, as well as sell, market and distribute any products for which we obtain marketing authorization. Such laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, and transparency laws and regulations related to drug pricing and payments and other transfers of value made to physicians and other healthcare providers. If their operations are found to be in violation of any of such laws or any other governmental regulations that apply, they may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and responsible individuals may be subject to imprisonment.

Coverage and Reimbursement

Sales of any product depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state, and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement for such product by third-party payors. In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors and coverage and reimbursement levels for products can differ significantly from payor to payor. The Medicare and Medicaid programs increasingly are used as models for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs and biologics. Factors payors consider in determining reimbursement are based on whether the product is: (i) a covered benefit under its health plan; (ii) safe, effective and medically necessary; (iii) appropriate for the specific patient; (iv) cost-effective; and (v) neither experimental nor investigational. Decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. These third-party payors are increasingly reducing reimbursements for medical products, drugs and services. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs.

In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product. Decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product and also have a material adverse effect on sales.

Healthcare Reform

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, each as amended, collectively known as the ACA, was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly affected the pharmaceutical industry. The ACA contained a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement adjustments and changes to fraud and abuse laws. Additionally, the ACA:

•	increased the minimum level of Medicaid rebates payable by manufacturers of brand name drugs from 15.1% to 23.1% of the average manufacturer price;

•	required collection of rebates for drugs paid by Medicaid managed care organizations;

•

required manufacturers to participate in a coverage gap discount program, under which they must agree to offer 50 percent (increased to 70 percent pursuant to the Bipartisan Budget Act of 2018, effective as of January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and

•	imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell “branded prescription drugs” to specified federal government programs.

Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. The U.S. Supreme Court is currently reviewing the constitutionality of the ACA in its entirety, although it is unclear how the Supreme Court will rule.

Other legislative changes have been proposed and adopted since the ACA was enacted, including aggregate reductions of Medicare payments to providers of 2% per fiscal year, which was temporarily suspended from May 1, 2020 through March 31, 2021, and reduced payments to several types of Medicare providers. Proposed legislation, if passed, would extend this suspension until the end of the pandemic. Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries, proposed and enacted legislation and executive orders issued by the former Trump administration designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. The likelihood of success of these and other measures initiated by the former Trump administration is uncertain, particularly in light of the new Biden administration. It is also possible that additional governmental action is taken in response to the COVID-19 pandemic. Individual states in the United States have also become increasingly active in implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

International Regulation

The regulation of our product candidates outside of the United States varies by country. Certain countries regulate human tissue products as a pharmaceutical product, which would require us to make extensive filings and obtain regulatory approvals before selling our product candidates. Certain other countries classify our product candidates as human tissue for transplantation but may restrict its import or sale. Other countries may have no application regulations regarding the import or sale of products similar to our product candidates, creating uncertainty as to what standards we may be required to meet.

Facilities

Our corporate headquarters are located at 405 Eagleview Boulevard, Exton, Pennsylvania, where we lease approximately 86,500 square feet of office and manufacturing space. As of June 30, 2021, 47 of our employees are located at our corporate headquarters.

Human Capital

As of June 30, 2021, we have 53 full-time employees, 41 of whom are dedicated to research and development. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good. Also, pursuant to our Management Services Agreement with Paragon, at a given time up to 10 employees of Paragon assist us with regulatory, capital markets and legal transactional matters.

We believe that our future success largely depends upon our continued ability to attract and retain highly skilled employees. We provide our employees with competitive salaries and bonuses, opportunities for equity ownership, development programs that enable continued learning and growth and a robust employment package that promotes well-being across all aspects of their lives, including health care, retirement planning and paid time off.

We believe that much of our success is rooted in the diversity of our teams and our commitment to inclusion. We value diversity at all levels and focus on extending our diversity and inclusion initiatives across our entire workforce.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

The following table provides information regarding our executive officers and members of our board of directors (ages as of the date of this prospectus):

Name	Age	Position(s)
Executive Officers
Matthew Gantz	55	President, Chief Executive Officer, Director
Mary Spellman, M.D.	59	Chief Medical Officer, Senior Vice President of Research & Development
Gregory Wujek[1].	59	Chief Commercial Officer
Gregory MacMichael, Ph.D.	65	Chief Technology Officer
W. Bradford Middlekauff	60	Chief Legal Officer
Non-Employee Directors
Jeffrey S. Aronin	53	Director, Chairman
Antonio J. Gracias	50	Director
R. Mark Graf	56	Director
Patrick J. Morris[2]	54	Director

(1)	Mr. Wujek will depart from his position as Chief Commercial Officer and as an employee of the Company effective as of , 2021.
(2)	Mr. Morris will resign as a director immediately prior to the effectiveness of the registration statement on Form S-1, of which this prospectus forms a part.

Executive Officers

Matthew Gantz.    Mr. Gantz has served as our President, Chief Executive Officer and a member of our board of directors since March 2021. Prior to joining us, Mr. Gantz served as Chief Executive Officer of OxThera AB from May 2017 until March 2021. Prior to joining OxThera AB, Mr. Gantz served in roles of increasing responsibility with BTG plc, or BTG, a leading specialty healthcare company, from February 2009 until June 2016, culminating in his role as Executive Vice President, US, of BTG Inc. Prior to BTG, Mr. Gantz founded and served as Chief Executive Officer of Acureon Pharmaceuticals, Inc., or Acureon, a specialty pharmaceutical company focused in the hospital areas of infectious diseases, transplant and ICU. Prior to Acureon, Mr. Gantz served as the President and Chief Executive Officer of Hydra Biosciences, Inc., a privately held biotechnology company developing novel, ion channel medicines in the pain and cardiovascular area. Earlier in his career, Mr. Gantz held a variety of senior executive roles for companies such as Chiron Corporation, PathoGenesis Corporation and Abbott Laboratories, where he began his career. Mr. Gantz is currently a board member of Swedish Orphan Biovitrum AB, a publicly traded Swedish rare disease company, and the Marine Corps Scholarship Foundation, a not for profit that provides scholarships for the children of Marines to pursue secondary education. Mr. Gantz received his A.B. in history from Princeton University, his M.B.A. from Harvard Business School and served as an infantry officer in the U.S. Marine Corps. We believe that Mr. Gantz is qualified to serve on our board of directors due to his extensive skills and experience in the biopharmaceutical industry.

Mary Spellman, M.D.    Dr. Spellman has served as our Chief Medical Officer and Senior Vice President of Research & Development since January 2020 and served in the same role at Castle Creek Pharmaceuticals LLC from May 2019 until Fibrocell was acquired in December 2019. Prior to joining us, Dr. Spellman was the Chief Medical Officer and Senior Vice President of Clinical Development of Menlo Therapeutics, a former public biopharmaceutical company, from May 2018 to May 2019 and August 2017 to May 2018, respectively. Previously, Dr. Spellman was an independent consultant and President of Panclarity, LLC, providing executive level medical, safety and development services to multiple life sciences companies, primarily supporting novel dermatology therapy and clinical development programs from 2005 through 2017. Dr. Spellman has also served as the Chief Medical Officer and Senior Vice President of Development at Revance Therapeutics Inc., as well as Senior Director of Medical Research of Immunology at Idec Pharmaceuticals Corp. (prior to its merger with Biogen, Inc. and name change to Biogen Idec Inc. and then to Biogen Inc.) and Vice President of Dermatology

Research at Connetics Corporation. Dr. Spellman is a board-certified dermatologist with over 30 years of clinical experience, including 20 years in the biopharmaceutical industry preceded by an academic career at the University of California, San Diego School of Medicine. Dr. Spellman received her B.S. with honors in biology from Loyola University of Chicago and her M.D. from the Medical College of Wisconsin. She is a diplomate of the American Board of Dermatology and a fellow of the American Academy of Dermatology.

Gregory Wujek.    Mr. Wujek has served as our Chief Commercial Officer since January 2020. Mr. Wujek has more than 30 years of industry experience in executive management, sales, market access, marketing and business development. Previously, he served as the Chief Executive Officer and Chief Commercial Officer of Castle Creek Pharmaceuticals, LLC from January 2019 to December 2019 and October 2016 to December 2018, respectively. Prior to that, Mr. Wujek served as the Vice President of Sports Medicine, Marketing and Sales of Zimmer Biomet Holdings, Inc., a public medical device and biologic company, where he managed and developed successful strategies for its first prescription injectable product from January 2013 to June 2016, Vice President of Sales of Savient Pharmaceuticals, Inc. where he led the buildout of its biologics arm taking responsibility for operations, sales and managed care in support of the launch of the company’s first biologic and Vice President of Sales of Andrx Laboratories, Inc. where he was responsible for managing a team that successfully launched two FDA-approved drugs. Mr. Wujek began his career at Forest Laboratories, Inc. where he quickly elevated himself and took responsibility for the Managed Care department in support of the company’s first blockbuster drug. Mr. Wujek received his B.S. in political science from Illinois State University.

Gregory MacMichael, Ph.D.    Dr. MacMichael has served as our Chief Technology Officer since August 2020. Prior to joining us, Dr. MacMichael served as the Senior Vice President of Technical Operations at Axovant Gene Therapies Ltd. (prior to its name change to Sio Gene Therapies Inc.), a public clinical-stage gene therapy company, from September 2018 to July 2019, and as the Senior Vice President of Development and Manufacturing of NantKwest, Inc., a public biopharmaceutical company focused on natural killer cell-based therapies, from January 2017 to September 2018. He also served as the Senior Vice President of Process, Development, Manufacturing and Quality at Rocket Pharmaceuticals, Inc., a public gene therapy company, from December 2015 to December 2016. In 2010, Dr. MacMichael founded CMC BioServices, LLC, a consulting firm which assists innovators and biopharmaceutical companies with successful development and licensure of cell and gene therapies, biologics and vaccines, and has served as its President since then. Dr. MacMichael has more than 38 years of biopharmaceutical experience, including the development and manufacturing of cell and gene therapies, biologics and vaccines. He was also the Global Head of Biologics Development TR&D at Novartis AG, the Vice President of Vaccines Development at Wyeth, LLC, or Wyeth, and the Senior Director of the Biologics Development at Eli Lilly. Dr. MacMichael received his B.S. in microbiology from Pennsylvania State University and his M.S. and Ph.D. in microbiology/biochemistry from North Carolina State University and Mississippi State University, respectively.

W. Bradford Middlekauff.    Mr. Middlekauff has served as our Chief Legal Officer since May 2021. Prior to joining us, he served as General Counsel of Immunovant, Inc., a publicly traded clinical-stage biopharmaceutical company focused on autoimmune diseases, from April 2019 until November 2020. Mr. Middlekauff also served as Senior Vice President, General Counsel and Secretary of PDS Biotechnology Corporation (formerly known as Edge Therapeutics, Inc.), a publicly traded biotechnology company, from October 2015 until April 2019. Earlier in his career, Mr. Middlekauff served as Executive-in-Residence at Princeton University, Chief Legal Officer, General Counsel and Secretary at Kolltan Pharmaceuticals, Inc., where he also ran the business development function, and Senior Vice President, General Counsel and Secretary of Medarex, Inc., a publicly traded biotechnology company. He received his B.A. in political science from Brown University and his J.D. from Yale Law School.

Non-Employee Directors

Jeffrey S. Aronin.    Mr. Aronin founded Castle Creek Biosciences, Inc. and has served on our board of directors and as non-executive Chairman since September 2018. In June 2017, Mr. Aronin founded Paragon, which he leads as Chairman and Chief Executive Officer. Paragon is a life science innovator that creates, invests in and builds life sciences companies in biopharmaceuticals, cell and gene therapy and synthetic biology utilizing artificial intelligence. In addition to serving on our board, Mr. Aronin serves as the Chairman of the board of directors of Harmony Biosciences Holdings, Inc, or Harmony. He also serves on the boards of other Paragon privately-held portfolio companies, including Qlarity Imaging, LLC, or Qlarity, which develops artificial intelligence-driven technology that enhances clinical insights, Emalex Biosciences Inc., or Emalex, which is dedicated to treating central nervous system movement disorders and fluency disorders, and Skyline Biosciences, LLC, or Skyline, which is developing first in-kind therapies to treat oral premalignant lesions. From January 2011 to May 2017, Mr. Aronin was the Chairman and Chief Executive Officer of Marathon Pharmaceuticals, LLC, or Marathon, a private research-based biopharmaceutical company that developed drugs for rare diseases. Prior to that, Mr. Aronin founded Ovation Pharmaceuticals, Inc., or Ovation, where he served as President and Chief Executive Officer from 2000 to 2009. After Lundbeck A/S acquired Ovation in 2009, Mr. Aronin served as Chief Executive Officer of Lundbeck Inc., or Lundbeck, until 2011. Since June 2008, Mr. Aronin has served on the public board of directors of Discover Financial Services, Inc., or Discover. Mr. Aronin also currently serves on the boards of several non-profit organizations including The Aspen Institute and MATTER—a health-technology incubator—which Mr. Aronin founded to support life science innovation. Mr. Aronin received his B.S. in marketing from Northern Illinois University and his M.B.A. from DePaul University. We believe that Mr. Aronin is qualified to serve on our board of directors due to his vast skills and experience in biopharmaceutical strategy, innovation, business development, commercialization, lifecycle management, capital structure and finance.

Antonio J. Gracias.    Mr. Gracias has served on our board of directors since September 2018. Since September 2001, Mr. Gracias has been Chief Executive Officer and Chief Investment Officer of Valor Management LLC, or Valor, a private equity firm. Mr. Gracias has served on the board of directors of Harmony since 2017. He also served as a director of Marathon from August 2013 to May 2017. Mr. Gracias has served on the board of directors of Tesla, Inc., since May 2007, including as Lead Independent Director from September 2010 to April 2019. Mr. Gracias also serves as a director of SpaceX. He has over 20 years of experience investing in a variety of sectors including private equity, public equity and real estate transactions. Mr. Gracias received his joint B.S. / M.S.F.S. degree in international finance and economics from Georgetown University School of Foreign Service and his J.D. from the University of Chicago Law School. We believe that Mr. Gracias is qualified to serve on our board of directors due to his skills and experience in investment strategy, portfolio company management and improvement, and finance in several industries, including pharmaceuticals and healthcare.

R. Mark Graf.    Mr. Graf has served on our board of directors since July 2021. Mr. Graf served as Chief Financial Officer of Discover, a publicly traded financial services company, from April 2011 to September 2019. Prior to joining Discover, he served as an Investment Advisor at Aquiline Capital Partners LLC from 2008 to 2011 and a Partner at Barrett Ellman Stoddard Capital Partners from 2006 to 2008. Mr. Graf served as Chief Financial Officer of Fifth Third Bancorp from 2004 to 2006, and was its Corporate Treasurer from 2001 to 2004. He also served in various roles at AmSouth Bancorporation from 1994 to 2001. Mr. Graf previously served on the board of directors of BNC Bancorp, formerly a publicly traded bank holding company, from 2010 to 2011 and currently serves on the board of directors of Signet Jewelers Limited and Harmony. Mr. Graf received his B.S. in economics from the Wharton School of the University of Pennsylvania. We believe that Mr. Graf is qualified to serve on our board of directors due to his extensive business, capital analysis, risk management and financial management expertise.

Patrick J. Morris.    Mr. Morris has served on our board of directors since September 2018. Mr. Morris has served as the Executive Vice President of Legal Affairs, General Counsel and Secretary of Paragon since May 2017. From May 2011 to May 2017, Mr. Morris served as the Executive Vice President of Legal Affairs, General Counsel and Secretary of Marathon. In addition to serving on our board, Mr. Morris serves as a member of the board of Evozyne, LLC, a privately held molecular engineering technology company, and Paragon Health. He also serves on the boards of other Paragon privately-held portfolio companies, including Qlarity, Emalex and Skyline. Mr. Morris received his B.A. in political science from DePaul University and his J.D. from Northwestern University School of Law. We believe that Mr. Morris is qualified to serve on our board of directors due to his extensive experience in the biopharmaceutical industry.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Composition of our Board of Directors

Our board of directors currently consists of five directors. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that the number of directors on our board of directors will be fixed from time to time by resolution of the board of directors and that our board of directors will be divided into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. Mr. Morris will resign as a director immediately prior to the effectiveness of the registration statement on Form S-1, of which this prospectus forms a part.

When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our current directors will be divided among the three classes as follows:

•	the Class I directors will be Matthew Gantz and Jeffrey S. Aronin, and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II director will be R. Mark Graf, and his term will expire at the annual meeting of stockholders to be held in 2023; and

•	the Class III director will be Antonio J. Gracias, and his term will expire at the annual meeting of stockholders to be held in 2024.

Director Independence

Our board of directors has determined that, of our directors, Antonio J. Gracias and R. Mark Graf do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the Nasdaq Stock Market LLC, or the Nasdaq rules. There are no family relationships among any of our directors or executive officers.

Board Leadership Structure

Our board of directors is currently chaired by our founder, Jeffrey S. Aronin. Our corporate governance guidelines will provide that, if the chairman of the board is a member of management or does not otherwise qualify as independent, the independent directors of the board may elect a lead director. The lead director’s responsibilities would include, but would not be not limited to: presiding over all meetings of the board of directors at which the chairman is not present, including any executive sessions of the independent directors; approving board meeting schedules and agendas; and acting as the liaison between the independent directors and the chief executive officer and chairman of the board. Our corporate governance guidelines further provide the flexibility for our board of directors to modify our leadership structure in the future as it deems appropriate.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements. Our nominating and corporate governance committee will monitor the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through committee reports about such risks.

Board Committees

Our board of directors has established three standing committees—audit, compensation and nominating and corporate governance—each of which operates under a charter that has been approved by our board of directors. Upon our listing on the Nasdaq Global Market, each committee’s charter will be available under the Corporate Governance section of our website at www.castlecreekbio.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating our board of directors’ oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	meeting independently with our internal auditing staff, if any, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

The members of our audit committee are Mr. Graf,                  and                 . Mr. Graf serves as the chairperson of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable Nasdaq rules. Our board of directors has determined that Mr. Graf and                  meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable Nasdaq rules. Our board of directors has determined that Mr. Graf is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules.

Compensation Committee

The compensation committee’s responsibilities include:

•	reviewing and approving, or recommending for approval by the board of directors, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; and

•	preparing the annual compensation committee report required by SEC rules, to the extent required.

The members of our compensation committee are                 ,                  and                 .                  serves as the chairperson of the committee. Our board of directors has determined that each of                 ,                  and                  is independent under the applicable Nasdaq rules, including the Nasdaq rules specific to membership on the compensation committee, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board of directors the persons to be nominated for election as directors and to each board committee;

•

developing and recommending to our board of directors corporate governance guidelines, and reviewing and recommending to our board of directors proposed changes to our corporate governance guidelines from time to time; and

•	overseeing a periodic evaluation of our board of directors.

The members of our nominating and corporate governance committee are                ,                and                 .                serves as the chairperson of the committee. Our board of directors has determined that                ,                and                                  are independent under the applicable Nasdaq rules.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is or has been our current or former officer or employee. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during the last completed fiscal year.

Code of Ethics and Code of Conduct

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon our listing on the Nasdaq Global Market, our code of business conduct and ethics will be available under the Corporate Governance section of our website at www.castlecreekbio.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq rules concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for the Company’s executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, the “named executive officers” and their positions with the Company were as follows:

•	John Maslowski, former Chief Executive Officer and Chief Operating Officer;

•	Mary Spellman, M.D., Chief Medical Officer; and

•	Gregory Wujek, Chief Commercial Officer.

On February 11, 2021 we entered into an offer letter agreement with Matthew Gantz pursuant to which Mr. Gantz will serve as our Chief Executive Officer, effective March 22, 2021. In connection with Mr. Gantz’s appointment as our Chief Executive Officer, Mr. Maslowski ceased to serve as our Chief Executive Officer and has served as our Chief Operating Officer since March 2021. On May 14, 2021, Mr. Maslowski informed the Company of his resignation from his position as Chief Operating Officer and as an employee of the Company, effective May 31, 2021. Mr. Wujek will depart from his position as Chief Commercial Officer and as an employee of the Company effective as of                 , 2021.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020.

Name and Principal Position	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
John Maslowski	435,625	271,886	201,365	16,651	925,527
Former Chief Executive Officer and Chief Operating Officer
Mary Spellman, M.D.	437,575	—	205,660	19,324	662,559
Chief Medical Officer
Gregory Wujek	347,625	—	159,908	12,391	519,924
Chief Commercial Officer

(1)	Amounts reflect the grant date fair value of stock awards and stock options granted during 2020 computed in accordance with ASC Topic 718. See Note 2 of the audited consolidated financial statements included in this prospectus for the assumptions used in calculating these amounts.
(2)	Amounts represent annual bonuses earned by each named executive officer in 2020 and paid in cash in 2021. See “—2020 Bonuses” below.
(3)	Amounts in the “All Other Compensation” column include the amounts set forth in the table below:

Named Executive Officer	401(k) Plan Matching Contributions ($)	Mobile Phone Allowance ($)
John Maslowski	15,691	960
Mary Spellman	17,404	1,920
Gregory Wujek	11,191	1,200

2020 Salaries

In 2020, the named executive officers received an annual base salary to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

For fiscal year 2020, Mr. Maslowski’s annual base salary was $435,625, Dr. Spellman’s base salary was $437,575, and Mr. Wujek’s base salary was $347,625. In February 2021, the board of directors approved the following base salaries for our named executive officers, effective January 1, 2021, 2021: Mr. Maslowski: $448,694, Dr. Spellman: $450,702, and Mr. Wujek: $358,054. Mr. Gantz, who has been appointed as our Chief Executive Officer effective March 22, 2021, will receive an annual base salary of $460,000 for 2021.

2020 Bonuses

In fiscal year 2020, Mr. Maslowski, Dr. Spellman and Mr. Wujek were eligible to earn annual cash bonuses targeted at 50%, 50% and 50%, respectively, of their respective base salaries. Each named executive officer was eligible to earn his or her bonus based on the attainment of pre-established annual company and individual performance objectives, as determined by the board of directors of the Company in its discretion.

The actual annual cash bonuses awarded to each named executive officer for 2020 performance are set forth above in the Summary Compensation Table in the column entitled “Bonus”.

Equity Compensation

Each of our named executive officers currently holds outstanding stock option awards granted pursuant to the 2018 Plan. In addition, Mr. Wujek holds a value appreciation rights award granted pursuant to the 2018 Plan. In 2020, Mr. Maslowski was granted a stock option award covering 5,500 shares; none of our other named executive officers were granted stock options or other stock awards in 2020. The stock options and value appreciation rights generally vest annually over five years from the applicable grant date, subject to continued service, and will accelerate in full upon the occurrence of a “change in control” of the Company (as defined in the 2018 Plan).

In connection with this offering, we intend to adopt the 2021 Plan in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable us to obtain and retain the services of these individuals, which is essential to our long-term success. We expect that the 2021 Plan will be effective as of the date immediately preceding the date on which this offering is consummated. For additional information about the 2021 Plan, please see the section titled “—Equity Compensation Plans” below.

In connection with the consummation of this offering, each of                 will receive an option to purchase                shares of our common stock at an exercise price per share equal to the initial public offering price set forth on the cover of this prospectus, which option will vest as to                , subject to continued service through each applicable vesting date.

Other Elements of Compensation

Retirement Plans

We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. In 2020, contributions made by participants in the 401(k) plan were matched up to a specified percentage of the employee contributions on behalf of the named executive officers. These matching contributions are fully vested as of the date on which the contribution is made. We anticipate that, following the consummation of the IPO, our named executive officers will continue to participate in this 401(k) plan on the same terms as other full-time employees.

Employee Benefits and Perquisites

Health/Welfare Plans.    All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance; and

•	life insurance.

We believe that the employee benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.

			Option Awards
Name	Type of Equity Award	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
John Maslowski	Stock Option	October 1, 2020	5,500	52.61	9/30/2030
Mary Spellman	Stock Option	May 31, 2019	5,000	113.36	5/30/2029
Gregory Wujek	Stock Option	March 1, 2019	5,750	113.36	2/28/2029
	VAR	October 3, 2016	1,750	144.88	10/2/2026

(1)	Except as otherwise noted, each option and VAR vests and becomes exercisable as to 20% of the total number of shares underlying the option or VAR on the first five anniversaries of the grant date, subject to continued service through the applicable vesting date; provided that the award will vest in full in the event of a “change in control” of the Company (as defined in the 2018 Plan).

Executive Compensation Arrangements

John Maslowski Amended and Restated Employment Agreement

On May 14, 2021, Mr. Maslowski notified the Company of his intention to resign from his position as Chief Operating Officer and as an employee of the Company, effective as of May 31, 2021. The following describes the terms of the amended and restated employment agreement by and between Mr. Maslowski and Fibrocell, dated as of August 20, 2019, which we assumed in connection with our acquisition of Fibrocell, pursuant to which Mr. Maslowski previously served as our Chief Executive Officer, as in effect December 31, 2020.

Mr. Maslowski’s initial base salary under the employment agreement was $425,000 per year, which was increased to $437,750 in 2020. In addition, the employment agreement provides that Mr. Maslowski is eligible to receive an annual performance bonus of up to 50% of his base salary, to be paid based on the achievement of company and individual performance goals. Mr. Maslowski is also eligible to participate in the all employee compensation and health and welfare benefit plans and programs on the same basis as our similarly situated senior management employees.

Under the employment agreement, if Mr. Maslowski’s employment is terminated by us without “cause” or due to his resignation for “good reason” (each, as defined in the employment agreement), then, subject to his timely execution and non-revocation of a general release of claims, he will be eligible to receive (i) continued payment of his base salary for a period of 12 months, and (ii) provided that he has timely elected COBRA, an amount equal to his COBRA premiums until the earlier to occur of (a) the 12-month anniversary of his termination date or (b) the date on which he receives health benefits from another employer or is otherwise no longer eligible to receive COBRA. If Mr. Maslowski’s employment is terminated by us without “cause” or due to his resignation for “good reason” during the period beginning 90 days prior to and ending 18 months following a “change in control” (as defined in the employment agreement), then, subject to his timely execution and non-revocation of a general release of claims, instead of the severance payments and benefits described above, Mr. Maslowski will be eligible to receive (i) a lump-sum cash payment equal to the sum of (a) 1.5 times his then current base salary and (b) his target annual bonus, (ii) provided that he has timely elected COBRA, an amount equal to his COBRA premiums until the earlier to occur of (a) the 18-month anniversary of his termination date or (b) the date on which he receives health benefits from another employer or is otherwise no longer eligible to receive COBRA, and (iii) full accelerated vesting of his outstanding and unvested equity awards, with performance vesting awards vesting at the greater of target or pro-rata actual performance. Pursuant to the employment agreement, in the event that any amounts payable to Mr. Maslowski are subject to an excise tax pursuant to Section 280G or Section 4999 of the Internal Revenue Code, Mr. Maslowski will receive either (i) the full amount of such payments, or (ii) such payments reduced to the least extent necessary to prevent the application of such excise tax, whichever will result in the greatest after tax benefit to Maslowski.

Mr. Maslowski’s employment agreement contains customary confidentiality, non-solicitation, non-competition and intellectual property assignment provisions.

Mary Spellman Offer Letter

We have entered into an employment offer letter with Dr. Spellman, dated April 9, 2019, pursuant to which Dr. Spellman serves as our Chief Medical Officer. Dr. Spellman’s employment pursuant to the offer letter is “at-will” and is terminable by either party for any reason and with or without notice.

Pursuant to her offer letter, Dr. Spellman was entitled to receive an initial base salary of $430,000, which was increased to $437,575 in 2020. In addition, the offer letter provides that Dr. Spellman is eligible to receive an annual performance bonus of up to 50% of her base salary, to be paid based on the achievement of company and individual performance goals. In connection with her entry in to the offer letter, Dr. Spellman was granted a stock option award covering 5,000 shares of our common stock, which vests as to 20% of the shares underlying the stock option on each of the first five anniversaries of the grant date subject to continued employment through the applicable vesting date; provided that in the event of a “change in control” of the Company as defined in the 2018 Plan, the stock option will vest in full. Pursuant to the offer letter, Dr. Spellman was also paid a one-time cash bonus equal to $65,000 in connection with her commencement of employment and was entitled to payment of up to $25,000 in respect of relocation expenses. The offer letter also provides that Dr. Spellman is eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees.

Pursuant to the offer letter, if Dr. Spellman’s employment is terminated by the Company without cause, then she will be eligible to receive severance in an amount equal to one year’s base salary.

Gregory Wujek Offer Letter

We have entered into an offer letter with Mr. Wujek, dated September 27, 2016, pursuant to which Mr. Wujek initially served as our Vice President, Market Access. Mr. Wujek currently serves as our Chief

Commercial Officer. Mr. Wujek’s employment pursuant to the offer letter is “at-will” and is terminable by either party for any reason and with or without notice. Mr. Wujek will depart from his position as Chief Commercial Officer and as an employee of the Company effective as of                 , 2021.

Pursuant to the offer letter, Mr. Wujek was entitled to receive an initial base salary of $235,000, which was increased to $347,625 in 2020. In addition, the offer letter provides that Mr. Wujek is eligible to receive an annual performance bonus of up to 30% of his base salary, to be paid based on the achievement of company and individual performance goals. In connection with his entry into the offer letter, Mr. Wujek was granted an award of 1,750 value appreciation rights, or VARs, which vests as to 20% of the VARs on each of the first five anniversaries of the grant date subject to continued employment through the applicable vesting date; provided that in the event of a “change in control” of the Company as defined in the 2018 Plan, the VARs will vest in full. In addition to the VARs granted pursuant to the offer letter, on March 1, 2019, Mr. Wujek was granted a stock option award covering 5,750 shares of our common stock, which vests as to 20% of the shares underlying the stock option on each of the first five anniversaries of the grant date subject to continued employment through the applicable vesting date and subject to accelerated vesting in the event of a “change in control” of the Company (as defined in the 2018 Plan). The offer letter also provides that Mr. Wujek is eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees.

Matthew Gantz Offer Letter

We have entered into an offer letter with Mr. Gantz, dated as of February 11, 2021, pursuant to which Mr. Gantz serves as our President and Chief Executive Officer. Mr. Gantz’s employment pursuant to the offer letter is “at-will” and is terminable by either party for any reason and with or without notice.

Pursuant to his offer letter, Mr. Gantz is entitled to receive a base salary of $460,000 and is eligible to receive an annual performance bonus of up to 50% of his base salary, to be paid based on the achievement of company and individual performance goals. Pursuant to the offer letter, Mr. Gantz will be granted a stock option award covering 9,000 shares of our common stock, which will vest as to 20% of the shares subject to the option on each of the first five anniversaries of the grant date. The offer letter also provides that in the event of an initial public offering by the Company, Mr. Gantz’s total compensation will be reassessed and the Company anticipates that Mr. Gantz will be granted additional stock options that, when added to the initial grant described above, will result in a total stock option grant representing a minimum of 1% of the Company’s equity on a fully diluted basis.

Mr. Gantz is also eligible to earn a one-time cash bonus equal to $100,000, payable in two installments, the first of which was paid in connection with the start of his employment on March 22, 2021 and the second of which will be paid following the consummation of this offering, subject to Mr. Gantz’s employment through the payment date and further subject to repayment if Mr. Gantz’s employment with us is terminated for any reason within six months of the applicable payment date. The offer letter also provides that Mr. Gantz is eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees.

John Maslowski Separation and Consulting Agreements

In connection with Mr. Maslowski’s termination of employment with the Company, effective as of May 31, 2021, the Company entered into a separation and release of claims agreement with Mr. Maslowski, or the Separation Agreement. Pursuant to the Separation Agreement, Mr. Maslowski is entitled to (i) cash severance in an amount equal to one and one-half (1.5) times the sum of his base salary and target annual bonus, payable in installments during calendar year 2021, (ii) a reimbursement for the health insurance premiums for him and his dependents if he elects continued coverage with the Company, which is payable for up to 18 months following termination of employment and (iii) a cash payout for accrued vacation. In addition, pursuant to the Separation Agreement, the stock option granted to Mr. Maslowski on October 1, 2020 became fully vested as of his termination of employment and will remain exercisable as follows: (x) if a Form S-1 registration statement relating to the registered underwritten public offering of the Company’s common stock becomes effective by December 31, 2021, the option shall remain exercisable until the earlier of (i) the date which is three months after the lock-up agreement by which Mr. Maslowski is bound in connection with such public offering expires and (ii) the original expiration date of the option, otherwise, (y) the option will remain exercisable until December 31, 2021. The Separation Agreement includes certain confidentiality, non-competition, non-solicitation and non-disparagement provisions.

Effective as of June 24, 2021, Mr. Maslowski and the Company entered into a master consulting agreement pursuant to which the Company has engaged Mr. Maslowski to provide consulting services to the Company as specified in work orders provided by the Company to Mr. Maslowski. The term of the master consulting agreement is for a period of two years following the effective date of the master consulting agreement, unless sooner terminated by either party as provided therein, provided that to the extent that there are any ongoing work orders as of the end of the term, the master consulting agreement will remain in effect only with respect to, and until the completion of, the relevant work order. The Company has provided Mr. Maslowski two work orders, each dated as of June 24, 2021, pursuant to which Mr. Maslowski will (i) provide services relating to the Company’s initial public offering and certain transition services in exchange for a consulting fee equal to $6,000 per month for a period commencing on June 24, 2021 and ending on September 30, 2021, and (ii) establish and chair the Company’s scientific advisory board in exchange for a fee equal to $1,125 per quarter commencing on January 1, 2022 and continuing indefinitely until terminated by either the Company or Mr. Maslowski at any time upon 15 days’ notice. The master consulting agreement provides that the master consulting agreement and Mr. Maslowski’s services thereunder, may be terminated by either party at any time with or without reason upon 30 days’ notice or by the Company immediately upon the occurrence of certain circumstances specified in the master consulting agreement. The consulting agreement also requires Mr. Maslowski’s continued compliance with restrictive covenants and the Company’s continued compliance with certain indemnification obligations.

Equity Compensation Plans

The following summarizes the material terms of the 2018 Plan, under which we have previously made periodic grants of equity and equity-based awards to our named executive officers and other key employees. In addition, we intend to adopt the 2021 Plan in connection with the consummation of this offering. The terms of the 2021 Plan have not yet been finalized.

2018 Plan

The 2018 Plan, as amended and restated, was adopted by our board of directors, effective as of October 9, 2018. As of March 31, 2021, options to purchase 48,426 shares of our common stock at a weighted-average exercise price per share of $66.85 remained outstanding under the 2018 Plan.

Administration.  Our board of directors or a committee designated by our board of directors including at least one member of board of directors, has the authority to administer the 2018 Plan and the awards granted under it. The administrator has the authority to select eligible persons to participate in the plan; determine the sizes and types of those awards under the 2018 Plan and determine the terms and conditions of such awards in a manner consistent with the 2018 Plan. In addition, the plan administrator has the authority to construe and interpret the 2018 Plan and any agreement or instrument entered into under the 2018 Plan, establish, amend or waive rules and regulations for the 2018 Plan’s administration, subject to the provisions of the 2018 Plan, amend the terms and conditions of any outstanding award to the extent the terms are within the plan administrator’s discretion under the 2018 Plan and make all other determinations that may be necessary or advisable to administer the 2018 Plan. As permitted by law and consistent with the 2018 Plan, the plan administrator may delegate some or all of its authority under the 2018 Plan.

Share Reserve.    An aggregate of 194,571 shares of our Series A-6 redeemable convertible preferred stock, or Series A-6 Preferred Stock, and 72,106 shares of our common stock are reserved for issuance under the 2018 Plan; provided that the number of shares of Series A-6 Preferred Stock authorized for issuance under the 2018 Plan will be decreased by any shares Series A-6 Preferred Stock subject to VARs outstanding as of the effective date of the 2018 Plan that are subsequently repurchased by us or are otherwise forfeited or surrendered to the Company, and the number of shares of our common stock available for issuance under the 2018 Plan will be correspondingly increased. Awards or shares that are subsequently forfeited, canceled, surrendered, terminated, paid, or settled without the issuance of shares or repurchased by the Company will again be available for issuance under the 2018 Plan.

Awards.    The 2018 Plan provides that the plan administrator may grant or issue stock options, VARs, and restricted stock awards to eligible employees, independent contractors and directors. In general, awards granted under the 2018 Plan may not be sold or otherwise transferred except to the extent provided in the applicable award agreement.

•

Stock Options.    Stock options may be granted to any eligible person. The exercise price of stock options granted to employees, directors or consultants will be determined by the plan administrator and set forth in an applicable award agreement. No stock option award may have a term of more than ten years following the date of grant.

•

VARs.    VARs may be granted to any eligible person and entitle the holder to the difference between the fair market value of the underlying shares of common stock or Series A-6 Preferred Stock, as applicable, and the applicable exercise price. The exercise price of VARs granted to employees, directors or consultants will be determined by the plan administrator and set forth in an applicable award agreement. No VAR award may have a term of more than ten years following the date of grant.

•

Restricted Stock.    Restricted stock may be granted to any eligible individual, and made subject to such restrictions as may be determined by the plan administrator. Restricted stock is generally forfeited for no consideration if the conditions or restrictions on vesting are not met.

Adjustments of Awards.    If any shares of our common stock or Series A-6 Preferred Stock are changed into or exchanged for a different number or kind of shares or other securities (whether because of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of units, or otherwise, but not including a sale of such shares), then the plan administrator will make adjustments to the number and class of shares available for issuance under the 2018 Plan and the number, class and price of shares subject to outstanding awards.

Change in Control.    In the event of a change in control, the plan administrator has discretion to determine the treatment of each outstanding award, and may provide that the awards will be assumed or substituted, that the awards will accelerate in part or in full immediately prior to the change in control or that awards will terminate in exchange for cash or other property or take any other action that the plan administrator deems appropriate. Vested VAR awards are generally not exercisable until a change of control event occurs, which is considered a performance condition.

Right of Repurchase.    Pursuant to the 2018 Plan, if a participant experiences a termination of service for any reason other than by the Company for “cause”, the Company will have the right, but not the obligation, to repurchase, at fair market value, shares subject to vested awards or issued in respect of the exercise of stock options granted under the 2018 Plan. If a participant experiences a termination of service by the Company for “cause” all awards, whether vested or unvested, will be forfeited as of the applicable termination date.

Amendment and Termination.    The plan administrator may alter, amend, modify or terminate the 2018 Plan at any time. In addition, subject to the terms of the 2018 Plan, the plan administrator may alter, amend or modify outstanding awards granted under the 2018 Plan, provided that, except for alterations, amendments or modifications deemed necessary to comply with applicable legal or accounting requirements, no alteration, amendment or modification an award may, without the prior written consent of the participant, materially impair any right or obligation under any award previously granted under the 2018 Plan. Following this offering and in connection with the effectiveness of our 2021 Plan, the 2018 Plan will terminate and no further awards will be granted under the 2018 Plan. However, all outstanding awards will continue to be governed by their existing terms.

2021 Equity Incentive Plan

We intend to adopt the 2021 Plan under which we may grant cash and equity-based incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2021 Plan have not yet been determined and will be summarized in a subsequent filing.

Director Compensation

None of our non-employee directors received compensation for services performed as members of our board of directors in 2020.

In connection with the consummation of this public offering, we intend to approve and implement a compensation program for our non-employee directors that consists of annual retainer fees and long-term equity awards. Pursuant to the program, each non-employee director is expected to receive an annual cash retainer for his or her services in an amount equal to $        and an annual equity award in a denominated dollar value equal to $        .

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2018 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock, or 5% Security Holders, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Related Party Agreements in Effect Prior to this Offering

Series B Redeemable Convertible Preferred Stock

On October 9, 2018, we issued and sold to investors in a private placement an aggregate of 174,334 shares of Series B Preferred Stock at a purchase price of $411.85 per share, for aggregate consideration of approximately $71.8 million.

The following table sets forth the aggregate number of Series B Preferred Stock acquired by 5% Security Holders in the financing transactions described above.

Participants	Series B Preferred Stock	Aggregate Purchase Price (in thousands)
Greater than 5% Stockholders(1)
Entities affiliated with Valor(2)	133,543	$55,000
Entities affiliated with FMR LLC (Fidelity)(3)	40,791	$17,000

(1)	Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the caption “Principal Stockholders.”
(2)	Antonio J. Gracias, a member of our board of directors, is affiliated with Valor. Consists of 133,543 shares of Series B Preferred Stock purchased by Valor CCP Holdings, LLC.
(3)	Consists of 3,301 shares of Series B Preferred Stock purchased by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, 14,708 shares of Series B Preferred Stock purchased by Fidelity Growth Company Commingled Pool, 4,910 shares of Series B Preferred Stock purchased by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, 16,803 shares of Series B Preferred Stock purchased by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, and 1,069 shares of Series B Preferred Stock purchased by Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund.

Series C Redeemable Convertible Preferred Stock

On December 9, 2019, we issued and sold to investors in a private placement an aggregate of 132,578 shares of Series C Preferred Stock at a purchase price of $411.85 per share, for aggregate consideration of approximately $54.6 million. Additionally, on February 27, 2020, we issued and sold to investors in a private placement an aggregate of 1,961 shares of Series C Preferred Stock at a price of $411.85 per share, for aggregate consideration of approximately $0.8 million.

The following table sets forth the aggregate number of Series C Preferred Stock acquired by 5% Security Holders in the financing transactions described above.

Participants	Series C Preferred Stock	Aggregate Purchase Price (in thousands)
Greater than 5% Stockholders(1)
Entities affiliated with Valor(2)	42,492	$17,500
Marshman Fund Trust II	42,492	$17,500
Entities affiliated with FMR LLC (Fidelity)(3)	26,952	$11,100

(1)	Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the caption “Principal Stockholders.”
(2)	Antonio J. Gracias, a member of our board of directors, is affiliated with Valor. Consists of 42,492 shares of Series C Preferred Stock purchased by Valor CCP Holdings, LLC.
(3)	Consists of 2,570 shares of Series C Preferred Stock purchased by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, 10,500 shares of Series C Preferred Stock purchased by Fidelity Growth Company Commingled Pool, 13,100 shares of Series C Preferred Stock purchased by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, 582 shares of Series C Preferred Stock purchased by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund, and 200 shares of Series C Preferred Stock purchased by Fidelity Select Portfolios: Pharmaceutical Portfolio.

2024 Convertible Notes

On June 28, 2021, we issued and sold to investors in a private placement $25.0 million of our convertible promissory notes due December 15, 2024, or the 2024 Notes. The 2024 Notes bear interest at an initial interest rate of 0.13% per annum and are subject to the automatic conversion into shares of our common stock upon the consummation of this offering. The conversion price of the 2024 Notes is equal to 80% of the gross price paid by the public for a share of our common stock in this offering. The 2024 Notes are unsecured and subordinated in right of payment to the prior payment in full to all of our commercial finance lenders, insurance companies, lease financing institutions or other lending institutions approved by our board of directors and regularly engaged in the business of lending money.

The following table sets forth the aggregate purchase price of the 2024 Notes acquired by 5% Security Holders in the financing transactions described above.

Participants	Aggregate Purchase Price (in thousands)
Greater than 5% Stockholders(1)
Entities affiliated with Valor(2)	$5,813
Marshman Fund Trust II	$5,378
Entities affiliated with FMR LLC (Fidelity)(3)	$3,734

(1)	Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the caption “Principal Stockholders.”
(2)	Antonio J. Gracias, a member of our board of directors, is affiliated with Valor. Consists of $2.7 million of the 2024 Notes purchased by Valor R&D Series LLC – Series FO and $3.2 million of the 2024 Notes purchased by Valor CCP Holdings, LLC.
(3)	Consists of $0.9 million of the 2024 Notes purchased by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, $0.1 million of the 2024 Notes purchased by Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund, $1.1 million of the 2024 Notes purchased by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, $0.2 million of the 2024 Notes purchased by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, $1.1 million of the 2024 Notes purchased by Fidelity Growth Company Commingled Pool, $0.2 million of the 2024 Notes purchased by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund and $14,700 of the 2024 Notes purchased by Fidelity Select Portfolios: Pharmaceuticals Portfolio.

Management and Other Agreements

We are party to a Management Services Agreement with Paragon, entered into on October 9, 2018, or the Effective Date, pursuant to which Paragon provides to us certain professional services. In addition, the Chairman of our board of directors, Jeffrey S. Aronin, is the Chairman and Chief Executive Officer of Paragon. Marshman Fund Trust I, one of our shareholders, holds 99% of the LLC interests of Paragon. Mr. Aronin serves as a co-trustee of Marshman Fund Trust I and has voting and dispositive power with respect to such LLC interests. In exchange for services provided to us under the Management Services Agreement, we pay to Paragon a management fee of approximately $0.3 million per each calendar month. This fee is reduced to approximately $0.2 million per each calendar month following the third anniversary of the Effective Date. For each of the years ended December 31, 2020 and 2019, we incurred approximately $4.1 million in management fee expense and other related expenses to Paragon, which are included in general and administrative expense in the consolidated financial statements of operations. We have the right to terminate the Management Services Agreement upon the consummation of this offering. However, in the event such termination occurs prior to the end of the fourth year following the Effective Date, the terms of the Management Services Agreement require us to pay to Paragon 100% of the remaining amounts to be paid to Paragon under the Management Services Agreement between the date of such termination and the end of such fourth year. We will terminate the Management Services Agreement in connection with this offering and pay Paragon a termination fee of $        million.

We are party to a right of use agreement with Paragon whereby we have access to and the right to use certain office space leased by Paragon in Chicago, Illinois. For the year ended December 31, 2020, we incurred a fee of approximately $0.3 million pursuant to this agreement and this amount was paid to Paragon during the year ended December 31, 2020.

We are party to a letter agreement for advisory services provided by Paragon Health, a broker-dealer and wholly owned subsidiary of Paragon. We incurred debt placement fees of approximately $0.6 million for the year ended December 31, 2020 associated with the Loan Agreement with Horizon. We paid equity placement fees of approximately $0.7 million to Paragon Health for the year ended December 31, 2019 associated with the offering of our Series C Preferred Stock.

In 2018, we sold all rights, title and interest in and to a pre-Phase 1 development program for approximately $0.3 million to Skyline Biosciences, LLC, an entity that shares common ownership with us. The transaction was recorded in other income for the year ended December 31, 2018.

Amended and Restated Investors’ Rights Agreement

In connection with the issuance of our Series C Preferred Stock on December 9, 2019, we entered into an Amended and Restated Investors’ Rights Agreement, or the IRA, pursuant to which certain holders of our Preferred Stock, or Initiating Holders, many which are beneficial holders of more than 5% of our capital stock or are entities with which certain of our directors are affiliated, are (and following the closing of this offering will be) entitled to rights with respect to the registration of their shares under the Securities Act, as described in additional detail below. Consistent with the Initiating Holders’ obligations under the IRA, in connection with this offering, each Initiating Holder that has registration rights has agreed not to sell, transfer or otherwise dispose of any securities without the prior written consent of the underwriters for a period of 180 days after the date of this prospectus, subject to certain terms and conditions. For more information regarding such restrictions, see the section captioned “Underwriting.”

Demand Registration Rights

Pursuant to the IRA, the Initiating Holders are entitled to certain demand registration rights, including to demand registration of their registrable securities 180 days following the completion of this offering. The Initiating Holders holding more than 50% of the registrable securities have the right to require us, on not more than five occasions, to file a registration statement under the Securities Act in order to register the resale of their shares of common stock. We may, in certain circumstances, defer such registrations, and the underwriters have the right, subject to certain limitations, to limit the number of shares included in such registrations.

Piggyback Registration Rights

If we propose to register the offer and sale of any of our securities under the Securities Act, in connection with the public offering of such securities, the Initiating Holders will be entitled to certain “piggyback” registration rights, allowing them to request to include their registrable securities in such registration, subject to certain limitations. If our proposed registration involves an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.

S-3 Registration Rights

After we are qualified for registration on Form S-3, the Initiating Holders, as holders of registrable securities, may make a written request that we register the offer and sale of their shares on Form S-3; provided, that no such registration is required to be made (i) during the period that is 60 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration, or (ii) at such time as we have effected two such registrations in the last 12 months. We may, in certain circumstances, defer such registrations, and the underwriters have the right, subject to certain limitations, to limit the number of shares included in such registrations.

Expenses

Subject to specified conditions and limitations, we are required to pay all expenses, other than underwriting discounts and commissions, stock transfer taxes, and fees and disbursements of counsel for any holder (except selling holder counsel) incurred in connection with any exercise of these registration rights.

Indemnification

The IRA contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling holders of registrable securities in the event of any damages from an untrue (or allegedly untrue) statement of a material fact or an omission (or alleged omission) of a material fact in the applicable registration statement attributable to us or our violation of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law, and the selling stockholders are obligated to indemnify us for any damages from an untrue (or allegedly untrue) statement of a material fact or an omission (or alleged omission) of a material fact in the applicable registration statement attributable to us or our violation of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law, only to the extent that such damages arise out of or are based upon actions or omissions made in reliance upon the written information furnished by or on behalf of such selling stockholder(s), subject to certain limitations.

Termination

The registration rights terminate upon the earliest of: (i) such date after the completion of this offering on which all shares of registrable securities may be sold during any three (3) month period pursuant to Rule 144 of the Securities Act, (ii) the fifth anniversary of the completion of this offering, (iii) the occurrence of a deemed liquidation event, or (iv) the redemption date, with respect to any shares of Series C Preferred Stock, Series B Preferred Stock and Series A-1 redeemable convertible preferred stock, subject to certain limitations.

Amended and Restated Voting Agreement

In connection with the issuance of our Series C Preferred Stock on December 9, 2019, we entered into an Amended and Restated Voting Agreement, or the Voting Agreement, which, among other things, provides the terms for the voting of shares with respect to the constituency of our board of directors. Pursuant to the terms of the Voting Agreement, the following directors were elected to serve as members of our board of directors, and, as of the date of this prospectus, continue to so serve: Jeffrey S. Aronin, Patrick J. Morris and Antonio J. Gracias. Messrs. Aronin and Morris were selected to serve on our board of directors as designated by the Marshman Fund Trust II and Mr. Gracias was selected to serve on our board of directors as designated by Valor CCP Holdings, LLC. Matthew Gantz was selected to serve on our board of directors upon becoming our Chief Executive Officer. Messrs. Aronin, Gantz, Morris and Gracias are joined on our board of directors by R. Mark Graf and, together with the aforementioned directors, possess relevant industry experience and are acceptable to a majority of the Initiating Holders as parties to the Voting Agreement.

The Voting Agreement, including its provisions concerning the rights of certain of the Initiating Holders to designate directors, will terminate automatically upon the consummation of this offering.

Employment Agreements

We have entered into employment agreements or consulting agreements with each of our executive officers. See “Executive and Director Compensation—Executive Compensation Arrangements.”

Directed Share Program

At our request, the DSP Underwriter has reserved for sale, at the initial public offering price, up to     % of the shares of our common stock offered hereby for officers, directors, employees and certain related persons. Any directed shares not purchased will be offered by the DSP Underwriter to the general public on the same basis as all other shares offered by this prospectus. We have agreed to indemnify the DSP Underwriter against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares. See “Underwriting—Directed Share Program.”

Director and Officer Indemnification and Insurance

Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. We have also purchased directors’ and officers’ liability insurance. See “Description of Capital Stock—Limitations on Liability and Indemnification of Officers and Directors.”

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transaction policy, to be effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of June 30, 2021 with respect to the beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined in accordance with the rules issued by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to any community property laws.

Percentage ownership of our common stock before this offering is based on                shares of common stock outstanding as of June 30, 2021. Percentage ownership of our common stock after this offering is based on                shares of common stock as of June 30, 2021, after giving effect to our issuance of shares of our common stock in this offering. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of June 30, 2021 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed stockholders is 405 Eagleview Boulevard, Exton, Pennsylvania 19341.

The following table does not reflect any shares of common stock that may be purchased pursuant to our directed share program described under “Underwriting—Directed Share Program.” If any shares are purchased by our existing principal stockholders, directors or their affiliated entities, the number and percentage of shares of our common stock beneficially owned by them after this offering will differ from those set forth in the following table.

	Common Stock Beneficially Owned Prior to Offering		Common Stock Beneficially Owned After Offering
Name of Beneficial Owner	Number of Shares	Percentage	Number of Shares	Percentage
5% or Greater Stockholders
Entities affiliated with the Marshman Fund Trusts(1)
Entities affiliated with Valor(2)
Entities affiliated with FMR LLC (Fidelity)(3)
Entities affiliated with Michael Derby(4)

Named Executive Officers and Directors
Matthew Gantz.
Mary Spellman, M.D.(5)
Gregory Wujek
Jeffrey S. Aronin(1)
Antonio J. Gracias(2)
R. Mark Graf
Patrick J. Morris
All current executive officers and directors as a group (10 persons)(6)

*	Represents beneficial ownership of less than 1%.

(1)	Jeffrey S. Aronin, who is the Chairman of our board of directors, is the Chairman and Chief Executive Officer of Paragon. Marshman Fund Trust I holds 99% of the LLC interests of Paragon. Mr. Aronin serves as a co-trustee of Marshman Fund Trust I and has voting and dispositive power with respect to such LLC interests. As such, Mr. Aronin may be deemed to have beneficial ownership of the shares held by Marshman Fund Trust I, which consists of shares of common stock issuable upon the conversion of our preferred stock in connection with this offering held by Marshman Fund Trust I. In addition, shares held by Marshman Fund Trust II consist of (i) shares of common stock, (ii) shares of common stock issuable upon the conversion of our preferred stock in connection with this offering, and (iii) shares of common stock issuable upon the conversion of the 2024 Notes in connection with this offering. Matthew Gaines, Lisa Aronin and Gregory Aronin serve as the trustees of Marshman Fund Trust II and as a result each may be deemed to beneficially own the shares held by Marshman Fund Trust II. Each of the trustees aforementioned, including Mr. Aronin, disclaim any such beneficial ownership of the shares held by Marshman Fund Trust I and/or Marshman Fund Trust II except to the extent of any of their pecuniary interests therein. The address for Mr. Aronin and Marshman Fund Trust I is 2204 North Bay Road Miami Beach, FL 33140. The address for Marshman Fund Trust II is 330 N. Wabash Ave, Suite 3500, Chicago, IL 60611.
(2)	Antonio J. Gracias, who is one of our directors, is the Chief Executive Officer of Valor Management L.P. Valor Management L.P. is the managing member of Valor Equity Capital IV LLC, which is the general partner of Valor Equity Associates IV L.P., which, in turn, is the general partner of each of Valor Equity Partners IV L.P., Valor Equity Partners IV-A L.P. and Valor Equity Partners IV-B L.P., or collectively, the Valor Funds. The Valor Funds are the sole members of Valor CCP Holdings, LLC. Valor CCP Holdings, LLC and Valor R&D Series LLC – Series BF are collectively referred to herein as the Valor Entities. By virtue of his position with Valor Management L.P. and as the member of the manager of Valor R&D Series LLC, Antonio J. Gracias may be deemed to share beneficial ownership of the shares held by the Valor Entities, which consists of (i) shares of common stock held by Valor CCP Holdings, LLC, (ii) shares of common stock issuable upon the conversion of our preferred stock in connection with this offering held by Valor CCP Holdings, LLC, (iii) shares of common stock issuable upon the conversion of the 2024 Notes in connection with this offering held by Valor CCP Holdings, LLC, (iv) shares of common stock issuable upon the conversion of our preferred stock in connection with this offering held by Valor R&D Series LLC – Series BF, and (v) shares of common stock issuable upon the conversion of 2024 Notes in connection with this offering held by Valor R&D Series LLC – Series FO. Antonio J. Gracias disclaims beneficial ownership over the shares described above except to the extent of his pecuniary interests therein. The address of Antonio J. Gracias and the entities identified above is c/o Valor Equity Partners, 875 North Michigan Avenue, Suite 3214, Chicago, IL 60611.
(3)

Consists of (i)              shares of common stock issuable upon the conversion of our preferred stock in connection with this offering held by Fidelity Securities Fund: Fidelity OTC Portfolio; (ii)              shares of common stock issuable upon the conversion of our preferred stock in connection with this offering held by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund; (iii)             shares of common stock issuable upon the conversion of 2024 Notes in connection with this offering held by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund; (iv)              shares of common stock issuable upon the conversion of our preferred stock in connection with this offering held by Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund; (v)             shares of common stock issuable upon the conversion of 2024 Notes in connection with this offering held by Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund; (vi)              shares of common stock issuable upon the conversion of our preferred stock in connection with this offering held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund; (vii)             shares of common stock issuable upon the conversion of 2024 Notes in connection with this offering held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund; (viii)              shares of common stock issuable upon the conversion of our preferred stock in connection with this offering held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund; (ix)             shares of common stock issuable upon the conversion of 2024 Notes in connection with this offering held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund; (x)              shares of common stock issuable upon the conversion of our preferred stock in connection with this

offering held by Fidelity Growth Company Commingled Pool; (xi)             shares of common stock issuable upon the conversion of 2024 Notes in connection with this offering held by Fidelity Growth Company Commingled Pool; (xii)              shares of common stock issuable upon the conversion of our preferred stock in connection with this offering held by Fidelity Mt. Vernon Street Trust : Fidelity Growth Company K6 Fund; (xiii)             shares of common stock issuable upon the conversion of 2024 Notes in connection with this offering held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund; (xiv)              shares of common stock issuable upon the conversion of our preferred stock in connection with this offering held by Fidelity Select Portfolios: Pharmaceuticals Portfolio; and (xv)             shares of common stock issuable upon the conversion of 2024 Notes in connection with this offering held by Fidelity Select Portfolios: Pharmaceuticals Portfolio. The address for each of the entities affiliated with FMR LLC and identified above is 245 Summer Street, Boston, Massachusetts 02210.

(4)	Consists of (i) shares of common stock issuable upon the conversion of our preferred stock in connection with this offering, and (ii) shares of common stock issuable upon the conversion of our preferred stock in connection with this offering held by Derby 2017 Family Children’s Trust U/A/D 1/17/2017, where Autumn Fletcher-Derby, Mr. Derby’s spouse, serves as sole trustee. Mrs. Fletcher-Derby may be deemed to have sole voting and dispositive power with respect to the shares held by the Derby 2017 Family Children’s Trust U/A/D 1/17/2017.
(5)	Consists of shares of common stock issuable upon the conversion of our preferred stock in connection with this offering.
(6)	Consists of shares of common stock underlying options exercisable within 60 days from June 30, 2021.

DESCRIPTION OF CAPITAL STOCK

General

At or prior to the consummation of this offering, we will file an amended and restated certificate of incorporation and we will adopt our amended and restated bylaws. Our amended and restated certificate of incorporation will authorize capital stock consisting of:

•	shares of common stock, $0.00001 par value per share; and

•	shares of preferred stock, $0.00001 par value per share.

We are selling                shares of common stock in this offering (                shares if the underwriters exercise their option to purchase additional shares of our common stock in full). All shares of our common stock outstanding upon consummation of this offering will be fully paid and non-assessable.

The following summary describes the material provisions of our capital stock. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Preferred Stock

Upon the closing of this offering all outstanding shares of our preferred stock will be converted into shares of our common stock.

Upon the consummation of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to                shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after consummation of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Registration Rights

Our IRA provides that certain holders of our Preferred Stock have certain registration rights as set forth below. The registration of shares of our common stock by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, stock transfer taxes, and fees and disbursements of counsel for any holder, except for the fees and disbursements of the selling holder counsel, of the shares registered by the demand, piggyback and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. The demand, piggyback and Form S-3 registration rights described below will expire on the five-year anniversary of the closing of this offering, or with respect to any particular stockholder, such time after the closing of this offering that such stockholder can sell all of its shares entitled to registration rights under Rule 144 of the Securities Act during any 90-day period.

Demand Registration Rights

Any holder or holders of more than 50% of our common stock then outstanding converted from our Preferred Stock will be entitled to certain demand registration rights. At any time beginning 180 days after the closing of this offering, the holders of more than 50% of these shares may request that we register all or a portion of their shares on a Form S-1 registration statement; provided, that we are obligated to effect only five such registrations. Upon receipt of a request to file a Form S-1 registration statement, we must notify all other holders of our common stock converted from our Preferred Stock and, within 90 days, file a Form S-1 registration statement under the Securities Act. We are not obligated to take any action to effect any registration during the period that is 60 days before our good faith estimate of the date of filing of, and ending on a date that is 180 days after the effective date of, a registration statement initiated by us. Additionally, if our board of directors determines that it would be materially detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than twice in any 12-month period, for a period of not more than 120 days.

Piggyback Registration Rights

In connection with this offering, pursuant to the IRA, each holder of each series of our Preferred Stock was entitled to, and the necessary percentage of holders waived, their rights to notice of this offering and to include their shares of registrable securities in this offering. After the completion of this offering, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of common stock converted from our Preferred Stock will be entitled to certain piggyback registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. If a holder decides not to include all of its shares in any registration statement filed by us, it shall nevertheless continue to have the right to include its shares in any subsequent registration statement or registration statements as we may file with respect to offerings of our securities. We have the right to terminate or withdraw any registration initiated whether or not any holder has elected to include securities in such registration upon prompt notice to such holder or holders.

Form S-3 Registration

After the completion of this offering, any holder or holders of the common stock then outstanding converted from our Preferred Stock will be entitled to certain Form S-3 registration rights. One or more holders of these shares may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3. Upon receipt of a request to file a Form S-3 registration statement, we must notify all other holders of our common stock converted from our Preferred Stock and, within 45 days, file a Form S-3 registration statement under the Securities Act. We are not obligated to take any action to effect any registration during the period that is 60 days before our good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a registration statement initiated by us. Additionally, if our board of directors determines that it would be seriously detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than twice in any 12-month period, for a period of up to 120 days.

Forum Selection

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or stockholders to us or to our stockholders; (iii) any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended from time to time); and (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. As a result, any action brought by any of our stockholders with regard to any of these matters will need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Our amended and restated certificate of incorporation and amended and restated bylaws will also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action against us or any defendant arising under the Securities Act. Such provision is intended to benefit and may be enforced by us, our officers and directors, employees and agents, including the underwriters and any other professional or entity who has prepared or certified any part of this prospectus. Nothing in our amended and restated certificate of incorporation and amended and restated bylaws preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

If any action the subject matter of which is within the scope described above is filed in a court other than a court located within the State of Delaware, or a Foreign Action, in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the applicable provisions of our amended and restated certificate of incorporation and amended and restated bylaws and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Although our amended and restated certificate of incorporation and amended and restated bylaws will contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Dividends

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness, and therefore do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. See “Dividend Policy” and “Risk Factors—Risks Related to this Offering and Ownership of our Common Stock—We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation of the value of our common stock.”

Anti-Takeover Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect immediately prior to the consummation of this offering, will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—Provisions in our certificate of incorporation and bylaws and Delaware law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the market price of our common stock.”

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Global Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

Our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. In all other cases and at any other time, directors may only be removed from our board of directors for cause by the affirmative vote of a majority of the shares entitled to vote. See “Management—Composition of our Board of Directors.” These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Stockholder Action; Special Meeting of Stockholders

Our amended and restated certificate of incorporation will provide that our stockholders will not be able to take action by written consent for any matter and may only take action at annual or special meetings. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws, unless previously approved by our board of directors. Our amended and restated certificate of incorporation will further provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer, our president or another officer selected by a majority of our board of directors, thus limiting the ability of a stockholder to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our amended and restated bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of the holders of a majority in voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Upon consummation of this offering, our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders a majority of the votes which all our stockholders would be eligible to cast in an election of directors.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, along with the right to have expenses incurred in defending proceedings paid in advance of their final disposition. Prior to the consummation of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification and advancement provisions contained under our amended and restated bylaws and provided under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders to recover monetary damages against a director for breach of fiduciary duties as a director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Corporate Opportunity Doctrine

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or certain of our stockholders or their respective affiliates, other than those opportunities our officers, directors, stockholders or affiliates are presented with while acting in their capacity as an employee, officer or director of us or our affiliates. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to an employee director, employee officer or employee in his or her capacity as a director, officer or employee of Castle Creek Biosciences, Inc.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Castle Creek Biosciences, Inc. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such mergers or consolidations will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, subject to certain limitations.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, in certain circumstances. Among other things, either the stockholder bringing any such action must be a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock must have thereafter devolved by operation of law, and such stockholder must continuously hold shares through the resolution of such action.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company.

Trading Symbol and Market

We have applied to list our common stock on the Nasdaq Global Market, under the symbol “CCBS.”

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although we have applied to have our common stock listed on the Nasdaq Global Market, we cannot assure you that there will be an active public market for our common stock.

Upon the closing of this offering, we will have outstanding an aggregate of                  shares of common stock, assuming the issuance of                  shares of common stock offered by us in this offering. Of these shares, all shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

Lock-Up Agreements

We, our officers and directors and holders of substantially all of our common stock and securities convertible into or exchangeable for our common stock have agreed that, without the prior written consent of Citigroup Global Markets Inc., Piper Sandler & Co. and Barclays Capital Inc., as representatives of the underwriters, we and they will not, subject to certain exceptions, during the period ending 180 days after the date of this prospectus:

•

offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly or publicly disclose the intention to make any offer, sale, pledge or disposition of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, or exchangeable for, or that represent the right to receive, shares of our common stock; or

•

enter into any swap or other arrangement that transfers to another, all or a portion of the economic consequences of ownership of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, whether any transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. These agreements are subject to certain exceptions, as described in the section of this prospectus entitled “Underwriting.”

The representatives of the underwriters have advised us that they have no present intent or arrangement to release any shares subject to a lock-up, and will consider the release of any lock-up on a case-by-case basis. Upon a request to release any shares subject to a lock-up, the representatives of the underwriters would consider the particular circumstances surrounding the request, including, but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, reasons for the request, the possible impact on the market or our common stock and whether the holder of our shares requesting the release is an officer, director or other affiliate of ours.

Upon the expiration of the applicable lock-up periods, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above.

Rule 144

Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least 180 days would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; and

•	the average weekly trading volume in our common stock on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and Nasdaq concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities

Under Rule 144, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the registration statement of which this prospectus forms a part is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. Our affiliates can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Registration Rights

Pursuant to our IRA, beginning six months after the completion of this offering, the holders of up to                shares of our common stock, or certain transferees, will be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. See the section titled “Description of Capital Stock—Registration Rights” for a description of these registration rights. If the offer and sale of these shares of our common stock are registered, the shares will be freely tradable without restriction under the Securities Act, subject to the Rule 144 limitations applicable to affiliates, and a large number of shares may be sold into the public market.

Directed Share Program

At our request, the DSP Underwriter has reserved for sale, at the initial public offering price, up to    % of the shares of our common stock offered hereby for officers, directors, employees and certain related persons. Shares purchased through the directed share program will not be subject to lockup restrictions with the underwriters, except in the case of shares purchased by any of our directors or executive officers. See “Underwriting—Directed Share Program.”

Registration Statements on Form S-8

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issuable, under our equity incentive plans. We expect to file the registration statement covering shares offered pursuant to these stock plans shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or IRS, in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to non-U.S. holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the alternative minimum tax or the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities or currencies;

•	persons that hold more than 5% of our common stock, directly or indirectly;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons for whom our common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	qualified foreign pension funds as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement; and

•	tax-qualified retirement plans.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS LEGAL OR TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock that is neither a “U.S. person,” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions on our common stock, such distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Disposition of Common Stock.”

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our common stock in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. If a non-U.S. holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Disposition of Common Stock

Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitute U.S. real property interests, or USRPIs, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits, as adjusted for certain items, which will include such effectively connected gain.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we would be a USRPHC if our USRPIs comprise (by fair market value) at least half of our business assets. We believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to U.S. federal income tax if our common stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to distributions on our common stock we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a U.S. person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification. However, information returns generally will be filed with the IRS in connection with any distributions (including deemed distributions) made on our common stock to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of our common stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of our common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E, or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends paid on our common stock, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends paid on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock, recently proposed Treasury Regulations, if finalized in their present form, would eliminate FATCA withholding on payments of gross proceeds from a sale or other disposition of our common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the potential application of FATCA.

UNDERWRITING

Citigroup Global Markets Inc., Piper Sandler & Co. and Barclays Capital Inc. are acting as joint book-running managers of this offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the number of shares of our common stock indicated below:

Underwriters	Number of Shares
Citigroup Global Markets Inc.
Piper Sandler & Co.
Barclays Capital Inc.
Canaccord Genuity LLC

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of our common stock included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the shares of our common stock (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Shares of our common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares of our common stock sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $         per share. After the initial public offering of the shares of our common stock, if all the shares of our common stock are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the initial public offering price. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more shares of our common stock than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                additional shares of our common stock at the initial public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares of our common stock approximately proportionate to that underwriter’s initial purchase commitment set forth in the table above. Any shares of our common stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of our common stock that are the subject of this offering.

We, our officers and directors and substantially all of our stockholders have agreed that, subject to specified limited exceptions, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of the representatives, offer, sell, contract to sell, pledge or otherwise dispose of, including the filing of a registration statement in respect of, or hedge any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, our common stock.

The restrictions described in the immediately preceding paragraph do not apply to our directors, officers and shareholders with respect to the following, subject to specified conditions:

•	transfers by a bona fide gift or gifts, or by will or intestacy upon the death of the shareholder;

•	transfers to a trust, partnership or limited liability company for the direct or indirect benefit of the shareholder or the immediate family of the shareholder;

•

transfers to any direct or indirect wholly owned subsidiary, limited partners, members, stockholders, other equity holders or trust beneficiaries of the shareholder or to any investment fund or other entity controlled or managed by or under common control or management with the shareholder;

•	transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses above;

•	transfers pursuant to an order of a court or regulatory agency or to comply with any regulations related to the shareholder’s ownership of the shareholder’s securities;

•

transfers to the company as the result of a vesting, conversion, exercise or exchange of any security convertible into or exercisable or exchangeable for shares of common stock pursuant to any existing employee benefit plans described in this prospectus, including shares of common stock surrendered or transferred to the company in connection with a “cashless” or “net exercise” to cover tax withholding obligations of the shareholder in connection with such vesting, conversion, exercise or exchange convertible into or exercisable or exchangeable for shares of common stock pursuant to existing employee benefit plans;

•	transfer pursuant to a change of control of the company that has been approved by the company’s board of directors;

•	transfers that were acquired in the offering or in open market transactions following the date of the underwriting agreement; and

•	transfers pursuant to the prior written consent of the representatives on behalf of the underwriters.

The representatives, in their sole discretion, may release the common shares and other securities subject to the lock-up agreements described above in whole or in part at any time.

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares of our common stock will be determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price will be our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares of our common stock will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares of common stock will develop and continue after this offering.

We have applied for listing of our common stock on the Nasdaq Global Market under the symbol “CCBS.”

The following table shows the per share and total public offering price, underwriting discounts and commissions that we are to pay to the underwriters and proceeds to us, before expenses, in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option:

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions paid by us	$	$	$
Proceeds to us, before expenses	$	$	$

We estimate that expenses payable by us in connection with this offering, exclusive of underwriting discounts and commissions, will be approximately $        . We have also agreed to reimburse the underwriters for expenses in an amount up to $         relating to the clearance of this offering with the Financial Industry Regulatory Authority, Inc.

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ over-allotment option, and other transactions that would stabilize, maintain or otherwise affect the price of our common stock.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering:

•	“Covered” short sales are sales of shares of our common stock in an amount up to the number of shares of our common stock represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares of our common stock in an amount in excess of the number of shares of our common stock represented by the underwriters’ over-allotment option.

•	The underwriters can close out a short position by purchasing additional shares of our common stock, either pursuant to the underwriters’ over-allotment option or in the open market.

•

To close a naked short position, the underwriters must purchase shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

•

To close a covered short position, the underwriters must purchase shares of our common stock in the open market or exercise their over-allotment option. In determining the source of shares of our common stock to close the covered short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares of our common stock through their over-allotment option.

•

As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock on the Nasdaq Global Market, as long as such bids do not exceed a specified maximum, to stabilize the price of the shares of our common stock.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares of our common stock to be higher than the price that would otherwise prevail in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise. The underwriters are not required to engage in any of these transactions and may discontinue them at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

A prospectus in electronic format may be made available on websites maintained by one or more of the underwriters or their respective affiliates. The representatives may agree with us to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ or their respective affiliates’ websites and any information contained in any other website maintained by any of the underwriters or their respective affiliates is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors in this offering.

Other Relationships

The underwriters are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Directed Share Program

At our request, the DSP Underwriter has reserved for sale, at the initial public offering price, up to     % of the shares to be sold in this offering to our officers, directors, employees and certain related persons. The DSP Underwriter will receive the same underwriting discount on any shares purchased pursuant to this program as they will on any other shares sold to the public in this offering. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any directed shares not purchased will be offered by the DSP Underwriter to the general public on the same basis as all other shares offered by this prospectus. Shares purchased through the directed share program will not be subject to lockup restrictions with the underwriters, except in the case of shares purchased by any of our directors or executive officers. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to the shares of common stock sold pursuant to the directed share program.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares of our common stock described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The sellers of the shares of our common stock have not authorized and do not authorize the making of any offer of shares of our common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares of our common stock as contemplated in this prospectus. Accordingly, no purchaser of the shares of our common stock, other than the underwriters, is authorized to make any further offer of the shares of our common stock on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a relevant person).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia, or Corporations Act) in relation to our common stock has been or will be lodged with the Australian Securities & Investments Commission, or ASIC. This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

•	you confirm and warrant that you are either:

•	a “sophisticated investor” under Section 708(8)(a) or (b) of the Corporations Act;

•

a “sophisticated investor” under Section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of Section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; a person associated with the company under Section 708(12) of the Corporations Act; or

•

a “professional investor” within the meaning of Section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

•

you warrant and agree that you will not offer any of our common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under Section 708 of the Corporations Act.

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Chile

The shares of our common stock are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares of our common stock described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares of our common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares of our common stock has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares of our common stock to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares of our common stock may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares of our common stock may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in the State of Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728—1968, including, inter alia, if: (1) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions, or the Addressed Investors; or (2) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions, or Qualified Investors. The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and will not take any action that would require us to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (1) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (2) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (3) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with this offering; (4) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 -1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 -1968; and (5) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

Notice to Prospective Investors in Japan

The shares of our common stock offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares of our common stock have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (1) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (2) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant party which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares of our common stock and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares of our common stock and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP, Chicago, Illinois. Goodwin Procter LLP, New York, New York has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements of Castle Creek Biosciences, Inc. as of and for the years ended December 31, 2020 and 2019 included in this registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the substantial doubt about the Company’s ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements). Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Upon the closing of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We also maintain a website at www.castlecreekbio.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Castle Creek Biosciences, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Castle Creek Biosciences, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses and negative cash flows from operations since inception that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

April 8, 2021

We have served as the Company’s auditor since 2015.

CASTLE CREEK BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2020 AND 2019

(U.S. dollars in thousands except share and per share data)

	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,565	$57,188
Prepaid expenses and other current assets	2,503	1,230

Total current assets	23,068	58,418
FIXED ASSETS	3,477	2,178
RESTRICTED CASH	252	327
INTANGIBLE ASSETS	654	873
OTHER NONCURRENT ASSETS	475	—

TOTAL ASSETS	$27,926	$61,796

LIABILITIES, CONVERTIBLE PREFERRED SHARES, AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	509	1,642
Accrued expenses and other current liabilities	2,200	26,883

Total current liabilities	2,709	28,525

DEFERRED COMPENSATION	711	749
WARRANT LIABILITY	270	—
LONG TERM DEBT, net of placement costs	19,334	—

Total liabilities	23,024	29,274

COMMITMENTS AND CONTINGENCIES (Note 13)
CONVERTIBLE PREFERRED SHARES:
Series A-1 to A-6 preferred shares, 1,107,359 shares authorized, issued and outstanding as of December 31, 2020 and 2019	71,905	71,905
Series B preferred shares, $411.85 stated value, 174,334 authorized, issued and outstanding as of December 31, 2020 and 2019	70,541	70,092
Series C preferred shares, $411.85 stated value, 184,534 shares authorized, 134,539 issued and outstanding as of December 31, 2020; 132,578 issued and outstanding as of December 31, 2019	54,665	53,692

Total convertible preferred shares	197,111	195,689

STOCKHOLDERS’ DEFICIT:
Common shares, $0.00001 par value, 1,581,151 shares authorized, 8,500 issued and outstanding as of December 31, 2020 and 2019	—	—
Additional paid in capital	883	669

Total stated value of common shares	883	669

Accumulated deficit	(193,092)	(163,836)

Total stockholders’ deficit	(192,209)	(163,167)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED SHARES, AND STOCKHOLDERS’ DEFICIT	$27,926	$61,796

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(U.S. dollars in thousands except share and per share data)

	2020	2019
EXPENSES:
Research and development	$15,130	$81,028
General and administrative	11,533	8,722

Total expenses	26,663	89,750

LOSS FROM OPERATIONS	(26,663)	(89,750)

OTHER INCOME (EXPENSE):
Interest income	149	1,183
Interest expense	(2,123)	—
Other income	18	129

Total other (expense) income	(1,956)	1,312

Loss before provision for income taxes	(28,619)	(88,438)
Income taxes	—	6

Net loss and comprehensive loss	$(28,619)	$(88,444)

Accretion to redemption value on redeemable convertible preferred stock	(637)	(457)

Net loss available to common stockholders	$(29,256)	$(88,901)

LOSS PER SHARE:
Loss per share, basic and diluted	$(3,442)	$(34,391)
Weighted average number of shares of common stock, basic and diluted	8,500	2,585

See accompanying notes to the consolidated financial statements.

CASTLE CREEK BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(U.S. dollars in thousands except share and per share data)

	Convertible Preferred Stock Series A-1 to A-6, B, and C		Common Shares		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
BALANCE—December 31, 2018	1,281,693	$141,552	—	$—	$—	$(74,935)	$(74,935)

Net loss						(88,444)	(88,444)
Common shares issuance			8,500	—			0
Preferred shares issuance, Series C	132,578	54,602
Preferred shares issuance costs, Series C		(922)
Accretion of preferred shares, Series B		446				(446)	(446)
Accretion of preferred shares, Series C		11				(11)	(11)
Stock option expense					98		98
Warrant issuance					571		571
BALANCE—December 31, 2019	1,414,271	$195,689	8,500	$—	$669	$(163,836)	$(163,167)

Net loss						(28,619)	(28,619)
Preferred shares issuance, Series C	1,961	807
Preferred shares issuance costs, Series C		(22)					—
Accretion of preferred shares, Series B		449				(449)	(449)
Accretion of preferred shares, Series C		188				(188)	(188)
Stock option expense					214		214
BALANCE—December 31, 2020	1,416,232	$197,111	8,500	$—	$883	$(193,092)	$(192,209)

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(U.S. dollars in thousands except share and per share data)

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(28,619)	$(88,444)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	744	50
Amortization of debt issuance and discount costs	516	—
Share-based compensation and other non-cash items	158	456
In-process research and development expenses	—	72,662
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(1,602)	59
Non-current assets	(476)	152
Accounts payable	(1,131)	(765)
Accrued expenses and other current liabilities	(1,217)	(2,006)

Net cash used in operating activities	(31,627)	(17,836)

CASH FLOWS FROM INVESTING ACTIVITIES:
Asset acquisition - net of cash	(23,539)	(42,131)
Acquisition of license rights	—	(7,500)
Capital expenditures	(1,674)	(16)

Net cash used in investing activities	(25,213)	(49,647)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	20,000	—
Issuance costs associated with long-term debt	(844)	—
Proceeds from sales of Series C preferred shares	1,008	54,402
Issuance costs associated with Series C preferred shares	(22)	(922)

Net cash provided by financing activities	20,142	53,480

NET DECREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(36,698)	(14,003)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH—Beginning of year	57,515	71,518

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH—End of year	$20,817	$57,515

Supplemental disclosure of cash flow information:
1. Cash interest paid	$1,602	$—
2. Cash tax payments	11	1

Non-cash investing and financing activities:
1. Accretion of preferred units	$637	$457
2. Issuance of warrants	287	571
3. Accruals related to property and equipment	72	—

See accompanying notes to the consolidated financial statements.

CASTLE CREEK BIOSCIENCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(In thousands, except share and per share data)

1.	DESCRIPTION OF BUSINESS

In July 2015, Castle Creek Pharmaceuticals, LLC (“CCP LLC”) was formed as a Delaware limited liability company. CCP LLC was formed with the mission of developing and commercializing therapies to make a life-changing impact on patients with the greatest medical need. Often these are rare diseases that are neglected by other companies in the industry.

In September 2018, Castle Creek Pharmaceutical Holdings, Inc. (“Holdings”) was incorporated as a Delaware “C” corporation. On October 9, 2018, Holdings and CCP LLC completed a restructuring transaction (“the Restructuring Transaction”) which resulted in CCP LLC becoming a wholly owned subsidiary of Holdings. This transaction is reflected as a recapitalization and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition. Because, for accounting purposes, this transaction was treated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805-40, Reverse Acquisitions, the Restructuring Transaction was accounted for as a reverse merger, whereby CCP LLC was considered the accounting acquirer. Under reverse merger accounting, the comparative historical consolidated financial statements of Holdings, as the legal acquirer, are those of CCP LLC. Accordingly, the consolidated financial statements of Holdings prior to the closing of the Restructuring Transaction reflect only the business of CCP LLC.

In connection with the Restructuring Transaction, holders of CCP LLC equity contributed their CCP LLC equity to Holdings in exchange for equity in Holdings. Additionally, six Delaware limited liability companies (the “Fidelity Blockers”) which held the CCP LLC equity of Fidelity Management & Research Company (“Fidelity”) prior to the contribution of equity to Holdings became wholly owned subsidiaries of Holdings. On December 31, 2018, the Fidelity Blockers were merged with and into OTC CC Holdings, LLC (“OTC”), one of the six Fidelity Blockers.

In September 2019, an agreement and plan of merger (the “Fibrocell Merger” or “Fibrocell Merger Agreement”) was entered into by and among Holdings, Castle Creek Merger Corp. (“Merger Sub”), a wholly owned subsidiary of Holdings, and Fibrocell Science, Inc. (“Fibrocell”) a publicly traded Delaware corporation (Nasdaq: FCSC). The merger was completed on December 13, 2019 at which time Merger Sub was merged into Fibrocell and thereafter ceased to exist. See Note 3.

On February 12, 2020, Holdings and CCP LLC each filed Certificates of Amendment with the State of Delaware to change their names from Castle Creek Pharmaceutical Holdings, Inc. to Castle Creek Biosciences, Inc. (“CCB”) and from Castle Creek Pharmaceuticals, LLC to Castle Creek Biosciences, LLC (“CCB LLC”), respectively.

On December 31, 2020, the Company consolidated its legal entity structure (the “2020 Restructure”) whereby Fibrocell merged into and with Castle Creek Biosciences, LLC, and OTC merged into and with Castle Creek Biosciences, Inc. Fibrocell and OTC ceased to exist immediately after the mergers.

CCB and its wholly owned subsidiaries, CCB LLC, Fibrocell, and OTC, will be referred to collectively as “the Company”.

Going Concern—The accompanying consolidated financial statements have been prepared as though the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has limited capital resources and has incurred recurring operating losses and negative cash flows from operations since inception. As of December 31, 2020, the Company has an accumulated deficit of approximately $193.1 million. Management expects to continue to incur operating losses and negative cash flows from operations. The Company has financed its operations to date with proceeds from the sale of preferred and common units or shares and borrowings under our credit facility.

The Company will need to raise additional capital in order to continue to fund operations and its clinical development programs. The Company believes that it will be able to obtain additional working capital through equity financings or other arrangements to fund operations; however, there can be no assurance that such additional financing, if available, can be obtained on terms acceptable to the Company. If the Company is unable to obtain such additional financing, future operations would need to be scaled back or discontinued.

Accordingly, these factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the consolidated financial statements are issued. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation—The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented. All intercompany balances and transactions have been eliminated in consolidation.

Certain amounts in the consolidated financial statements and associated notes may not add due to rounding. Percentages have been calculated using unrounded amounts for all periods presented.

Significant Risks and Uncertainties—The Company’s operations are subject to a number of factors that can affect its operating results and financial condition. Such factors include, but are not limited to: the results of clinical testing and trial activities of the Company’s product candidates, the Company’s ability to obtain regulatory approval to market its product candidates, competition from products manufactured and sold or being developed by other companies, the price of, and demand for, the Company’s products, the Company’s ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products, and the Company’s ability to raise capital.

The Company currently has no commercially approved products and there can be no assurance that the Company’s research and development and clinical trials will result in a successfully commercialized product. Developing and commercializing a product requires significant time and capital and is subject to regulatory review and approval as well as competition from other biotechnology and pharmaceutical companies. The Company operates in an environment of rapid change and is dependent upon the continued services of its employees and consultants and obtaining and protecting intellectual property.

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus, or COVID-19, as a pandemic, which continues to spread throughout the United States and worldwide. The Company could be materially and adversely affected by the risks, or the public perception of the risks, related to the COVID-19 pandemic. Among other things, the Company’s clinical trials have been and may continue to be delayed, extending the timelines, and increasing the overall costs to finish the clinical trials, as fixed costs are not substantially reduced while the clinical trials are delayed. The ultimate extent of the impact of the pandemic on the Company’s business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the COVID-19 pandemic and actions taken to contain or prevent the further spread, among others. Accordingly, the Company cannot predict the extent to which its business, financial condition and results of operations will be affected. The Company remains focused on maintaining liquidity and financial flexibility and continues to monitor developments as it deals with the disruptions and uncertainties from a business and financial perspective relating to COVID-19.

Use of Estimates—The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

The Company utilizes significant estimates and assumptions in determining the fair value of its equity for purposes of valuing its stock-based compensation awards and warrant liabilities. The board of directors has determined the estimated fair value of the Company’s equity based on a number of objective and subjective factors, including external market conditions affecting the biopharmaceutical industry sector, discounted cash flows and the likelihood of achieving a liquidity event, such as an initial public offering of common stock or a sale of the Company.

Operating Segment—The Company holds all its tangible assets and conducts its operations in the United States. An operating segment is defined as a component of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Makers in deciding how to allocate resources to an individual segment and in assessing performance. The Company has determined it operates in a single operating segment and has one reportable segment.

Fair Value of Financial Instruments—The Company’s consolidated financial statements include cash, cash equivalents, accounts payable, and accrued liabilities, all of which are short term in nature and, accordingly, approximate fair value.

The Company measures certain assets and liabilities at fair value in accordance with ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (the exit price) in an orderly transaction between market participants at the measurement date. The guidance in ASC 820 outlines a valuation framework and creates a fair value hierarchy that serves to increase the consistency and comparability of fair value measurements and the related disclosures. In determining fair value, the Company maximizes the use of quoted prices and observable inputs. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. The fair value hierarchy is broken down into three levels based on the source of inputs as follows:

Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2—Valuations based on observable inputs and quoted prices in active markets for similar assets and liabilities.

Level 3—Valuations based on unobservable inputs and models that are supported by little or no market activity.

The Company’s warrant liabilities and value appreciation rights (“VARs”) are measured at fair value each reporting period and are measured using Level 3, unobservable inputs (see Notes 7 and 11).

It is the Company’s policy to measure nonfinancial assets and liabilities at fair value on a nonrecurring basis. The instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (such as evidence of impairment), which, if material, are disclosed in the accompanying footnotes.

Cash, Cash Equivalents and Restricted Cash—Cash and cash equivalents consist of cash and, if applicable, highly liquid investments with an original maturity of three months or less when purchased, including investments in Money Market Funds. The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the balance sheet that sum to the total of the same such amounts shown in the statement of cash flows.

	2020	2019
Cash and cash equivalents	$20,565	$57,188
Restricted cash	252	327

Total cash, cash equivalents, and restricted cash shown in the consolidated statement of cash flows	$20,817	$57,515

Research and Development—All research and development costs are expensed as incurred. Costs incurred in obtaining technology licenses are charged immediately to research and development expense if the technology licensed has not reached technological feasibility and has no alternative future use. The Company determines expenses related to clinical studies based on estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and contract research organizations that conduct and manage clinical studies on its behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, the Company estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, the accrual is adjusted accordingly. The expenses for some trials may be recognized on a straight-line basis if the expected costs are expected to be incurred ratably during the period. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the consolidated financial statements as prepaid or accrued expenses.

The Company is eligible to receive reimbursement for certain qualifying research and development expenditures under a grant from the U.S. Food and Drug Administration (“FDA”). Reimbursements are recognized as a reduction of research and development expense when there is reasonable assurance that the funding will be received, and conditions associated with the funding are met. For the year ended December 31, 2020 the Company recognized a reduction to its research and development expense of approximately $0.7 million. The receivable for grants as of December 31, 2020 was approximately $0.3 million and is included on the balance sheet as part of prepaid expenses and other current assets. For the year ended December 31, 2019 there were no qualifying research and development expenditures under the FDA grant.

General and Administrative Expenses—General and administrative expenses consist primarily of personnel costs, allocated facilities costs, and other expenses for outside professional services, including legal, marketing, investor relations, human resources services, and accounting services. Personnel costs consist of salaries, benefits, and stock-based compensation for our general and administrative personnel.

Property and Equipment—Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

Expected useful lives are as follows:

Asset Type
Laboratory equipment	6 years
Computer and office equipment	3 years
Furniture and fixtures	10 years
Leasehold improvements	lesser of estimated useful life or life of the lease

Intangible Assets—Intangible assets with finite useful lives consist of assembled workforce and a favorable lease intangible asset. Each of these intangible assets is amortized on a straight-line basis over their estimated useful lives. The estimated useful lives associated with finite-lived intangible assets are consistent with the estimated lives of the associated products and may be modified when circumstances warrant. Such assets are reviewed for impairment when events or circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount. The amount of any impairment is measured as the difference between the carrying amount and the fair value of the impaired asset.

Income Taxes—Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured at rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations and comprehensive loss in the period that includes the enactment date. A valuation allowance is recorded when it is more likely than not that all or a portion of the net deferred tax assets will be realized.

Emerging Growth Company Status—The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Deferred Offering Costs—Deferred offering costs, consisting of direct legal, accounting, filing and other fees directly related to the Company’s proposed initial public offering (“IPO”) are capitalized. For the years ended December 31, 2020 and 2019, no deferred offering costs were capitalized. The deferred offering costs will be reclassified to additional paid in capital upon completion of the IPO. In the event the IPO is aborted, all capitalized deferred offering costs will be expensed.

Basic and Diluted Loss Per Share—Basic net loss per share is determined using the weighted average number of shares of common stock outstanding during each period. Diluted net income per share includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred stock and stock options, which would result in the issuance of incremental shares of common stock. The computation of diluted net loss per shares does not include the conversion of securities that would have an anti-dilutive effect. Potential common shares issuable upon conversion of preferred stock, exercise of stock options, and exercise of warrants that are excluded from the computation of diluted weighted average shares outstanding are 1,437,557 and 1,298,831 as of December 31, 2020 and 2019, respectively. The basic and diluted computations of net loss per share for the Company are the same because the effects of the Company’s convertible securities would be anti-dilutive (see Note 9).

Concentration of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents. The Company maintains its cash and cash equivalent balances in the form of business checking and savings accounts, the balances of which, at times, may exceed federally insured limits. Exposure to cash and cash equivalents credit risk is reduced by placing such deposits with major financial institutions and monitoring their credit ratings. The Company’s accounts are insured by the Federal Deposit Insurance Corporation up to approximately $0.3 million per institution per depositor. There were uninsured balances of approximately $19.8 million and $56.1 million as of December 31, 2020 and 2019, respectively.

Share-Based Compensation—The Company recognizes compensation cost relating to share-based payment transactions in operating results using a fair-value measurement method, in accordance with

ASC 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires all share-based payments to employees, including grants of VARs, stock options, and restricted common units, to be recognized in operating results as compensation expense based on fair value over the requisite service period of the awards. The Company’s VAR share-based awards are considered liability-classified awards and as such, must be remeasured at their fair-value-based amount in each reporting period until settlement. The vesting period for VARs and stock options has a time-based provision consisting of a 5-year period, with 20% vesting on each anniversary of the vesting start date. The vesting period is also subject to the occurrence of certain performance conditions. Upon a change of control, any unvested awards will immediately vest. In addition, vested awards are generally not exercisable until a change of control event occurs, which is considered a performance condition. The Company determines the fair value of share-based awards using the Black-Scholes option-pricing model which uses both historical and current market data to estimate fair value. The method incorporates various assumptions such as the risk-free interest rate, expected volatility, expected dividend yield, and expected life of the options.

On January 1, 2020, the Company adopted and accounts for stock-based payments granted to nonemployees in accordance with Accounting Standards Update (“ASU”) No. 2018-07, Compensation – Stock Compensation (ASC 718): Improvements to Nonemployee Share – Based Payment Accounting. The Company determines the fair value of the stock-based payment as the fair value of the equity instruments issued. Fair value is measured on the grant date.

Convertible Preferred Stock—Preferred securities that are redeemable for cash or other assets are to be classified outside of permanent equity if they are redeemable (1) at a fixed or determinable price on a fixed or determinable date, (2) at the option of the holder, or (3) upon the occurrence of an event that is not solely within the issuer’s control. The holders of the Company’s preferred shares have the right to redeem the shares based on the passage of time (as such they are probable of becoming redeemable). The Company will subsequently measure shares that are probable of becoming redeemable at their maximum redemption amount at the balance sheet date.

Comprehensive Loss —The Company’s comprehensive loss was the same as its reported net loss for the periods presented.

Subsequent Events —The Company has evaluated and, as necessary, made changes to these consolidated financial statements for subsequent events through April 8, 2021, the date these consolidated financial statements were available to be issued. All subsequent events that provided additional evidence about conditions existing at the date of the consolidated statements of financial position were incorporated into the consolidated financial statements (see Note 15).

Impact of Recently Issued Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new guidance requires lessees to recognize the assets and liabilities arising from leases on the balance sheet. The provisions of ASU 2016-02 are effective for fiscal years beginning after December 15, 2021. The Company is currently assessing the impact of this amended guidance on the consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 simplifies the accounting for nonemployee share-based payment transactions. The Company has adopted this standard with an immaterial impact to its consolidated statements of operation and comprehensive loss.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles in the existing guidance for income taxes and making other minor improvements. The amendments are effective for annual reporting periods beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of adopting this new accounting guidance.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, providing temporary guidance to ease the potential burden in accounting for reference rate reform primarily resulting from the discontinuation of LIBOR, which is currently expected to occur on June 30, 2023 for legacy contracts. The amendments in ASU 2020-04 are elective and apply to all entities that have contracts, hedging relationship, and other transactions that that reference LIBOR or another reference rate expected to be discontinued. In addition, in January 2021 the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which refines the scope of ASC 848, Reference Rate Reform, and clarifies some of its guidance as part of the FASB’s ongoing monitoring of global reference rate reform activities. ASU 2021-01 permits entities to elect certain optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by changes in the interest rates used for discounting cash flows, computing variation margin settlements, and calculating price alignment interest in connection with reference rate reform activities underway in global financial markets. An entity may elect to apply the amendments prospectively from March 12, 2020 through December 31, 2022. The Company’s debt agreement, more fully described in Note 7, has a variable interest rate based on the London Interbank Offered Rate (“LIBOR”) and provides for use of an alternate reference rate should LIBOR be discontinued. The Company is currently evaluating the impact that these ASUs may have on its consolidated financial statements.

3.	MERGERS AND ACQUISITIONS

On December 13, 2019, CCB and Merger Sub acquired Fibrocell (the “Fibrocell Acquisition”) pursuant to the Merger Agreement. As a result of the Fibrocell Acquisition, Merger Sub was merged into Fibrocell and thereafter ceased to exist. The Fibrocell Acquisition was accounted for as an asset acquisition because substantially all of the fair value of the gross assets acquired were deemed to be concentrated in a group of similar identifiable assets related to Fibrocell’s lead development candidate, D-Fi (formerly known as FCX-007). A portion of the Fibrocell Acquisition was funded by an equity financing which closed on December 9, 2019. See Note 9.

To account for business combinations or asset acquisitions, the Company allocates the fair value of purchase consideration to the tangible and intangible assets purchased and the liabilities assumed on the basis of their fair value at the date of acquisition in accordance with FASB ASC 805 Business Combinations.

Pursuant to the Merger Agreement, CCB acquired 100% of the outstanding common and preferred shares of Fibrocell, as well as all outstanding warrants, convertible notes and employee stock options. Additionally, CCB issued promissory notes to each holder of preferred stock in exchange for each preferred stockholder’s agreement to terminate their preferred stock agreements. The cash purchase price on the date of the Fibrocell Acquisition was approximately $67.9 million, including $2.3 million of transaction costs. A summary of the total purchase consideration was as follows:

Common stock	$29,275
Convertible notes	20,558
Warrants	10,562
Preferred stock	2,328
Promissory notes	2,363
Employee stock options	323
Transaction expenses	2,273
Other	208

Total	$67,890

The following table summarizes the fair value of assets and liabilities acquired:

Cash	$2,193
Prepaid expenses	542
Accounts receivable	36
Security deposits	1
Property and equipment	2,120
IPR&D - D-FI	65,162
Favorable leasehold interest	328
Assembled workforce	545

Total assets acquired	70,927

Accounts payable	1,350
Accrued expenses	1,687

Total liabilities acquired	3,037

Total	$67,890

Given the stage of development of D-Fi, the Company determined the fair value allocated to D-Fi represented in-process research and development costs that has no alternative future use and as such has been charged to research and development expense.

The Company determined the favorable lease intangible asset has a useful life of 3.25 years, consistent with the remaining term of the lease. The Company determined the assembled workforce has a useful life of five years. As of December 31, 2020, the favorable lease intangible asset has a remaining useful life of 2.25 years and the assembled workforce has a remaining useful life of 4 years.

The gross carrying amount and net book value of the intangible assets are as follows:

	2020			2019
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Amortized intangible assets:
Assembled workforce	$545	$(115)	$430	$545	$—	$545
Favorable lease	$328	$(104)	224	328	—	328

Total	$873	$(219)	$654	$873	$—	$873

As of December 31, 2020 the total accumulated amortization expense was approximately $0.2 million. There was no accumulated amortization as of December 31, 2019.

Estimated future annual amortization expense for the next five fiscal years for intangible assets recorded at December 31, 2020 is as follows:

Year Ending December 31,
2021	$208
2022	208
2023	134
2024	104
2025	—

Total	$654

The results of operations and the fair values of the acquired assets and liabilities assumed have been included in the accompanying consolidated financial statements since the acquisition date.

4.	PROPERTY AND EQUIPMENT

Property and equipment consist of:

	December 31,
	2020	2019
Laboratory equipment	$749	$759
Computer and office equipment	305	161
Furniture and fixtures	52	35
Leasehold improvements	1,055	733
Construction in process	1,927	576

	4,088	2,264
Less: Accumulated depreciation	611	86

	$3,477	$2,178

Depreciation expense for the years ended December 31, 2020 and 2019 was approximately $0.5 million and $0.1 million, respectively.

5.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2020	2019
Research and development	$507	$24,929
Accrued compensation	1,448	1,472
Other	245	482

	$2,200	$26,883

Accrued research and development expenses on December 31, 2019 include approximately $23.6 million in connection with the Fibrocell Acquisition. This balance represents the purchase consideration not yet paid as of December 31, 2019. Substantially all final payments were made during January and February 2020.

6.	LICENSE AGREEMENTS

From time to time the Company enters into license agreements with third parties to acquire rights to develop and commercialize high potential specialty drugs. The Company’s current portfolio of licenses includes intellectual property that had no alternative future use on the date of acquisition which resulted in the Company recording payments to acquire such rights as research and development expense at the time of acquisition. Except as otherwise noted, as of December 31, 2020, the Company has not accrued obligations for milestone payments, license fees or royalties.

TWI Biotechnology, Inc. (“TWIB”)—On December 16, 2015, the Company entered into a license agreement to develop, manufacture, and sell the compound known as Diacerein, its enantiomers, racemates, isomers and any pharmaceutically acceptable salt or complex thereof, including any Prodrugs and active metabolites (“TWIB Agreement”). The license covers the entire world, excluding all areas in Asia, with the exception of Australia and New Zealand. In 2015 the Company paid TWIB a one-time license fee of $0.5 million which was recorded as research and development expense. TWIB is entitled to receive milestone payments up to an aggregate of $6.5 million based on achievement of specified development and regulatory milestones. In addition, TWIB is entitled to receive escalating royalty payments in the low to mid-teens on worldwide net sales, pursuant to the licensing agreement. The TWIB Agreement requires TWIB to pay the Company a royalty in the low teens on net sales by TWIB and any affiliates or sub-licensees of the product outside of the territory as indicated above (excluding net sales made in Taiwan) where TWIB has made use of any of the Company’s technology. If the Company receives and elects to sell a FDA pediatric disease priority review voucher related to the product, the Company will pay TWIB a percentage in the low teens of the net proceeds.

On June 13, 2017, the license agreement was amended to restructure timing of the $6.5 million milestone payments. A milestone payment of approximately $0.8 million was made in connection with the amended terms. This payment reduced the remaining milestone payments to approximately $5.8 million and was recorded as research and development expense in 2017.

Diaderm—On July 14, 2016, the Company entered into a sub-license agreement to develop, manufacture, and sell a topical formulation of the product known as Diacerein for treatment of a rare skin disorder known as epidermolysis bullosa (“Diaderm Agreement”). Under the Diaderm Agreement, the Company acquired an exclusive license to commercialize the product in the entire world. In 2016, the Company paid Diaderm license fees totaling approximately $0.1 million. These payments were recorded as research and development expense as incurred in 2016. Diaderm is entitled to receive milestone payments up to an aggregate of $3.0 million based on achievement of specified development, regulatory and sales-based milestones. In addition, Diaderm is entitled to receive royalty payments ranging from the low single digits to a maximum of 10% on worldwide net sales, pursuant to the licensing agreement.

Lifecare Innovations Private Limited (“Lifecare”)—On August 29, 2017, the Company entered into an exclusive License Agreement (“Lifecare Agreement”) to develop, manufacture and sell therapeutic products utilizing Lifecare’s Lipid and Liposomal Cyclosporine formulations and/or its variants including any combination products. Under the Lifecare Agreement, the Company acquired an exclusive license to commercialize the products in the entire world.

On April 30, 2019, the Company notified Lifecare that it was terminating the Lifecare Agreement effective immediately on the notification date. Per the terms of the license agreement, there were no fees related to the termination and the Company has no further financial obligations in connection with this agreement.

University of Cincinnati—On December 19, 2017, the Company entered into an exclusive worldwide License Agreement (“UC Agreement”) to develop, manufacture and sell products under University of Cincinnati’s interest in certain patent rights and an exclusive license to any and all improvements made by University of Cincinnati’s staff and directly related to the patent rights.

On April 30, 2019, the Company notified the University of Cincinnati that it was terminating the UC Agreement effective upon sixty (60) days of the notification date. Per the terms of the license agreement, there were no fees related to the termination and the Company has no further financial obligations in connection with this agreement.

Fibrocell Science, Inc.—On April 12, 2019, the Company entered into a Co-Development and License Agreement (“the Fibrocell Co-Development Agreement”) with Fibrocell for the development and commercialization of a product for recessive dystrophic epidermolysis bullosa (“RDEB”) in the US and its territories. In 2019 the Company paid Fibrocell a one-time license fee of $7.5 million which was recorded as research and development expense. In addition, the Company paid Fibrocell approximately $1.3 million in co-development costs which was recorded as research and development expense. The Fibrocell Co-Development Agreement was terminated concurrently with the Company’s acquisition of Fibrocell in December 2019. See Note 3.

Precigen, Inc. (formerly known as Intrexon Corporation)—On December 13, 2019, in connection with the Fibrocell Acquisition, the Company assumed two collaboration agreements between Fibrocell Science, Inc. and Precigen Inc. (“Precigen”), the Exclusive Channel Collaboration Agreement dated October 5, 2012 and amended June 28, 2013, January 10, 2014, and September 29, 2015 (“ECC2012”) and the Exclusive Channel Collaboration Agreement dated December 31, 2015 (“ECC2015”). ECC2012 granted Fibrocell exclusive channel collaboration and license rights to develop and commercialize Precigen’s Fibroblast Program in exchange for Fibrocell common stock and revenue sharing in the form of royalties on sales arising from the developed products. At the time of the Fibrocell Acquisition, there were no accrued milestones, equity, or other financial consideration due to Precigen for the ECC2012 and ECC2015 agreements.

On February 19, 2020, the ECC2015 was terminated by mutual agreement. Per the terms of the termination agreement, there were no fees related to the termination and the Company has no further financial obligations in connection with this agreement.

On March 20, 2020, the ECC2012 was terminated and converted into a product license agreement entitling Precigen to royalties on sales arising from the developed products. Under the agreement, Precigen is entitled to royalties on all products developed in an amount equal to 7% of quarterly net sales up to $25.0 million, plus 14% on quarterly net sales greater than $25.0 million. The agreement also requires the Company to pay Precigen half of any sublicensing revenues received from third parties on all products developed, but only to the extent such sublicensing revenues are not included in the net sales, subject to royalties. Under the agreement Precigen also agreed to supply the Company with certain service and materials in support of the Fibroblast Program. Costs related to these services and materials were recorded in research and development expense in 2020.

7.	DEBT

Loan Agreement—On February 26, 2020, the Company entered into a Venture Loan and Security Agreement (the “Loan Agreement”) with Horizon Technology Finance Corporation (“Horizon”). Under the terms of the Loan Agreement, Horizon will fund up to five loans of $5.0 million each totaling $25.0 million at an annual interest rate equal to 7.50% plus the greater of (a) 1.80% per annum and (ii) the one-month LIBOR rate. The Loan Agreement requires compliance with certain financial covenants, including maintaining not less than $5.0 million in cash on deposit until certain positive Phase 3 data is received and compliance with financial reporting requirements. The Loan Agreement contains restrictive covenants that either limit the Company’s ability to, or require a mandatory prepayment in the event that the Company, engages in businesses other than businesses in which it is currently engaged, incur additional indebtedness or liens, make certain investments, make certain payments, pay dividends or make any other distributions (subject to certain exceptions), merge with other companies or consummate certain changes of control, acquire other companies, transfer or dispose of certain assets, enter into transactions with affiliates, create new subsidiaries, enter into various other specified transactions, and change the Company’s name, location, executive office or executive management without notice. Four of the loans totaling $20.0 million were funded on February 26, 2020 with the remaining fifth loan of $5.0 million available for funding through June 30, 2021. Eligibility for the fifth loan is event driven and the Company does not expect to achieve the conditions to draw down on the fifth loan. Interest is paid monthly beginning April 2020. Beginning April 2022, the Company is to make 24 equal monthly principal repayments of approximately $0.2 million plus accrued interest for each funded loan. A final payment fee totaling approximately $1.0 million for the 4 loans is due at maturity.

As of December 31, 2020, the Company had borrowed $20.0 million, resulting in cash proceeds of approximately $19.0 million, net of issuance costs. The issuance costs of approximately $1.0 million are being amortized over the four-year loan term. Unamortized debt issuance costs as of December 31, 2020 are approximately $0.8 million and are presented in the consolidated balance sheets as a direct deduction from the carrying value of the debt. The final payment fees of $1.0 million have been recorded as a liability and are considered a discount on issuance which will be accreted using the effective interest method over the term of the loan. Unamortized final payment discount costs as of December 31, 2020 are approximately $0.8 million and are presented in the consolidated balance sheets as a direct reduction from the carrying value of the debt. The fair value of the Loan Agreement as of December 31, 2020 was approximately $22.7 million.

Warrants—In conjunction with the issued loans, the Company granted warrants to Horizon which entitle them to purchase 2,428 shares of Series C Preferred Stock at a price of $411.85 per share. The warrants are exercisable any time from the grant date through the expiration date of February 26, 2027. The warrants were classified as a liability in accordance with ASC 480-10-25 because the warrants embody an obligation to repurchase shares. Warrants issued were recorded at their fair value on the date of the Loan Agreement using the Black-Scholes option pricing model. The resulting fair value of the warrants on the date of issuance was approximately $0.3 million and was recorded as a liability with a corresponding offset recorded as a discount on debt.

As of December 31, 2020, the fair value of the issued warrants was remeasured to approximately $0.3 million.

Changes in the Company’s warrant liability as of December 31, 2020 are as follows:

Warrant liability – January 1, 2020	$—
Warrants issued	288
Fair value adjustment to warrant liability	(18)

Warrant liability – December 31, 2020	$270

Unamortized discount costs as of December 31, 2020 are approximately $0.2 million and are presented in the consolidated balance sheets as a direct reduction from the carrying value of the debt.

Warrants classified as liabilities are required to be marked to market from the issuance date until the exercise date.

The Level 3 inputs used to derive the fair value of the warrants are summarized in the table below:

Dividend yield	—%
Expected volatility	24.5% - 26.4%
Risk-free interest rate	0.65% - 1.25%
Expected term (years)	6.2 - 7.0
Per share fair value of Series C Preferred Stock	$410.44 - $411.85

8.	FORMATION AND CAPITALIZATION

In 2015, the Company’s founders and additional investors made total capital contributions of approximately $0.5 million, which is comprised of approximately $0.1 million in return for 1,000,000 common units and $0.4 million in return for 400,000 Series I preferred units. Throughout 2016, these investors contributed additional capital in the amount of approximately $2.3 million in return for 2,310,000 Series I preferred units. In July 2016, the Company modified its capital structure; 960,000 common units were designated as Class A-1 and 40,000 common units were designated as Class B.

In September 2016, the Company raised approximately $48.0 million in funding from Fidelity (the “Fidelity Transaction”). In connection with this transaction, Fidelity received 48,000,150 Series II preferred units and 145,455 Class A-2 common units. Given the classification of the Series II preferred units, the Company allocated these proceeds between the Series II preferred units and the Class A-2 common units on a relative fair value basis (approximately $35.6 million was allocated to the Series II preferred units and approximately $12.5 million was allocated to the Class A-2 common units). Issuance costs incurred in the Fidelity Transaction were allocated to the Series II preferred units and Class A-2 common units using the same proportions as the proceeds, approximately $1.4 million was recorded as a direct deduction from the convertible preferred amount of the Series II preferred units and was amortized as a deemed dividend to the preferred unit holders through accumulated deficit using the effective interest method through the date of the Restructuring Transaction. The issuance costs in the Fidelity Transaction attributable to the Class A-2 common units of approximately $0.5 million were netted with the Class A-2 common units. In April 2017, an additional investor contributed approximately $0.1 million in return for 100,320 Series II preferred units and 304 Class A-2 common units.

Prior to the Restructuring Transaction, the Company granted 1,600 Class A-1 common units to an existing investor. The associated fair value of the grant was approximately $0.3 million and was recorded as stock compensation expense in 2018.

In connection with the Restructuring Transaction, CCB created new classes of Series A and Series B Preferred shares. All of the outstanding Class A-1 and Class A-2 common units and Series I and Series II preferred units of CCB LLC, with the exception of units held by holders affiliated with Fidelity, were contributed to CCB. Fidelity, which held its securities through the Fidelity Blockers, contributed the outstanding units of the Fidelity Blockers to CCB. In exchange for the units contributed to CCB, each holder received shares of Series A Preferred of CCB in conjunction with the Restructuring Transaction and the Series B Preferred financing. As part of the transaction, CCB LLC purchased all the outstanding Class B common units in exchange for an immaterial amount. After completion of this purchase, no Class B common units of CCB LLC remained outstanding.

In October 2018, the Company raised approximately $71.8 million in funding from Valor CCP Holdings, LLC (“Valor”) and Fidelity (the “Series B Transaction”). In connection with this transaction, Valor and Fidelity received 133,543 and 40,791 Series B preferred shares, respectively, and the Company incurred approximately $2.3 million of issuance costs. Issuance costs incurred were recorded as a direct deduction from the convertible preferred amount of the Series B preferred shares and are being amortized as a deemed dividend to the preferred shareholders through accumulated deficit using the effective interest method through the redemption date.

In September 2019, in connection with the Fibrocell Merger Agreement, the Company granted warrants to two existing investors. Each entity was granted the right to purchase 4,250 shares of common stock at a purchase price equal to $0.01. The associated fair value of the grant was approximately $0.6 million and was recorded as general and administrative expense in 2019. In December 2019 after the Fibrocell Acquisition was completed, both warrant holders exercised their warrants. The fair value of the warrants was estimated utilizing an option pricing model backsolve methodology which estimates the implied fair value of the Company’s equity based on a recent equity raise.

In December 2019 the Company raised approximately $54.6 million in funding from existing and new investors (the “Series C Transaction”) which received 132,578 Series C preferred shares. In February 2020, the Company raised an additional approximately $0.8 million, and investors received 1,961 Series C Preferred shares. The Company incurred approximately $0.9 million of issuance costs in connection with the Series C preferred shares. Issuance costs incurred were recorded as a direct deduction from the convertible preferred amount of the Series C preferred shares and are being amortized as a deemed divided to the preferred shareholders through accumulated deficit using the effective interest method through the redemption date.

See Note 9 and Note 10 for the key rights and privileges of the various classes of preferred and common instruments.

9.	CONVERTIBLE PREFERRED SHARES

Preferred Shares

Series A, Series B, and Series C

Series A, Series B, and Series C shares authorized, issued and outstanding as of December 31, 2020 and 2019, are as follows:

	2020			2019
Preferred Class	Shares Authorized	Shares Issued and Outstanding	Value	Shares Authorized	Shares Issued and Outstanding	Value
Series A-1	50,000	50,000	$329	50,000	50,000	$329
Series A-2	600,000	600,000	2,007	600,000	600,000	2,007
Series A-3	151,600	151,600	1,343	151,600	151,600	1,343
Series A-4	145,455	145,455	68,106	145,455	145,455	68,106
Series A-5	304	304	118	304	304	118
Series A-6	160,000	160,000	2	160,000	160,000	2

Total Series A	1,107,359	1,107,359	71,905	1,107,359	1,107,359	71,905

Series B	174,334	174,334	70,541	174,334	174,334	70,092
Series C	184,534	134,539	54,665	184,534	132,578	53,692

Convertible Preferred	1,466,227	1,416,232	$197,111	1,466,227	1,414,271	$195,689

As of December 31, 2020 and 2019, issuance costs not yet accreted were approximately $1.3 million and $1.7 million for Series B preferred and approximately $0.7 million and $0.9 million for Series C preferred, respectively.

The holders of shares of Series C preferred units have first priority with respect to any distributions made by the Company and shall be entitled to be paid out of the assets of the Company available for distribution before any payment shall be made to the Series B or Series B holders. The Series C liquidation amount is approximately $411.85 per share for a total of approximately $55.4 million. The Series B liquidation amount is approximately $411.85 per share for a total of approximately $71.8 million. After amounts required to be paid to the holders of shares of Series C and Series B, holders of Series A-1 through A-5 shares are entitled to be paid out an amount ranging from $3.29 to $385.73 per share for a total of approximately $59.5 million. After payment in full of all preferential amounts above, the holders of all Series A outstanding shall be paid a junior Series A liquidation amount equal to $387.62 per share for a total of approximately $429.2 million. The remaining assets of the Company shall then be distributed among the holders of common stock.

The Series A, Series B, and Series C preferred shares are not entitled to any preferred return.

Holders of the Series A-4, Series B, and Series C preferred shares are entitled to certain protective provisions as described in the Second Amended and Restated Certificate of Incorporation. Series A, B, and C preferred shares have voting rights that entitle them to elect up to five directors to the board of directors. Holders of the preferred shares have the option, at any time and from time to time, to convert such shares into common stock as determined by dividing the purchase price by the applicable conversion price in effect at the time of conversion.

At any time on or after December 9, 2024 (the “Redemption Date”), a majority of the holders of the then outstanding Series C preferred shares may, but are not required to, request redemption of all of the shares of Series C preferred shares at a price equal to the original issuance price. If all of the shares of the Series C preferred shares have been redeemed, a majority of the holders of the then outstanding Series B preferred shares may, but are not required to, request redemption of all of the shares of Series B preferred shares at a price equal to the original issuance price. If all of the shares of the Series B preferred shares have been redeemed, a majority of the then outstanding Series A preferred shares other than the shares of Series A-6 preferred shares may, but are not required to, request redemption of all such shares of Series A preferred shares.

10.	CAPITAL STRUCTURE

Common Units—In connection with the Restructuring Transaction, the CCB LLC Class A-1 common units held by the Company’s CEO that were subject to the terms of the CCB LLC Amended and Restated Restricted Units Agreement were contributed to CCB in exchange for Series A-6 preferred shares. The Amended and Restated Restricted Units Agreement was assigned to CCB in the form of an Amended and Restated Restricted Stock Agreement and provides for the partial immediate vesting of the Series A-6 preferred shares with the remainder of the shares becoming fully vested on August 31, 2019. The Amended and Restated Restricted Stock Agreement is subject to the terms of the Company’s Amended and Restated Management Incentive Plan (“Management Incentive Plan”) which in connection with the Restructuring Transaction was, along with all rights, interest, obligations and liabilities, assigned by CCB LLC to CCB.

Common Shares—As of December 31, 2020 and 2019, there were 1,581,151 common shares authorized and 8,500 shares outstanding.

Holders of common shares resulting from conversion of preferred shares are entitled to one vote for each such share held thereby with respect to any matter for which the approval of the Company’s shareholders is required.

11.	SHARE-BASED PLANS

The Company’s Management Incentive Plan provides for issuances of VARs, stock options, and restricted stock in CCB. Awards vest over a 5-year period, with 20% vesting on each anniversary of the grant date. Upon grant of awards, the Company’s board of directors will determine the exercise price, if applicable, and the term and conditions of any award pursuant to the Management Incentive Plan.

The following persons are eligible to receive awards under this plan; (a) employees, (b) any independent contractor, (c) any member of the board of directors, (d) any member of any advisory board of a company entity, and/or (e) any other service provider designated by the board of directors.

Vesting of these awards are also subject to the occurrence of certain performance conditions. Awards will generally not become exercisable until the occurrence of a change of control event, which is considered a performance condition. Upon termination of service, the grantee will remain eligible to vest in the number of shares in which the grantee was otherwise eligible to vest in upon a liquidation event or certain change of control transactions at the date of termination. The Management Incentive Plan also provides that, in the event of certain change of control transactions prior to termination of service, all outstanding, unvested awards shall automatically vest. All awards granted under the Management Incentive Plan expire on the tenth anniversary of the date they were granted. The Company has elected to recognize forfeitures as they occur, therefore no forfeiture estimate is required.

As of December 31, 2020 and 2019, the Company has no issued and outstanding restricted shares.

Stock Options—Changes in stock options granted under the Company’s Management Incentive Plan for the years ended December 31, 2020 and 2019, are as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Stock options outstanding at December 31, 2019	11,425	$191.19	9.27

Stock options issued	32,476	52.61
Stock options forfeited/expired	(75)	191.19

Stock options outstanding at December 31, 2020	43,826	$68.34	9.37

As of December 31, 2020 and 2019, 2,270 and no stock options, respectively, issued under the Management Incentive Plan were vested.

On July 15, 2020, the exercise price of 11,350 stock options issued in 2019 was modified from $191.19 to $113.36. The modification affected four option holders and no other terms of the stock options were modified. The financial statement impact of this modification is immaterial.

In accordance with ASC 718, the fair value of each award granted is estimated using the Black-Scholes option-pricing model for all employees and non-employees. The weighted average fair value for all awards granted during fiscal years 2020 and 2019 was $49.43 and $59.47, respectively.

The Company has valued awards for each of the plans included herein using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information. Therefore, the Company estimates its expected stock volatility based on historical volatility of peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. For options with service-based vesting conditions, the expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for the time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future. The following weighted average assumptions were used to value the stock option awards:

	Fiscal Year 2020	Fiscal Year 2019
Expected volatility	147%	69%
Expected life	6.50 years	6.50 years
Risk-free interest rate	0.27%	3.00%
Dividend yield	— %	— %
Per share fair value of common stock	$52.61	$59.47

VARs—Changes in VARs granted under the Company’s Management Incentive Plan for the year ended December 31, 2020 are as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Awards outstanding at December 31, 2019	15,412	$86.21	6.95

VARs forfeited/cancelled	(2,593)	148.29

Awards outstanding at December 31, 2020	12,819	$73.65	5.94

As of December 31, 2020 and 2019, 10,522 and 9,676 VARs, respectively, issued under the Management Incentive Plan were vested.

In accordance with ASC 718, the fair value of each award granted is estimated using the Black-Scholes option-pricing model for all employees and non-employees. The following weighted average assumptions were used to value the VAR awards:

	Fiscal Year 2020	Fiscal Year 2019
Expected volatility	82%	69%
Expected life	2.00 years	3.00 years
Risk-free interest rate	0.16%	1.61%
Dividend yield	— %	— %
Per share fair value of common stock	$52.61	$59.47

The Company recognizes share-based compensation expense in the consolidated statements of operations over the requisite vesting period for each share-based payment award. VARs are recorded as a liability on the consolidated balance sheets since the Company intends to settle the VARs in cash.

Changes in the Company’s VAR liability as of December 31, 2020 are as follows:

VAR liability – January 1, 2020	$749
Impact of forfeitures and cancellations	(89)
Change in fair value	51

VAR liability – December 31, 2020	$711

Total share-based compensation expense attributable to stock option and VAR awards was approximately $0.2 million and $(0.1) million for the years ended December 31, 2020 and 2019, respectively, and were recorded in the consolidated statements of operations in the following line items:

	December 31,
	2020	2019
Research and development expense	$1	$(67)
General and administrative expense	175	(48)

	$176	$(115)

As of December 31, 2020, approximately $2.0 million and $0.1 million of total remaining unrecognized share-based compensation expense related to the stock options and the VARs, respectively, is expected to be recognized over the weighted-average remaining requisite service period of 4.37 and 0.94 years, respectively.

12.	INCOME TAXES

CCB, along with its wholly owned subsidiaries Fibrocell and OTC, will file a consolidated federal income tax return and consolidated or separate state income tax returns as applicable. The 2019 acquisition of Fibrocell was treated as a stock acquisition for income tax purposes, which notably includes the carryover of its deferred tax attributes into the CCB consolidated federal tax group. The most significant carryover deferred tax attribute relates to federal net operating losses of approximately $251.8 million due to ownership changes of Fibrocell prior to the CCB transaction the net operating loss that is deemed to be usable is limited to approximately $42.6 million under Section 382 of the Internal Revenue Code as well as similar state provisions. However, the Company’s history of operating losses and negative cash flows the Company has determined it is more likely than not it will not realize the benefit associated with these net operating losses and consequently no value has been assigned to them.

As a limited liability company, CCB LLC is not subject to the payment of federal or state income taxes, as the components of its income and expenses flow through directly to its members. As of January 1, 2019, all members of CCB LLC are included in the CCB consolidated federal income tax return. During 2020, the Company went through a series of restructuring steps to covert its subsidiaries into disregarded entities and merged the companies into a single filer for Federal and state tax purposes.

The table below reflects the tax position of the Company on a consolidated basis for the years ended December 31, 2020 and 2019. The components of the provision for income taxes from continuing operations for the years ended December 31, 2020 and 2019 were as follows:

	2020	2019
Current:
Federal	$—	$—
State	—	6

Total current provision for income taxes	—	6

Deferred:
Federal	—	—
State	—	—

Total deferred provision for income taxes	—	—

Provision for income taxes	$—	$6

The reconciliation between the Company’s effective tax rate and the statutory tax rate is as follows for the years ended December 31, 2020 and 2019:

	2020	2019
Federal statutory rate	21.00%	21.00%
State and local taxes - net of federal tax benefit	0.00	0.6
Permanent differences	4.43	-18.42
Valuation allowance	-34.69	-4.4
Orphan drug credit and R&D tax credit	8.64	1.19
Rate change impact	0.61	0.03
Deferred true up adjustment	0.00	-0.01

Effective tax rate	0.00%	-0.01%

The tax effects of significant items comprising the Company’s deferred tax assets and liabilities as of December 31, 2020 and 2019 are as follows:

	2020	2019
Deferred income tax asset:
Accrued vacation	$13	$7
Accrued bonuses	396	419
In-process R&D licenses	4,703	5,477
Charitable contributions	—	1
VAR compensation expense	203	236
Warrant expense	-	31
Stock option expense	89	179
Depreciation expense	671	659
Amortization expense	36	51
Debt issuance costs	3	-
Federal and state net operating loss carryforwards	22,928	12,618
Orphan drug credit and R&D tax credit	10,981	8,506

Total	$40,023	$28,184
Less valuation allowance	(40,023)	(28,184)

Deferred income tax asset	—	—

Deferred income tax liability - deferred net	—	—

Deferred income tax liability	—	—

Deferred income tax assets/liabilities - net	$—	$—

As of December 31, 2020 and 2019, the Company had available, for tax return purposes, unused federal net operating losses of approximately $86.0 million and $49.5 million respectively. Net operating losses of approximately $18.0 million were generated prior to 2018 and will expire in years from 2036 to 2037. The remaining net operating losses of approximately $68.1 million and $31.6 million in 2020 and 2019, respectively, were generated after 2017 and can be carried forward indefinitely. Additionally, the Company had available, for tax return purposes, unused state net operating losses of approximately $64.8 million and $28.9 million as of December 31, 2020 and 2019, which will expire in various years from 2038 to 2040.

As of December 31, 2020, and 2019, the Company has approximately $11.0 million and $8.5 million of credits carryforward available to offset against future federal tax liabilities. The credits will begin to expire starting in 2039.

The Company has considered available positive and negative evidence to estimate if sufficient future taxable income will be generated to allow utilization of the existing deferred tax assets. The Company has incurred operating losses and negative cash flows from operations since inception and expects a loss in 2021. In light of these considerations as well as uncertainty as to when the Company might generate taxable income, the Company has recorded a full valuation allowance of approximately $40.0 million, which represents an increase of approximately $11.8 million in the Company’s valuation allowance from December 31, 2019 to December 31, 2020. In 2019, the Company recorded a full valuation allowance of approximately $28.2 million, which represents an increase of approximately $10.2 million from December 31, 2018 to December 31, 2019. The amount of the net deferred tax asset considered realizable could be adjusted in the future if estimates of taxable income change or if objective negative evidence is no longer present and additional weight may be given to subjective evidence.

As of December 31, 2020 and 2019, the Company does not have any liability for uncertain tax positions. The Company recognizes accrued interest and penalties related to uncertain tax positions in income tax expense.

The Company is subject to Federal, New Jersey and Pennsylvania income taxes. The Company’s tax years 2017—2020 remain open to examination by federal and state taxing authorities.

The CARES Act was signed into law on March 27, 2020. The changes that resulted from the enactment of this law did not impact the Company significantly.

13.	COMMITMENTS AND CONTINGENCIES

Litigation—From time to time, the Company is subject to claims and suits arising from the ordinary course of business. The Company accrues for such liabilities if they are deemed probable and can be reasonably estimated.

Lease Agreements—In June 2016, the Company entered into a sub-lease agreement for office space in Parsippany, NJ. The term of the lease is three years, and the Company is required to make monthly rental payments. The lease expired without renewal in September 2019 and there are no future financial commitments under this lease.

In May 2017, the Company assumed a lease agreement from Complete Pharma Solutions, LLC (formerly known as Marathon Pharmaceuticals, LLC) for office space in Chicago, Illinois. The remaining term of the lease is two years and seven months from the lease assumption date, and the Company is required to make monthly rental payments commencing June 2017. The lease expired without renewal in December 2019 and there are no future financial commitments under this lease.

In December 2019 in connection with the Fibrocell Acquisition, the Company assumed a lease agreement for office and laboratory manufacturing space in Exton, Pennsylvania. The term of the lease is twelve years, and the Company is required to make monthly rental payments. The remaining term of the lease is two years and three and one-half months from the lease assumption date, and the minimum future annual rental commitment under this lease as of December 31, 2020 is approximately $3.3 million.

Right of Use Agreements—In September 2019, the Company entered into an agreement for office space in Basking Ridge, NJ. The agreement is on a month-to-month basis and subject to automatic one-month renewals until the Company provides 30-day advance written notice of non-renewal.

In November 2019, the Company entered into an agreement with a related party for office space in Chicago, Illinois. The initial term ended on December 31, 2020 and was automatically renewed for 12 months and ends on December 31, 2021. The agreement is subject to automatic renewal of subsequent 12-month periods in the event neither party provides written notice of non-renewal to the other party at least 30 days prior to the expiration of the initial term or any subsequent renewal term.

Future minimum lease payments under non-cancellable lease and right of use agreement as of December 31, 2020 are as follows:

Year Ending December 31,
2021	$1,471
2022	1,471
2023	367
2024	—
2025	—
Thereafter	—

Total	$3,309

Rent expense for leases and right of use agreements for the years ended December 31, 2020 and 2019 was approximately $1.8 million and $0.4 million, respectively, and is recorded in general and administrative expenses.

14.	RELATED PARTY TRANSACTIONS

The Company is party to a management agreement for professional services provided by a related party. The related party is an entity that shares common ownership with the Company. In addition, the Company’s

Chairman of the Board is the president and owner of the related party. For the years ended December 31, 2020 and 2019, the Company incurred approximately $4.1 million and $4.1 million, respectively, in management fees and other expenses related to this agreement. The Company is party to a right of use agreement with the same related party, and incurred expenses of approximately $0.3 million and $0.6 million for the years ended December 31, 2020 and 2019, respectively, with this related party which was included in general and administrative expenses within the consolidated statement of operations.

The Company is party to an engagement agreement for advisory services provided by a related party. The related party is a wholly owned subsidiary of an entity that shares common ownership with the Company. For the years ended December 31, 2020 and 2019, the Company incurred fees of approximately $0.6 million and $0.7 million, respectively. The fees paid in 2020 were placement fees in connection with the Horizon Debt Agreement which were included as a direct reduction of the long-term debt in the consolidated balance sheet. The fees paid in 2019 were associated with the Series C Preferred stock which was included as a direct reduction of the Series C Preferred Stock in the consolidated balance sheet.

The Company is a party to a services arrangement for consulting services provided by a related party. The related party shares common ownership with the Company. For the years ended December 31, 2020 and 2019, the Company incurred immaterial fees related to this arrangement.

As of December 31, 2020 the Company had immaterial accounts payable due to related parties. As of December 31, 2019, the Company had outstanding accounts payable due to related parties of approximately $0.9 million.

15.	SUBSEQUENT EVENTS

The Company evaluated subsequent events for financial reporting purposes through April 8, 2021 the date which the consolidated financial statements were issued to determine whether any events occurred that required adjustment to or disclosure in the accompanying consolidated financial statements. The Company concluded that no additional subsequent events required disclosure in these consolidated financial statements other than those disclosed in these notes to the consolidated financial statements or as described below.

*  *  *  *  *  *

CASTLE CREEK BIOSCIENCES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2021 AND DECEMBER 31, 2020

(U.S. dollars in thousands except share and per share data)

	March 31, 2021	December 31, 2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$11,213	$20,565
Prepaid expenses and other current assets	3,144	2,503

Total current assets	14,357	23,068
FIXED ASSETS	3,826	3,477
RESTRICTED CASH	252	252
INTANGIBLE ASSETS	602	654
OTHER NONCURRENT ASSETS	445	475

TOTAL ASSETS	$19,482	$27,926

LIABILITIES, CONVERTIBLE PREFERRED SHARES, AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	684	509
Accrued expenses and other current liabilities	2,506	2,200

Total current liabilities	3,190	2,709
DEFERRED COMPENSATION	1,582	711
WARRANT LIABILITY	347	270
LONG TERM DEBT, net of placement costs	19,484	19,334

Total liabilities	24,603	23,024

COMMITMENTS AND CONTINGENCIES (Note 13)
CONVERTIBLE PREFERRED SHARES:
Series A-1 to A-6 preferred shares, 1,107,359 shares authorized, issued and outstanding as of March 31, 2021 and December 31, 2020	71,905	71,905
Series B preferred shares, $411.85 stated value, 174,334 authorized, issued and outstanding as of March 31, 2021 and December 31, 2020	70,654	70,541
Series C preferred shares, $411.85 stated value, 184,534 shares authorized, 134,539 issued and outstanding as of March 31, 2021 and December 31, 2020	54,713	54,665

Total convertible preferred shares	197,272	197,111

STOCKHOLDERS’ DEFICIT:
Common shares, $0.00001 par value, 1,581,151 shares authorized, 8,500 issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Additional paid in capital	1,010	883

Total stated value of common shares	1,010	883
Accumulated deficit	(203,403)	(193,092)

Total stockholders’ deficit	(202,393)	(192,209)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED SHARES, AND STOCKHOLDERS’ DEFICIT	$19,482	$27,926

See accompanying notes to the unaudited condensed consolidated financial statements.

CASTLE CREEK BIOSCIENCES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(U.S. dollars in thousands except share and per share data)

	Three Months Ended March 31,
	2021	2020
EXPENSES:
Research and development	$5,597	$2,939
General and administrative	3,852	2,980

Total expenses	9,449	5,919

LOSS FROM OPERATIONS	(9,449)	(5,919)

OTHER INCOME (EXPENSE):
Interest income	6	113
Interest expense	(629)	(236)
Other (expense) income	(78)	20

Total other (expense) income	(701)	(103)

Loss before provision for income taxes	(10,150)	(6,022)
Income taxes	—	—

Net loss and comprehensive loss	$(10,150)	$(6,022)

Accretion to redemption value on redeemable convertible preferred stock	(161)	(158)

Net loss available to common stockholders	$(10,311)	$(6,180)

LOSS PER SHARE:
Loss per share, basic and diluted	$(1,213)	$(727)
Weighted average number of shares of common stock, basic and diluted	8,500	8,500

See accompanying notes to the unaudited condensed consolidated financial statements.

CASTLE CREEK BIOSCIENCES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(U.S. dollars in thousands except share and per share data)

	Convertible Preferred Stock Series A-1 to A-6, B, and C		Common Shares
	Shares	Amount	Shares	Amount	Additional Paid in Capital	Accumulated Deficit
BALANCE—December 31, 2020	1,416,232	$197,111	8,500	$—	$883	$(193,092)
Net loss	—	—	—	—	—	(10,150)
Accretion of preferred shares, Series B	—	113	—	—	—	(113)
Accretion of preferred shares, Series C	—	48	—	—	—	(48)
Stock option expense	—	—	—	—	127	—

BALANCE—March 31, 2021	1,416,232	$197,272	8,500	$—	$1,010	$(203,403)

BALANCE—December 31, 2019	1,414,271	$195,689	8,500	$—	$669	$(163,836)
Net loss	—	—	—	—	—	(6,022)
Preferred shares issuance, Series C	1,961	808	—	—	—	—
Preferred shares issuance costs, Series C	—	(22)	—	—	—	—
Accretion of preferred shares, Series B	—	112	—	—	—	(112)
Accretion of preferred shares, Series C	—	46	—	—	—	(46)
Stock option expense	—	—	—	—	33	—

BALANCE—March 31, 2020	1,416,232	$196,633	8,500	$—	$702	$(170,016)

See accompanying notes to the unaudited condensed consolidated financial statements.

CASTLE CREEK BIOSCIENCES, INC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(U.S. dollars in thousands except share and per share data)

	Three Months Ended
	March 31, 2021	March 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,150)	$(6,022)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	185	181
Amortization of debt issuance and discount costs	161	69
Share-based compensation and other non-cash items	1,075	(28)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(641)	(404)
Non-current assets	30	(565)
Accounts payable	175	(1,023)
Accrued expenses and other current liabilities	208	(1,502)

Net cash used in operating activities	(8,957)	(9,294)

CASH FLOWS FROM INVESTING ACTIVITIES:
Asset acquisition - net of cash	—	(23,539)
Capital expenditures	(395)	(275)

Net cash used in investing activities	(395)	(23,814)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	—	20,000
Issuance costs associated with long-term debt	—	(844)
Proceeds from sales of Series C preferred shares	—	1,008
Issuance costs associated with Series C preferred shares	—	(22)

Net cash provided by financing activities	—	20,142

NET DECREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(9,352)	(12,966)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH—Beginning of year	20,817	57,515

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH—End of period	$11,465	$44,549

Supplemental disclosure of cash flow information:
1. Cash interest paid	$468	$167
2. Cash tax payment	1	—

Non-cash investing and financing activities:
1. Accretion of preferred units	$161	$158
2. Issuance of warrants	—	287
3. Accruals related to property and equipment	98	—

See accompanying notes to the unaudited condensed consolidated financial statements.

CASTLE CREEK BIOSCIENCES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(In thousands, except share and per share data)

1.	DESCRIPTION OF BUSINESS

Castle Creek Biosciences, Inc. (“CCB”) is a holding company engaged in the mission of developing and commercializing disease-modifying therapies for patients suffering from rare diseases that are neglected by other companies in the industry, to make a life-changing impact on patients with the greatest medical need through its wholly owned subsidiary, Castle Creek Biosciences, LLC (“CCB LLC”), collectively referred to as “the Company” herein.

Going Concern—The accompanying unaudited condensed consolidated financial statements have been prepared as though the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has limited capital resources and has incurred recurring operating losses and negative cash flows from operations since inception. As of March 31, 2021, the Company has an accumulated deficit of $203.4 million. Management expects to continue to incur operating losses and negative cash flows from operations. The Company has financed its operations to date with proceeds from the sale of preferred and common units or shares and borrowings under its credit facility, and the issuance of the convertible promissory notes on June 28, 2021.

The Company will need to raise additional capital to continue to fund operations and its clinical development programs. The Company believes that it will be able to obtain additional working capital through equity financings or other arrangements to fund operations; however, there can be no assurance that such additional financing, if available, can be obtained on terms acceptable to the Company. If the Company is unable to obtain such additional financing, future operations would need to be scaled back or discontinued.

Accordingly, these factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the unaudited condensed consolidated financial statements are issued. The unaudited condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation—The unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). These interim unaudited condensed consolidated financial statements reflect all normal and recurring adjustments that are necessary for the fair presentation of the Company’s financial position for the periods presented. All intercompany balances and transactions have been eliminated in consolidation.

Certain information and footnote disclosures normally included in the annual consolidated financial statements have been omitted from these unaudited condensed financial statements as permitted by SEC rules and regulations. Certain amounts in the unaudited condensed consolidated financial statements and associated notes may not add due to rounding. Percentages have been calculated using unrounded amounts for all periods presented.

The December 31, 2020 consolidated balance sheet presented in this report has been derived from the Company’s audited 2020 consolidated financial statements. Management believes that the disclosures are adequate to present fairly the consolidated financial statements as of the dates and for the periods presented. These unaudited condensed consolidated financial statements should be read in conjunction with the 2020 consolidated financial statements of the Company included in this filing. The 2020 consolidated financial statements describe the Company’s significant accounting policies, which include its policies on: Operating Segment, Research and Development, General and Administrative Expenses, Property and Equipment, Intangible Assets, Income Taxes, Emerging Growth Company Status, Deferred Offering Costs, Basic and Diluted Loss Per Share, Concentration of Credit Risk, Share-Based Compensation, Convertible Preferred Stock, and Comprehensive Loss.

Significant Risks and Uncertainties—In March 2020, the World Health Organization declared the outbreak of a novel coronavirus, or COVID-19, as a pandemic, which continues to spread throughout the United States and worldwide. The Company could be materially and adversely affected by the risks, or the public perception of the risks, related to the COVID-19 pandemic. Among other things, the Company’s clinical trials have been and may continue to be delayed, extending the timelines, and increasing the overall costs to finish the clinical trials, as fixed costs are not substantially reduced while the clinical trials are delayed. The ultimate extent of the impact of the pandemic on the Company’s business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the COVID-19 pandemic and actions taken to contain or prevent the further spread, among others. Accordingly, the Company cannot predict the extent to which its business, financial condition and results of operations will be affected. The Company remains focused on maintaining liquidity and financial flexibility and continues to monitor developments as it deals with the disruptions and uncertainties from a business and financial perspective relating to COVID-19.

Use of Estimates—The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

The Company utilizes significant estimates and assumptions in determining the fair value of its equity for purposes of valuing its stock-based compensation awards and warrant liabilities. The board of directors has determined the estimated fair value of the Company’s equity based on several objective and subjective factors, including external market conditions affecting the biopharmaceutical industry sector, discounted cash flows and the likelihood of achieving a liquidity event, such as an initial public offering of common stock or a sale of the Company.

Subsequent Events—The Company has evaluated and, as necessary, made changes to these unaudited condensed consolidated financial statements for subsequent events through July 16, 2021, the date these unaudited condensed consolidated financial statements were available to be issued. All subsequent events that provided additional evidence about conditions existing at the date of the unaudited condensed consolidated statements of financial position were incorporated into the unaudited condensed consolidated financial statements (see Note 15).

Impact	of Recently Issued Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new guidance, and subsequent amendments to this guidance, requires lessees to recognize the assets and liabilities arising from leases on the balance sheet. The provisions of ASU 2016-02 are effective for fiscal years beginning after December 15, 2021. The Company is currently assessing the impact of this amended guidance on the consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles in the existing guidance for income taxes and making other minor improvements. The amendments are effective for annual reporting periods beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of adopting this new accounting guidance.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, providing temporary guidance to ease the potential burden in accounting for reference rate reform primarily resulting from the discontinuation of the London Interbank Offered Rate (“LIBOR”), which is currently expected to occur on June 30, 2023 for legacy contracts. The amendments in ASU 2020-04 are elective and apply to all entities that have contracts, hedging relationship, and other transactions that that reference LIBOR or another reference rate expected to be discontinued. In addition, in January 2021 the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which refines the scope of ASC 848, Reference Rate Reform, and clarifies some of its guidance as part of the FASB’s ongoing monitoring of global reference rate reform activities. ASU 2021-01 permits entities to elect certain optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by changes in the interest rates used for discounting cash flows, computing variation margin settlements, and calculating price alignment interest in connection with reference rate reform activities underway in global financial markets. An entity may elect to apply the amendments prospectively from March 12, 2020 through December 31, 2022. The Company’s debt agreement, more fully described in Note 9, has a variable LIBOR and provides for use of an alternate reference rate should LIBOR be discontinued. The Company is currently evaluating the impact that these ASUs may have on its consolidated financial statements.

3.	BASIC AND DILUTED LOSS PER SHARE

Basic net loss per share is determined using the weighted average number of shares of common stock outstanding during each period. Diluted net loss per share includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred stock and stock options, which would result in the issuance of incremental shares of common stock. The computation of diluted net loss per shares does not include the conversion of securities that would have an anti-dilutive effect. Potential common shares issuable upon conversion of preferred stock, exercise of stock options, and exercise of warrants that are excluded from the computation of diluted weighted average shares outstanding are 1,466,408 and 1,427,683 as of March 31, 2021 and 2020, respectively. The basic and diluted computations of net loss per share for the Company are the same because the effects of the Company’s convertible securities would be anti-dilutive (see Note 10).

4.	CASH, CASH EQUIVALENTS, AND RESTRICTED CASH

Cash and cash equivalents consist of cash and, if applicable, highly liquid investments with an original maturity of three months or less when purchased, including investments in money market funds. The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the balance sheet that sum to the total of the same such amounts shown in the statements of cash flows.

	March 31, 2021	December 31, 2020
Cash and cash equivalents	$11,213	$20,565
Restricted cash	252	252

Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows	$11,465	$20,817

5.	PROPERTY AND EQUIPMENT

Property and equipment consist of:

	Less of Estimated Useful Life or Life of Lease	March 31, 2021	December 31, 2020
Laboratory equipment	6 years	$849	$749
Computer and office equipment	3 years	309	305
Furniture and fixtures	10 years	55	52
Leasehold improvements	2.3 to 3.3 years	1,063	1,055
Construction in progress	N/A	2,294	1,927

		4,554	4,088
Accumulated depreciation		(744)	(611)

		$3,826	$3,477

Depreciation expense for the three months ended March 31, 2021 and 2020 was $0.1 million.

6.	INTANGIBLE ASSETS

The gross carrying amount and net book value of the intangible assets are as follows:

	March 31, 2021			December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Amortized intangible assets:
Assembled workforce	$545	$(142)	$403	$545	$(115)	$430
Favorable lease	328	(129)	199	328	(104)	224

Total	$873	$(271)	$602	$873	$(219)	$654

For the three months ended March 31, 2021 and 2020, amortization expense was $0.1 million.

The Company determined the assembled workforce and favorable lease asset intangible assets had useful lives of 5.00 years and 3.25 years, respectively. As of March 31, 2021, the assembled workforce has a remaining useful life of 3.75 years and the favorable lease intangible asset has a remaining useful life of 2.00 years.

The remaining estimated future annual amortization expense for intangible assets recorded at March 31, 2021 is as follows:

Year Ended December 31,
2021	$156
2022	208
2023	134
2024	104

Total	$602

7.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	March 31, 2021	December 31, 2020
Research and development	$836	$507
Accrued compensation	483	1,448
Other	1,187	245

	$2,506	$2,200

8.	LICENSE AGREEMENTS

From time to time the Company enters into license agreements with third parties to acquire rights to develop and commercialize high potential specialty drugs. The Company’s current portfolio of licenses includes intellectual property that did not have an alternative future use on the date of acquisition of the assets of Fibrocell Science, Inc. (“Fibrocell Acquisition”), which resulted in the Company recording payments to acquire such rights as research and development expense at the time of acquisition. Except as otherwise noted, as of March 31, 2021 and December 31, 2020, the Company has not accrued obligations for milestone payments, license fees or royalties.

TWI Biotechnology, Inc. (“TWIB”)—On December 16, 2015, the Company entered into a license agreement to develop, manufacture, and sell the compound known as Diacerein, its enantiomers, racemates, isomers and any pharmaceutically acceptable salt or complex thereof, including any Prodrugs and active metabolites (“TWIB Agreement”). The license covers the entire world, excluding all areas in Asia, except for Australia and New Zealand. In 2015 the Company paid TWIB a one-time license fee of $0.5 million which was recorded as research and development expense. TWIB is entitled to receive milestone payments up to an aggregate of $6.5 million based on achievement of specified development and regulatory milestones. In addition, TWIB is entitled to receive escalating royalty payments in the low to mid-teens on worldwide net sales, pursuant to the licensing agreement. The TWIB Agreement requires TWIB to pay the Company a royalty in the low teens on net sales by TWIB and any affiliates or sub-licensees of the product outside of the territory as indicated above (excluding net sales made in Taiwan) where TWIB has made use of any of the Company’s technology. If the Company receives and elects to sell a FDA pediatric disease priority review voucher related to the product, the Company will pay TWIB a percentage in the low teens of the net proceeds.

On June 13, 2017, the license agreement was amended to restructure timing of the $6.5 million milestone payments. A milestone payment of $0.8 million was made in connection with the amended terms. This payment reduced the remaining milestone payments to $5.8 million and was recorded as research and development expense in 2017.

Diaderm—On July 14, 2016, the Company entered into a sub-license agreement to develop, manufacture, and sell a topical formulation of the product known as Diacerein for treatment of a rare skin disorder known as epidermolysis bullosa (“Diaderm Agreement”). Under the Diaderm Agreement, the Company acquired an exclusive license to commercialize the product in the entire world. In 2016, the Company paid Diaderm license fees totaling $0.1 million. These payments were recorded as research and development expense as incurred in 2016. Diaderm is entitled to receive milestone payments up to an aggregate of $3.0 million based on achievement of specified development, regulatory and sales-based milestones. In addition, Diaderm is entitled to receive royalty payments ranging from the low single digits to a maximum of 10% on worldwide net sales, pursuant to the licensing agreement.

Precigen, Inc. (fka Intrexon Corporation)—On December 13, 2019, in connection with the Fibrocell Acquisition, the Company assumed two collaboration agreements between Fibrocell Science, Inc.

(“Fibrocell”) and Precigen Inc. (“Precigen”), the Exclusive Channel Collaboration Agreement dated October 5, 2012 and amended June 28, 2013, January 10, 2014, and September 29, 2015 (“ECC2012”) and the Exclusive Channel Collaboration Agreement dated December 31, 2015 (“ECC2015”). ECC2012 granted Fibrocell exclusive channel collaboration and license rights to develop and commercialize Precigen’s Fibroblast Program in exchange for Fibrocell common stock and revenue sharing in the form of royalties on sales arising from the developed products. At the time of the Fibrocell Acquisition, there were no accrued milestones, equity, or other financial consideration due to Precigen for the ECC2012 and ECC2015 agreements.

On February 19, 2020, the ECC2015 was terminated by mutual agreement. Per the terms of the termination agreement, there were no fees related to the termination and the Company has no further financial obligations in connection with this agreement.

On March 20, 2020, the ECC2012 was terminated and converted into a product license agreement entitling Precigen to royalties on sales arising from the developed products. Under the agreement, Precigen is entitled to royalties on all products developed in an amount equal to 7% of quarterly net sales up to $25.0 million, plus 14% on quarterly net sales greater than $25.0 million. The agreement also requires the Company to pay Precigen half of any sublicensing revenues received from third parties on all products developed, but only to the extent such sublicensing revenues are not included in the net sales, subject to royalties. Under the agreement Precigen also agreed to supply the Company with certain service and materials in support of the Fibroblast Program. Costs related to these services and materials were recorded in research and development expense in 2021.

9.	DEBT

Loan Agreement—On February 26, 2020, the Company entered into a Venture Loan and Security Agreement (the “Loan Agreement”) with Horizon Technology Finance Corporation (“Horizon”). Under the terms of the Loan Agreement, Horizon will fund up to five loans of $5.0 million each totaling $25.0 million at an annual interest rate equal to 7.50% plus the greater of (a) 1.80% per annum and (ii) the one-month LIBOR rate. The Loan Agreement requires compliance with certain financial covenants, including maintaining not less than $5.0 million in cash on deposit until certain positive Phase 3 data is received and compliance with financial reporting requirements. The Loan Agreement contains restrictive covenants that either limit the Company’s ability to, or require a mandatory prepayment in the event that the Company, engages in businesses other than businesses in which it is currently engaged, incur additional indebtedness or liens, make certain investments, make certain payments, pay dividends or make any other distributions (subject to certain exceptions), merge with other companies or consummate certain changes of control, acquire other companies, transfer or dispose of certain assets, enter into transactions with affiliates, create new subsidiaries, enter into various other specified transactions, and change the Company’s name, location, executive office or executive management without notice. Four of the loans totaling $20.0 million were funded on February 26, 2020 with the remaining fifth loan of $5.0 million available for funding through June 30, 2021. Eligibility for the fifth loan is event driven and the Company does not expect to achieve the conditions to draw down on the fifth loan. Interest is paid monthly beginning April 2020. Beginning April 2022, the Company is to make 24 equal monthly principal repayments of $0.2 million plus accrued interest for each funded loan. A final payment fee totaling $1.0 million for the 4 loans is due at maturity.

As of March 31, 2021 and December 31, 2020, the Company had borrowed $20.0 million, resulting in cash proceeds of $19.0 million, net of issuance costs. The issuance costs of $1.0 million are being amortized over the four-year loan term. Unamortized debt issuance costs as of March 31, 2021 and December 31, 2020 are $0.7 million and $0.8 million, respectively and are presented in the unaudited condensed consolidated balance sheets as a direct deduction from the carrying value of the debt. The final payment fees of $1.0 million have been recorded as a liability and are considered a discount on issuance which will be accreted using the effective interest method over the term of the loan. Unamortized final payment discount costs as of March 31, 2021 and December 31, 2020 are $0.7 million and $0.8 million, respectively, and are presented in the unaudited condensed consolidated balance sheets as a direct reduction from the carrying value of the debt. The fair value of the Loan Agreement as of March 31, 2021 and December 31, 2020 was $22.9 million and $22.7 million, respectively.

Warrants—In conjunction with the issued loans, the Company granted warrants to Horizon which entitle Horizon to purchase 2,428 shares of Series C Preferred Stock at a price of $411.85 per share. The warrants are exercisable any time from the grant date through the expiration date of February 26, 2027. The warrants were classified as a liability in accordance with ASC 480-10-25 because the warrants embody an obligation to repurchase shares. Warrants issued were recorded at their fair value on the date of the Loan Agreement using the Black-Scholes option pricing model. The resulting fair value of the warrants on the date of issuance was $0.3 million and was recorded as a liability with a corresponding offset recorded as a discount on debt.

As of March 31, 2021 and December 31, 2020, the fair value of the issued warrants was remeasured to $0.3 million.

Changes in the Company’s warrant liability as of March 31, 2021 and 2020 are as follows:

	2021	2020
Warrant liability—January 1,	$270	$—
Warrants issued	—	287
Fair value adjustment to warranty liability	77	(20)

Warrant liability—March 31,	$347	$267

Unamortized discount costs as of March 31, 2021 and December 31, 2020 are $0.2 million and are presented in the unaudited condensed consolidated balance sheets as a direct reduction from the carrying value of the debt.

Warrants classified as liabilities are required to be marked to market from the issuance date until the exercise date.

The Level 3 inputs, range and weighted average, used to derive the fair value of the warrants are summarized in the table below:

	March 31, 2021	December 31, 2020
Dividend yield	0.00%	0.00%
Expected volatility	61.90%	26.40%
Risk-free interest rate	1.14%	0.65%
Expected term (years)	5.91	6.16
Per share fair value of Series C Preferred Stock	$293.99	$410.44

10.	CONVERTIBLE PREFERRED SHARES

Preferred Shares

Series A, Series B, and Series C

Series A, Series B, and Series C shares authorized, issued and outstanding as of March 31, 2021 and December 31, 2020, are as follows:

	March 31, 2021			December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Value	Shares Authorized	Shares Issued and Outstanding	Value
Preferred Class:
Series A-1	50,000	50,000	$329	50,000	50,000	$329
Series A-2	600,000	600,000	2,007	600,000	600,000	2,007
Series A-3	151,600	151,600	1,343	151,600	151,600	1,343
Series A-4	145,455	145,455	68,106	145,455	145,455	68,106
Series A-5	304	304	118	304	304	118
Series A-6	160,000	160,000	2	160,000	160,000	2

Total Series A	1,107,359	1,107,359	71,905	1,107,359	1,107,359	71,905

Series B	174,334	174,334	70,654	174,334	174,334	70,541
Series C	184,534	134,539	54,713	184,534	134,539	54,665

Convertible Preferred	1,466,227	1,416,232	$197,272	1,466,227	1,416,232	$197,111

As of March 31, 2021 and December 31, 2020, issuance costs not yet accreted were $1.1 million and $1.3 million for Series B preferred and $0.7 million and $0.7 million for Series C preferred, respectively.

The holders of shares of Series C preferred units have first priority with respect to any distributions made by the Company and shall be entitled to be paid out of the assets of the Company available for distribution before any payment shall be made to the Series B or Series B holders. The Series C liquidation amount is approximately $411.85 per share for a total of $55.4 million. The Series B liquidation amount is approximately $411.85 per share for a total of $71.8 million. After amounts required to be paid to the holders of shares of Series C and Series B, holders of Series A-1 through A-5 shares are entitled to be paid out an amount ranging from $3.29 to $385.73 per share for a total of $59.5 million. After payment in full of all preferential amounts above, the holders of all Series A outstanding shall be paid a junior Series A liquidation amount equal to $387.62 per share for a total of $429.2 million. The remaining assets of the Company shall then be distributed among the holders of common stock.

The Series A, Series B, and Series C preferred shares are not entitled to any preferred return.

Holders of the Series A-4, Series B, and Series C preferred shares are entitled to certain protective provisions as described in the Second Amended and Restated Certificate of Incorporation. Series A, B, and C preferred shares have voting rights that entitle them to elect up to five directors to the board of directors. Holders of the preferred shares have the option, at any time and from time to time, to convert such shares into common stock as determined by dividing the purchase price by the applicable conversion price in effect at the time of conversion.

At any time on or after December 9, 2024 (the “Redemption Date”), a majority of the holders of the then outstanding Series C preferred shares may, but are not required to, request redemption of all of the shares of Series C preferred shares at a price equal to the original issuance price. If all of the shares of the Series C preferred shares have been redeemed, a majority of the holders of the then outstanding Series B preferred shares may, but are not required to, request redemption of all of the shares of Series B preferred shares at a price equal to the original issuance price. If all of the shares of the Series B preferred shares have been redeemed, a majority of the then outstanding Series A preferred shares other than the shares of Series A-6 preferred shares may, but are not required to, request redemption of all such shares of Series A preferred shares.

11.	CAPITAL STRUCTURE

Common Units—On October 9, 2018, Castle Creek Pharmaceutical Holdings, Inc. (“Holdings) and Castle Creek Pharmaceuticals, LLC (“CCP LLC”) completed a restructuring transaction (“the Restructuring Transaction”) which resulted in CCP LLC becoming a wholly owned subsidiary of Holdings. In connection with the Restructuring Transaction, the CCB LLC Class A-1 common units held by the Company’s CEO that were subject to the terms of the CCB LLC Amended and Restated Restricted Units Agreement were contributed to CCB in exchange for Series A-6 preferred shares. The Amended and Restated Restricted Units Agreement was assigned to CCB in the form of an Amended and Restated Restricted Stock Agreement and provides for the partial immediate vesting of the Series A-6 preferred shares with the remainder of the shares becoming fully vested on August 31, 2019. The Amended and Restated Restricted Stock Agreement is subject to the terms of the Company’s Amended and Restated Management Incentive Plan (“Management Incentive Plan”) which in connection with the Restructuring Transaction was, along with all rights, interest, obligations and liabilities, assigned by CCB LLC to CCB.

Common Shares—As of March 31, 2021 and December 31, 2020, there were 1,581,151 common shares authorized and 8,500 shares outstanding.

Holders of common shares resulting from conversion of preferred shares are entitled to one vote for each such share held thereby with respect to any matter for which the approval of the Company’s shareholders is required.

12.	SHARE-BASED PLANS

The Company’s Management Incentive Plan provides for issuances of VARs, stock options, and restricted stock in CCB. Awards vest over a 5-year period, with 20% vesting on each anniversary of the grant date. Upon grant of awards, the Company’s board of directors will determine the exercise price, if applicable, and the term and conditions of any award pursuant to the Management Incentive Plan.

The following persons are eligible to receive awards under this plan; (a) employees, (b) any independent contractor, (c) any member of the board of directors, (d) any member of any advisory board of a company entity, and/or (e) any other service provider designated by the board of directors.

Vesting of these awards are also subject to the occurrence of certain performance conditions. Awards will generally not become exercisable until the occurrence of a change of control event, which is considered a performance condition. Upon termination of service, the grantee will remain eligible to vest in the number of shares in which the grantee was otherwise eligible to vest in upon a liquidation event or certain change of control transactions at the date of termination. The Management Incentive Plan also provides that, in the event of certain change of control transactions prior to termination of service, all outstanding, unvested awards shall automatically vest. All awards granted under the Management Incentive Plan expire on the tenth anniversary of the date they were granted. The Company has elected to recognize forfeitures as they occur, therefore no forfeiture estimate is required.

As of March 31, 2021 and December 31, 2020, the Company has no issued and outstanding restricted shares.

Stock Options— Changes in stock options granted under the Company’s Management Incentive Plan for the three months ended March 31, 2021, are as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Stock options outstanding at December 31, 2020	43,826	$68.34	9.37
Stock options issued	4,600	52.61
Stock options forfeited /expired	—	—

Stock options outstanding at March 31, 2021	48,426	$66.85	9.25

As of March 31, 2021 and December 31, 2020, 4,540 and 2,270 of stock options, respectively, issued under the Management Incentive Plan were vested.

On July 15, 2020, the exercise price of 11,350 stock options issued in 2019 was modified from $191.19 to $113.36. The modification affected four option holders and no other terms of the stock options were modified. The financial statement impact of this modification is immaterial.

In accordance with ASC 718, the fair value of each award granted is estimated using the Black-Scholes option-pricing model for all employees and non-employees. The weighted average fair value for all awards granted during the three months ended March 31, 2021 was $49.46. There were no awards granted during the three months ended March 31, 2020.

The Company has valued awards for each of the plans included herein using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information. Therefore, the Company estimates its expected stock volatility based on historical volatility of peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. For options with service-based vesting conditions, the expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for the time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future. The following weighted average assumptions were used to value the stock option awards:

Three Months Ended March 31, 2021
Expected volatility	147%
Expected life	6.50 years
Risk-free interest rate	0.48%
Dividend yield	0.00%
Per share fair value of common stock	$52.61

VARs—Changes in VARs granted under the Company’s Management Incentive Plan for the three months ended March 31, 2021 are as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Awards outstanding at December 31, 2020	12,819	$73.65	5.94
VARs forfeited/cancelled	—	—

Awards outstanding at March 31, 2021	12,819	$73.65	5.69

As of March 31, 2021 and December 31, 2020, 10,522 VARs issued under the Management Incentive Plan were vested.

In accordance with ASC 718, the fair value of each award granted is estimated using the Black-Scholes option-pricing model for all employees and non-employees. The following weighted average assumptions were used to value the VAR awards:

	As of
	March 31, 2021	December 31, 2020
Expected volatility	78%	82%
Expected life	2.50 years	2.00 years
Risk-free interest rate	0.29%	0.16%
Dividend yield	0.00%	0.00%
Per share fair value of common stock	$182.77	$52.61

The Company recognizes share-based compensation expense in the unaudited condensed consolidated statements of operations over the requisite vesting period for each share-based payment award. VARs are recorded as a liability on the unaudited condensed consolidated balance sheets since the Company intends to settle the VARs in cash.

Changes in the Company’s VAR liability as of March 31, 2021 are as follows:

VAR liability—December 31, 2020	$711
Change in fair value	871

VAR liability—March 31, 2021	$1,582

Total share-based compensation expense attributable to stock option and VAR awards was $998 thousand and a credit of $8 thousand for the three months ended March 31, 2021 and 2020, respectively, and were recorded in the unaudited condensed consolidated statements of operations in the following line items:

	Three Months Ended March 31,
	2021	2020
Research and development expense	$73	$(75)
General and administrative expense	925	67

	$998	$(8)

As of March 31, 2021, $2.1 million and $0.2 million of total remaining unrecognized share-based compensation expense related to the stock options and the VARs, respectively, is expected to be recognized over the weighted-average remaining requisite service period of 4.33 and 0.69 years, respectively.

13.	COMMITMENTS AND CONTINGENCIES

Litigation—From time to time, the Company is subject to claims and suits arising from the ordinary course of business. The Company accrues for such liabilities if they are deemed probable and can be reasonably estimated.

Lease Agreements—In June 2016, the Company entered into a sub-lease agreement for office space in Parsippany, NJ. The term of the lease is three years, and the Company is required to make monthly rental payments. The lease expired without renewal in September 2019 and there are no future financial commitments under this lease.

In May 2017, the Company assumed a lease agreement from Complete Pharma Solutions, LLC (formerly Marathon Pharmaceuticals, LLC) for office space in Chicago, IL. The remaining term of the lease is two years and seven months from the lease assumption date, and the Company is required to make monthly rental payments commencing June 2017. The lease expired without renewal in December 2019 and there are no future financial commitments under this lease.

In December 2019 in connection with the Fibrocell Acquisition, the Company assumed a lease agreement for office and laboratory manufacturing space in Exton, PA. The term of the lease is twelve years, and the Company is required to make monthly rental payments. The remaining term of the lease is 2.00 years and the minimum future annual rental commitment under this lease as of March 31, 2021 is $3.0 million.

Right of Use Agreements—In September 2019, the Company entered into an agreement for office space in Basking Ridge, NJ. The agreement is on a month-to-month basis and subject to automatic one-month renewals until the Company provides 30-day advance written notice of non-renewal.

In November 2019, the Company entered into an agreement with a related party for office space in Chicago, Illinois. The initial term ended on December 31, 2020 and was automatically renewed for 12 months and ends on December 31, 2021. The agreement is subject to automatic renewal of subsequent 12-month periods in the event neither party provides written notice of non-renewal to the other party at least 30 days prior to the expiration of the initial term or any subsequent renewal term.

Future minimum lease payments remaining under non-cancellable leases as of March 31, 2021 are as follows:

Year Ended December 31,
2021	$1,103
2022	1,471
2023	367

Total	$2,941

Rent expense for leases and right of use agreements for the three months ended March 31, 2021 and 2020 was $0.4 million and $0.5 million, respectively, and is recorded in general and administrative expenses.

14.	RELATED PARTY TRANSACTIONS

The Company is party to a management agreement for professional services provided by a related party. The related party is an entity that shares common ownership with the Company. In addition, the Company’s Chairman of the Board is the president and owner of the related party. For the three months ended March 31, 2021 and 2020, the Company incurred $1.0 million in management fees and other expenses related to this agreement. The Company is party to a right of use agreement with the same related party, and incurred expenses of $0.1 million for the three months ended March 31, 2021 and 2020 with this related party which was included in general and administrative expenses within the unaudited condensed consolidated statement of operations.

The Company is party to an engagement agreement for broker dealer services provided by a related party. The related party is a wholly owned subsidiary of an entity that shares common ownership with the Company. For the three months ended March 31, 2020, the Company incurred fees of $0.6 million in connection with the Horizon Debt Agreement which were included as a direct reduction of the long-term debt in the unaudited condensed consolidated balance sheet. No such services were provided for the three months ended March 31, 2021.

The Company is a party to a services arrangement for consulting services provided by a related party. The related party shares common ownership with the Company. For the three months ended March 31, 2021 and 2020, the Company incurred immaterial fees related to this arrangement.

As of March 31, 2021 the Company had accounts payable due to related parties of less than $0.1 million. As of December 31, 2020 the Company had immaterial accounts payable due to related parties.

15.	SUBSEQUENT EVENTS

The Company evaluated subsequent events for financial reporting purposes through July 16, 2021 the date which the unaudited condensed consolidated financial statements were issued to determine whether any events occurred that required adjustment to or disclosure in the accompanying unaudited condensed consolidated financial statements. The Company concluded that no additional subsequent events required disclosure in these unaudited condensed consolidated financial statements other than those disclosed in these notes to the unaudited condensed consolidated financial statements or described below.

In April 2021, Castle Creek entered into a license agreement (“License Agreement”) with Life Technologies Corporation (“Life”). The License Agreement provides Castle Creek a worldwide, non-exclusive, royalty-free, non-transferable license for the use of Life’s CTS Viral Production cell line (“Life Cells”) to produce genetically engineered lentivirus viral parties for the use in human vaccines. The term of the license is in perpetuity, unless terminated earlier by Castle Creek or due to a material break or default by Castle Creek. The one-time, non-refundable, non-creditable license fee is to be paid in two installments, with the initial amount of $0.5 million due and payable within 30 days of the effective date and the remaining amount of $1.15 million, if paid by December 1, 2021 or $1.35 million, if paid by June 1, 2022. Castle Creek also has the right to purchase vials of Life Cells for a fee of $17 thousand. Castle Creek recognized research and development expenses of $1.6 million during the second quarter 2021 with the signing of this license.

In May 2021, Castle Creek entered into an amendment to the operating lease agreement for its current office and laboratory manufacturing space in Exton, PA. The lease was extended an additional ten years to March 31, 2033, from March 31, 2023, and includes rent abatements and lessor paid allowances toward leasehold improvements if certain investments into leasehold improvements are made by Castle Creek in 2021 through 2023. Future minimum payments, including rent abatements, under the amended operating lease are as follows:

2021	$613
2022	1,613
2023	1,460
2024	2,128
2025	2,182
Thereafter	17,519

Total	$25,515

In May 2021, Castle Creek terminated the Diaderm Agreement. There is no impact to the financial statements related to the termination of this license agreement.

In June 2021, Castle Creek terminated the TWIB Agreement. There is no impact to the financial statements related to the termination of this license agreement.

In June 2021, Castle Creek issued convertible promissory notes with an aggregate original principal amount of $25.0 million due December 15, 2024 (the “Notes”). The Notes are unsecured and subordinated in right of payment to the prior payment in full to all of Castle Creek’s commercial finance lenders, insurance companies, lease financing institutions, or other lending institutions approved by the Board of Directors of Castle Creek and regularly engaged in the business of lending money. Upon at least 2 business days’ prior written notice to holders of the Notes, Castle Creek may, with the prior written consent of the majority of the holders of the Notes (including a majority of the Fidelity investors in the Notes) and without penalty or premium, prepay all or any portion of the outstanding principal amount plus accrued and unpaid interest on the Notes through the date of such prepayment.

The Notes will automatically convert into preferred stock or common stock, respectively, upon a qualified financing of at least $60.0 million of preferred stock or an Initial Public Offering (“IPO”). The Notes also provide a voluntary conversion option upon a non-qualified financing. The conversion price equals 80% of the per share price paid by investors for a share of qualified or non-qualified preferred stock and 80% of the gross price paid by the public for a share of common stock issued and sold in the IPO. Interest accrues at a rate of 0.13% per annum from June 28, 2021 through December 28, 2021. After December 28, 2021, interest will accrue at a rate of 1.02% per annum. Unless converted or repaid on or before August 28, 2022 in accordance with the terms of the Notes, an aggregate amount equal to two times the outstanding principal of the Notes shall be due and payable on demand by holders of a majority of the outstanding principal amount of the Notes at any time upon the earlier to occur of (a) December 15, 2024, (b) an event of default as defined within the Notes, or (c) the six-month anniversary of the earlier to occur of (i) the final maturity date set forth in the Horizon Loan Agreement, or (ii) the full repayment of all outstanding payment obligations of Castle Creek under the Horizon Loan Agreement. The Company expects to account for the Notes using the fair value option available under GAAP.

*  *  *  *  *  *

                    Shares

Common Stock

PRELIMINARY PROSPECTUS

                , 2021

Citigroup	Piper Sandler	Barclays

Canaccord Genuity

Through and including                 , 2021 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq listing fee.

Amount
Securities and Exchange Commission registration fee		$10,910
FINRA filing fee		15,500
Nasdaq listing fee		*
Accountants’ fees and expenses		*
Legal fees and expenses		*
Transfer Agent’s fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*

Total expenses	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation to be effective upon the corporate conversion will provide that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation to be effective upon the corporate conversion will provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we issued securities that were not registered under the Securities Act as set forth below. The following is a summary of transactions during the preceding three fiscal years involving sales of our securities that were not registered under the Securities Act:

(a) Issuance of Capital Stock

On October 9, 2018, we issued and sold to investors in a private placement an aggregate of 174,334 shares of Series B Preferred Stock at a purchase price of $411.85 per share, for aggregate consideration of approximately $71.8 million.

On December 9, 2019, we issued and sold to investors in a private placement an aggregate of 132,578 shares of Series C Preferred Stock at a purchase price of $411.85 per share, for aggregate consideration of approximately $54.6 million. Additionally, on February 27, 2020, we issued and sold to investors in a private placement an aggregate of 1,961 shares of Series C Preferred Stock at a price of $411.85 per share, for aggregate consideration of approximately $0.8 million.

On June 28, 2021, we issued and sold to investors in a private placement $25.0 million of the 2024 Notes. The 2024 Notes bear interest at an initial interest rate of 0.13% per annum and are subject to the automatic conversion into shares of our common stock upon the consummation of this offering. The conversion price of the 2024 Notes are equal to 80% of the gross price paid by the public for a share of our common stock in this offering. The 2024 Notes are unsecured and subordinated in right of payment to the prior payment in full to all of our commercial finance lenders, insurance companies, lease financing institutions, or other lending institutions approved by our board of directors and regularly engaged in the business of lending money.

No underwriters were involved in the foregoing issuances of securities. The securities described in this section (a) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. The recipients of securities in the transactions described above represented that they were accredited investors and were acquiring the securities for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time and appropriate legends were affixed to the instruments representing such securities issued in such transactions.

(b) Stock Option Grants and Option Exercises

Since January 1, 2018, we granted to our employees, directors and independent contractors options to purchase up to 49,201 shares of common stock under the 2018 Plan, at a weighted average exercise price of $68.81 per share. 3,250 of these options were terminated, expired without being exercised or were otherwise forfeited.

No underwriters were involved in the foregoing issuances of securities. The issuances of stock options described in this paragraph (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors, consultants and advisors, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statements.

Exhibit No.		Description of Exhibit

1.1	*	Form of Underwriting Agreement.

3.1		Second Amended and Restated Certificate of Incorporation of the Registrant (as amended and currently in effect).

3.2		Second Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of the Registrant.

3.3	*	Form of Amended and Restated Certificate of Incorporation of the Registrant (to be in effect upon the consummation of this offering).

3.4		Bylaws of the Registrant (currently in effect).

Exhibit No.		Description of Exhibit

3.5	*	Form of Amended and Restated Bylaws of the Registrant (to be in effect upon the consummation of this offering).

4.1	*	Specimen Stock Certificate evidencing the shares of common stock.

5.1	*	Opinion of Latham & Watkins LLP.

10.1		Venture Loan and Security Agreement, dated as of February 26, 2020, by and among the Registrant, the Borrowers from time to time party thereto and Horizon Technology Finance Corporation, the Lender.

10.2†		Castle Creek Biosciences, Inc. Amended and Restated Management Incentive Plan.

10.3†		Form of Option Agreement pursuant to Castle Creek Biosciences, Inc. Amended and Restated Management Incentive Plan.

10.4†	*	2021 Equity Incentive Plan.

10.5†	*	Form of Option Agreement pursuant to the 2021 Equity Incentive Plan.

10.6†	*	Form of Restricted Stock Unit Agreement pursuant to the 2021 Equity Incentive Plan.

10.7†	*	2021 Employee Stock Purchase Plan.

10.8†	*	Amended and Restated Employment Agreement, dated August 20, 2019, by and between the Registrant and John Maslowski.

10.9†		Separation and Release of Claims Agreement, dated May 31, 2021, by and between the Registrant and John Maslowski.

10.10	†	Master Consulting Agreement, dated June 24, 2021, by and between the Registrant and John Maslowski.

10.11	†#	Work Order #1, dated June 24, 2021, incorporated into that certain Master Consulting Agreement, by and between the Registrant and John Maslowski.

10.12	†	Work Order #2, dated June 24, 2021, incorporated into that certain Master Consulting Agreement, by and between the Registrant and John Maslowski.

10.13	†*	Employment Agreement, dated , 2021, by and between the Registrant and Matthew Gantz.

10.14	†*	Employment Agreement, dated , 2021, by and between the Registrant and Mary Spellman.

10.15	†*	Employment Agreement, dated , 2021, by and between the Registrant and W. Bradford Middlekauff.

10.16	†	Offer Letter, dated September 27, 2016, by and between the Registrant and Gregory Wujek.

10.17	†	Offer Letter, dated April 9, 2019, by and between the Registrant and Mary Spellman.

10.18	†	Offer Letter, dated February 11, 2021, by and between the Registrant and Matthew Gantz.

10.19		Lease Agreement, dated as of April 6, 2005, by and between the Registrant (formerly entered into by Isolagen, Inc.) and The Hankin Group.

10.20		First Amendment to Lease Agreement, dated April 1, 2011, by and between the Registrant (formerly entered into by Fibrocell Science, Inc.) and The Hankin Group.

10.21		Third Amendment to Lease Agreement, dated May 11, 2021, by and between the Registrant and Hankin Group.

Exhibit No.		Description of Exhibit

10.22	#	Exclusive Channel Collaboration Agreement, dated October 5, 2012, by and between the Registrant (formerly entered into by Fibrocell Science, Inc.) and Intrexon Corporation (now known as Precigen, Inc.).

10.23		First Amendment to Exclusive Channel Collaboration Agreement, dated June 28, 2013, by and between the Registrant (formerly entered into by Fibrocell Science, Inc.) and Intrexon Corporation (now known as Precigen, Inc.).

10.24		Second Amendment to Exclusive Channel Collaboration Agreement, dated January 10, 2014, by and between the Registrant (formerly entered into by Fibrocell Science, Inc.) and Intrexon Corporation (now known as Precigen, Inc.).

10.25		Letter of Agreement, dated February 19, 2020, by and between the Registrant (formerly entered into by Fibrocell Science, Inc.) and Precigen, Inc.

10.26		Termination and Modification Agreement, dated March 20, 2020, by and between the Registrant (formerly entered into by Fibrocell Science, Inc.) and Precigen, Inc.

10.27	*	Form of Indemnification Agreement between the Registrant and each director and executive officer.

10.28		Second Amended and Restated Management Services Agreement, dated October 9, 2018, by and between Paragon Biosciences, LLC and Castle Creek Pharmaceuticals, LLC.

10.29		Right of Use Agreement, dated November 1, 2019, by and between Paragon Biosciences, LLC and Castle Creek Pharmaceuticals, LLC.

10.30		Letter Agreement, dated June 9, 2021, by and between Paragon Health Capital, LLC and Castle Creek Biosciences, Inc.

10.31		Amended and Restated Investors’ Rights Agreement, dated December 9, 2019, by and among the Registrant and the other parties thereto.

10.32		Convertible Note Purchase Agreement, dated June 28, 2021, by and among the Registrant and the other parties thereto.

21.1		List of Subsidiaries of the Registrant.

23.1		Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*		Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1		Power of Attorney (included on signature page).

*	To be filed by amendment.
†	Indicates a management contract or compensatory plan or arrangement.
#	Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) are the type of information that the Registrant treats as private or confidential.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Exton, Pennsylvania, on this 16th day of July, 2021.

CASTLE CREEK BIOSCIENCES, INC.

By:	/s/ Matthew Gantz
Matthew Gantz
President, Chief Executive Officer and Director

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Castle Creek Biosciences, Inc., hereby severally constitute and appoint Matthew Gantz and W. Bradford Middlekauff, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Matthew Gantz Matthew Gantz	President, Chief Executive Officer and Director (Principal Executive Officer)	July 16, 2021

/s/ Andrea Kistner Andrea Kistner	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	July 16, 2021

/s/ Jeffrey S. Aronin Jeffrey S. Aronin	Chairman of the Board	July 16, 2021

/s/ Antonio J. Gracias Antonio J. Gracias	Director	July 16, 2021

/s/ R. Mark Graf R. Mark Graf	Director	July 16, 2021

/s/ Patrick J. Morris Patrick J. Morris	Director	July 16, 2021